Form 10-K405, Exhibit 13
period 1996-12-31
AREA BANCSHARES CORP
filed 1997-04-15
CIK 357191

                                                                      EXHIBIT 13

   23
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                            1996                   1995
ASSETS
Cash and due from banks (notes 13 and 17)                                               $     55,516           $     52,738
Interest bearing deposits with banks                                                           4,484                    262
Federal funds sold and securities purchased under agreements to resell                         2,000                    100
Trading account securities                                                                    43,877                 50,403
Securities (notes 3, 11, and 13):
   Available for sale (amortized cost $211,291 in 1996 and $211,905 in 1995)                 216,349                215,845
   Held to maturity (fair value $101,122 in 1996 and $98,319 in 1995)                         97,120                 94,015
                                                                                        ------------           ------------
         TOTAL SECURITIES                                                                    313,469                309,860
                                                                                        ------------           ------------
Mortgage loans held for sale                                                                  21,212                 24,430

Loans, net of unearned discount (notes 4 and 23)                                             679,844                623,766
   Less allowance for loan losses (note 5)                                                    12,289                 12,025
                                                                                        ------------           ------------
         NET LOANS                                                                           667,555                611,741
                                                                                        ------------           ------------
Premises and equipment (note 6)                                                               21,409                 18,563
Other assets (notes 7 and 14)                                                                 41,316                 41,973
                                                                                        ------------           ------------
         TOTAL ASSETS                                                                   $  1,170,838           $  1,110,070
                                                                                        ============           ============
LIABILITIES
Deposits:
   Non-interest bearing demand                                                          $    149,055           $    134,876
   Interest bearing demand                                                                   175,003                189,474
   Savings                                                                                   114,617                 83,807
   Certificates of deposit of $100,000 or more (notes 9 and 10)                               56,460                 48,549
   Other time (note 10)                                                                      350,016                351,416
                                                                                        ------------           ------------
         TOTAL DEPOSITS                                                                      845,151                808,122
                                                                                        ------------           ------------

Federal funds purchased                                                                       49,486                 30,175
Securities sold under agreements to repurchase (note 11)                                      95,130                120,965
Notes payable to the U.S. Treasury                                                             8,883                  4,601
Advances from the Federal Home Loan Bank (note 12)                                            32,537                 12,452
Other borrowings (note 13)                                                                     4,446                 13,823
Other liabilities (note 14)                                                                   12,675                 11,358
                                                                                        ------------           ------------
         TOTAL LIABILITIES                                                                 1,048,308              1,001,496
                                                                                        ------------           ------------
SHAREHOLDERS' EQUITY (notes 15 and 17)
Preferred stock, no par value; authorized 500,000 shares; none issued                                                --
Common stock, no par value; authorized shares:  1996, 16,000,000;
   1995, 16,000,000; issued and outstanding shares:  1996, 11,360,757;
   1995,  7,618,714                                                                           17,718                 17,823
Paid-in capital                                                                               10,000                 10,000
Retained earnings                                                                             91,994                 78,699
Deferred compensation on restricted stock                                                       (469)                  (509)
Net unrealized gains on securities available for sale, net of tax (note 3)                     3,287                  2,561
                                                                                        ------------           ------------
         TOTAL SHAREHOLDERS' EQUITY                                                          122,530                108,574

Commitments and contingent liabilities (notes 18 and 20)
                                                                                        ------------           ------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $  1,170,838           $  1,110,070
                                                                                        ============           ============




         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                           24
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF INCOME
                                 YEARS ENDED
                      DECEMBER 31, 1996, 1995, AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     1996              1995             1994
INTEREST INCOME:
   Loans, including fees                                                           $61,649           $56,954           $48,103
   Interest bearing deposits with banks                                                102                23                24
   Federal funds sold                                                                  608               388               457
   U.S. Treasury securities and Federal agencies securities                         13,263            13,059             9,052
   Obligations of states and political subdivisions                                  5,661             5,827             5,829
   Other                                                                             1,217               968               999
                                                                                   -------           -------          --------
       TOTAL INTEREST INCOME                                                        82,500            77,219            64,464
                                                                                   -------           -------          --------
INTEREST EXPENSE:
   Deposits (note 9)                                                                30,647            27,786            20,561
   Short-term borrowings                                                             6,920             8,964             5,894
   Other borrowings                                                                    732               492               579
                                                                                   -------           -------          --------
       TOTAL INTEREST EXPENSE                                                       38,299            37,242            27,034
                                                                                   -------           -------          --------
       NET INTEREST INCOME                                                          44,201            39,977            37,430

Provision for loan losses (note 5)                                                   1,369             2,830             3,185
                                                                                   -------           -------          --------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                          42,832            37,147            34,245
                                                                                   -------           -------          --------

NON-INTEREST INCOME:
   Commissions and fees on fiduciary activities                                      3,172             2,741             2,262
   Service charges on deposit accounts                                               5,144             4,552             4,087
   Other service charges, commissions and fees                                       4,043             4,391             4,286
   Securities gains, net (note 3)                                                    3,216               831                44
   Gains on sales of mortgage loans, net                                               349               598               297
   Gains on sales of other real estate owned, net                                       68               196               905
   Other income                                                                        611               481               649
                                                                                   -------           -------          --------
       TOTAL NON-INTEREST INCOME                                                    16,603            13,790            12,530
                                                                                   -------           -------          --------
NON-INTEREST EXPENSES:
   Salaries and employee benefits (note 18)                                         18,207            16,821            15,155
   Net occupancy expense                                                             2,507             2,187             2,091
   Furniture and equipment expense                                                   2,338             2,124             1,728
   Federal deposit insurance                                                            49               847             1,617
   Data processing expense                                                           1,995             1,615             1,906
   Loss on trust investments (note 16)                                                --                --               4,920
   Other                                                                            12,816            12,172            10,353
                                                                                   -------           -------          --------
       TOTAL NON-INTEREST EXPENSES                                                  37,912            35,766            37,770
                                                                                   -------           -------          --------
Income before income taxes                                                          21,523            15,171             9,005

Income tax expense (note 14)                                                         5,968             3,589             1,493
                                                                                   -------           -------          --------
       NET INCOME                                                                  $15,555           $11,582          $  7,512
                                                                                   =======           =======          ========
       NET INCOME PER COMMON SHARE                                                 $  1.37           $  1.01          $    .66
                                                                                   =======           =======          ========

         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

   25
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                         DEFERRED       NET UNREALIZED
                                                                                       COMPENSATION    GAINS (LOSSES) ON
                                                                                            ON            SECURITIES
                                   COMMON STOCK           PAID-IN        RETAINED       RESTRICTED         AVAILABLE
                                SHARES      AMOUNT        CAPITAL        EARNINGS          STOCK           FOR SALE        TOTAL
Balance, January 1, 1994      5,091,645     $17,909       $10,000         $62,458          $(157)           $ --       $ 90,210
Impact of change in
   accounting for securities
   at January 1, 1994, net
   of tax                                                                                                      958          958
Net income                                                                  7,512                                         7,512
Cash dividends declared
   ($.12 per share)                                                          (916)                                         (916)
3-for-2 stock split (note 1)  2,545,619
Repurchase of common
   stock                        (40,300)       (226)                         (787)                                       (1,013)
Stock options exercised
   (note 15)                     28,575         171                                                                         171
Purchase of 4,500 shares
   for restricted stock
   (note 15)                                                                                (318)                          (318)
Change in unrealized losses
   on securities available for
   sale, net of tax (note 5)                                                                                (4,514)      (4,514)
                             ----------     -------       -------         -------          -----            ------     --------
Balance, December 31,
   1994                       7,625,539      17,854        10,000          68,267           (475)           (3,556)      92,090

Net income                                                                 11,582                                        11,582
Cash dividends declared
   ($.135 per share)                                                       (1,026)                                       (1,026)
Repurchase of common
   stock                         (9,575)        (44)                         (168)                                         (212)
Stock options exercised
   (note 15)                        750           6                                                                           6
Restricted stock issued           6,500          29                           127           (156)                         --
Amortization of deferred
   compensation on restricted
   stock (note 15)                                                                            17                             17
Restricted stock forfeitures
   (note 15)                     (4,500)        (22)                          (83)           105                          --
Change in unrealized gains
   on securities available for
   sale, net of taxes (note 3)                                                                               6,117        6,117
                             ----------     -------       -------         -------          -----            ------     --------
Balance, December 31,
   1995                       7,618,714     $17,823       $10,000         $78,699          $(509)           $2,561     $108,574

Net income                                                                 15,555                                        15,555
Cash dividends declared
   ($.107 per share)                                                       (1,211)                                       (1,211)
Repurchase of common
   stock                        (47,190)       (110)                       (1,066)                                       (1,176)
Stock options exercised
   (note 15)                      3,000           5                            17                                            22
3-for-2 stock split (note 1)  3,786,233                                                                                   --
Amortization of deferred
   compensation on restricted
   stock (note 15)                                                                            40                             40
Change in unrealized gains on
   securities available for sale,
   net of tax (note 3)                                                                                         726          726
                             ----------     -------       -------         -------          -----            ------     --------
BALANCE, DECEMBER 31,
   1996                      11,360,757     $17,718       $10,000         $91,994          $(469)           $3,287     $122,530
                             ==========     =======       =======         =======          =====            ======     ========


         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                           26
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES



                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995, 1994
                                (IN THOUSANDS)


                                                                              1996              1995              1994
Cash flows from operating activities:
Net income                                                                $   15,555         $   11,582       $    7,512
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Provision for loan losses                                                   1,369              2,830            3,185
   Depreciation, amortization and accretion, net                               4,001              3,588            3,519
   Gain on sales of securities, net                                           (3,216)              (831)             (44)
   Gain on sales of mortgage loans, net                                         (349)              (598)            (297)
   Gain on sales of other real estate owned                                      (68)              (196)            (905)
   (Gain) loss on disposal of equipment                                          (15)               201              (13)
   Deferred income taxes                                                         312                687             (175)
   Proceeds from sales of trading account securities                          85,954            178,112          120,105
   Proceeds from maturities of trading account securities                     98,000             12,000           36,911
   Purchases of trading account securities                                  (177,367)          (198,997)        (149,785)
   Purchase and origination of mortgage loans held for sale                 (104,993)          (106,516)        (125,581)
   Proceeds from sales of mortgage loans held for sale                       108,560            104,892          154,329
   Other, net                                                                  1,937             (2,571)            (737)
                                                                          ----------         ----------       ----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                            29,680              4,183           48,024
                                                                          ----------         ----------       ----------

Cash flows from investing activities:
   Purchase of Citizens Deposit Bancshares, net of cash and
     due from banks (note 2)                                                    --               (3,423)           --
   Decrease in interest bearing deposits with banks                             --               --                  724
   Increase in interest bearing deposits                                      (4,222)               (81)           --
   Proceeds from sales of securities available for sale                       25,462             45,346           31,475
   Proceeds from maturities and calls of securities available for sale        65,391             55,171           57,157
   Proceeds from maturities and calls of securities held to maturity           4,882             10,997            7,466
   Purchases of securities available for sale                                (83,680)           (95,105)        (126,539)
   Purchases of securities held to maturity                                  (10,885)           (10,140)         (10,614)
   Decrease (increase) in federal funds sold and securities
     purchased under agreements to resell                                     (1,900)             5,919            7,710
   Loans originated, net of principal collected on loans                     (60,482)           (10,621)         (84,545)
   Purchases of premises and equipment                                        (4,949)            (2,651)          (2,170)
   Proceeds from sales of other real estate owned                                309              1,932            2,616
   Proceeds from sales of premises and equipment                                  42             --                   91
                                                                          ----------         ----------       ----------
         NET CASH USED IN INVESTING ACTIVITIES                               (70,032)            (2,656)        (116,629)
                                                                          ----------         ----------       ----------



         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

   27
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1996, 1995, 1994
                                (IN THOUSANDS)


                                                                               1996              1995             1994
Cash flows from financing activities:
   Increase  in deposits                                                    $  37,029          $ 30,896         $  4,417
   Increase (decrease) in Federal funds purchased                              19,311            (9,575)          33,800
   Increase (decrease) in securities sold under agreements to repurchase      (25,835)              407           32,996
   Increase (decrease) in notes payable to the U.S. Treasury                    4,282            (4,529)         (20,487)
   Increase (decrease) in advances from the Federal Home Loan Bank             20,085           (28,411)          29,930
   Increase (decrease) in other borrowings                                     (9,377)            8,331            5,389
   Proceeds from stock options exercised                                           22                 6              171
   Repurchase of common stock                                                  (1,176)             (212)          (1,013)
   Cash dividends paid                                                         (1,211)           (1,026)            (916)
   Purchase of shares for restricted stock                                      --                --                (318)
                                                                            ---------          --------         --------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                   43,130            (4,113)          83,969
                                                                            ---------          --------         --------
Increase (decrease) in cash and due from banks                                  2,778            (2,586)          15,364
Cash and due from banks, beginning of year                                     52,738            55,324           39,960
                                                                            ---------          --------         --------
CASH AND DUE FROM BANKS, END OF YEAR                                        $  55,516          $ 52,738         $ 55,324
                                                                            =========          ========         ========
Cash flow information:
   Income tax payments                                                     $    4,000          $  2,825         $  4,843
   Interest payments                                                       $   37,960          $ 36,366         $ 26,297

Non-cash transactions:
   Loans transferred to other assets                                       $      997          $  1,050         $  1,418




         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                           28
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION
     The consolidated financial statements include the accounts of Area Bancshares Corporation, (the "Corporation") and its wholly owned bank subsidiaries, The Owensboro National Bank and subsidiary, First City Bank and Trust Company and its subsidiary, ABC Credit Corporation, Southern Deposit Bank, Commonwealth Bancorp of Glasgow and subsidiaries, a wholly owned bank holding company which includes Bowling Green Bank and Trust Company, N.A., The New Farmers National Bank of Glasgow, and Citizens Deposit Bancshares and subsidiary, a wholly owned bank holding company which includes Citizens Deposit Bank (collectively, the "Banks") and Area Services, Inc., a wholly owned non-bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Generally accepted accounting principals also require disclosure of contingent assets and liabilities at the date of the financial statements. Material estimates that are particularly susceptible to significant change in the near-term are related to the determination of the allowance for loan losses.

     SECURITIES
     Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115,"Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires investments in equity securities that have a readily determinable fair value and investments in debt securities to be classified into three categories, as follows: held to maturity securities, trading securities, and securities available for sale.

     Under SFAS No. 115, classification of debt securities as held to maturity is based on the Corporation's positive intent and ability to hold such securities to maturity. Securities held to maturity are stated at amortized cost.

     Amortization of premiums and discounts are recorded by a method which approximates a level yield, unless there is a decline in value which is considered to be other than temporary, in which case the cost basis of such security is written down to fair value and the amount of the write-down is included in earnings.

     Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities, and valued at fair value with unrealized gains and losses included in earnings.

     Securities classified as available for sale, which are reported at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity, include all securities not classified as trading account securities or securities held to maturity. These include securities used as part of the Corporation's asset/liability strategy which may be sold in response to changes in interest rates, repayment risk, the need or desire to increase capital, and other similar factors. Gains or losses on sales of securities available for sale are recognized at the time of sale, based upon the specific identification of the security sold, and are included in non-interest income in the consolidated statements of income.

     MORTGAGE LOANS HELD FOR SALE
     Mortgage loans held for sale are stated at the lower of aggregate cost or market value.

   29
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     LOANS
     Loans are stated at unpaid principal, reduced by unearned discount. Interest income on discount-basis loans is recognized using a method which approximates the interest method. Interest on loans is recognized using the interest method on principal amounts outstanding during the period. The recognition of interest income on loans is discontinued at the earlier of 90 days or when in the opinion of management the collection of principal or interest is doubtful. Interest received on non-accrual loans is either applied to principal or recorded as interest income according to management's judgement as to collectibility of principal. A non-accrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. Loan fees are not significant.

     As of January 1, 1995, the Corporation adopted SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," respectively. These statements require that impaired loans be measured based on the present value of future cash flows discounted at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The Corporation does not apply SFAS No. 114 to loans which are part of a large group of smaller-balance homogeneous loans, such as residential mortgage and consumer loans. Such loans are collectively evaluated for impairment. The implementation of these accounting standards has not had a significant impact on the Corporation's financial position or results of operations.

     ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is maintained at a level considered by management to be adequate to provide for loan losses inherent in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions and such other factors, which in management's judgment deserve current recognition in estimating loan losses. The allowance is increased by the provision for loan losses and reduced by net charge-offs.

     PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation and amortization, which is computed on either the straight-line or declining-balance methods over the estimated useful lives of the assets. Gains or losses on disposition are reflected in current earnings. Maintenance and repairs are charged to expense as incurred.

     OTHER ASSETS
     Included in other assets is real estate acquired in settlement of loans, which are carried at the lower of cost or fair value, net of selling costs. Fair value is the amount that the Corporation could reasonably expect to receive for these assets in a sale between a willing buyer and a willing seller. Any write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Costs relating to holding real estate acquired in settlement of loans are charged against income as incurred. Included in other assets is goodwill of approximately $7,818,000 and $9,016,000, net of amortization, for December 31, 1996 and 1995, respectively, which is being amortized by the straight-line method over 10 years. The Corporation assesses impairment of excess cost over fair value of net assets acquired by comparing the carrying amount with the projected undiscounted future net cash flows. Based on this calculation, the Corporation determined that there was no impairment of this intangible asset at December 31, 1996. Also included in other assets is the value of core deposits purchased of approximately $4,294,000 and $5,299,000, net of amortization, for December 31, 1996 and 1995, respectively, which is being amortized by an accelerated method over ten years.

                                                                           30
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     MORTGAGE SERVICING RIGHTS
     As of January 1, 1996, the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires capitalization of mortgage servicing rights, regardless of whether they were acquired through purchase or origination activities. Prior to issuance of SFAS No. 122, only purchased mortgage servicing rights were capitalized. The new standard effectively eliminated the accounting distinction between originated and purchased mortgage servicing rights. The implementation of this accounting standard has not had a significant impact on the Corporation's financial position or results of operations.

     NET INCOME PER COMMON SHARE AND SHAREHOLDERS' EQUITY CHANGES
     On April 18, 1994, the Corporation's shareholders increased the authorized shares from 10,000,000 to 16,000,000. On March 21, 1994, the Corporation's shareholders declared a 3-for-2 stock split effected in the form of a dividend to shareholders of record on April 1, 1994, payable April 20, 1994. On November 18, 1996, the Board of Directors declared a 3-for-2 stock split effected in the form of a dividend to shareholders of record on December 4, 1996, payable December 16, 1996. All per share information in these consolidated financial statements has been restated to give effect to the stock splits.

     The weighted average number of shares outstanding, after giving effect to the stock splits, was 11,389,920 in 1996, 11,427,543 in 1995 and
     11,445,804 in 1994.

     STATEMENTS OF CASH FLOWS
     For purposes of the consolidated statements of cash flows, the Corporation considers all cash and non-interest bearing deposits with banks to be cash equivalents.

 2.  BUSINESS COMBINATIONS

     On November 16, 1995, the Corporation acquired Citizens Deposit Bancshares, ("Citizens Bancshares"), for cash and notes payable of approximately $7,560,000. Aggregate consideration and acquisition costs totaled approximately $4,146,000.

     The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Citizens Bancshares have been included in the consolidated financial statements since the date of acquisition.

     The aggregate fair value of net assets acquired in the Citizens Bancshares acquisition included the following:


     IN THOUSANDS
     Cash and cash equivalents                                                 $    723
     Federal funds sold                                                           2,000
     Investment securities                                                        5,316
     Loans, net                                                                  25,181
     Premises and equipment                                                          89
     Other assets                                                                   843
     Deposits                                                                   (29,411)
     Other liabilities                                                             (595)
                                                                               --------
           NET ASSETS ACQUIRED                                                 $  4,146
                                                                               ========


     Total revenue and net income from Citizens Bancshares for the one-and-one-half months beginning November 16, 1995, of approximately $375,000 and $51,600, respectively, is included in the Corporation's 1995 consolidated statement of income.

   31
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 3.  SECURITIES

     In conjunction with the adoption of SFAS No. 115 on January 1, 1994, the Corporation reclassified $182,582,000 of securities to the available for sale classification from the former investment securities, now held to maturity, category. At that date, unrealized appreciation on total securities available for sale was approximately $1,474,000, resulting in an increase in shareholders' equity of approximately $958,000, net of taxes. There was no impact on the Corporation's consolidated net income as a result of the adoption of SFAS No. 115.

     Trading Account Securities

     Gross realized losses on the sales of trading account securities were approximately $24,000, $21,000 and $11,000 in 1996, 1995, and 1994,
     respectively. There were no realized gains on the sales of trading account securities in 1996, 1995 or 1994.

     Securities Available for Sale

     The amortized cost, gross unrealized gains, gross unrealized losses, and approximate fair value of securities available for sale at December 31, 1996 and 1995, are as follows:



     IN THOUSANDS

     DECEMBER 31, 1996                                        AMORTIZED        UNREALIZED         UNREALIZED         FAIR
                                                                 COST            GAINS              LOSSES          VALUE
     U.S. Treasury and Federal agencies                        $173,647           $1,049            $  579         $174,117
     Mortgage-backed securities                                  19,938              245               188           19,995
     Equity securities                                           14,466            4,704                 3           19,167
     Other securities                                             3,240             --                 170            3,070
                                                               --------           ------            ------         --------
          TOTALS                                               $211,291           $5,998            $  940         $216,349
                                                               ========           ======            ======         ========
     DECEMBER 31, 1995

     U.S. Treasury and Federal agencies                        $166,622           $1,644            $  840         $167,426
     Mortgage-backed securities                                  41,489            2,491               349           43,631
     Equity securities                                            3,794              994              --              4,788
                                                               --------           ------            ------         --------
          TOTALS                                               $211,905           $5,129            $1,189         $215,845
                                                               ========           ======            ======         ========


     Gross gains of approximately $3,269,000 and $967,000 and gross losses of approximately $29,000 and $115,000 were realized on these sales in 1996 and 1995, respectively.

                                                                           32
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 3.  SECURITIES (CONTINUED)


     Securities Held to Maturity

     The amortized cost, gross unrealized gains, gross unrealized losses, and approximate fair value of securities held to maturity at December 31, 1996 and 1995 are as follows:


                                                        AMORTIZED        UNREALIZED        UNREALIZED         FAIR
                                                          COST              GAINS            LOSSES          VALUE
     DECEMBER 31, 1996

     Obligations of states and political
     subdivisions                                        $97,120           $4,669              $667         $101,122
                                                         =======           ======              ====         ========
     DECEMBER 31, 1995

     Obligations of states and political
     subdivisions                                        $94,015           $4,407              $103         $ 98,319
                                                         =======           ======              ====         ========

     Contractual Maturities

     The amortized cost and approximate fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                SECURITIES                         SECURITIES
                                                            AVAILABLE FOR SALE                  HELD TO MATURITY
                                                         AMORTIZED          FAIR             AMORTIZED         FAIR
     IN THOUSANDS                                         COST              VALUE              COST            VALUE
     Due in one year or less                            $  65,613         $  65,864          $  4,123       $    4,170
     Due after one year through five years                111,274           111,323            14,564           15,328
     Due after five years through ten years                  --                --              31,283           32,931
     Due after ten years                                     --                --              47,150           48,693
     Equity securities                                     14,466            19,167              --              --
                                                        ---------         ---------          --------       ----------
                                                          191,353           196,354            97,120          101,122
     Mortgage-backed securities                            19,938            19,995              --              --
                                                        ---------         ---------          --------       ----------
               TOTALS                                   $ 211,291         $ 216,349          $ 97,120       $  101,122
                                                        =========         =========          ========       ==========



     Securities with a par value of approximately $200,878,000 and $244,060,000 at December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

   33
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 4.  LOANS

     Loans are summarized as follows:


                                                                                            DECEMBER 31
     IN THOUSANDS                                                                 1996                      1995
     Commercial                                                                 $255,779                   $235,753
     Real estate-construction                                                     23,807                     13,043
     Real estate-mortgage                                                        261,147                    221,507
     Installment and other, net of unearned discount                             139,111                    153,463
                                                                                --------                   --------
          TOTALS                                                                $679,844                   $623,766
                                                                                ========                   ========


     The maturity dates of loans are as follows:



     IN THOUSANDS
                                                                   DUE AFTER ONE
     DECEMBER 31, 1996                  DUE IN ONE                 YEAR THROUGH                  DUE AFTER
                                       YEAR OR LOSS                 FIVE YEARS                  FIVE YEARS             TOTAL
     Commercial                          $199,401                    $ 37,548                     $18,830             $255,779
     Real estate-construction              23,807                       --                           --                 23,807
     All other loans                      216,022                     136,557                      47,679              400,258
                                         --------                    --------                     -------             --------
                                         $439,230                    $174,105                     $66,509             $679,844
                                         ========                    ========                     =======             ========

     DECEMBER 31, 1995

     Commercial                          $199,056                    $ 28,121                     $ 8,576             $235,753
     Real estate-construction              13,043                       --                           --                 13,043
     All other loans                      216,317                     127,682                      30,971              374,970
                                         --------                    --------                     -------             --------
                                         $428,416                    $155,803                     $39,547             $623,766
                                         ========                    ========                     =======             ========



     Loans with maturities over one year are summarized below based on contractual rates of interest:


                                                                                   DECEMBER 31
                                                                    1996                                1995
     Maturities over one year with variable
        rates of interest                                         $ 31,606                            $ 16,331

     Maturities over one year with fixed rates
        of interest                                                209,008                             179,019
                                                                  --------                            --------
                                                                  $240,614                            $195,350
                                                                  ========                            ========



                                                                           34
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 4.  LOANS, (CONTINUED)

     The principal amount of loans serviced for the Federal National Mortgage Association at December 31, 1996 and 1995 totaled approximately $51,627,000 and $42,894,000, respectively. The principal amount of loans serviced for the Federal Home Loan Mortgage Corporation at December 31, 1996 and 1995 totaled approximately $10,384,000 and $10,282,000, respectively.

     The principal amount of nonaccrual loans at December 31, 1996 and 1995 totaled approximately $2,120,000 and $2,777,000, respectively. Interest that would have been recorded if all such loans were on a current status in accordance with original terms was approximately $267,000, $269,000 and $148,000 in 1996, 1995, and 1994, respectively. The amount of interest income that was recorded for such loans was approximately $72,000, $26,000 and $167,000 in 1996, 1995, 1994, respectively.

     INFORMATION REGARDING IMPAIRED LOANS AT DECEMBER 31, 1996 FOLLOWS:                        1996                1995
     Recorded investment                                                                    $5,889,000          $8,369,000
     Impaired loans with SFAS No. 114 valuation allowance                                    3,040,000           5,301,000
     Amount of SFAS No. 114 valuation allowance                                                742,000           1,426,000
     Amount of impaired loans without SFAS No. 114 valuation allowance                       2,849,000           3,068,000
     Average recorded investment                                                             7,116,000           8,542,000
     Interest recognized during impairment                                                     416,000           1,634,000



     The Corporation recognized interest income on impaired loans using two methods of accounting. Interest received on non-accrual loans is either applied to principal or recorded as interest income according to management's judgement as to collectability of principal while all other impaired loans use the accrual basis method. Under the cash basis method, cash interest payments are recorded as income, limited to that amount that would have been recognized on the recorded investment at the contractual interest rate.

 5.  ALLOWANCE FOR LOAN LOSSES

     An analysis of changes in the allowance for loan losses follows:


                                                                                DECEMBER 31
     IN THOUSANDS                                             1996                 1995               1994
     Balance at beginning of year                           $12,025              $11,156            $10,170
     Addition through acquisitions                             --                    554               --
     Provision for loan losses                                1,369                2,830              3,185
     Loans charged off                                       (2,578)              (3,685)            (2,789)
     Recoveries of loans previously charged off               1,473                1,170                590
                                                            -------              -------            -------
          BALANCE AT END OF YEAR                            $12,289              $12,025            $11,156
                                                            =======              =======            =======


   35

--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 6.  PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:


                                                                                   DECEMBER 31
                                                                        1996                       1995
     IN THOUSANDS
     Bank premises                                                   $23,930                     $19,210
     Furniture and equipment                                          14,768                      14,475
     Leasehold improvements                                            1,263                         985
                                                                     -------                     -------
                                                                      39,961                      34,670
     Less accumulated depreciation and amortization                   18,552                      16,107
                                                                     -------                     -------
        TOTALS                                                       $21,409                     $18,563
                                                                     =======                     =======


 7.  OTHER REAL ESTATE OWNED

     Other real estate owned (OREO) includes properties that the Corporation's subsidiaries have taken title in full or partial satisfaction of repayment obligations. At December 31, 1996 and 1995, OREO aggregated approximately $1,153,000 and $1,092,000, respectively.

 8.  CAPITALIZED SERVICING RIGHTS

     An analysis of capitalized servicing rights for the year ended December 31, 1996 is as follows:


     IN THOUSANDS                                         PURCHASED                   ORIGINATED                  TOTAL
                                                          ---------                   ----------                  -----
     Balance, December 31, 1995                               --                           --                       --
        Amounts capitalized                                 $313                          $88                     $401
        Sales                                               (114)                          --                     (114)
        Amortization                                          (3)                          (6)                      (9)
                                                            ----                          ---                     ----
     BALANCE, DECEMBER 31, 1996                             $196                          $82                     $278
                                                            ====                          ===                     ====


     Capitalized servicing rights are stated at cost less amortization over the estimated useful lives of the assets. The Corporation evaluates the carrying value and related amortization of the assets on a quarterly basis by considering prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Impairment and subsequent adjustments in each stratum, if any, is recognized by a valuation allowance and a charge against servicing income. The estimated fair value of capitalized servicing rights as of December 31, 1996 was approximately $350,000.

 9.  INTEREST ON CERTIFICATES OF DEPOSITS OF $100,000 OR MORE

     Interest on certificates of deposit of $100,000 or more was approximately $3,464,000, $2,605,000 and $2,197,000 for 1996, 1995 and
     1994, respectively.

10.  BROKERED DEPOSITS

     At December 31, 1996, the Corporation had no brokered deposits. At December 31, 1995 a bank subsidiary had brokered deposits totaling $5,000,000.

                                                                            36
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The carrying value and fair value of securities sold and the related repurchase liability at December 31, 1996 are as follows:

     U.S. TREASURY OBLIGATIONS

                                                                CARRYING VALUE          FAIR VALUE             WEIGHTED
                                          REPURCHASE            OF SECURITIES         OF SECURITIES            AVERAGE
     IN THOUSANDS                           AMOUNT                   SOLD                  SOLD              INTEREST RATE
     Overnight                             $41,696                $47,046                $47,046                4.92%
     1-29 Days                              11,439                 11,664                 11,664                5.53%
     30-90 Days                                764                    779                    779                5.74%
     Over 90 Days                           15,640                 17,257                 17,257                6.12%
                                           -------                -------                -------                ----
        TOTALS                             $69,539                $76,746                $76,746                5.30%
                                           =======                =======                =======                ====



     U.S. GOVERNMENT AGENCY OBLIGATIONS


                                                                CARRYING VALUE          FAIR VALUE            WEIGHTED
                                          REPURCHASE            OF SECURITIES         OF SECURITIES            AVERAGE
                                            AMOUNT                  SOLD                  SOLD              INTEREST RATE
     Overnight                             $25,299                $25,608                $25,608                3.98%
     1-29 Days                                  --                     --                     --                  --
     30-90 Days                                292                    302                    302                5.25%
     Over 90 Days                               --                     --                     --                  --
                                           -------                -------                -------                ----
        TOTALS                             $25,591                $25,910                $25,910                4.00%
                                           =======                =======                =======                ====


     Information pertaining to securities sold under agreements to repurchase follow:



                                                                                             DECEMBER 31
                                                                         1996                    1995                 1994
     Amount outstanding at December 31                                 $ 95,130                $120,965             $120,558
     Average amount outstanding during the year                          83,551                 114,423               92,812
     Maximum amount outstanding at any month-end                        106,979                 125,009              120,558
     Weighted average interest rate:
        As of year-end                                                     4.58%                   5.24%                5.09%
        Paid during year                                                   5.04%                   5.57%                3.98%



     The Corporation has repurchase agreements where the collateral remains under its control as well as agreements where the counterparty maintains control of the collateral.

   37
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  ADVANCES FROM THE FEDERAL HOME LOAN BANK

     The Banks are members of the Federal Home Loan Bank of Cincinnati
     ("FHLB") and, accordingly, are eligible to borrow from the FHLB. The Banks pledge FHLB stock and certain first mortgage loans as collateral for these advances. The aggregate balance of these mortgages must equal 150% of the outstanding advances. At December 31, 1996 and 1995, the outstanding advances from the FHLB were $32,537,000 and $12,452,000, respectively. Certain information with respect to the outstanding advances from the FHLB is summarized below:



     IN THOUSANDS                                       DECEMBER 31, 1996                       DECEMBER 31, 1995
                                                                      WEIGHTED                                WEIGHTED
                                                                      AVERAGE                                 AVERAGE
                                                                      INTEREST                                INTEREST
     YEAR OF MATURITY                               AMOUNT              RATE                AMOUNT              RATE
     1996                                          $  --                  --              $  1,000              5.75%
     1997                                           14,600               5.50%               4,500              5.67%
     1998                                            2,320               5.52%                 325              5.65%
     1999                                            4,245               6.17%                 255              6.89%
     2000                                              207               7.16%                 211              5.88%
     2001-2005                                       4,226               6.26%               1,748              6.03%
     2006-2010                                       4,673               6.61%               2,831              6.58%
     2011 and thereafter                             2,266               6.87%               1,582              6.82%
                                                   -------               ----              -------              ----
               TOTALS                              $32,537               5.95%             $12,452              6.09%
                                                   =======               ====              =======              ====



     Scheduled principal repayments on advances from the FHLB at December 31, 1996, are approximately $15,597,000, $2,819,000, $4,788,000, $747,000 and
     $3,035,000 for 1997 through 2001, respectively, and $5,551,000 thereafter.

13.  OTHER BORROWINGS




     IN THOUSANDS                                                                           1996                     1995
     Revolving credit $20,000,000 promissory note dated April 1, 1993 at a varying rate of interest equal to the lesser of prime or the adjusted
     LIBOR rate plus 1.15% with a final maturity of June 30, 1998. The interest rate at December 31, 1996 was 6.81%. A non-use fee of one-eighth of one percent of the average unused portion of the note is applied annually. This fee will be waived by maintaining $150,000 average
     compensating balance. No non-use fee was paid in 1996 or 1995.                        $375                     $2,200

     Promissory note, dated March 27, 1991, at a varying rate of interest equal to The Owensboro National Bank's one-year certificate of deposit rate adjusted annually, payable in twelve annual installments of $10,269 plus interest with a final maturity of April 1, 2003. The interest rate
     at December 31, 1996 was 4.62%.                                                         71                         82

     Promissory note, dated November 16, 1995, at an interest
     rate of 6.00% and a maturity date of January 10, 1997.                                  --                      7,541



                                                                            38
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  OTHER BORROWINGS (CONTINUED)



     IN THOUSANDS                                                                           1996                     1995
     Promissory note, dated August 24, 1995, due August 27, 1997 to the
     Student Loan Marketing Association, at a varying rate of interest equal to the thirteen (13) week U.S. Treasury bill coupon issue yield plus
     .67%. The interest rate at December 31, 1996 was 5.887%. The loan is secured by $4,595,000 in obligations of state political subdivisions.
     Additionally, during the term of this loan a subsidiary has agreed to
     originate approximately $1,322,000 in Qualified Education Credit loans.                4,000                     4,000
                                                                                           ------                   -------

         TOTALS                                                                            $4,446                   $13,823
                                                                                           ======                   =======



     Scheduled principal repayments on other borrowings at December 31, 1996, are approximately $4,010,000, $385,000, $10,000, $10,000, and $10,000 for
     1997 through 2001, respectively, and $21,000 thereafter.

14.  INCOME TAXES




     The components of income tax expense (benefit) are as follows:



     IN THOUSANDS                                                  1996                    1995                   1994
     Income taxes applicable to operations:

     Current                                                      $5,656                  $2,902                 $1,668
     Deferred                                                        312                     687                   (175)
                                                                  ------                  ------                 ------
         Total applicable to operations                            5,968                   3,589                  1,493

     Charged (credited) to components of shareholders' equity:

     Net unrealized securities gains (losses)                        391                   3,294                 (1,915)
     Income tax benefit of stock options and grants                 --                       (35)                    (7)
                                                                  ------                  ------                -------
        TOTAL INCOME TAXES                                        $6,359                  $6,848                $  (429)
                                                                  ======                  ======                =======


   39
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.  INCOME TAXES (CONTINUED)

     The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income with that which would be computed by applying the statutory federal income tax rate of 35% to income taxes.



     IN THOUSANDS                                                   1996                  1995                  1994
     Tax expense at statutory rates                               $ 7,533               $ 5,310               $ 3,152
     Increase (decrease) in taxes resulting from:
        Tax-exempt interest and dividends (net of
          non-deductible interest)                                 (1,871)               (1,943)               (2,008)
        Amortization of intangibles                                   411                   341                   330
        Other, net                                                   (105)                 (119)                   19
                                                                  -------               -------               -------
          TOTALS                                                  $ 5,968               $ 3,589               $ 1,493
                                                                  =======               =======               =======


     Deferred taxes aggregate to a net liability of $2,814,000 and $2,698,000 at December 31, 1996 and 1995, respectively, and are included in other assets and other liabilities in the consolidated balance sheets. The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and December 31, 1995, are as follows:



     IN THOUSANDS                                                   1996                                         1995
      Deferred tax assets
        Allowance for loan losses                                  $ 4,322                                     $ 3,790
        Other                                                           50                                         283
                                                                   -------                                     -------
          Total gross deferred tax assets                            4,372                                       4,073
                                                                   -------                                     -------
     Deferred tax liabilities
        Purchase accounting adjustments                              2,775                                       3,395
        Unrealized gain on securities available for sale             1,771                                       1,379
        Pension income                                                 682                                         709
        Depreciation                                                   310                                         398
        Accounting differences on securities                           499                                         319
        Leasing operations                                             697                                         299
        Other                                                          452                                         272
                                                                   -------                                     -------
          Total gross deferred tax liabilities                       7,186                                       6,771
                                                                   -------                                     -------
          NET DEFERRED TAX LIABILITY                               $(2,814)                                    $(2,698)
                                                                   =======                                     =======


15.  STOCK OPTION AND RESTRICTED STOCK PLANS

     The Corporation has stock option and restricted stock plans for key employees. As of December 31, 1996, the Corporation had 97,313 shares available for issuance under these plans.

     Stock options granted under the option program are at the market price on the date of grant. Each option is for one share of common stock. All options become exercisable over a period of time and expire within a ten-year period from the date of grant.

     During 1994 through 1996 the Corporation issued 16,500 shares of restricted common stock to certain key employees. The vesting periods range from 1995 to 2003. The amount recorded for the restricted stock issued is based on the market value of the Corporation's common stock on the award dates and the unearned portion is shown as deferred compensation in the consolidated balance sheets in shareholders' equity.

                                                                            40
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

     The following table presents a summary of stock option and restricted stock activity adjusted for stock splits:


                                                                         TOTAL              EXERCISABLE            EXERCISE
                                                  AVAILABLE           OPTION SHARES        OPTION SHARES             PRICE
                                                  FOR GRANT            OUTSTANDING          OUTSTANDING            PER SHARE
     Option outstanding,
        January 1, 1994                             --                  52,993                42,300              $4.00-$7.55
        Shares reserved                           119,250                 --                    --                    N/A
        Options granted                           (20,250)              20,250                  --                     $16.00
        Restricted stock incentive awards          (4,500)                --                    --                    N/A
        Options which became exercisable            --                    --                   7,313              $4.00-$7.55
        Options exercised                           --                 (42,867)              (42,867)                   $4.00
                                                  -------              -------               -------             ------------
     Options outstanding,
        December 31, 1994                          94,500               30,376                 6,746             $4.89-$16.00
        Shares reserved                             9,750                 --                    --                    N/A
        Options granted                            (7,313)               7,313                  --                     $15.33
        Restricted stock incentive awards          (9,750)                --                    --                    N/A
        Options which became exercisable            --                    --                   3,206             $4.89-$16.00
        Options exercised                           --                  (1,125)               (1,125)                   $4.89
        Options forfeited or expired                9,620               (9,620)                 --                     $16.00
                                                  -------              -------               -------             ------------
     Options outstanding,
        December 31, 1995                          96,807               26,944                 8,827             $4.89-$16.00
        Options which became exercisable            --                    --                   2,868             $4.89-$16.00
        Options exercised                           --                  (3,000)               (3,000)                   $6.89
        Options forfeited or expired                  506                 (506)                 (506)                  $16.00
                                                  -------              -------               -------             ------------
     Options outstanding,
        DECEMBER 31, 1996                          97,313               23,438                 8,189             $4.89-$16.00
                                                  =======              =======               =======             ============


     At December 31, 1996, the Corporation had two stock-based compensation plans. The Corporation applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan. The compensation cost that has been charged against income for its restricted stock plan was $40,000, $17,500, and $0 during 1996, 1995, and 1994, respectively. Had compensation cost for the Corporation's stock option plan been determined consistent with the fair value method described in SFAS No. 123, the Corporation's net income and earnings per share would have been reduced to the proforma amounts indicated below:



                                                                 1996                     1995                  1994
                                                                 ----                     ----                  ----
     Net income:
        As reported                                          $15,555,000              $11,582,000            $7,512,000
        Proforma                                             $15,547,000              $11,574,000            $7,508,000

     Net income per common share:
        As reported                                          $      1.37              $      1.01            $      .66
        Proforma                                             $      1.37              $      1.01            $      .66



   41
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

     INCENTIVE STOCK OPTION PLAN

     The Corporation has an incentive stock option plan. Under this plan, the Corporation may grant options to selected executive officers, other highly-compensated employees, and directors of the Corporation. Under the plan the exercise price of each option equals the market price of the Corporation's stock on the date of grant except that to any owner of 10% or more of the total combined voting power of the Corporation the option price is 110% of the market price on the date of grant. The maximum term of an option is ten years. Options are granted at the discretion of the Board of Directors and vest evenly over the option period.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1995, and 1994, respectively: dividend yield of .75% for all years; expected volatility of 20% for all years; risk-free interest rates of 5.43% - 6.42% for 1995 and 5.38% - 7.32% for 1994. No options were granted in 1996.

     A summary of the status of the Corporation's incentive stock option plan as of December 31, 1996, 1995, 1994 and changes during the years ended on those dates is presented below:


                                                    1996                          1995                            1994
                                          ------------------------       -----------------------       -------------------------
                                                         WEIGHTED                      WEIGHTED                        WEIGHTED
                                                         AVERAGE                       AVERAGE                         AVERAGE
                                                         EXERCISE                      EXERCISE                        EXERCISE
                                           SHARES         PRICE          SHARES         PRICE          SHARES           PRICE
                                          -------        --------        ------        --------        -------         --------
     Outstanding at beginning
        of year                           26,944         $12.61          30,376         $12.74         52,993         $ 4.49
     Granted                                --              --            7,313          15.33         20,250          16.00
     Exercised                             3,000           6.89           1,125           4.89         42,867           4.09
     Forfeited                               506          16.00           9,620          16.00           --             --
                                          ------         ------          ------         ------         ------         ------
     OUTSTANDING AT END
        OF YEAR                           23,438         $13.27          26,944         $12.61         30,376         $12.74
                                          ------         ------          ------         ------         ------         ------
     Options exercisable at
        year-end                           8,189        $  9.30           8,827        $  7.82          6,746         $ 5.78

     Weighted-average fair value
        of options granted during
        the year                                           N/A                          $15.33                        $16.00


     The following table summarizes information about incentive stock options outstanding at December 31, 1996:


                             OPTIONS OUTSTANDING                                                 OPTIONS EXERCISABLE
      -------------------------------------------------------------------------------------------------------------------------
                           NUMBER        WEIGHTED AVERAGE                                     NUMBER           WEIGHTED AVERAGE
         RANGE OF        OUTSTANDING         REMAINING             WEIGHTED AVERAGE         EXERCISABLE            EXERCISE
      EXERCISE PRICES    AT 12-31-96     CONTRACTUAL LIFE           EXERCISE PRICE           12-31-96                PRICE
      ---------------    -----------     ----------------          ----------------         -----------        ----------------
        $4.89-$7.55          6,001            .09 yrs                   $ 6.14                 5,434                  $ 5.99
      $15.53-$16.00         17,437           3.88 yrs                    15.72                 2,755                   15.82
                            ------           ----                       ------                 -----                  ------
                            23,438           2.91 YRS                   $13.27                 8,189                  $ 9.30
                            ======           ====                       ======                 =====                  ======




                                                                            42
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)


     RESTRICTED STOCK AWARD PLAN

     The Corporation has a restricted stock award plan. Under the plan, the Corporation may grant restricted stock to selected executive officers, other highly-compensated employees, and directors of the Corporation. Under the plan the shares generally vest evenly over a five-year period commencing approximately two to five years after the award is granted.

     During the restriction period, the shares covered by the award that are not vested are not transferable by the award recipient. Moreover, if the award recipient terminates employment with the Corporation for any reason during the restriction period, the restricted stock award, to the extent not already vested, is forfeited as of the date of the termination. Awards are granted at the discretion of the Board of Directors.

     A summary of the status of the Corporation's restricted stock award plan as of December 31, 1996, 1995, and 1994 and changes during the years ended on those dates is presented below:


                                                  1996                          1995                            1994
                                                 SHARES                        SHARES                          SHARES
                                                --------                      --------                        --------
     Outstanding at beginning
       of year                                   39,000                         38,250                         33,000
     Granted                                       --                            9,750                          6,750
     Exercised                                    4,400                          2,250                          1,500
     Forfeited                                     --                            6,750                           --
                                                 ------                         ------                         ------
     OUTSTANDING AT END OF YEAR                  34,600                         39,000                         38,250
                                                 ======                         ======                         ======


16.  LOSS ON TRUST INVESTMENTS

     In 1994, a bank subsidiary's trust department made certain investments in government securities that were of good credit quality, however, they had a high interest rate sensitivity. It was determined that these investments were inappropriate for the purpose acquired, resulting in a loss of approximately $4,920,000.


17.  REGULATORY MATTERS

     The Corporation's principal source of funds is dividends received from the Banks. Payments of dividends by the Banks are restricted by national and state banking laws and regulations. At December 31, 1996, retained earnings of the Banks were approximately $15,977,000. At January 1, 1997, there were approximately $5,465,000 of these retained earnings available for the payment of dividends without prior approval by regulatory authorities.

     The Corporation and the Banks are required to maintain minimum rates of capital to risk-weighted assets and a minimum leverage ratio, as defined by banking regulators. At December 31, 1996, the Corporation's Tier 1 and total risk-based capital ratios were 14.33% and 15.58%, respectively. The leverage ratio was 9.88% at December 31, 1996. At December 31, 1996, the Corporation and the Banks exceeded the minimum regulatory capital requirements.

   43
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.  REGULATORY MATTERS (CONTINUED)

     Bank regulations require depository institutions to maintain cash reserves relating to customer deposits. At December 31, 1996, the Banks' cash reserve requirements were approximately $11,906,000.

     As of December 31, 1996 and 1995, the most recent notification from the Federal Reserve bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum leverage, Tier 1 risk-based capital, and total risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Corporation's category.

     The Corporation and its significant subsidiary's actual capital amounts and ratios are presented in the following table:



                                                                          DECEMBER 31, 1996
                                         ---------------------------------------------------------------------------------------
                                                                                                        TO BE WELL CAPITALIZED
                                                                              FOR CAPITAL               UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                         AMOUNT         RATIO           AMOUNT          RATIO          AMOUNT          RATIO
     LEVERAGE RATIO:
     (Tier 1 Capital to Average Assets)
      CONSOLIDATED                       $107,103         9.88%         $43,362          4.00%          $54,202          5.00%
      The Owensboro National Bank          32,317         7.75%          16,682          4.00%           20,852          5.00%
      First City Bank and Trust
        Company                            18,326        11.41%          10,425          4.00%           13,031          5.00%
      Bowling Green Bank and
         Trust Company, N.A.               13,414         8.71%           6,160          4.00%            7,700          5.00%
      The New Farmers National
         Bank of Glasgow                   11,439         7.45%           6,141          4.00%            7,676          5.00%
      Southern Deposit Bank                 5,172         7.39%           2,801          4.00%            3,501          5.00%
     TIER 1 RISK-BASED CAPITAL RATIO:
     (Tier 1 Capital to Risk Weighted
         Assets)
      CONSOLIDATED                        107,103        14.33%          29,903          4.00%           44,854          6.00%
      The Owensboro National Bank          32,317        11.12%          11,628          4.00%           17,442          6.00%
      First City Bank and Trust
         Company                           18,326        11.79%           6,218          4.00%            9,327          6.00%
      Bowling Green Bank and Trust
         Company, N.A.                     13,414        12.65%           4,241          4.00%            6,362          6.00%
      The New Farmers National
         Bank of Glasgow                   11,439        10.17%           4,501          4.00%            6,752          6.00%
      Southern Deposit Bank                 5,172        12.78%           1,618          4.00%            2,428          6.00%


                                                                            44
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.  REGULATORY MATTERS (CONTINUED)



                                                                            DECEMBER 31, 1996
                                         ---------------------------------------------------------------------------------------
                                                                                                        TO BE WELL CAPITALIZED
                                                                              FOR CAPITAL               UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                          AMOUNT         RATIO           AMOUNT          RATIO          AMOUNT          RATIO
     TOTAL RISK-BASED CAPITAL RATIO:
     (Risk Based Capital to Risk
        Weighted Assets)
      CONSOLIDATED                       $116,484        15.58%         $59,805          8.00%          $74,756         10.00%
      The Owensboro National Bank          35,959        12.37%          23,256          8.00%           29,071         10.00%
      First City Bank and Trust
         Company                           20,276        13.04%          12,436          8.00%           15,545         10.00%
      Bowling Green Bank and
         Trust Company, N.A.               14,751        13.91%           8,482          8.00%           10,603         10.00%
      The New Farmers National
         Bank of Glasgow                   12,851        11.42%           9,002          8.00%           11,253         10.00%
      Southern Deposit Bank                 5,681        14.04%           3,237          8.00%            4,046         10.00%




                                                                            DECEMBER 31, 1995
                                         ---------------------------------------------------------------------------------------
                                                                                                        TO BE WELL CAPITALIZED
                                                                              FOR CAPITAL               UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                          AMOUNT         RATIO           AMOUNT          RATIO          AMOUNT          RATIO
     LEVERAGE RATIO:
     (Tier 1 Capital to Average Assets)
      CONSOLIDATED                        $92,041         8.64%         $42,612          4.00%          $53,264          5.00%
      The Owensboro National Bank          30,995         7.29%          17,005          4.00%           21,257          5.00%
      First City Bank and Trust
         Company                           17,639         7.76%           9,091          4.00%           11,363          5.00%
      Bowling Green Bank and
         Trust Company, N.A.               11,989         7.83%           6,129          4.00%            7,661          5.00%
      The New Farmers National
         Bank of Glasgow                   11,263         7.59%           5,935          4.00%            7,419          5.00%
      Southern Deposit Bank                 7,268        10.27%           2,831          4.00%            3,538          5.00%

     TIER 1 RISK-BASED CAPITAL RATIO:
     (Tier 1 Capital to Risk Weighted
         Assets)
      CONSOLIDATED                         92,041        13.59%          27,089          4.00%           40,634          6.00%
      The Owensboro National Bank          30,995        11.22%          11,051          4.00%           16,576          6.00%
      First City Bank and Trust
         Company                           17,639        13.04%           5,411          4.00%            8,116          6.00%
      Bowling Green Bank and Trust
         Company, N.A.                     11,989        12.86%           3,730          4.00%            5,595          6.00%
      The New Farmers National
         Bank of Glasgow                   11,263        11.25%           4,003          4.00%            6,004          6.00%
      Southern Deposit Bank                 7,268        18.80%           1,546          4.00%            2,319          6.00%



   45
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.  REGULATORY MATTERS (CONTINUED)



                                                                             DECEMBER 31, 1996
                                         ---------------------------------------------------------------------------------------
                                                                                                        TO BE WELL CAPITALIZED
                                                                              FOR CAPITAL               UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                          AMOUNT         RATIO           AMOUNT          RATIO          AMOUNT          RATIO
     TOTAL RISK-BASED CAPITAL RATIO:
     (Risk Based Capital to Risk
        Weighted Assets)
      CONSOLIDATED                       $100,550        14.85%         $54,178          8.00%          $67,723         10.00%
      The Owensboro National Bank          33,605        12.16%          22,101          8.00%           27,626         10.00%
      First City Bank and Trust
         Company                           17,597        13.01%          10,822          8.00%           13,527         10.00%
      Bowling Green Bank and Trust
         Company, N.A.                     13,161        14.11%           7,460          8.00%            9,325         10.00%
      The New Farmers National Bank
         of Glasgow                        12,521        12.51%           8,006          8.00%           10,007         10.00%
      Southern Deposit Bank                 7,754        20.06%           3,092          8.00%            3,866         10.00%



18.  RETIREMENT PLANS

     The Corporation maintains a noncontributory defined benefit pension plan covering substantially all employees who satisfy certain age and service requirements. The benefits are generally based on years of service and average compensation, which compensation is generally computed using the five consecutive years prior to retirement that yield the highest average. The Corporation's funding policy is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act of 1974, but no more than is tax deductible.

     The following table sets forth the aforementioned plan's funded status and the components of net pension cost (income):



     IN THOUSANDS                                                   1996                  1995                 1994
     Actuarial present value of benefit obligations at
        December 31:
        Vested benefit obligation                                   $3,814                $4,312              $3,084
                                                                    ======                ======              ======
        Accumulated benefit obligation                              $3,914                $4,369              $3,232
                                                                    ======                ======              ======
        Projected benefit obligation                                $5,323                $5,914              $4,291
        Plan assets at fair value                                    7,873                 7,950               6,646
                                                                    ------                ------              ------
        Plan assets in excess of projected
           benefit obligation                                        2,550                 2,036               2,355
        Unrecognized net  loss                                         360                 1,071                 849
        Unrecognized prior service cost                               (221)                 (240)               (259)
        Unamortized portion of net asset at January 1, 1987
           being amortized over approximately 17 years                (740)                 (842)               (944)
                                                                    ------                ------              ------
                PREPAID PENSION COST (INCLUDED IN OTHER
                  ASSETS)                                           $1,949                $2,025              $2,001
                                                                    ======                ======              ======
     Net pension income includes the following (income)
        expense components:
        Service cost-benefits earned during the year               $   419               $   300             $   318
        Interest cost on projected benefit obligation                  424                   340                 315
        Actual return on assets                                     (1,012)               (1,505)                 81
        Net amortization and deferral                                  245                   841                (797)
                                                                    ------                ------              ------
               NET PENSION (INCOME) COST                           $    76               $   (24)            $   (83)
                                                                    ======                ======              ======


                                                                            46
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18.  RETIREMENT PLANS (CONTINUED)

     The discount rates used in determining the actuarial present value of the projected benefit obligation at December 31, 1996, 1995 and 1994 were 7.50%, 7.25% and 8.00%, respectively. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at December 31, 1996, 1995 and 1994 was 4.50%. The expected long term rate of return on plan assets utilized for the three years was 8.50%.

     Assets in the plan consist primarily of common stocks, mutual funds, U.S. Government obligations and municipal bonds.

     The Corporation sponsors a savings plan under Section 401(k) of the Internal Revenue Code, covering substantially all salaried employees. For 1996, 1995 and 1994 the Corporation's expense totaled approximately $265,000, $296,000 and $294,000, respectively.

19.  CONCENTRATIONS OF CREDIT RISK

     The Banks actively engage in lending, primarily in home counties and adjacent areas, except for mortgage loans held for sale which are widely dispersed across the United States. The credit exposure is diversified with secured and unsecured loans to consumers, small businesses, farmers and corporations. Collateral is received to support these loans when collateral is deemed necessary. The most significant categories of collateral include cash on deposit with the Banks, marketable securities, income producing property, home mortgages, and consumer durables. Although the Banks have diversified loan portfolios, a customer's ability to honor loan contracts is reliant upon the economic stability of the geographic region and/or industry in which they do business. No single industry exceeds 10% of loans.

20.  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers and to reduce their exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These financial instruments involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of these instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit, excluding irrevocable letters of credit, at December 31, 1996 and 1995, were approximately $147,928,000 and $162,021,000, respectively. Approximately $43,730,000 and $20,088,000 of these commitments were fixed rate and $104,198,000 and $141,933,000 were variable rate at December 31, 1996 and 1995, respectively. The creditworthiness of the Banks' customers is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that related to extending credit to customers. The Banks had approximately $14,187,000 and $12,246,000 in irrevocable letters of credit outstanding at December 31, 1996 and 1995, respectively.

   47
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of the Corporation's financial instruments are as follows:



     IN THOUSANDS                                                   1996                               1995
                                                         CARRYING           FAIR             CARRYING          FAIR
                                                          AMOUNT            VALUE             AMOUNT           VALUE
     Financial Asset:
        Cash and short-term investments                 $ 62,000         $ 62,000           $ 53,100       $ 53,100
        Trading account securities                        43,877           43,877             50,403         50,403
        Securities available for sale                    216,349          216,349            215,845        215,845
        Securities held to maturity                       97,120          101,122             94,015         98,319
        Mortgage loans held for sale                      21,212           21,212             24,430         24,430
        Loans, net                                       667,555          664,298            611,741        609,777

     Financial Liabilities:
        Deposits                                         845,151          845,562            808,122        810,316
        Federal funds purchased and securities
          sold under agreements to repurchase            144,616          144,670            151,140        151,136
        Notes payable to the U.S. Treasury                 8,883            8,883              4,601          4,601
        Advances from the Federal Home Loan
          Bank                                            32,537           32,801             12,452         12,407
        Other borrowings                                   4,446            4,446             13,823         13,823
        Commitments                                         --              --                 --             --




     The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Short-Term Investments

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Securities

     For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar investments or dealer quotes.

     Mortgage Loans Held for Sale

     The fair value of mortgage loans held for sale is estimated on an aggregate basis considering market prices and yields sought by the Banks' normal market outlets including the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association current delivery prices. The Corporation believes the carrying amount is a reasonable estimate of fair value.

     Loans

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                                                                            48
                             --------------------------------------------------
                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Deposits

     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

     The fair value of short-term Federal funds purchased and securities sold under agreements to repurchase is the amount payable on demand at the reporting date. The fair value of fixed maturity Federal funds purchased and securities sold under agreements to repurchase is estimated by discounting the future cash flows using the rates currently offered for instruments of similar remaining maturities.

     Notes Payable to the U.S. Treasury

     The fair value of the notes payable to the U.S. Treasury is the carrying amount at the reporting date, as no significant fair value differences exist.

     Advances from the Federal Home Loan Bank

     The fair value of the advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the rates currently offered for instruments of similar remaining maturities.

     Other Borrowings

     The fair value of other borrowings is the carrying amount at the reporting date, as no significant fair value differences exist.

     Commitments

     The fair value of commitments to extend credit and stand-by letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle for obligations with the counterparites. At the reporting date, no significant fair value differences exist on commitments to extend credit and standby letters of credit.

   49
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Limitations

     The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The fair value estimates are based on financial instruments without attempting to estimate the value of assets and liabilities that are not financial instruments, such as premises and equipment and other assets and liabilities. Accordingly, the fair value estimates are not intended to represent the Corporation's underlying value in the instruments.

22.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Area Bancshares Corporation (Parent Company) are as follows:



     CONDENSED BALANCE SHEETS (IN THOUSANDS)                          1996                     1995
     ASSETS
     Cash on demand deposit with bank subsidiary                    $    709                $     562
     Securities available for sale                                    22,237                   17,619
     Securities held to maturity                                          10                       47
     Demand loan to subsidiaries                                       1,920                    1,095
     Investments in:
        Bank and bank holding company subsidiaries                    95,786                   98,008
        Nonbank subsidiaries                                             494                      401
     Other assets                                                      5,397                    2,680
                                                                    --------                 --------
               TOTAL ASSETS                                         $126,553                 $120,412
                                                                    ========                 ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
     Other borrowings                                               $   --                   $  9,740
     Other liabilities                                                 4,023                    2,098
     Shareholders' equity                                            122,530                  108,574
                                                                    --------                 --------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $126,553                 $120,412
                                                                    ========                 ========


                                                                            50
                              --------------------------------------------------
                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)


                                                                           1996             1995              1994
     CONDENSED INCOME STATEMENTS (IN THOUSANDS)
     INCOME
     Dividends from:
        Bank and bank holding company subsidiaries                       $ 15,910         $ 10,425          $  4,960
     Interest from subsidiaries                                                95              207               144
     Securities gains, net                                                  3,269              --                --
     Other                                                                  4,609            2,125               857
                                                                          -------          -------           -------
        TOTAL INCOME                                                       23,883           12,757             5,961
                                                                          -------          -------           -------
      EXPENSES
     Interest on short-term borrowed funds                                    701              401                39
     Salaries and employee benefits                                         2,968            1,418               696
     Other                                                                  2,160            1,253               911
                                                                          -------          -------           -------
        TOTAL EXPENSES                                                      5,829            3,072             1,646
                                                                          -------          -------           -------

     Income before income taxes and equity in undistributed
        earnings of subsidiaries                                           18,054            9,685             4,315

     Applicable income tax expense (benefit)                                  735             (275)             (183)
                                                                          -------          -------           -------
     Income before equity in undistributed earnings of subsidiaries        17,319            9,960             4,498

     Equity in undistributed earnings of subsidiaries                      (1,764)           1,622             3,014
                                                                          -------          -------           -------
        NET INCOME                                                       $ 15,555          $11,582          $  7,512
                                                                          =======          =======           =======
     CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS) Cash flows from operating activities:
        Net income                                                       $ 15,555          $11,582          $  7,512
        Adjustments to reconcile net income to net cash provided
          by operating activities:
          Equity in undistributed earnings of subsidiaries                  1,764           (1,622)           (3,014)
          Loss (gain) on sales of securities, net                          (3,269)            --                   1
          Other, net                                                         (694)             156            (1,131)
                                                                          -------          -------           -------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                          13,356           10,116             3,368
                                                                          -------          -------           -------
     Cash flows from investing activities:
        Purchases of securities                                           (15,120)          (7,356)          (18,907)
        Sales and maturities of securities                                 15,591               30            16,377
        Net decrease (increase) in demand loans to nonbank
          subsidiaries                                                       (825)           1,905              (925)
        Investment in subsidiaries                                           (750)          (7,560)           (3,000)
                                                                          -------          -------           -------
        NET CASH USED IN INVESTING ACTIVITIES                              (1,104)         (12,981)           (6,455)
                                                                          -------          -------           -------


   51
--------------------------------------------------
AREA BANCSHARES CORPORATION AND SUBSIDIARIES



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)


<Catpion>

                                                                            1996              1995              1994
     Cash flows from financing activities:
        Increase (decrease) in other borrowings                          $ (9,740)         $ 4,340           $ 5,400
        Proceeds from stock options exercised                                  22                6               171
        Repurchase of common stock, net                                    (1,176)            (212)           (1,013)
        Cash dividends paid                                                (1,211)          (1,026)             (916)
        Purchase of shares for restricted stock                             --                --                (318)
                                                                        ---------          -------           -------
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              (12,105)           3,108             3,324
                                                                        ---------          -------           -------

     Increase (decrease) in cash                                              147              243               237
     Cash at beginning of year                                                562              319                82
                                                                        ---------          -------           -------
     CASH AT END OF YEAR                                                $     709          $   562           $   319
                                                                        =========          =======           =======



23.  RELATED PARTY TRANSACTIONS

     Loans to officers, directors, and entities of which these individuals are principal owners were approximately $30,281,000 and $24,648,000 at December 31, 1996 and 1995, respectively. During 1996, $39,826,000 of new loans or advances on existing loans were made to these related parties. Repayments from such persons totaled $34,193,000. These loans were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for other customers and do not in the opinion of management involve more than normal credit risk.