Form 10-K405, Exhibit 13
period 1997-12-31
AREA BANCSHARES CORP
filed 1998-03-27
CIK 357191

                                                                    EXHIBIT 13.1


                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                                    CONTENTS

                             Letter to Shareholders
                                        1
                 Consolidated Five Year Selected Financial Data
                                        2
                                Financial Review
                                      3-21
                          Independent Auditors' Report
                                       22
                           Consolidated Balance Sheets
                                       23
                        Consolidated Statements of Income
                                       24
                 Consolidated Statements of Shareholders' Equity
                                      25-26
                      Consolidated Statements of Cash Flows
                                      27-28
                   Notes to Consolidated Financial Statements
                                      29-52
                              Corporate Information
                                       53
             Market for Common Stock and Related Shareholder Matters
                                       54
              Area Bancshares Corporation - Officers and Directors
                                       55
                   Alliance Bank, FSB - Officers and Directors
                                       56
       Bowling Green Bank and Trust Company, N.A. - Officers and Directors
                                       56
                 Citizens Deposit Bank - Officers and Directors
                                       56
           First City Bank and Trust Company - Officers and Directors
                                       57
                  First & Peoples Bank - Officers and Directors
                                       58
                     HNB Bank, N.A. - Officers and Directors
                                       58
               Jefferson Banking Company - Officers and Directors
                                       58
        The New Farmers National Bank of Glasgow - Officers and Directors
                                       59
              The Owensboro National Bank - Officers and Directors
                                       60
                 Southern Deposit Bank - Officers and Directors
                                       61
             The Vine Street Trust Company - Officers and Directors
                                       62
                 ABC Credit Corporation - Officers and Directors
                                       63
              Vine Street Financial, Inc. - Officers and Directors

1

AREA BANCSHARES CORPORATION AND SUBSIDIARIES






DEAR SHAREHOLDER:

         The following financial information reflects an excellent year for Area Bancshares Corporation in all significant performance indices. It should be noted once again, that all financial information is presented as though the September 30, 1997 merger of Area and Cardinal Bancshares, Inc. existed prior to that date. In other words, all statements have been restated to reflect the combined numbers which is in accordance with various regulatory requirements. This tends to distort some information and you should read carefully the discussion that accompanies the financials.

         The merger of Cardinal into Area has gone remarkably well and is a testimonial to the high professional level of skill of all persons involved in the process. New products as well as new processes, i.e. statement imaging, have been instituted in all affiliates successfully.

         A long term corporate goal, development of career paths for everyone with the organization, was clearly realized in 1997, with promotions from within for two individuals to the title of President and Chief Executive Officer of an affiliate bank. John A. Ray was so named to lead Owensboro National Bank after 14 years in several capacities, both with affiliate banks and with the holding company. Richard N. "Rick" Wilson assumed leadership of Bowling Green Bank & Trust Company with the unique background of having started with that bank on a part-time basis while in high school. Both have exhibited a sincere desire to promote the welfare of all stakeholders in Area Bancshares Corporation, their communities, employees and shareholders.

         The pace of change in the financial world is a high velocity one requiring us to think differently; reorder our priorities; and develop quicker responses. We must understand that change is without a conscience; has no favorites; and takes no prisoners. Survivors are those who not only adapt, but also actually embrace change for the opportunity it presents.

         Our desire is to do everything possible to respond to competitive challenges through communication channels that increase both productivity and customer service levels. To stay focused. Initiate positive responses. Problem solve. Be innovative. Use imagination. Search for strengths. Develop new directions. In other words to be all that we can be in 1998, and beyond.

         We welcome the approximately 1,200 shareholders from Cardinal and thank you for your confidence and assistance.


                                             Sincerely yours,





                                             Thomas R. Brumley
                                             President and
                                             Chief Executive Officer

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


CONSOLIDATED FIVE YEAR SELECTED FINANCIAL DATA

(IN THOUSANDS, EXCEPT RATIOS
   AND PER SHARE DATA)                                   1997           1996           1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------
YEAR-END TOTALS
   Assets                                             $1,901,449     $1,796,290     $1,778,559     $1,622,509     $1,458,428
   Securities available for sale                         342,513        320,413        355,217        310,991             --
   Securities held to maturity                           116,811         97,120         94,015        124,724        315,339
   Loans, net of unearned discount                     1,227,307      1,147,060      1,091,867        983,049        830,757
   Deposits                                            1,433,132      1,394,399      1,223,556      1,175,373      1,029,344
   Long-term debt and other borrowings                    84,336         49,313         30,619         60,839         11,983
   Shareholders' equity                                  196,549        169,383        149,724        128,373        129,411
----------------------------------------------------------------------------------------------------------------------------


EARNINGS
   Total interest income                              $  139,249     $  136,835     $  132,088     $  102,975     $   99,006
   Total interest expense                                 63,643         64,410         64,330         42,452         43,471
   Provision for loan losses                               3,271          4,849          4,824          4,976          3,751
   Non-interest income                                    18,322         28,238         18,413         13,804         18,680
   Non-interest expenses                                  61,357         65,912         64,414         61,099         47,528
   Income taxes                                            8,491         10,016          4,487          1,278          5,587
   Net income                                             20,809         19,886         12,446          6,974         17,588
----------------------------------------------------------------------------------------------------------------------------


PER SHARE DATA(1)
   Net income-basic                                   $     1.35     $     1.28     $      .81     $      .46     $     1.23
   Net income-diluted                                       1.33           1.26            .79            .45           1.21
   Cash dividends                                           .125           .107            .09            .08            .07
   Book value as of December 31                            12.62          10.92           9.68           8.43           8.44
----------------------------------------------------------------------------------------------------------------------------


PERFORMANCE AND CAPITAL MEASURES
   Return on average total assets                           1.18%          1.15%           .75%           .47%          1.18%
   Return on average shareholders' equity                  11.32%         12.38%          9.04%          5.27%         15.41%
   Percentage of average shareholders' equity to
     average total assets                                  10.39%          9.28%          8.26%          8.85%          7.67%
   Dividend payout ratio(2)                                 9.26%          7.79%          8.88%         12.24%          5.98%
----------------------------------------------------------------------------------------------------------------------------


CASH BASIS FINANCIAL DATA(3)
   Net income-basic                                   $     1.48     $     1.42     $      .96     $      .61     $     1.40
   Net income-diluted                                       1.45           1.40            .95            .60           1.37
   Return on average tangible assets                        1.30%          1.29%           .90%           .63%          1.33%
   Return on average tangible shareholders' equity         13.58%         15.54%         12.50%          8.22%         21.21%
---------------------------------------------------------------------------------------------------------------------------


(1) Restated for all stock dividends and stock splits.
(2) Dividend payout ratio reflects Area Bancshares Corporation's payout ratio prior to the Cardinal Bancshares, Inc. merger.
(3) Cash basis calculations exclude intangible assets and the related amortization expense.

3

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                               CORPORATE OVERVIEW

         Area Bancshares Corporation ("Area") is a multi-bank holding company headquartered in Owensboro, Kentucky. Area is comprised of ten banks and one thrift ("banking affiliates") conducting business through offices in Kentucky. The banking affiliates provide a wide range of financial services, such as accepting demand and time deposits; providing checking and money market accounts; making commercial, consumer and mortgage loans; issuing and servicing credit cards; leasing; issuing credit life, accident and health, and property and casualty insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing alternative investments and brokerage services. Area has six active non-bank affiliates which provide services incidental to Area's operations.

         The following information is management's analysis of the operations of Area for the years 1995 through 1997 and its financial condition as of December 31, 1997 and 1996. This analysis should be read in conjunction with the accompanying consolidated financial statements and notes thereto beginning on page 23. During 1997 Area and Cardinal Bancshares, Inc. ("Cardinal") merged in a transaction accounted for as a pooling-of-interests. Accordingly, all discussions contained herein of prior results have been presented as if Area and Cardinal were combined for all periods presented.

                            EARNINGS ANALYSIS SUMMARY

         Earnings for 1997 reflect record net income of $20,809,000, an increase of $923,000 or 4.6% over 1996 net earnings of $19,886,000 and a $8,363,000 or
67.2% increase from 1995 net income of $12,446,000. Basic earnings per share were at record levels increasing to $1.35 in 1997 from $1.28 in 1996 and $.81 in 1995. Diluted earnings per share were also at a record level of $1.33 in 1997 compared to $1.26 in 1996 and $.79 in 1995. (Earnings per share have been retroactively restated to reflect a 3-for-2 stock split effected in the form of a dividend in December 1996.) A number of nonrecurring items affected net income during 1996 and hence the comparability of 1997 with 1996. Substantially all of the assets of Cardinal Credit Corporation were sold providing an after-tax gain of $4,316,000, investment securities classified as available for sale were sold for an after-tax gain of $1,868,000, certain stock option plans were amended resulting in an after-tax charge to earnings totaling $1,122,000 and a loss associated with Security First Network Bank and its spin-off amounted to $1,605,000 on an after-tax basis were all recorded during 1996. (See page 10 for a detailed description and analysis of these items). After adjusting earnings for these items, Area would have reported net income of $16,429,000 for 1996. The increase in net income from 1996 to 1997 would have been $4,380,000 or 26.7%.

         Return on average assets ("ROAA") was 1.18%, 1.15%, and .75% in 1997, 1996, and 1995, respectively. The increase in 1997 from 1996 was due to the growth in net income exceeding the growth in average assets, while the increase in 1996 as compared to 1995 was due primarily to an after tax gain totaling $4,316,000 recognized in 1996 on the sale of Cardinal Credit Corporation. Return on average shareholders' equity totaled 11.32% in 1997, 12.38% in 1996 and 9.04% in 1995.

(In thousands, except
    percentages)                                      1997         1996         1995
---------------------------------------------------------------------------------------
Net income after taxes                            $   20,809   $   19,886   $   12,446
Average assets                                     1,769,363    1,730,731    1,665,338
Average shareholders' equity                         183,784      160,628      137,614
Return on average assets                                1.18%        1.15%         .75%
Return on average shareholders' equity                 11.32%       12.38%        9.04%
Average shareholders' equity to average assets         10.39%        9.28%        8.26%
Shareholders' equity to assets-December 31             10.34%        9.43%        8.42%

                               NET INTEREST INCOME

         Net interest income, Area's primary source of revenue, is the difference between interest income and interest expense. Sources of interest income include interest on loans and investments while interest expense is paid on deposits and borrowings. The amount of net interest income is the result of a number of factors, including the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid. Also the amount of earning assets funded by interest-free sources (largely shareholders' equity and non-interest bearing deposits) impacts net interest income.

         Net interest income increased $3,181,000 or 4.4% to $75,606,000 in 1997 from $72,425,000 in 1996. Taxable-equivalent net interest income (taxable interest income plus tax-free interest income restated at a taxable equivalent less interest expense) was $79,110,000 in 1997 and $75,677,000 in 1996. The 1997
increase was largely due to a higher level of earning assets and an improvement in the net interest margin from 4.69% in 1996 to 4.77% in 1997. Average earning assets grew 2.7% or $43,405,000 from 1996 to 1997 while average interest bearing liabilities increased $8,126,000 or .6%. Increases in non-interest bearing deposits and shareholders' equity primarily funded the growth in earning assets.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


         The net interest margin is net interest income, on a taxable equivalent basis (all tax-free interest restated as if it were taxable), expressed as a percentage of average earning assets. The margin is influenced by a number of factors including the composition of earning assets as well as interest bearing liabilities, the general interest rate environment and the amount of earning assets funded with interest-free funds (largely equity and non-interest bearing deposits). The net interest margin increased during 1997 as compared to 1996 primarily as a result of a reduction of .08% (from 4.68% in 1996 to 4.60% in 1997) in the cost of interest bearing liabilities. In addition, the impact of non-interest bearing liabilities contributed .06% to the improvement in the net interest margin.

NET INTEREST SPREAD AND MARGIN
(Taxable-Equivalent Basis)                           1997       1996       1995
--------------------------------------------------------------------------------
Yield on interest earning assets                     8.62%      8.68%      8.75%
Rate on interest bearing liabilities                 4.60%      4.68%      4.80%
--------------------------------------------------------------------------------
NET INTEREST SPREAD                                  4.02%      4.00%      3.95%
Non-interest bearing funds contribution               .75%       .69%       .64%
--------------------------------------------------------------------------------
NET INTEREST MARGIN                                  4.77%      4.69%      4.59%
--------------------------------------------------------------------------------

         Net interest income and margin were affected by rising rates in early 1997 followed by falling rates during the second half of 1997 while increasing rates significantly impacted 1996. Table 1 on page 12 contains a summary of average balance sheets, net interest income, and margins for 1997, 1996, and 1995. Table 2 on page 13 provides the components of changes in net interest income for 1997 and 1996 when compared to 1996 and 1995, respectively.

Prior years: Net interest income totaled $72,425,000 in 1996 and $67,758,000 in 1995. The increase for 1996 was $4,667,000 or 6.9%. Taxable-equivalent net interest income increased $4,562,000 or 6.4% to $75,677,000 in 1996 from $71,115,000 in 1995. The 1996 increase was due to a higher level of earning assets and an improved net interest margin.

                            PROVISION FOR LOAN LOSSES

         Each of Area's affiliate banks make provisions for possible loan losses in amounts estimated to be sufficient to maintain the allowance for loan losses at a level considered necessary by management to absorb estimated losses in the loan portfolios. The provision for loan losses during 1997 was $3,271,000, compared to $4,849,000 in 1996. The lower provision in 1997 reflects the continuing improvement in the loan portfolio, as indicated by reductions in the ratios of non-performing loans to total loans and net charge-offs as a percent of average loans. Table 6 on page 17 provides a detailed analysis of the loan loss experience for the years ending December 31, 1993 through 1997.

Prior years: The provision for loan losses during 1996 was $4,849,000 versus $4,824,000 in 1995. These provisions reflect the relatively consistant level of nonperforming assets as indicated in Table 8 on page 18.

                               NON-INTEREST INCOME

         Non-interest income is a significant source of revenue for Area, contributing approximately 11.6% in 1997 and 17.1% in 1996 of total revenues. Area continues to develop existing products and services as well as create new ones in order to enhance non-interest income. The level of competition within the financial services industry continues to put pressure on Area's ability to increase its net interest income, thus making the growth of recurring non-interest income an important aspect of Area's strategy. The major recurring categories of non-interest income include commissions and fees on fiduciary activities, service charges on deposit accounts, other service charges, and other income. These recurring sources of non-interest income totaled $16,927,000 in 1997 and $16,061,000 in 1996, an increase of $866,000 or 5.4%. Additionally, non-interest income is derived from other non-recurring sources such as securities gains and gains on the sales of loans, which may vary significantly from period to period. For 1997, total non-interest income decreased $9,916,000 or 35.1%, to $18,322,000 from $28,238,000 in 1996. The primary reason for this decrease was a gain totaling $8,230,000 recorded in 1996 on the sale of substantially all of the assets of Cardinal Credit Corporation.

         Commissions and fees on fiduciary activities totaling $4,264,000 increased $630,000 or 17.3% in 1997 when compared to 1996. This increase was the result of increases in both assets under management and fees charged.

         Service charges on deposit accounts totaled $6,675,000 during 1997, an increase of $275,000 or 4.3% over 1996. An increase in deposits subject to service charges was primarily responsible for this increase.

         Other service charges, commissions and fees increased $285,000 or 6.0% to $5,036,000 when compared to 1996. This increase was largely the result of an increase in ATM fees. Net securities gains decreased $3,244,000 to $21,000 in 1997 compared to 1996. This decrease was the result of sales of securities available for sale during the fourth quarter of 1996 which resulted in a gain of $2,874,000.

NON-INTEREST INCOME
(In thousands)                                       1997       1996       1995
--------------------------------------------------------------------------------
Commissions and fees on fiduciary activities       $ 4,264    $ 3,634    $ 2,879

Service charges on deposit accounts                  6,675      6,400      5,770

Other service charges, commissions and fees          5,036      4,751      5,610

Securities gains, net                                   21      3,265      1,139

Gains on sales of loans, net                         1,374      8,912        970

Other income                                           952      1,276      2,045
--------------------------------------------------------------------------------

     TOTAL                                         $18,322    $28,238    $18,413
================================================================================

5

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


         Gains on sales of loans, net, totaled $1,374,000 during 1997, a decrease of $7,538,000 or 84.6% from 1996. This decrease was largely the result of a gain in the amount of $8,230,000 recorded in 1996 related to the sale of substantially all of the assets of Cardinal Credit Corporation. Excluding the gain on Cardinal Credit Corporation, gains on the sales of mortgage loans would have increased $692,000 due to increased activity in the sale of mortgage loans.

         Other non-interest income decreased $324,000 or 25.4% to $952,000 in 1997 when compared to 1996. This decrease was the result of decreases in gains on the sale of other real estate and fixed assets.

Prior years: During 1996, non-interest income grew $9,825,000 or 53.4% to $28,238,000. Recurring non-interest income (non-interest income excluding gains on sales of securities and loans) declined $243,000 or 1.5% to $16,061,000. Commissions and fees on fiduciary activities rose $755,000 or 26.2% to $3,634,000 during 1996. This increase was the result of increases in both assets under management and fees charged.

         Service charges on deposit accounts and other service charges, commissions and fees, rose 10.9% to $6,400,000 and declined 15.3% to $4,751,000, respectively. The increase in service charges on deposit accounts was largely due to an increase in deposits subject to service charges and the addition of Citizens Deposit Bancshares in the fourth quarter of 1995, while the decrease in other service charges, commissions and fees was the result of a reduction in mortgage activity caused by rising interest rates in the first half of 1996.

         Net securities gains increased $2,126,000 to $3,265,000 in 1996 compared to 1995. The increase was primarily the result of sales of securities available for sale which resulted in a gain of $2,874,000.

         Gains on the sales of loans totaled $8,912,000 during 1996, an increase of $7,942,000 from 1995. This increase was the result of the sale of Cardinal Credit Corporation at a pre-tax gain of $8,230,000.

         Other non-interest income decreased $769,000 or 37.6% to $1,276,000 in 1996 when compared to 1995. The decrease was primarily the result of a gain totaling $324,000 on the sale of deposits recorded in 1995 and a litigation settlement of $359,000 also recorded in 1995.

                              NON-INTEREST EXPENSES

NON-INTEREST EXPENSES
(In thousands)                                 1997          1996          1995
--------------------------------------------------------------------------------
Salaries and employee benefits               $29,133       $31,907       $30,603
Net occupancy expense                          4,074         4,139         4,006
Furniture and equipment expense                4,488         4,438         4,081
Federal deposit insurance                        238         1,264         1,681
Data processing expense                        3,215         3,193         2,749
Other                                         20,209        20,971        21,294
--------------------------------------------------------------------------------
      TOTAL                                  $61,357       $65,912       $64,414
================================================================================

         Non-interest expenses decreased $4,555,000 or 6.9% to $61,357,000 during 1997 as compared to 1996. A number of transactions during 1996 affected the comparability of non-interest expenses between 1997 and 1996. During 1996 the assets of Cardinal Credit Corporation were sold, Security First Network Bank was spun-off to shareholders, a one-time stock compensation expense was incurred in connection with amendments to certain stock option plans and payment of a special FDIC assessment on SAIF-insured deposits was made. None of these non-interest expenses affected 1997. Table 11 on page 21 contains 1996 non-interest expenses as reported and the various transactions described above. The following table sets forth the components of non-interest expenses, as adjusted, and will be used for the discussion of changes in non-interest expenses from 1996 to 1997:

NON-INTEREST EXPENSES, AS ADJUSTED (SEE TABLE 11 ON PAGE 21)

(In thousands)                                  1997         1996        Change
-------------------------------------------------------------------------------
Salaries and employee benefits                $29,133      $28,138      $   995
Net occupancy expense                           4,074        3,821          253
Furniture and equipment expense                 4,488        3,921          567
Federal deposit insurance                         238          508         (270)
Data processing expense                         3,215        3,013          202
Other                                          20,209       19,525          684
-------------------------------------------------------------------------------
     TOTAL                                    $61,357      $58,926      $ 2,431
===============================================================================

         Salaries and employee benefits increased $995,000 or 3.5% to $29,133,000 in 1997 compared to $28,138,000 in 1996. This increase was largely the result of normal salary increases.

         Net occupancy expense totaled $4,074,000 in 1997 compared to $3,821,000 in 1996. The $253,000 or 6.6% increase from the prior year was largely the result of the cost of additional branches.

         Federal deposit insurance decreased $270,000 or 53.1% to $238,000 in 1997 as a result of reduced rates.

         Data processing expenses totaled $3,215,000 during 1997, an increase of $202,000 or 6.7% over 1996. The increase was primarily the result of an effort to enhance data processing capabilities to meet internal and customer needs.

         Other non-interest expenses increased $684,000 or 3.5% to $20,209,000 in 1997 when compared to 1996. The increase was largely the result of increases in professional fees, insurance (other than FDIC insurance), and customer relations/marketing expenses.

                              YEAR 2000 COMPLIANCE

         In August 1997 management initiated a company-wide review of all computer systems and applications to ensure year 2000 readiness. This review and related corrective action, if necessary, is scheduled for completion by the end of 1998. Area expects to incur internal staff costs related to year 2000 issues during this period in addition to replacing obsolete teller equipment at a cost of approximately $1,200,000.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


Prior years: The sale of Cardinal Credit Corporation, the spin-off of Security First Network Bank, the one-time stock compensation expense incurred in connection with amendments to certain stock option plans and the payment of a special FDIC assessment on SAIF-insured deposits, discussed above, affected 1996 as compared to 1995. The following table eliminates those non-interest expenses from the reported non-interest totals:

NON-INTEREST EXPENSES
(In thousands)                                               1996          1995
--------------------------------------------------------------------------------
Non-interest expenses, as reported                         $65,912       $64,414
Less: Cardinal Credit non-interest expense                   2,556         4,695
      SFNB non-interest expense                              1,985         4,093
      Stock compensation expense                             1,719            --
      FDIC special insurance assessment                        726            --
                                                                         -------
Non-interest expense, as adjusted                          $58,926       $55,626
================================================================================

         Non-interest expenses, as adjusted, increased $3,300,000 or 5.9% to $58,926,000 in 1996 from $55,626,000 in 1995. Approximately $1,203,000 or 36.5%
of this increase was the full year impact of the acquisition of Citizens Deposit Bancshares, which occurred in the fourth quarter of 1995.

                               INCOME TAX EXPENSE

         Income tax expense was $8,491,000 for 1997, a $1,525,000 decrease from the $10,016,000 reported in 1996. This decrease reflects a higher level of tax-exempt interest income in 1997 ($6,903,000 compared to $5,830,000 in 1996) and a slightly lower income before income taxes ($29,300,000 in 1997 compared to $29,902,000 in 1996). The effective tax rate for 1997 was 29.0% compared to 33.5% in 1996. The effective tax rate differs from the marginal income tax rate of 35.0% in both 1997 and 1996, primarily as a result of tax-exempt income.

Prior years: Income tax expense for 1996 was $10,016,000, an increase of $5,529,000 from $4,487,000 recorded in 1995. This increase was largely the result of a higher level of pretax income. The effective tax rates for years ended December 31, 1996 and 1995 were 33.5% and 26.5%, respectively (see note 13 for further analysis of changes in effective rates).

                             BALANCE SHEET ANALYSIS

                                  TOTAL ASSETS
                                 AT DECEMBER 31
                             (AMOUNTS IN MILLIONS)

                  1993                       $1,458,428,000

                  1994                        1,622,509,000

                  1995                        1,778,559,000

                  1996                        1,796,290,000

                  1997                        1,901,449,000

                                   SECURITIES

         The securities portfolio consists principally of debt securities that are used as a source of income, liquidity, and collateral for certain deposits and other short-term borrowings.

         The securities portfolio is classified into three categories: held to maturity ("HTM"), available for sale ("AFS"), and trading account securities. Securities that management has the intent and ability to hold to maturity are included in the HTM category and are reported at amortized cost. The HTM portfolio is comprised of obligations of states and political subdivisions. Within the category of AFS are all other securities, except trading account securities, that may be held for indefinite periods. These securities may be sold in response to changes in interest rates, changes in prepayment risks, increases in loan demand, general liquidity needs, and other similar factors. AFS securities are reported at fair value with unrealized gains and losses reported, net of deferred taxes, as a component of shareholders' equity. Trading account securities are securities that are purchased and held for the purpose of selling in the near term. Trading account securities are reported at fair value with unrealized gains and losses included in net income.

         At December 31, 1997, total securities (including trading account securities) were $505,197,000 compared to $461,410,000 the prior year-end, an increase of $43,787,000 or 9.5%. Table 3 on page 14 contains additional information on the composition and carrying amounts of the securities portfolio. Table 4 on page 15 provides the carrying amounts, maturities and average yields as of December 31, 1997, of the securities portfolio.

         As of December 31, 1997 net unrealized gains related to securities available for sale were $11,508,000, net of deferred taxes, compared to $3,560,000, net of deferred taxes, on December 31, 1996. The increase in market value from December 31, 1996 to December 31, 1997 can primarily be attributed to increases in the market value of equity securities.

                                      LOANS

                                 LOANS BY TYPE
                             (AT DECEMBER 31, 1997)

                  CONSUMER                   17.1%

                  COMMERCIAL                 29.1%

                  REAL ESTATE                53.8%

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


         Total loans (including loans held for sale) increased $68,852,000 or 5.9% to $1,237,124,000 at December 31, 1997 from $1,168,272,000 on December 31,
1996.

         Loans are Area's primary earning assets, representing 71.8% and 69.7% of average earning assets during 1997 and 1996, respectively. Area's loans are made predominantly within each individual bank's market area.

         The loan portfolio is diversified between commercial, real estate, and consumer loans as indicated in the chart below. Table 5 on page 16 provides supplementary information regarding the composition of the loan portfolio.

COMPOSITION OF LOAN PORTFOLIO

(In thousands, except
  percentages)                                       December 31
                                    --------------------------------------------
                                             1997                    1996
                                             ----                    ----
                                       Amount    Percent       Amount    Percent
Commercial loans                    $  357,133     29.1%    $  313,104     27.3%
Real estate loans                      660,825     53.8%       616,750     53.8%
Consumer loans and Other loans         209,349     17.1%       217,206     18.9%
-------------------------------------------------------------------------------
      TOTAL                         $1,227,307    100.0%    $1,147,060    100.0%
===============================================================================

         Commercial loans increased to $357,133,000 or 29.1% of the loan portfolio on December 31, 1997, from $313,104,000 or 27.3% of the loan portfolio on December 31, 1996. This growth is the result of the affiliated banks' efforts to attract quality commercial accounts within their market areas. The loan mix within the commercial loan portfolio is diverse and covers a broad range of borrowers. As a matter of policy, loan concentrations within a particular industry or borrower are continuously monitored and controlled.

         The real estate loan portfolio consists of loans secured by real estate made to both individuals and businesses. As of December 31, 1997 the real estate loan portfolio totaled $660,825,000 or 53.8% of total loans, an increase of $44,075,000 from December 31, 1996. The increase in real estate loans generally reflects the economic growth experienced throughout Kentucky, as well as new customers and the results of cross-selling efforts to existing customers.

         The consumer loan portfolio includes loans made to individuals for automobiles, second mortgages and other consumer installment loans. Consumer loans totaled $209,349,000 or 17.1% of total loans on December 31, 1997 compared to $217,206,000 or 18.9% of total loans on December 31, 1996.

                                    DEPOSITS

DEPOSIT MIX

(In thousands, except
  percentages)                                        December 31
                                    ---------------------------------------------
                                              1997                   1996
                                              ----                   ----
                                       Amount     Percent      Amount     Percent
Non-interest bearing demand         $  196,776     13.7%    $  196,565     14.1%
Interest bearing demand                223,820     15.6%       331,807     23.8%
Savings                                293,578     20.5%       158,555     11.4%
Certificates of deposit of
  $100,000 or more                     138,555      9.7%       132,457      9.5%
Other time                             580,403     40.5%       575,015     41.2%
-------------------------------------------------------------------------------
  TOTAL DEPOSITS                    $1,433,132    100.0%    $1,394,399    100.0%
===============================================================================

         Core deposits are the principal source of funds available for lending and investing activities. At December 31, 1997 deposit totals were $1,433,132,000, an increase of $38,733,000 or 2.8% from December 31, 1996 totals of $1,394,399,000. This increase was largely the result of a marketing effort to attract core deposits.

         During 1997, total deposits averaged $1,385,089,000 and represented 83.6% of average earning assets compared to $1,373,319,000 and 85.1% during 1996.

         The average amount and average rate paid on deposits classified as to non-interest-bearing demand, interest-bearing demand, savings, and time deposits is presented in Table 9 on page 19.

                                DEPOSITS BY TYPE
                             (AT DECEMBER 31, 1997)

         NON-INTEREST BEARING DEMAND                  13.7%

         INTEREST BEARING DEMAND                      15.6%

         SAVINGS                                      20.5%

         CD'S GREATER THAN $100,000                    9.7%

         TIME                                         40.5%


                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                                OTHER BORROWINGS

         Additional sources of funding for Area are various other borrowings, defined as federal funds purchased and securities sold under agreements to repurchase, notes payable to the U.S. Treasury and advances from the Federal Home Loan Bank. Other borrowings totaled $252,866,000 on December 31, 1997, an increase of $38,950,000 or 18.2% from $213,916,000 on December 31, 1996. This increase was primarily due to the need for additional funds as a result of the growth in the loan portfolio exceeding the growth in deposits. Table 10 on page 20 provides additional information relative to year-end balances, average balances outstanding during the year, and weighted average interest rates paid during the year on other borrowings

                                CAPITAL RESOURCES

         The capital ratios of Area have consistently exceeded the "well-capitalized" level for regulatory capital requirements of financial institutions, as the table below indicates:

CAPITAL RATIOS

                                                                     Regulatory
                                             December 31        Capital Requirements
----------------------------------------------------------------------------------------
                                                                Well          Minimum
                                           1997       1996   Capitalized    Requirements
----------------------------------------------------------------------------------------
Leverage ratio                             9.54%      8.86%      5.00%          4.00%
Tier I risk-based capital ratio           13.24%     12.93%      6.00%          4.00%
Total risk-based capital ratio            14.50%     14.19%     10.00%          8.00%

         Dividends received from the affiliate bank subsidiaries are the primary source of funds available for payment of cash dividends to shareholders, for acquisitions and for debt repayment. State and federal banking regulations require minimum capital levels to be maintained and impose certain restrictions on the amount of cash dividends that subsidiaries can pay to their parent company in any given year.

         At December 31, 1997 the book value per share was $12.62, an increase of $1.70 or 15.6% from $10.92 at December 31, 1996. (Per share data have been retroactively restated to reflect a 3-for-2 stock split effected in the form of a dividend in December 1996). This increase was primarily the result of the retention of $18,286,000 from 1997 earnings (net income of $20,809,000 less dividends paid of $2,523,000) and the increase totaling $7,948,000 in unrealized gains on securities available for sale, net of taxes.

         During 1994, Area increased the authorized shares from 10,000,000 to 16,000,000 and declared a 3-for-2 stock split effected in the form of a dividend. In December 1996 a 3-for-2 stock split was effected in the form of a dividend.

         On September 30, 1997, in connection with the merger of Cardinal Bancshares, the number of authorized shares was increased from 16,000,000 to 50,000,000. In conjunction with the merger, Area issued 4,205,722 shares of common stock.

                              SHAREHOLDERS' EQUITY
                                 AT DECEMBER 31
                             (AMOUNTS IN MILLIONS)

                  1993                       $129,411,000
                  1994                        128,373,000
                  1995                        149,724,000
                  1996                        169,383,000
                  1997                        196,549,000

                             CREDIT RISK MANAGEMENT

                                  ASSET QUALITY

         Area believes that sound lending requires the management of credit risk through diversification of the loan portfolio and the application of policies and procedures designed to foster sound underwriting and credit monitoring practices.

         Credit approval functions are locally-based and include a review process to ensure that sound and consistent credit decisions are made. Each credit request is analyzed and passed through an approval process to ensure that proper documentation and company-wide standards are met before credit is extended. Once credit has been extended, the borrower's financial condition is monitored to maintain credit quality. In addition, a holding company credit review function reviews, tests, and monitors credit quality on an ongoing basis.

ASSET QUALITY RATIOS                                      December 31
                                                --------------------------------
                                                 1997         1996         1995
--------------------------------------------------------------------------------
Non-performing assets/total assets                .28%         .28%         .32%
Net loan charge-offs/average loans                .17%         .24%         .38%
Reserve/loans                                    1.62%        1.63%        1.63%
Reserve/non-performing assets                   371.9%       364.9%       315.7%

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


         A uniform credit risk rating system is utilized by all affiliated banks, allowing risk to be analyzed and controlled on a consistent company-wide basis. When credits reach a predetermined level of risk, they are placed on a "watch list" category. This credit risk rating system drives the process of determining the adequacy of the allowance for loan losses and the amount of the provision for loan losses.

         Non-performing loans, excluding loans classified as contractually past due 90 days or more but still accruing, decreased $554,000 to $2,173,000 during 1997 from $2,727,000 on December 31, 1996. This reduction was the result of pay-downs and charge-offs during the year. The ratio of non-performing assets to total assets remained unchanged at .28% as of December 31, 1997 from December 31, 1996. Table 8 on page 18 provides detail of the nonperforming assets.

                            ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is a valuation reserve for estimated losses inherent in the loan portfolio. It is management's policy to maintain the allowance for loan losses at a level sufficient to absorb all estimated losses inherent in the loan portfolio. Management assesses the adequacy of the allowance for loan losses quarterly. However, actual losses could differ significantly from the amounts estimated by management. The allowance for loan losses is increased by the provision for loan losses and recoveries while it is decreased by charged-off loans.

         The allowance for loan losses totaled $19,887,000 or 1.62% of total loans on December 31,1997. This compared with $18,663,000 or 1.63% of total loans at December 31, 1996. As a percentage of non-performing assets, the allowance balances represented 371.9% and 364.9% on December 31, 1997 and 1996, respectively. Table 6 on page 17 contains additional information summarizing loan loss experience while Table 7 on page 18 provides a detailed allocation of the allowance for loan losses.

                           ASSET-LIABILITY MANAGEMENT

         Asset-liability management encompasses both the maintenance of adequate liquidity and the management of interest rate risk. Liquidity management involves planning to meet anticipated funding needs and interest rate risk management attempts to provide the optimal level of net interest income, while managing exposure to risks associated with interest rate movements.

                                    LIQUIDITY

         Core deposits have historically provided Area with a major source of stable and relatively low-cost funding. Secondary sources include federal funds purchased, securities sold under agreements to repurchase, notes payable to the U.S. Treasury, advances from the Federal Home Loan Bank, and other borrowings. In the normal course of business, the affiliated banks as well as Area have established lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 1997, these unused lines of credit aggregated $158,065,000.

         During the year ended December 31, 1997, cash and due from banks increased $7,455,000. Operating activities provided $36,048,000 of cash, investing activities used $104,328,000 of cash, while financing activities provided $75,737,000 of cash during 1997. Cash from increased deposits and additional short-term borrowings was used to increase loans, including loans held for sale, by $68,852,000.

                               INTEREST RATE RISK

         For financial institutions, interest rate movements can have an impact on net interest income, and hence net income. The primary objective of interest rate risk management is to control and monitor the effects of those functions and their impact on net income. At Area, interest sensitivity analysis is combined with computer simulation techniques to measure the exposure of earnings to interest rate movements.

         Management views computer simulations as a more relevant measurement of the impact of changes in interest rates on net interest income than other techniques that use interest rate sensitivity gap analysis. Area uses a net interest income simulation model to measure near-term (next 12 months) risk due to changes in interest rates. The model incorporates substantially all of Area's assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment. Balance sheet changes are based on forecasted changes in loans, securities and deposits as well as historical pricing spreads. The model is updated at least quarterly with the current balance sheet structure and the current forecast of expected balance sheet changes. Management uses the model to simulate the effect of immediate and sustained parallel shifts upward and downward in the yield curve of 50 basis points (.50%) and 100 basis points (1.00%).

         The table on the following page illustrates the simulation analysis, using the methodology described above, of the impact of a 50 and 100 basis point upward and downward movement in interest rates on net interest income and earnings per share.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


INTEREST RATE SIMULATION SENSITIVITY ANALYSIS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           MOVEMENTS IN INTEREST RATES FROM
                                                DECEMBER 31, 1997 RATES
                                            INCREASE              DECREASE
                                            --------              --------
Simulated impact in the
  next 12 months compared
  with December 31,1997                +100bp      +50bp       -50bp     -100bp
                                      -------      -----       -----     ------
Net interest income increase
  (decrease)                          $(2,047)     $(681)      $ 129     $  946
Net income per share-basic
  increase (decrease)                    (.09)      (.03)        .01        .04
Net income per share-diluted
  increase (decrease)                    (.09)      (.03)        .01        .04

                        DESCRIPTION OF NONRECURRING ITEMS
                                 AFFECTING 1996

Cardinal Credit Corporation

         In May 1996, Cardinal completed the sale of substantially all of the assets of its subsidiary, Cardinal Credit Corporation, to Norwest Financial Kentucky, Inc. Cardinal recorded an after-tax gain of $4,316,000 in connection with such sale and the related termination of Cardinal Credit Corporation's business. The net cash proceeds of the sale were invested in short-term securities.

Sale of Securities Available for Sale

         During the fourth quarter of 1996, securities available for sale were sold resulting in an after-tax gain of $1,868,000.

Stock Option Amendments

         During the fourth quarter of 1996, a one-time after-tax charge totaling $1,122,000 was recorded on amendments to certain stock option plans. These amendments were approved by Cardinal stockholders.

Security First Network Bank ("SFNB")

         In May 1996, Cardinal effected the spin-off of its wholly-owned subsidiary, SFNB Cardinal stockholders received on a pro rata basis the distribution of 2,398,908 shares of SFNB's common stock. The terms and conditions of the spin-off were set forth in the First Amended and Restated Plan of Distribution adopted by the Board of Directors of Cardinal on October 5, 1995. Prior to the spin-off, Cardinal recognized losses totaling $1,605,000 on an after-tax basis.

                                MERGERS - PENDING

         In March 1998, the Company entered into an agreement to acquire NationsBank of Kentucky, N.A., a wholly-owned subsidiary of NationsBank Corporation. NationsBank of Kentucky, N.A. has total assets of approximately $165,000,000, net of certain deposits that will be retained by NationsBank of Kentucky, N.A. The acquisition will be accounted for as a purchase and is subject to regulatory approval. The transaction is expected to close in the third quarter of 1998.

                       IMPACT OF NEW ACCOUNTING STANDARDS

         In 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The statement requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Area does not expect the implementation of this statement to have a material effect on the consolidated financial statements.

         SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly report to shareholders. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measures their performance. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Area does not expect the implementation of SFAS No. 131 to have a material effect on the consolidated financial statements.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                UNAUDITED SUMMARY QUARTERLY FINANCIAL INFORMATION

UNAUDITED SUMMARY QUARTERLY FINANCIAL INFORMATION

                                            1997 Quarter Ended                         1996 Quarter Ended
(In thousands,                  ----------------------------------------    ----------------------------------------
  except per share data)        Mar. 31    June 30    Sept. 30   Dec. 31    Mar. 31    June 30   Sept. 30    Dec. 31
--------------------------------------------------------------------------------------------------------------------
Interest income                 $33,454    $34,384    $35,493    $35,918    $34,692    $34,130    $34,042    $33,971
Interest expense                 15,328     15,328     16,243     16,744     16,665     16,115     15,867     15,763
--------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME              18,126     19,056     19,250     19,174     18,027     18,015     18,175     18,208
Provision for loan losses           711        574      1,130        856      1,068      1,241      1,034      1,506
Non-interest income               4,583      4,591      4,654      4,494      4,109     12,925      4,178      7,026
Non-interest expenses            14,536     15,219     16,128     15,474     16,601     16,827     15,526     16,958
Income tax expense                2,242      2,302      1,857      2,090      1,215      5,124      1,658      2,019
--------------------------------------------------------------------------------------------------------------------
NET INCOME                      $ 5,220    $ 5,552    $ 4,789    $ 5,248    $ 3,252    $ 7,748    $ 4,135    $ 4,751
====================================================================================================================
Net income per common share:
   Basic                        $   .34    $   .36    $   .31    $   .34    $   .21    $   .49    $   .27    $   .31
   Diluted                      $   .34    $   .36    $   .30    $   .33    $   .21    $   .49    $   .26    $   .30
--------------------------------------------------------------------------------------------------------------------
Dividends per share(1)          $   .03    $   .03    $   .03    $  .035    $  .023    $  .027    $  .027    $   .03

(1) Per share data have been retroactively restated to reflect a 3-for-2 stock split effected in the form of a dividend in December 1996.

         Fourth quarter net income was $5,248,000 in 1997 compared to $4,751,000 in 1996, an increase of $497,000 or 10.5%. On a per share basis, basic earnings rose to $.34 from $.31, an increase of $.03 or 9.7%, while diluted earnings rose to $.33 from $.30, an increase of $.03 or 10.0% (earnings per share have been retroactively restated to reflect a 3-for-2 stock split effected in the form of a dividend in December 1996).

         Net interest income improved by $966,000 for the last three months of 1997 compared to the same period last year. This increase was the result of a higher level of earning assets and an improved margin.

         The provision for loan losses decreased by $650,000 or 43.2% to $856,000 for the quarter ended December 31, 1997, when compared to the final three months of 1996.

         Non-interest income totaled $4,494,000 for the fourth quarter of 1997, a decrease of $2,532,000 or 36.0% from the same period in 1996. This decrease was largely the result of security gains totaling $2,874,000 recorded on the sale of securities classified as available for sale during the final quarter of 1996 compared to a gain of $18,000 during the fourth quarter of 1997.

         Non-interest expenses decreased $1,484,000 or 8.8% to $15,474,000 during the quarter ended December 31, 1997 when compared to the same period in 1996. This decrease was largely the result of a nonrecurring expense totaling approximately $1,719,000 related to amendments of certain stock option plans recorded in the fourth quarter of 1996.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 1

SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME, AND INTEREST RATES

         The following summarizes the average consolidated balance sheets by major type of account, the interest earned and interest paid, and the average yields and average rates paid for each of the three years ended December 31:

                                             1997                               1996                               1995
                             --------------------------------   --------------------------------   --------------------------------
                                           INTEREST                           INTEREST                           INTEREST
(IN THOUSANDS, EXCEPT          AVERAGE      INCOME     YIELD/    AVERAGE       INCOME     YIELD/     AVERAGE      INCOME     YIELD/
   PERCENTAGES)                BALANCE    OR EXPENSE    RATE     BALANCE     OR EXPENSE    RATE      BALANCE    OR EXPENSE    RATE
                               -------    ----------    ----     -------     ----------    ----      -------    ----------    ----
Earning assets:
  Interest bearing
   deposits with banks       $    5,296   $      293    5.53%   $    7,086   $      369    5.21%   $    6,889   $      412    5.98%
  Federal funds sold             19,296        1,034    5.36%       26,608        1,435    5.39%       22,173        1,220    5.50%
  Securities(1)
   Taxable                      321,888       19,533    6.07%      358,390       22,710    6.34%      373,380       23,803    6.38%
   Tax exempt                   120,524       10,407    8.63%       97,590        9,082    9.31%       97,460        9,292    9.53%
  Loans(2) and (3)            1,189,975      111,486    9.37%    1,123,900      106,491    9.48%    1,048,093      100,718    9.61%
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL EARNING ASSETS        1,656,979      142,753    8.62%    1,613,574      140,087    8.68%    1,547,995      135,445    8.75%
===================================================================================================================================
Non-earning assets
  net of allowance for
  loan losses                   112,384           --      --       117,157           --      --       117,343           --      --
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL ASSETS               $1,769,363   $  142,753      --    $1,730,731           --      --    $1,665,338           --      --
===================================================================================================================================
  Interest bearing
   liabilities:
  Interest bearing demand
   deposits                  $  241,637   $    6,817    2.82%   $  314,542   $    9,385    2.98%   $  315,101   $    9,470    3.01%
  Savings deposits              258,859        8,383    3.24%      159,904        4,548    2.84%      145,332        4,212    2.90%
  Time deposits                 708,155       38,862    5.49%      724,305       40,520    5.59%      666,211       37,727    5.66%
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL INTEREST BEARING
  DEPOSITS                    1,208,651       54,062    4.47%    1,198,751       54,453    4.54%    1,126,644       51,409    4.56%
-----------------------------------------------------------------------------------------------------------------------------------
  Federal funds purchased
   and securities sold under
   agreements to repurchase     107,324        5,520    5.14%      104,534        5,494    5.26%      130,893        7,178    5.48%
  Notes payable to the U.S.
   Treasury                      10,990          607    5.52%        7,486          383    5.12%       10,024          519    5.18%
  Advances from the Federal
   Home Loan Bank                51,131        3,090    6.04%       49,400        3,348    6.78%       64,370        4,732    7.35%
  Other borrowings                5,006          364    7.27%       14,805          732    4.94%        6,928          492    7.10%
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL INTEREST BEARING
   LIABILITIES                1,383,102       63,643    4.60%    1,374,976       64,410    4.68%    1,338,859       64,330    4.80%
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  liabilities:
  Demand deposits               176,438           --      --       174,568           --      --       169,479           --      --
  Other liabilities              26,039           --      --        20,559           --      --        19,386           --      --
Shareholders' equity            183,784           --      --       160,628           --      --       137,614           --      --
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND
  SHAREHOLDERS'
  EQUITY                     $1,769,363           --      --    $1,730,731           --      --    $1,665,338           --      --
===================================================================================================================================

Net interest spread(4)                            --    4.02%                        --    4.00%                        --    3.95%
Impact of non-interest
  bearing sources and other
  changes in balance sheet
  composition                                     --     .75%                        --     .69%                        --     .64%
-----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME AND
  MARGIN(5)                               $   79,110    4.77%                $   75,677    4.69%                $   71,115    4.59%
===================================================================================================================================

(1) Yields on municipal securities have been computed on a tax equivalent basis. The federal income tax rate used was 35% for all years
(2) Nonaccrual loan balances are included. Loan interest income computed on a tax equivalent basis using 35% for all years.
(3)  Loan fees are not material.
(4) Net interest spread is the difference between the average rate of interest earned on interest-earning assets and the average rate of interest expense on interest-bearing liabilities.
(5) Net interest margin is net interest income divided by interest-earning assets.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 2

SUMMARY OF CHANGES IN NET INTEREST INCOME

         The following shows the changes in interest income and interest expense due to changes in volume and changes in rate for each of the two years ended December 31, 1997 and 1996:

                                                        1997 VS 1996                       1996 VS 1995
                                              -------------------------------     -------------------------------
                                                TOTAL       VARIANCE DUE TO:        TOTAL       VARIANCE DUE TO:
(IN THOUSANDS)                                 CHANGE      VOLUME      RATE*       CHANGE      VOLUME      RATE*
                                              -------     -------     -------     -------     -------     -------
Interest Income:
   Loans(1)                                   $ 4,995     $ 6,173     $(1,178)    $ 5,773     $ 7,047     $(1,274)
   Investment securities(1)                    (1,852)       (232)     (1,620)     (1,303)     (1,007)       (296)
   Federal funds sold                            (401)       (392)         (9)        215         236          21
   Interest bearing deposits with banks           (76)        (99)         23         (43)         64        (107)
-----------------------------------------------------------------------------------------------------------------
          TOTAL INTEREST INCOME                 2,666       5,450      (2,784)      4,642       6,340      (1,698)
==================================================================================================================
Interest Expense:
   Interest bearing demand deposits            (2,568)     (2,054)       (514)        (85)         45        (130)
   Savings deposits                             3,835       3,203         632         336         407         (71)
   Time deposits                               (1,658)       (895)       (763)      2,793       3,014        (221)
   Federal funds purchased and securities
     sold under an agreement to repurchase         26         166        (140)     (1,684)     (1,394)       (290)
   Notes payable to the U.S. Treasury             224         194          30        (136)       (130)         (6)
   Advances from the Federal Home
     Loan Bank                                   (258)        104        (362)     (1,384)     (1,017)       (367)
   Other borrowings                              (368)       (712)        344         240         211          29
-----------------------------------------------------------------------------------------------------------------
          TOTAL INTEREST EXPENSE                 (767)          6        (773)         80       1,136      (1,056)
==================================================================================================================

          NET INTEREST INCOME                 $ 3,433     $ 5,444     $(2,011)    $ 4,562     $ 5,204     $  (642)
==================================================================================================================


(1)  Taxable equivalent basis.
   * Changes in interest income and interest expense not arising solely from rate or volume variances are allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 3

CARRYING AMOUNTS OF SECURITIES

         The carrying amounts of securities at the dates indicated are summarized as follows:

AVAILABLE FOR SALE SECURITIES                                 DECEMBER 31
(IN THOUSANDS)                                        1997        1996        1995
U.S. Treasury and Federal agencies                  $233,353    $236,505    $256,461
Mortgage-backed securities                            56,568      61,336      86,165
Obligations of states and political subdivisions      16,867       3,944       2,957
Equity and other securities                           35,725      18,628       9,634
------------------------------------------------------------------------------------

         TOTAL                                      $342,513    $320,413    $355,217
====================================================================================

HELD TO MATURITY SECURITIES                                    DECEMBER 31
(IN THOUSANDS)                                        1997        1996        1995

Obligations of states and political subdivisions    $116,811    $ 97,120    $ 94,015
------------------------------------------------------------------------------------

          TOTAL                                     $116,811    $ 97,120    $ 94,015
====================================================================================

         Trading account securities are carried at fair value with unrealized gains and losses included in earnings. AFS securities are reported at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity. HTM securities are stated at cost adjusted for amortization of premiums and accretion of discounts.

         Area does not acquire securities with the purpose of realizing trading profits, however it is advantageous to acquire and hold larger than normal amounts of U.S. Treasury and qualifying Federal agency securities at the end of each calendar quarter for the purpose of minimizing state taxes. Typically, these securities are purchased for settlement on or about the last day of each quarter and sold on or about the first day of the following quarter. These securities generally have final maturities of three months or less and have limited market risk.

         AFS securities consist of U.S. Treasury, Federal agency as well as state and municipal securities including adjustable and fixed rate mortgage backed securities, and collateralized mortgage obligations ranging in maturity from one month to 30 years. Some securities in this category may have interest rates that may subject them to prepayment risk from the underlying mortgages which can result in reducing or extending their average lives. As a result of these variables, some securities in the AFS category may have more price volatility than similar maturity non-mortgage backed securities that have fixed-rate coupons. AFS securities include all securities not classified as HTM or trading account securities.

         HTM securities are those that Area has the positive intent and ability to hold to maturity. Securities in this category consist of state and municipal securities ranging in maturity from one month to 15 years.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 4

MATURITIES AND AVERAGE YIELDS OF  SECURITIES AS OF DECEMBER 31, 1997

         The carrying amount, maturities, and average yields are summarized as follows:

AVAILABLE FOR SALE SECURITIES

                                                                    DECEMBER 31, 1997
                         ---------------------------------------------------------------------------------------------------------
                                                   AFTER ONE            AFTER FIVE
(IN THOUSANDS,             WITHIN ONE YEAR     THROUGH FIVE YEARS    THROUGH TEN YEARS     AFTER TEN YEARS             TOTAL
 EXCEPT PERCENTAGES)      AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT    YIELD      AMOUNT     YIELD     AMOUNT       YIELD
U.S. Treasury            $ 74,378     6.31%    $ 28,397     6.58%          --      --           --      --     $102,775       6.39%
U.S. Government
   agencies                36,615     6.01%      92,902     5.99%       1,061    6.57%          --      --      130,578       6.00%
Obligations of states
   and political
   subdivisions               266     6.64%         311     7.28%       1,888    7.48%      14,402    7.99%      16,867       7.90%
Mortgage-backed
   securities               5,836     6.92%      12,505     6.86%      23,554    6.60%      14,673    7.17%      56,568       6.84%
Other securities            2,667     5.11%          --       --           --      --           --      --        2,667       5.11%
Equity securities              --       --           --       --           --      --       33,058    1.55%      33,058       1.55%
----------------------------------------------------------------------------------------------------------------------------------

     TOTAL               $119,762     6.22%    $134,115     6.20%    $ 26,503    6.66%    $ 62,133    4.37%    $342,513       5.91%
==================================================================================================================================

HELD TO MATURITY SECURITIES

                                                                    DECEMBER 31, 1997
                         ---------------------------------------------------------------------------------------------------------
                                                   AFTER ONE            AFTER FIVE
(IN THOUSANDS,             WITHIN ONE YEAR     THROUGH FIVE YEARS    THROUGH TEN YEARS     AFTER TEN YEARS             TOTAL
 EXCEPT PERCENTAGES)      AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT    YIELD      AMOUNT     YIELD     AMOUNT       YIELD
Obligations of
   states and
   political
   subdivisions(1)       $  6,512    11.76%    $ 13,799    10.44%    $ 31,578    9.49%    $ 64,922    8.49%     116,811       9.17%
----------------------------------------------------------------------------------------------------------------------------------

     TOTAL               $  6,512    11.76%    $ 13,799    10.44%    $ 31,578    9.49%    $ 64,922    8.49%     116,811       9.17%
==================================================================================================================================

(1) Yield on tax-exempt securities are computed on a fully taxable-equivalent basis using a marginal income tax rate of 35%.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 5

LOAN PORTFOLIO

         The amount of loans outstanding at the indicated dates is shown below according to the type of loan:

                                                                         DECEMBER 31
                                         -----------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PERCENTAGES)       1997              1996              1995              1994               1993
Commercial                           $  357,133        $  313,104        $  311,309          $294,705           $224,766
Real estate - construction               49,979            39,484            20,467            23,296             23,861
Real estate - mortgage                  610,846           577,266           503,168           468,408            441,167
Consumer installment and
   other loans                          209,349           217,206           256,923           196,640            140,963
                                     ----------        ----------        ----------          --------           --------
          TOTAL LOANS                $1,227,307        $1,147,060        $1,091,867          $983,049           $830,757
                                     ==========        ==========        ==========          ========           ========

         Percentage of loans by category to total loans:

                                                                         DECEMBER 31
                                           -----------------------------------------------------------------------------
                                           1997              1996              1995              1994               1993
Commercial                                29.10%            27.30%            28.51%            29.98%             27.06%
Real estate - construction                 4.07%             3.44%             1.88%             2.37%              2.87%
Real estate - mortgage                    49.77%            50.32%            46.08%            47.65%             53.10%
Consumer                                  17.06%            18.94%            23.53%            20.00%             16.97%
                                         ------            ------            ------            ------             ------

                                         100.00%           100.00%           100.00%           100.00%            100.00%
                                         ======            ======            ======            ======             ======


         In the normal course of business, Area both purchases and sells loans. As of December 31, 1997, $9,817,000 of loans were held for sale.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 6

SUMMARY OF LOAN LOSS EXPERIENCE

         The following is an analysis of the allowance for loan losses for the years ended December 31:

                                                            YEAR ENDED DECEMBER 31
(IN THOUSANDS, EXCEPT                ---------------------------------------------------------------------
  PERCENTAGES)                       1997            1996             1995            1994            1993
Beginning allowance
   for loan losses               $    18,663     $    17,814      $    16,370     $    13,770     $     9,836
Additions through
   acquisitions                           --              --              554              --           3,499
Reduction through
   divestiture                            --          (1,334)              --              --          (1,295)
Charge offs:
   Commercial                            909           1,124            2,452           1,700             844
   Real estate                           210              72              385             603           1,373
   Consumer                            2,528           3,415            2,559             900             714
-------------------------------------------------------------------------------------------------------------

     TOTAL CHARGE OFFS                 3,647           4,611            5,396           3,203           2,931
-------------------------------------------------------------------------------------------------------------

Recoveries:
   Commercial                            721           1,017              937             338             530
   Real estate                           182             117              104             152             164
   Consumer                              697             811              421             337             216
-------------------------------------------------------------------------------------------------------------

     TOTAL RECOVERIES                  1,600           1,945            1,462             827             910
-------------------------------------------------------------------------------------------------------------

Net charge offs (recoveries):
   Commercial                            188             107            1,515           1,362             314
   Real estate                            28             (45)             281             451           1,209
   Consumer                            1,831           2,604            2,138             563             498
-------------------------------------------------------------------------------------------------------------

     TOTAL NET CHARGE OFFS             2,047           2,666            3,934           2,376           2,021
-------------------------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES              3,271           4,849            4,824           4,976           3,751
-------------------------------------------------------------------------------------------------------------

ENDING ALLOWANCE FOR
   LOAN LOSSES                   $    19,887     $    18,663      $    17,814     $    16,370     $    13,770
=============================================================================================================

Average loans for the
    year                         $ 1,189,975     $ 1,123,900      $ 1,048,093     $   922,374     $   897,770
Allowance as a percentage
   of year-end loans                    1.62%           1.63%            1.63%           1.66%           1.66%
Allowance as a percentage
   of average loans                     1.67%           1.66%            1.70%           1.77%           1.53%
Net charge-offs as a
   percentage of average
   loans                                 .17%            .24%             .38%            .26%            .23%
Allowance as a percentage
   of non-performing assets            371.9%          364.9%           315.7%          203.1%          260.0%

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 7

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

         In the following summary, the allowance for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for losses within each category of loans. While this is an allocation, the allowance for loan losses can be used to absorb losses in any category. The amount of the allowance applicable to each category and the percentage of loans in each category to total loans follows:

(IN THOUSANDS, EXCEPT PERCENTAGES)
                                                             YEAR ENDED DECEMBER 31
             ----------------------------------------------------------------------------------------------------------------------
                      1997                    1996                    1995                    1994                    1993
             ----------------------  ----------------------  ----------------------  ----------------------  ----------------------
                         PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
             ALLOWANCE    LOANS TO   ALLOWANCE    LOANS TO   ALLOWANCE    LOANS TO   ALLOWANCE     LOANS TO  ALLOWANCE     LOANS TO
              FOR LOAN     TOTAL     FOR LOAN      TOTAL      FOR LOAN     TOTAL      FOR LOAN      TOTAL    FOR LOAN       TOTAL
               LOSSES      LOANS       LOSSES      LOANS       LOSSES      LOANS       LOSSES       LOANS     LOSSES        LOANS
Commercial    $ 6,226      29.10%     $ 4,212      27.30%     $ 4,461      28.51%     $ 3,771       29.98%   $ 3,199        27.06%
Real estate     5,460      53.84%       5,160      53.76%       3,134      47.96%       3,981       50.02%     3,556        55.97%
Consumer        5,873      17.06%       5,546      18.94%       6,088      23.53%       3,285       20.00%     1,877        16.97%
Unallocated     2,328        N/A        3,745        N/A        4,131        N/A        5,333         N/A      5,138          N/A
---------------------------------------------------------------------------------------------------------------------------------

              $19,887     100.00%     $18,663     100.00%     $17,814     100.00%     $16,370      100.00%   $13,770       100.00%
=================================================================================================================================


TABLE 8

NONPERFORMING ASSETS

         The following schedule shows the dollar amount of assets at December 31 which were nonperforming, nonaccrual loans, loans contractually past due 90 days or more as to interest or principal payments and still accruing, and other real estate owned:

                                                                          DECEMBER 31
                                         ---------------------------------------------------------------------------
(IN THOUSANDS)                           1997               1996             1995              1994             1993
Nonperforming assets:
Nonaccrual loans                        $2,173             $2,727           $3,559            $4,316           $1,804
Loans contractually past due
   90 days or more as to
   interest or principal
   payments and still
   accruing                              1,789              1,217              899             1,585              743
---------------------------------------------------------------------------------------------------------------------
     TOTAL NONPERFORMING LOANS           3,962              3,944            4,458             5,901            2,547
Other real estate owned                  1,386              1,171            1,185             2,158            2,748
---------------------------------------------------------------------------------------------------------------------
     TOTAL NONPERFORMING
       ASSETS                           $5,348             $5,115           $5,643            $8,059           $5,295
=====================================================================================================================

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 9

DEPOSIT INFORMATION

         Information relative to the average balances, average rates, year-end balances, and the changes from 1996 to 1997 are presented below:

                                                                    AMOUNT/RATE
(IN THOUSANDS, EXCEPT PERCENTAGES)      1997            1996          CHANGE
Non-Interest Bearing Demand
     Average Balance                $  176,438      $  174,568      $    1,870
     Average Rate                           --              --              --
     Year-End Balance                  196,776         196,565             211
Interest Bearing Demand
     Average Balance                   241,637         314,542         (72,905)
     Average Rate                         2.82%           2.98%           (.16%)
     Year-End Balance                  223,820         331,807        (107,987)
Savings Deposits
     Average Balance                   258,859         159,904          98,955
     Average Rate                         3.24%           2.84%            .40%
     Year-End Balance                  293,578         158,555         135,023
Time Deposits
     Average Balance                   708,155         724,305         (16,150)
     Average Rate                         5.49%           5.59%           (.10%)
     Year-End Balance                  718,958         707,472          11,486
Total Deposits
     Average Balance                 1,385,089       1,373,319          11,770
     Average Rate                         3.90%           3.97%            .07%
     Year-End Balance                1,433,132       1,394,399          38,733

         The maturity of time deposits of $100,000 or more issued by Area at December 31, 1997 is summarized in the following table:

                                                 TIME DEPOSITS OF $100,000
                                                          OR MORE
                                                     DECEMBER 31, 1997
                                                     -----------------
(IN THOUSANDS)
Three months or less                                     $ 48,278
Over three through twelve months                           48,150
Over twelve months                                         42,127
                                                         --------
          TOTAL                                          $138,555
                                                         ========

         The following is a brief description of the characteristics of each category of deposits presented above:

         Non-interest bearing accounts are unlimited transaction accounts that can be accessed by check, ACH, ATM, and in person.

         Interest bearing demand include both limited and unlimited transaction accounts that can be accessed by check, ACH, ATM, and in person.

         Savings accounts are interest bearing accounts that are not accessible by check, but are accessible by ACH, ATM, and in person.

         Time deposits consist of certificates of deposit with balances under $100,000 with fixed maturities of 14 days to four years. Certificates of deposit greater than $100,000 generally command premium pricing and have maturities usually less than one year.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 10

OTHER BORROWING INFORMATION

         Information relative to federal funds purchased and securities sold under agreements to repurchase, notes payable to the U.S. Treasury, advances from the Federal Home Loan Bank, and other borrowings is presented below:

(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                           AMOUNT/RATE
                                                    1997         1996        CHANGE
Federal Funds Purchased and Securities
Sold Under Agreements to Repurchase
-----------------------------------

Amount outstanding at December 31                 $148,552     $149,396     $   (844)
Maximum amount outstanding at any month-end        149,151      186,192      (37,041)
Average amount outstanding during the year         107,324      104,534        2,790
Weighted average interest rate during the year        5.14%        5.26%        (.12%)

Notes Payable to the U.S. Treasury
----------------------------------

Amount outstanding at December 31                   19,581        8,883       10,698
Maximum amount outstanding at any month-end         24,415       26,228       (1,813)
Average amount outstanding during the year          10,990        7,486        3,504
Weighted average interest rate during the year        5.52%        5.12%         .40%

Advances from the Federal Home Loan Bank
----------------------------------------

Amount outstanding at December 31                   84,336       49,313       35,023
Maximum amount outstanding at any month-end         96,942       53,555       43,387
Average amount outstanding during the year          51,131       49,400        1,731
Weighted average interest rate during the year        6.04%        6.78%        (.74%)

Other Borrowings
----------------

Amount outstanding at December 31                      397        6,324       (5,927)
Maximum amount outstanding at any month-end          9,789       40,236      (30,447)
Average amount outstanding during the year           5,006       14,805       (9,799)
Weighted average interest rate during the year        7.27%        4.94%        2.33%

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 11

ANALYSIS OF NON-INTEREST EXPENSE

         Non-interest expenses as reported adjusted for the sale of Cardinal Credit Corporation, Security First Network Bank spin-off to shareholders, a one-time stock compensation expense incurred in connection with amendments to certain stock options plans and a payment of a special SAIF assessment on SAIF-insured deposits.

                                      1996                        SECURITY            STOCK           SAIF           1996
                                       AS          CARDINAL    FIRST NETWORK      COMPENSATION       SPECIAL           AS
                                    REPORTED        CREDIT          BANK             EXPENSE       ASSESSMENT       ADJUSTED
                                    --------        ------          ----             -------       ----------       --------
             (IN THOUSANDS)
         Salaries and employee
            benefits                $31,907        $(1,321)       $  (729)           $(1,719)         $  --         $28,138
         Net occupancy expense        4,139           (266)           (52)                --             --           3,821
         Furniture and equipment
            expense                   4,438            (91)          (426)                --             --           3,921
         Federal deposit insurance    1,264             --            (30)                --           (726)            508
         Data processing expense      3,193            (22)          (158)                --             --           3,013
         Other                       20,971           (856)          (590)                --             --          19,525
         ------------------------------------------------------------------------------------------------------------------
                   TOTAL            $65,912        $(2,556)       $(1,985)           $(1,719)         $(726)        $58,926
         ==================================================================================================================

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Area Bancshares Corporation:

We have audited the accompanying consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Area Bancshares Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.





Louisville, Kentucky
February 20, 1998

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    1997            1996
ASSETS
Cash and due from banks                                                         $    84,378     $    76,923
Interest bearing deposits with banks                                                  5,804           5,884
Federal funds sold                                                                       --          13,647
Trading account securities                                                           45,873          43,877
Securities:
   Available for sale (amortized cost $324,731 in 1997 and $314,948 in 1996)        342,513         320,413
   Held to maturity (fair value $122,781 in 1997 and $101,122 in 1996)              116,811          97,120
                                                                                -----------     -----------
         TOTAL SECURITIES                                                           459,324         417,533
                                                                                -----------     -----------

Mortgage loans held for sale                                                          9,817          21,212

Loans, net of unearned discount                                                   1,227,307       1,147,060
   Less allowance for loan losses                                                    19,887          18,663
                                                                                -----------     -----------
         NET LOANS                                                                1,207,420       1,128,397
                                                                                -----------     -----------

Premises and equipment                                                               29,710          29,428
Goodwill and other intangible assets                                                 15,312          17,472
Other assets                                                                         43,811          41,917
                                                                                -----------     -----------
         TOTAL ASSETS                                                           $ 1,901,449     $ 1,796,290
                                                                                ===========     ===========

LIABILITIES
Deposits:
   Non-interest bearing demand                                                  $   196,776     $   196,565
   Interest bearing demand                                                          223,820         331,807
   Savings                                                                          293,578         158,555
   Certificates of deposit of $100,000 or more                                      138,555         132,457
   Other time                                                                       580,403         575,015
                                                                                -----------     -----------
         TOTAL DEPOSITS                                                           1,433,132       1,394,399
                                                                                -----------     -----------

Federal funds purchased                                                              38,691          49,486
Securities sold under agreements to repurchase                                      109,861          99,910
Notes payable to the U.S. Treasury                                                   19,581           8,883
Advances from the Federal Home Loan Bank                                             84,336          49,313
Other borrowings                                                                        397           6,324
Other liabilities                                                                    18,902          18,592
                                                                                -----------     -----------
         TOTAL LIABILITIES                                                        1,704,900       1,626,907
                                                                                -----------     -----------

SHAREHOLDERS' EQUITY
Preferred stock, no par value; authorized 500,000 shares; none issued                    --              --
Common stock, no par value; authorized shares: 1997, 50,000,000;
   1996, 16,000,000; issued and outstanding shares: 1997, 15,576,916;
   1996, 15,514,222                                                                  24,254          24,197
Paid-in capital                                                                      35,632          35,142
Retained earnings                                                                   126,104         107,581
Deferred compensation on restricted stock                                              (612)           (469)
ESOP and MRP loan obligations                                                          (337)           (628)
Net unrealized gains on securities available for sale                                11,508           3,560
                                                                                -----------     -----------
         TOTAL SHAREHOLDERS' EQUITY                                                 196,549         169,383
Commitments and contingent liabilities
                                                                                -----------     -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 1,901,449     $ 1,796,290
                                                                                ===========     ===========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1997        1996        1995
INTEREST INCOME:
   Loans, including fees                                     $111,486    $106,491    $100,692
   Interest bearing deposits with banks                           293         369         412
   Federal funds sold                                           1,034       1,435       1,220
   Taxable securities                                          19,533      22,710      23,803
   Tax exempt securities                                        6,903       5,830       5,961
                                                             --------    --------    --------
      TOTAL INTEREST INCOME                                   139,249     136,835     132,088
                                                             --------    --------    --------

INTEREST EXPENSE:
   Deposits                                                    54,062      54,453      51,409
   Federal funds purchased and securities sold under
        agreements to repurchase                                5,520       5,494       7,178
   Advances from the Federal Home Loan Bank                     3,090       3,348       4,732
   Other borrowings                                               971       1,115       1,011
                                                             --------    --------    --------
      TOTAL INTEREST EXPENSE                                   63,643      64,410      64,330
                                                             --------    --------    --------

      NET INTEREST INCOME                                      75,606      72,425      67,758

   Provision for loan losses                                    3,271       4,849       4,824
                                                             --------    --------    --------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      72,335      67,576      62,934
                                                             --------    --------    --------

NON-INTEREST INCOME:
   Commissions and fees on fiduciary activities                 4,264       3,634       2,879
   Service charges on deposit accounts                          6,675       6,400       5,770
   Other service charges, commissions and fees                  5,036       4,751       5,610
   Securities gains, net                                           21       3,265       1,139
   Gains on sales of loans, net                                 1,374       8,912         970
   Other income                                                   952       1,276       2,045
                                                             --------    --------    --------
      TOTAL NON-INTEREST INCOME                                18,322      28,238      18,413
                                                             --------    --------    --------

NON-INTEREST EXPENSES:
   Salaries and employee benefits                              29,133      31,907      30,603
   Net occupancy expense                                        4,074       4,139       4,006
   Furniture and equipment expense                              4,488       4,438       4,081
   Federal deposit insurance                                      238       1,264       1,681
   Data processing expense                                      3,215       3,193       2,749
   Other                                                       20,209      20,971      21,294
                                                             --------    --------    --------
      TOTAL NON-INTEREST EXPENSES                              61,357      65,912      64,414
                                                             --------    --------    --------

   Income before income taxes                                  29,300      29,902      16,933

   Income tax expense                                           8,491      10,016       4,487
                                                             --------    --------    --------

      NET INCOME                                             $ 20,809    $ 19,886    $ 12,446
                                                             ========    ========    ========

      NET INCOME PER SHARE:         BASIC                    $   1.35    $   1.28    $    .81
                                                             ========    ========    ========
                                    DILUTED                  $   1.33    $   1.26    $    .79
                                                             ========    ========    ========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                DEFERRED      ESOP        NET UNREALIZED
                                                                              COMPENSATION     AND      GAINS (LOSSES) ON
                                                                                   ON          MRP          SECURITIES
                                        COMMON STOCK      PAID-IN   RETAINED   RESTRICTED     LOAN           AVAILABLE
                                      SHARES     AMOUNT   CAPITAL   EARNINGS     STOCK     OBLIGATIONS        FOR SALE       TOTAL
Balance, December 31,
   1994, as previously
   reported                          7,625,539  $17,854   $10,000   $ 68,267     $(475)      $    --          $(3,556)     $ 92,090
Adjustment for
   acquisition accounted
   for using the pooling-
   of-interests method               2,531,763    5,924    20,911     11,185        --        (1,058)            (679)       36,283
                                    ----------  -------   -------   --------     -----       -------          -------      --------
Balance, December 31,
   1994, as adjusted                10,157,302   23,778    30,911     79,452      (475)       (1,058)          (4,235)      128,373

Net income                                                            12,446                                                 12,446
Cash dividends declared
   ($.09 per share)                                                   (2,166)                                                (2,166)
Issuance of common stock                 3,287        8                                                                           8
Repurchase of common
   stock                               (12,385)     (51)                (168)                                                  (219)
Stock options exercised,
   including tax benefits              163,936      388     1,700        684                                                  2,772
Restricted stock issued                  2,000        7                   44       (51)                                          --
Amortization of deferred
   compensation on
   restricted stock                                                                 17                                           17
Repayment of ESOP and
   MRP loan obligations                                                                          215                            215
Net unrealized gain on
   securities transferred from
   held-to-maturity to
   available for sale                                                                                             723           723
Change in unrealized gains
   on securities available for
   sale, net of taxes                                                                                           7,555         7,555
                                    ----------  -------   -------   --------     -----       -------          -------      --------
Balance, December 31, 1995          10,314,140   24,130    32,611     90,292      (509)         (843)           4,043       149,724

Net income                                                            19,886                                                 19,886
Cash dividends declared
   ($.107 per share)                                                  (2,461)                                                (2,461)
Issuance of common stock               156,106      364     4,632                                                             4,996
Repurchase of common
   stock                              (190,906)    (445)   (2,804)    (1,066)                                                (4,315)
Stock options exercised,
   including tax benefits               64,211      148       703        292                                                  1,143
3-for-2 stock split                  5,170,671                                                                                   --
Spin-off of SFNB                                                         638                                                    638
Amortization of deferred
   compensation on
   restricted stock                                                                 40                                           40
Repayment of ESOP and
   MRP loan obligations                                                                          215                            215
Change in unrealized gains
   on securities available for
   sale net of taxes                                                                                             (483)         (483)
                                    ----------  -------   -------   --------     -----       -------          -------      --------
Balance, December 31, 1996          15,514,222  $24,197   $35,142    107,581     $(469)      $  (628)         $ 3,560      $169,383


                                   (CONTINUED)

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                DEFERRED      ESOP        NET UNREALIZED
                                                                              COMPENSATION     AND      GAINS (LOSSES) ON
                                                                                   ON          MRP          SECURITIES
                                        COMMON STOCK      PAID-IN   RETAINED   RESTRICTED     LOAN           AVAILABLE
                                      SHARES     AMOUNT   CAPITAL   EARNINGS     STOCK     OBLIGATIONS        FOR SALE       TOTAL
Net income                                                            20,809                                                 20,809
Cash dividends declared
   ($.125 per share)                                                  (2,523)                                                (2,523)
Repurchase of common
   stock                               (24,674)     (39)                (483)                                                  (522)
Stock options exercised,
   including tax benefits               81,938       87       490        503                                                  1,080
Net restricted stock issued              5,430        9                  217      (226)                                          --
Amortization of deferred
   compensation on
   restricted stock                                                                 83                                           83
Repayment of ESOP and
   MRP loan obligations                                                                          291                            291
Change in unrealized gains
   on securities available for
   sale, net of tax                                                                                             7,948         7,948
                                    ----------  -------   -------   --------     -----       -------          -------      --------
BALANCE, DECEMBER 31,
   1997                             15,576,916  $24,254   $35,632   $126,104     $(612)      $  (337)         $11,508      $196,549
                                    ==========  =======   =======   ========     =====       =======          =======      ========

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1997, 1996, 1995
                                 (IN THOUSANDS)

                                                                             1997          1996          1995
Cash flows from operating activities:
Net income                                                                $  20,809     $  19,886     $  12,446
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Provision for loan losses                                                  3,271         4,849         4,824
   Depreciation, amortization and accretion, net                              4,826         6,458         4,431
   Gain on sales of securities, net                                             (21)       (3,265)       (1,139)
   Gain on sales of loans, net                                               (1,374)       (8,912)         (970)
   Deferred income taxes                                                       (160)         (339)          939
   Proceeds from sales of trading account securities                         39,510        85,954       178,112
   Proceeds from maturities of trading account securities                   157,000        98,000        12,000
   Purchases of trading account securities                                 (198,461)     (177,367)     (198,997)
   Purchase and origination of mortgage loans held for sale                (110,268)     (128,817)     (119,452)
   Proceeds from sales of mortgage loans held for sale                      123,037       132,447       117,991
   Other, net                                                                (2,123)        4,011        (3,859)
                                                                          ---------     ---------     ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                           36,048        32,905         6,326
                                                                          ---------     ---------     ---------

Cash flows from investing activities:
   Net (increase) decrease in interest bearing deposits with banks               80        (1,278)       (4,429)
   Net (increase) decrease in federal funds sold                             13,647        (3,472)        4,204
   Proceeds from sales of securities available for sale                      37,068        75,726        85,202
   Proceeds from maturities and calls of securities available for sale      114,642       109,079       118,214
   Proceeds from maturities and calls of securities held to maturity          6,019         4,882        14,794
   Purchases of securities available for sale                              (160,893)     (162,791)     (198,398)
   Purchases of securities held to maturity                                 (25,414)      (10,885)      (13,129)
   Loans originated, net of principal collected                             (85,674)     (107,571)     (102,023)
   Purchases of premises and equipment                                       (4,767)       (7,770)       (7,570)
   Proceeds from sales of other real estate owned                               841           376         1,967
   Proceeds from sales of premises and equipment                                123           149           347
   Proceeds from sales of loans                                                  --        33,551            --
   Purchase of Citizens Deposit Bancshares, net of cash and
     due from banks                                                              --            --        (3,423)
   Spin-off of subsidiary                                                        --          (764)           --
                                                                          ---------     ---------     ---------
         NET CASH USED IN INVESTING ACTIVITIES                             (104,328)      (70,768)     (104,244)
                                                                          ---------     ---------     ---------




                                   (CONTINUED)

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                    YEARS ENDED DECEMBER 31, 1997, 1996, 1995
                                 (IN THOUSANDS)

                                                                               1997          1996          1995
Cash flows from financing activities:
   Increase in deposits                                                     $  38,733     $  58,208     $ 125,889
   Increase (decrease) in federal funds purchased                             (10,795)       19,311        (9,575)
   Increase (decrease) in securities sold under agreements to repurchase        9,951       (27,985)        3,155
   Increase (decrease) in notes payable to the U.S. Treasury                   10,698         4,282        (4,529)
   Increase (decrease) in advances from the Federal Home Loan Bank             35,023        19,924       (30,220)
   Increase (decrease) in other borrowings                                     (5,636)      (32,927)       15,201
   Proceeds from stock options exercised and issuance of common stock             808         5,864         2,096
   Repurchase of common stock                                                    (522)       (4,315)         (219)
   Cash dividends paid                                                         (2,523)       (2,486)       (2,141)
                                                                            ---------     ---------     ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                             75,737        39,876        99,657
                                                                            ---------     ---------     ---------

Increase in cash and due from banks                                             7,455         2,013         1,739
Cash and due from banks, beginning of year                                     76,923        74,910        73,171
                                                                            ---------     ---------     ---------
CASH AND DUE FROM BANKS, END OF YEAR                                        $  84,378     $  76,923     $  74,910
                                                                            =========     =========     =========

Supplemental cash flow information:
   Income tax payments                                                      $   6,050     $   8,183     $   3,345
   Interest payments                                                        $  63,213     $  64,079     $  62,632

Non-cash transactions:
   Loans transferred to other assets                                        $   2,029     $   1,038     $   1,178
   Securities held to maturity
      transferred to available for sale                                            --            --     $  29,166








          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Area Bancshares Corporation, (the "Corporation") and its wholly owned subsidiaries, The Owensboro National Bank and subsidiary, First City Bank and Trust Company and its subsidiary, ABC Credit Corporation, Southern Deposit Bank, Commonwealth Bancorp of Glasgow and subsidiaries, a wholly owned bank holding company which includes Bowling Green Bank and Trust Company, N.A., and The New Farmers National Bank of Glasgow, Citizens Deposit Bancshares and subsidiary, a wholly owned bank holding company which includes Citizens Deposit Bank, and Area Services, Inc., a wholly owned non-bank subsidiary. Also included is Cardinal Bancshares, Inc., a bank and thrift holding company whose subsidiaries include: The Vine Street Trust Company and its principal subsidiary, VST Financial Services; HNB Bank, N.A., Alliance Bank, FSB, First & Peoples Bank, The Jefferson Banking Company and Cardinal Data Services Corporation. The Corporation and its subsidiaries are primarily engaged in commercial and personal banking services and the consumer finance business throughout the Commonwealth of Kentucky. Significant intercompany accounts and transactions have been eliminated in consolidation.

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates. Generally accepted accounting principles also require disclosure of contingent assets and liabilities at the date of the financial statements. Material estimates that are particularly susceptible to significant change in the near-term are related to the determination of the allowance for loan losses.

         SECURITIES

         Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and valued at fair value with unrealized gains and losses included in earnings.

         Securities held to maturity are those securities which management has the intent and ability to hold to maturity, and are stated at amortized cost.

         Securities classified as available for sale, which are reported at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of shareholders' equity, include all securities not classified as trading account securities or securities held to maturity. These include securities used as part of the Corporation's asset/liability strategy and may be sold in response to changes in interest rates, repayment risk, the need or desire to increase capital, and other similar factors. Gains or losses on sales of securities available for sale are recognized at the time of sale, based upon the specific identification of the security sold, and are included in non-interest income in the consolidated statements of income.

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

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         LOANS

         Loans are stated at unpaid principal, reduced by unearned discount. Interest income on discount-basis loans is recognized using a method which approximates the interest method. Interest on all other loans is recognized using the interest method on principal amounts outstanding during the period. The recognition of interest income on loans is discontinued at the earlier of 90 days or when in the opinion of management the collection of principal or interest is doubtful. Interest received on non-accrual loans is either applied to principal or recorded as interest income according to management's judgement as to collectability of principal. A non-accrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. Loan fees are not significant.

         Impaired loans are measured based on the present value of future cash flows discounted at the loan's contractual interest rate or fair value of the collateral if the loan is collateral dependent. The Corporation does not apply the impairment criteria to individual loans which are part of a large group of smaller-balance homogeneous loans, such as residential mortgage and consumer loans. Such loans are collectively evaluated for impairment.

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

         PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation and amortization, which are computed on either the straight-line or declining-balance methods over the estimated useful lives of the assets. Gains or losses on disposition are reflected in current earnings. Maintenance and repairs are charged to expense as incurred.

         GOODWILL AND OTHER INTANGIBLE ASSETS

         The excess cost over fair value of net assets acquired in purchase business combinations (goodwill) of $10,704,000 and $12,015,000 net of accumulated amortization as of December 31, 1997 and 1996, respectively, is being amortized over a 10-20 year period on a straight-line basis. Other intangible assets consist of the value of core deposits purchased of approximately $3,595,000 and $4,294,000, net of accumulated amortization, as of December 31, 1997 and 1996, respectively, which is being amortized by an accelerated method over ten years and a purchased bank charter of $1,013,000 and $1,163,000 as of December 31, 1996 and 1995, respectively, which is being amortized over a ten-year period on a straight-line basis. The Corporation assesses impairment of goodwill and other intangible assets by comparing the carrying amounts with the projected undiscounted future net cash flows. Based on this assessment, the Corporation determined that there was no impairment of these intangible assets as December 31, 1997.

         OTHER ASSETS

         Included in other assets is real estate acquired in settlement of loans, which is carried at the lower of cost or fair value, net of selling costs. Fair value is the amount that the Corporation could reasonably expect to receive for these assets in a sale between a willing buyer and a willing seller. Any write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Costs relating to holding real estate acquired in settlement of loans are charged against income as incurred.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         MORTGAGE SERVICING RIGHTS

         The Corporation accounts for mortgage servicing rights in accordance with Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"). SFAS 125, which superseded Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, requires that rights to service mortgage loans for others be recognized as assets, without regard to whether those assets were acquired in purchase transactions or through loan originations. The carrying value of mortgage servicing rights and the related amortization are evaluated in relation to estimated future net servicing revenues. The Corporation evaluates the value of the mortgage servicing rights by considering market prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Impairment and subsequent adjustments, if any, are recognized by a valuation allowance and a charge against servicing income.

         INTEREST RATE SWAPS

         The Corporation uses interest rate swaps to manage its sensitivity to interest rate risk. These off-balance-sheet financial instruments are employed to hedge the inherent interest rate risk of specific on-balance-sheet assets or liabilities, rather than for speculative trading.

         Interest income and expense for each interest rate swap contract is accrued over the term of the agreement as an adjustment to the yield of the related asset or liability. Similarly, transaction fees are deferred and amortized through income and expense over the lives of the agreements. The fair value of the interest rate swaps is not included in the financial statements.

         NET INCOME PER COMMON SHARE

         Effective December 31, 1997, the Corporation adopted FASB Statement No. 128, "Earnings Per Share", which requires the computation and disclosure of basic and diluted net income per share. Prior years' net income per share amounts have been restated to reflect the adoption of FASB Statement No. 128. Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is determined by dividing net income by the weighted average number of shares of common stock outstanding plus the weighted average number of shares that would be issued upon exercise of dilutive options assuming proceeds are used to repurchase shares pursuant to the treasury stock method.

         STATEMENTS OF CASH FLOWS

         For purposes of the consolidated statements of cash flows, the Corporation considers all cash and non-interest bearing deposits with banks to be cash equivalents.

2.       BUSINESS COMBINATIONS AND ASSET DISPOSITIONS

         On November 16, 1995, the Corporation acquired Citizens Deposit Bancshares, ("Citizens Bancshares") for cash and notes payable of approximately $7,560,000. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Citizens Bancshares have been included in the consolidated financial statements since the date of acquisition.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

2.       BUSINESS COMBINATIONS AND ASSET DISPOSITIONS (CONTINUED)

         The aggregate fair value of net assets acquired in the Citizens Bancshares acquisition included the following:

         IN THOUSANDS

         Cash and due from banks                      $    723
         Federal funds sold                              2,000
         Securities                                      5,316
         Loans, net                                     25,181
         Premises and equipment                             89
         Other assets                                      843
         Deposits                                      (29,411)
         Other liabilities                                (595)
                                                      --------
               NET ASSETS ACQUIRED                    $  4,146
                                                      ========

         Total revenue and net income from Citizens Bancshares for the one-and-one-half months beginning November 16, 1995, of approximately $375,000 and $51,600, respectively, is included in the Corporation's 1995 consolidated statement of income.

         The spin-off of Security First Network Bank ("SFNB") from the Corporation was effected pursuant to the First Amended and Restated Plan of Distribution. Under the Plan of Distribution, following a payment of a $3,000,000 cash dividend from SFNB, the Corporation effected the distribution by delivering prorata to each of its shareholders of record on the record date for the distribution all of the outstanding shares of SFNB's common stock (2,398,908 shares). As a result of the distribution, the Corporation no longer owns any interest in SFNB.

         Summary financial data related to SFNB as of May 23, 1996, the date of the spin-off, follows:

         IN THOUSANDS

         Cash and due from banks                      $    764
         Interest bearing deposits in banks              3,657
         Securities available for sale                  14,216
         Loans, net                                     20,637
         Premises and equipment                          3,959
         Other assets                                      870
         Deposits                                       42,644
         Advances from Federal Home Loan Bank            1,230
         Other liabilities                                 867
         Stockholders' equity                             (638)

         During the period from January 1, 1996 to May 23, 1996, and for the year ended December 31, 1995, SFNB's net loss before income taxes was ($1,482,000), and ($1,983,000), respectively.

         On May 14, 1996, the Corporation completed the sale of substantially all of the assets of Cardinal Credit Corporation ("Cardinal Credit") to Norwest Financial Kentucky, Inc. The Corporation recorded a gain of approximately $8,230,000 in connection with such sale, which is included in gains on sales of loans in the accompanying consolidated statements of income. As part of the agreement with Norwest, the Corporation agreed that for three years it would not engage, within the market area of Cardinal Credit, in the consumer finance business in the same or substantially similar manner in which Cardinal Credit engaged in that business. The agreement does not, however preclude any subsidiary from engaging in this banking business, including the origination of consumer loans, as currently conducted.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2.       BUSINESS COMBINATIONS AND ASSET DISPOSITIONS (CONTINUED)

         On September 30, 1997, Area consummated a merger with Cardinal Bancshares, Inc. of Lexington, Kentucky. Area exchanged 2.7391 shares of its stock for each share of Cardinal for a total of 4,205,722 shares issued. This transaction was accounted for as a pooling-of-interests.

         The following table presents a restatement of net interest income, net income, and net income per share to reflect this pooling-of-interests transaction:

         (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  AREA
                                                BANCSHARES          CARDINAL
                                               CORPORATION       BANCSHARES, INC.         COMBINED
         Nine months ended September 30, 1997
          (unaudited)
            Net interest income                $   34,884            $21,548               $56,432
            Net income                             11,169              4,392                15,561
            Net income per share - basic                                                      1.01
            Net income per share - diluted                                                     .97

         Year Ended December 31, 1996
            Net interest income                $   44,201            $28,224               $72,425
            Net income                             15,555              4,331                19,886
            Net income per share - basic                                                      1.28
            Net Income per share - diluted                                                    1.26

         Year Ended December 31, 1995
            Net interest income                $   39,977            $27,781               $67,758
            Net income                             11,582                864                12,446
            Net income per share - basic                                                       .81
            Net income per share - diluted                                                     .79

3.       SECURITIES

         Trading Account Securities

         Gross realized losses on the sales of trading account securities were approximately $15,000, $24,000 and $21,000 in 1997, 1996, and 1995,
         respectively. There were no realized gains on the sales of trading account securities in 1997, 1996 or 1995.

         Securities Available for Sale

         The amortized cost, gross unrealized gains and losses, and approximate fair value of securities available for sale at December 31, 1997 and 1996, are as follows:

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

3.       SECURITIES (CONTINUED)

         IN THOUSANDS

         DECEMBER 31, 1997                                       AMORTIZED      UNREALIZED        UNREALIZED         FAIR
                                                                   COST           GAINS             LOSSES           VALUE
         U.S. Treasury and Federal agencies                      $232,694         $ 1,095           $  436         $233,353
         Mortgage-backed securities                                55,959             719              110           56,568
         Obligations of states and political subdivisions          16,115             752               --           16,867
         Equity and other securities                               19,963          15,824               62           35,725
                                                                 --------         -------           ------         --------

            TOTALS                                               $324,731         $18,390           $  608         $342,513
                                                                 ========         =======           ======         ========


         DECEMBER 31, 1996                                       AMORTIZED      UNREALIZED        UNREALIZED         FAIR
                                                                   COST           GAINS             LOSSES           VALUE
         U.S. Treasury and Federal agencies                      $235,523         $ 1,601           $  619         $236,505
         Mortgage-backed securities                                60,959             732              355           61,336
         Obligations of states and political subdivisions           3,898              51                    5        3,944
         Equity and other securities                               14,568           4,233              173           18,628
                                                                 --------         -------           ------         --------

            TOTALS                                               $314,948         $ 6,617           $1,152         $320,413
                                                                 ========         =======           ======         ========

         Gross gains of approximately $80,000, $3,395,000 and $1,378,000 and gross losses of approximately $44,000, $106,000 and $218,000 were realized on sales of securities available for sale in 1997, 1996, and 1995 respectively.

         Effective December 1, 1995, a one-time reassessment of the Corporation's securities held to maturity was undertaken, as permitted by the Financial Accounting Standards Board's special report related to the implementation of FASB Statement No. 115. In connection with that reassessment, the Corporation transferred securities held to maturity with an amortized cost of $29,166,000 to securities available for sale in order to permit more responsiveness to changes in interest rates and other balance sheet management factors.

         Securities Held to Maturity

         The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held to maturity at December 31, 1997 and 1996, are as follows:

         IN THOUSANDS

         DECEMBER 31, 1997                                       AMORTIZED      UNREALIZED        UNREALIZED         FAIR
                                                                   COST           GAINS             LOSSES           VALUE
         Obligations of states and political subdivisions        $116,811         $ 6,485           $  515         $122,781
                                                                 ========         =======           ======         ========

         DECEMBER 31, 1996

         Obligations of states and political subdivisions        $ 97,120         $ 4,669           $  667         $101,122
                                                                 ========         =======           ======         ========

         Contractual Maturities

         The amortized cost and approximate fair value of securities at December 31, 1997, by contractual maturity, are shown on the following page. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.       SECURITIES (CONTINUED)

                                                        SECURITIES             SECURITIES
                                                    AVAILABLE FOR SALE      HELD TO MATURITY
                                                   AMORTIZED     FAIR      AMORTIZED     FAIR
         IN THOUSANDS                                COST        VALUE       COST        VALUE
         Due in one year or less                   $110,982    $111,260    $  6,512    $  6,618
         Due after one year through five years      121,242     121,610      13,799      14,607
         Due after five years through ten years       2,856       2,948      31,578      33,692
         Due after ten years                         13,729      14,402      64,922      67,864
         Equity securities                           19,963      35,725          --          --
                                                   --------    --------    --------    --------
                                                    268,772     285,945     116,811     122,781
         Mortgage-backed securities                  55,959      56,568          --          --
                                                   --------    --------    --------    --------
               TOTALS                              $324,731    $342,513    $116,811    $122,781
                                                   ========    ========    ========    ========

         Securities with a par value of approximately $223,373,000 and $238,196,000 at December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

4.       LOANS

         Loans are summarized as follows:

                                                                   DECEMBER 31
         IN THOUSANDS                                          1997          1996
         Commercial, financial and agricultural             $  357,133    $  313,104
         Real estate-construction                               49,979        39,484
         Real estate-mortgage                                  610,846       577,266
         Installment and other, net of unearned discount       209,349       217,206
                                                            ----------    ----------

              TOTALS                                        $1,227,307    $1,147,060
                                                            ==========    ==========

         The maturity dates of loans are as follows:

         IN THOUSANDS
                                                    DUE AFTER ONE
         DECEMBER 31, 1997             DUE IN ONE    YEAR THROUGH     DUE AFTER
                                      YEAR OR LESS    FIVE YEARS      FIVE YEARS       TOTAL
         Commercial, financial and
           agricultural                $  283,411     $   54,862      $   18,860    $  357,133
         Real estate-construction          49,979             --              --        49,979
         All other loans                  410,293        327,472          82,430       820,195
                                       ----------     ----------      ----------    ----------

              TOTALS                   $  743,683     $  382,334      $  101,290    $1,227,307
                                       ==========     ==========      ==========    ==========

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

4.       LOANS, (CONTINUED)

         Commercial, financial and agricultural loans with maturities over one year at December 31, 1997 are summarized below based on contractual rates of interest:

                                                                        DECEMBER 31, 1997
         Maturities over one year with variable rates of interest             $16,560
         Maturities over one year with fixed rates of interest                 57,162
                                                                              -------

               TOTAL                                                          $73,722
                                                                              =======

         The principal amount of loans serviced for the benefit of others at December 31, 1997 and 1996 totaled approximately $149,216,000 and $123,112,000, respectively.

         The principal amount of nonaccrual loans at December 31, 1997, 1996 and 1995 totaled approximately $2,173,000, $2,727,000 and $3,559,000, respectively. Interest that would have been recorded if all such loans were on a current status in accordance with original terms was approximately $155,000, $342,000, and $344,000 in 1997, 1996, and 1995,
         respectively. The amount of interest income that was recorded for such loans was approximately $13,000, $118,000, and $72,000 in 1997, 1996,
         1995, respectively.

         INFORMATION REGARDING IMPAIRED LOANS FOLLOWS:            1997      1996      1995

         IN THOUSANDS
         Recorded investment                                     $6,248    $6,398    $9,086
         Impaired loans with valuation allowance                  5,133     3,549     5,976
         Amount of valuation allowance                              977       903     1,652
         Amount of impaired loans without valuation allowance     1,115     2,849     3,110
         Average recorded investment                              6,176     7,635     9,243
         Interest recognized during impairment                      740       459     1,698

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

5.       ALLOWANCE FOR LOAN LOSSES

         An analysis of changes in the allowance for loan losses follows:

                                                                         YEAR ENDED DECEMBER 31
         IN THOUSANDS                                                1997        1996         1995
         Balance at beginning of year                              $ 18,663    $ 17,814     $ 16,370
         Effect of business combinations and asset dispositions          --      (1,334)         554
         Provision for loan losses                                    3,271       4,849        4,824
         Loans charged off                                            3,647      (4,611)      (5,396)
         Recoveries of loans previously charged off                   1,600       1,945        1,462
                                                                   --------    --------     --------
                   BALANCE AT END OF YEAR                          $ 19,887    $ 18,663     $ 17,814
                                                                   ========    ========     ========

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6.       PREMISES AND EQUIPMENT

         A summary of premises and equipment follows:

                                                               DECEMBER 31
                                                             1997       1996
         IN THOUSANDS
         Bank premises                                     $31,404    $30,436
         Furniture and equipment                            25,351     22,387
         Leasehold improvements                              3,513      3,463
                                                           -------    -------
                                                            60,268     56,286
         Less accumulated depreciation and amortization     30,558     26,858
                                                           -------    -------
             TOTALS                                        $29,710    $29,428
                                                           =======    =======

7.       OTHER REAL ESTATE OWNED

         Other real estate owned (OREO) includes properties that the Corporation's subsidiaries have taken title in full or partial satisfaction of repayment obligations. At December 31, 1997 and 1996, OREO aggregated approximately $1,386,000 and $1,171,000, respectively.

8.       CAPITALIZED SERVICING RIGHTS

         An analysis of capitalized servicing rights for the year ended December 31, 1997 is as follows:

         IN THOUSANDS                      PURCHASED    ORIGINATED      TOTAL
                                           ---------    ----------      -----
         Balance, December 31, 1996          $196          $ 82          $278
           Amounts capitalized                113           430           543
           Sales                             (142)           --          (142)
           Amortization                       (23)          (82)         (105)
                                             ----          ----          ----
         BALANCE, DECEMBER 31, 1997          $144          $430          $574
                                             ====          ====          ====

         Capitalized servicing rights are stated at cost less amortization over the estimated useful lives of the assets. The Corporation evaluates the carrying value and related amortization of the assets by considering prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Impairment and subsequent adjustments, if any, are recognized by a valuation allowance and a charge against servicing income. The estimated fair value of capitalized servicing rights as of December 31, 1997 was approximately $1,101,000.

9.       DEPOSITS

         Interest expense on certificates of deposit of $100,000 or more was approximately $7,482,000, $7,462,000 and $5,982,000 for 1997, 1996 and
         1995, respectively.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

9.       DEPOSITS (CONTINUED)

         At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

         IN THOUSANDS

         Year of maturity
             1998                                     $452,839
             1999                                      196,251
             2000                                       53,287
             2001                                        6,294
             2002                                        9,139
             2003 and there after                        1,148
                                                      --------
                 TOTAL                                $718,958
                                                      ========

         At December 31, 1997 and 1996 the Corporation had $298,000 and no brokered deposits, respectively.

10.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Information pertaining to securities sold under agreements to repurchase follows:

                                                                  DECEMBER 31
                                                         1997         1996       1995
         DOLLARS IN THOUSANDS

         Amount outstanding at December 31             $109,861    $ 99,910    $127,895
         Average amount outstanding during the year      86,528      90,050     119,762
         Maximum amount outstanding at any month-end    109,861     115,814     131,939
         Weighted average interest rate:
           As of year-end                                  4.99%       4.54%       5.16%
           Paid during year                                5.06%       4.95%       5.50%

         The Corporation has repurchase agreements where the collateral remains under its control as well as agreements where the counterparty maintains control of the collateral.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11.      ADVANCES FROM THE FEDERAL HOME LOAN BANK

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

         IN THOUSANDS                      DECEMBER 31, 1997                 DECEMBER 31, 1996
                                                        WEIGHTED                         WEIGHTED
                                                         AVERAGE                          AVERAGE
                                                        INTEREST                         INTEREST
         YEAR OF MATURITY               AMOUNT            RATE            AMOUNT           RATE
         1997                           $    --             --           $14,641           5.50%
         1998                            42,105           6.28%            2,369           5.51%
         1999                             4,206           6.11%            4,423           6.14%
         2000                            10,171           6.71%              220           7.22%
         2001                             2,842           6.33%            3,134           6.31%
         2002-2006                       12,555           6.41%           12,389           6.40%
         2007-2011                        9,986           7.59%           10,123           7.58%
         2012 and thereafter              2,471           6.95%            2,014           6.53%
                                        -------           ----           -------           ----
             TOTALS                     $84,336           6.52%          $49,313           6.32%
                                        =======           ====           =======           ====

         Scheduled principal repayments on advances from the FHLB at December 31, 1997, are approximately $43,101,000, $4,969,000, $10,941,000,
         $3,038,000 and $5,370,000 for 1998 through 2002, respectively, and
         $16,917,000 thereafter.

12.      OTHER BORROWINGS

         Other borrowings consist of the following:                          DECEMBER 31

         IN THOUSANDS                                                   1997              1996
         Revolving credit $20,000,000 promissory note dated
         April 1, 1993 at a varying rate of interest equal
         to the lesser of prime or the adjusted LIBOR rate
         plus 1.15% with a final maturity of June 30, 1998.
         The interest rate at December 31, 1996 was 6.81%.              $ --              $375

         Promissory note, dated March 27, 1991, at a varying
         rate of interest equal to The Owensboro National
         Bank's one-year certificate of deposit rate
         adjusted annually, payable in annual installments
         of $10,269 plus interest with a final maturity of
         April 1, 2003. The interest rate at December 31,
         1997 was 4.62%.                                                  61                71

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

12.      OTHER BORROWINGS (CONTINUED)

         IN THOUSANDS                                                   1997               1996
         Promissory note, dated August 24, 1995, due August
         27, 1997 to the Student Loan Marketing Association,
         at a varying rate of interest equal to the thirteen
         (13) week U.S. Treasury bill coupon issue yield
         plus .67%. The interest rate at December 31, 1996
         was 5.887%.                                                      --               4,000

         Line of credit payable to a bank, due June 30,
         1997. Interest was payable quarterly at the prime
         rate minus .5% as of December 31, 1996 (7.75% at
         December 31, 1996).                                              --               1,250

         Cardinal Bancshares, Inc. Affiliates Employee Stock
         Ownership Plan (ESOP) note payable to a bank in
         annual principal installments of $26,015 through
         December 1999. Interest is payable quarterly at the
         prime rate.                                                      52                  78

         Cardinal Bancshares, Inc. Affiliates Employee Stock
         Ownership Plan (ESOP) note payable to a bank in
         annual principal installments of $94,875 through
         December 2000. Interest is payable quarterly at the
         prime rate.                                                     284                 380

         First Federal Management Retention Plan (MRP) note
         payable to a bank in annual principal installments
         of $18,211 through December 1997. Interest was
         payable quarterly at the prime rate.                             --                  18

         Mutual Federal Management Retention Plan (MRP) note
         payable to a bank in annual principal installments
         of $75,900 through December 1998. Interest was
         payable quarterly at the prime rate.                             --                 152

           TOTALS                                                       $397              $6,324

         Scheduled principal repayments on other borrowings at December 31, 1997, are approximately $131,000, $131,000, $104,000, $10,000, and
         $10,000 for 1998 through 2002, respectively, and $11,000 thereafter.

13.      INCOME TAXES

         The components of income tax expense (benefit) are as follows:

                                                             YEAR ENDED DECEMBER 31
         IN THOUSANDS                                  1997           1996          1995
         Income taxes applicable to operations:

         Current                                      $8,651        $10,355        $ 3,548
         Deferred                                       (160)          (339)           939
                                                      ------        -------        -------
               Total applicable to operations          8,491         10,016          4,487

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13.      INCOME TAXES (CONTINUED)

                                                                          1997              1996              1995
         Charged (credited) to components of shareholders' equity:

         Net unrealized securities gains (losses)                         4,280               856            (4,406)
         Income tax benefit of stock options and grants                    (272)             (275)             (684)
                                                                        -------           -------           -------

         TOTAL INCOME TAXES                                             $12,499           $10,597           $  (603)
                                                                        =======           =======           =======

         The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income with that which would be computed by applying the statutory federal income tax rate of 35% to income taxes.

         IN THOUSANDS                                     1997        1996        1995
         Tax expense at statutory rates                 $ 10,257    $ 10,381    $  5,909

         Increase (decrease) in taxes resulting from:
            Tax-exempt interest and dividends (net of
              non-deductible interest)                    (2,366)     (1,938)     (2,003)
            Amortization of intangibles                      584         587         505
            Dividend in excess of tax basis of SFNB           --         789          --
            Other, net                                        16         197          76
                                                        --------    --------    --------

              TOTALS                                    $  8,491    $ 10,016    $  4,487
                                                        ========    ========    ========

         The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997 and December 31, 1996, are as follows:

         IN THOUSANDS                                            1997        1996
         Deferred tax assets
            Allowance for loan losses                          $  6,265    $  5,894
            Deferred compensation                                 1,076       1,058
            Other                                                    60         145
                                                               --------    --------
              Total gross deferred tax assets                     7,401       7,097
                                                               --------    --------

         Deferred tax liabilities
            Purchase accounting adjustments                       2,599       3,073
            Unrealized gain on securities available for sale      6,349       2,069
            Pension expense                                         640         682
            Depreciation                                            429         463
            Accounting differences on securities                    586         499
            Leasing operations                                      865         697
            FHLB stock dividends                                  1,109         737
            Other                                                   384         317
                                                               --------    --------
              Total gross deferred tax liabilities               12,961       8,537
                                                               --------    --------
              NET DEFERRED TAX LIABILITY                       $ (5,560)   $ (1,440)
                                                               ========    ========

14.      STOCK OPTION AND RESTRICTED STOCK PLANS

         The Corporation has stock option and restricted stock plans for key employees. As of December 31, 1997, the Corporation had 102,127 shares available for issuance under these plans.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

14.      STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

         Stock options granted under the option program are at the market price on the date of grant except for certain limited stock options discussed below. Each option is for one share of common stock. All options become exercisable over five-to-ten-year period from the date of grant.

         During 1995 through 1997 the Corporation issued 27,930 shares of restricted common stock to certain key employees. The vesting periods range from 1996 to 2004. The amount recorded for the restricted stock issued is based on the market value of the Corporation's common stock on the award dates and the unearned portion is shown as deferred compensation in the consolidated balance sheets in shareholders' equity.

         The Corporation applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, except for certain limited stock options, no compensation cost has been recognized. Compensation cost related to limited stock options was $0, $1,969,000 and $250,000 during 1997, 1996, and 1995. Compensation cost related to the restricted stock plan was $83,000, $40,000, and $17,500 during 1997, 1996, and 1995, respectively.

         STOCK OPTION PLANS

         Under the incentive stock option plan, the Corporation may grant options to selected executive officers, other highly-compensated employees, and directors of the Corporation. Under the plan the exercise price of each option equals the market price of the Corporation's stock on the date of grant except that for any owner of 10% or more of the total combined voting power of the Corporation the option price is 110% of the market price on the date of grant. The maximum term of an option is five to ten years. Options are granted at the discretion of the Board of Directors and vest evenly over the option period.

         A summary of the status of the Corporation's stock option plan as of December 31, 1997, 1996, 1995 and changes during the years ended on those dates is presented below:

                                                1997                1996                 1995
                                         ------------------   ------------------   ------------------
                                                   WEIGHTED             WEIGHTED             WEIGHTED
                                                    AVERAGE              AVERAGE              AVERAGE
                                                   EXERCISE             EXERCISE             EXERCISE
                                         SHARES      PRICE    SHARES      PRICE    SHARES      PRICE
                                         ------      -----    ------      -----    ------      -----
         Outstanding at beginning
            of year                      564,553    $ 6.88    557,138    $ 5.92    667,406    $ 6.19
         Granted                          41,223     16.19     98,197     14.53     94,279     11.94
         Exercised                       (87,302)    10.60    (57,585)     8.13    (91,841)     7.27
         Forfeited                        (9,420)    14.48    (33,197)    11.21   (112,706)    11.34
                                        --------    ------   --------    ------   --------    ------
         OUTSTANDING AT END
            OF YEAR                      509,054    $ 6.86    564,553    $ 6.88    557,138    $ 5.92
                                        --------    ------   --------    ------   --------    ------

         Options exercisable at
            year-end                     500,156    $ 6.70     45,197    $ 8.29     24,254    $ 7.99

         Weighted-average fair value
            of options granted during
            the year                                $ 6.21               $ 7.79               $ 7.51

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


14.      STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

         Had compensation cost for the Corporation's stock option plan been determined consistent with the fair value method describedin FASB Statement No. 123, the Corporation's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                            1997          1996         1995
                                            ----          ----         ----
         Net income:
           As reported                  $20,809,000   $19,886,000   $12,446,000
           Proforma                     $20,145,000   $19,718,000   $12,368,000

         Net income per  share:
           As reported - basic          $      1.35   $      1.28   $       .81
                       - diluted               1.33          1.26           .79
           Proforma - basic                    1.31          1.27           .80
                    - diluted                  1.29          1.25           .79

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995, respectively: dividend yield of .75% for all years; expected volatility of 20% for all years; a risk-free interest rate of 6.53% for 1997, 5.43% - 6.42% for 1996 and 5.38% - 7.32% for 1995.

         The following table summarizes information about stock options outstanding at December 31, 1997:

                              OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
         ---------------------------------------------------------------------  -----------------------------
                                          WEIGHTED AVERAGE                                   WEIGHTED AVERAGE
            RANGE OF          NUMBER          REMAINING       WEIGHTED AVERAGE     NUMBER        EXERCISE
         EXERCISE PRICES    OUTSTANDING   CONTRACTUAL LIFE     EXERCISE PRICE   EXERCISABLE        PRICE
         ---------------    -----------   ----------------     --------------   -----------        -----
         $ 1.83 - $ 9.13      313,230            9.76              $ 2.57          313,230        $ 2.57
          10.08 -  11.59       67,123            9.28               10.92           67,123         10.92
          14.48 -  16.11      128,701            8.62               15.18          119,803         15.13
                              -------            ----              ------          -------        ------

                              509,054            9.41              $ 6.86          500,156        $ 6.70
                              =======            ====              ======          =======        ======

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

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

14.      STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

         A summary of the status of the Corporation's restricted stock award plan as of December 31, 1997, 1996, and 1995 and changes during the years ended on those dates is presented below:

                                              1997      1996      1995
                                             SHARES    SHARES    SHARES
                                             ------    ------    ------
      Outstanding at beginning
            of year                          34,600    39,000    38,250
         Granted                             18,180        --     9,750
         Vested                                  --     4,400     2,250
         Forfeited                           12,750        --     6,750
                                             ------    ------    ------

         OUTSTANDING AT END OF YEAR          40,030    34,600    39,000
                                             ======    ======    ======

15.      REGULATORY MATTERS

         Bank regulations require depository institutions to maintain cash reserves relating to customer deposits. At December 31, 1997 the Bank's cash reserve requirements were approximately $11,605,000.

         The Corporation's principal source of funds is dividends received from the Banks. Payments of dividends by the Banks are restricted by national and state banking laws and regulations. At December 31, 1997, retained earnings of the Banks were approximately $41,204,000. At January 1, 1998, there were approximately $21,140,000 of these retained earnings available for the payment of dividends without prior approval by regulatory authorities.

         The Corporation and the Banks are required to maintain minimum rates of capital to risk-weighted assets and a minimum leverage ratio, as defined by banking regulators. At December 31, 1997, the Corporation's Tier 1 and total risk-based capital ratios were 13.24% and 14.50%, respectively. The leverage ratio was 9.54% at December 31, 1997. At December 31, 1997, the Corporation and the Banks exceeded the minimum regulatory capital requirements.

         As of December 31, 1997 and 1996, the most recent notifications from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum leverage, Tier 1 risk-based capital, and total risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Corporation's category.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


15.  REGULATORY MATTERS (CONTINUED)

     The Corporation and its most significant subsidiary's actual capital amounts and ratios are presented in the following table:

                                                                        DECEMBER 31, 1997
                                         --------------------------------------------------------------------------------
                                                                                                  TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL            UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL                 ADEQUACY PURPOSES            ACTION PROVISIONS
                                          AMOUNT        RATIO         AMOUNT         RATIO          AMOUNT         RATIO
     LEVERAGE RATIO:
     (Tier 1 Capital to Average Assets)
      CONSOLIDATED                       $169,651       9.54%        $ 71,120        4.00%         $ 88,900        5.00%
      The Owensboro National Bank          34,512       7.80%          17,695        4.00%           22,119        5.00%

     TIER 1 RISK-BASED CAPITAL RATIO:
     (Tier 1 Capital to Risk Weighted
         Assets)
      CONSOLIDATED                       $169,651      13.24%        $ 51,249        4.00%         $ 76,873        6.00%
      The Owensboro National Bank          34,512      11.93%          11,569        4.00%           17,353        6.00%

     TOTAL RISK-BASED CAPITAL RATIO:
     (Risk Based Capital to Risk
        Weighted Assets)
      CONSOLIDATED                       $185,714      14.50%        $102,497        8.00%         $128,121       10.00%
      The Owensboro National Bank          38,133      13.18%          23,137        8.00%           28,216       10.00%


                                                                        DECEMBER 31, 1996
                                         --------------------------------------------------------------------------------
                                                                                                  TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL            UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL                 ADEQUACY PURPOSES            ACTION PROVISIONS
                                          AMOUNT        RATIO         AMOUNT         RATIO          AMOUNT         RATIO
     LEVERAGE RATIO:
     (Tier 1 Capital to Average Assets)
      CONSOLIDATED                       $151,463       8.86%        $ 68,382        4.00%         $ 85,472        5.00%
      The Owensboro National Bank          32,317       7.75%          16,682        4.00%           20,852        5.00%


     TIER 1 RISK-BASED CAPITAL RATIO:
     (Tier 1 Capital to Risk Weighted
         Assets)
      CONSOLIDATED                       $151,463      12.93%        $ 46,853        4.00%         $ 70,284        6.00%
      The Owensboro National Bank          32,317      11.12%          11,628        4.00%           17,442        6.00%

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

15.      REGULATORY MATTERS (CONTINUED)

                                                                       DECEMBER 31, 1996
                                            ---------------------------------------------------------------------------
                                                                                                 TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL          UNDER PROMPT CORRECTIVE
         IN THOUSANDS, EXCEPT PERCENTAGES          ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                                             AMOUNT      RATIO          AMOUNT      RATIO          AMOUNT      RATIO
         TOTAL RISK-BASED CAPITAL RATIO:
         (Risk Based Capital to Risk
          Weighted Assets)
         CONSOLIDATED                       $166,154     14.19%        $ 93,674     8.00%         $117,092     10.00%
         The Owensboro National Bank          35,959     12.37%          23,256     8.00%           29,071     10.00%

16.      NET INCOME PER COMMON SHARE AND SHAREHOLDERS' EQUITY CHANGES

         The following table presents the numerators (net income) and denominators (average shares outstanding) for the basic and diluted net income per share computations:

         IN THOUSANDS, EXCEPT PER SHARE DATA      1997      1996      1995
         Net income, basic and diluted          $20,809   $19,886   $12,446

         Average shares outstanding              15,366    15,521    15,413
         Effect of dilutive securities              282       262       293
                                                -------   -------   -------
         Average shares outstanding including
           dilutive securities                   15,648    15,783    15,706
                                                =======   =======   =======

         NET INCOME PER SHARE - BASIC           $  1.35   $  1.28   $   .81
         NET INCOME PER SHARE - DILUTED         $  1.33   $  1.26   $   .79

         On November 19, 1996, the Board of Directors declared a 3-for-2 stock split effected in the form of a dividend to shareholders of record on December 4, 1996, payable December 16, 1996. On September 30, 1997, the Corporation increased the authorized shares from 16,000,000 to 50,000,000. All per share information in these consolidated financial statements has been restated to give effect to the stock split.

17.      RETIREMENT PLANS

         The Corporation maintains noncontributory defined benefit pension plans covering substantially all employees who satisfy certain age and service requirements. The benefits are generally based on years of service and average compensation, which compensation is generally computed using the five consecutive years prior to retirement that yield the highest average. The Corporation's funding policy is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act of 1974, but no more than is tax deductible.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


17.      RETIREMENT PLANS (CONTINUED)

         The following table sets forth the aforementioned plan's funded status and the components of net pension cost (income):

         IN THOUSANDS                                                      1997        1996        1995
         Actuarial present value of benefit
            obligations at December 31:
            Vested benefit obligation                                    $  7,510    $  7,116    $  6,905
                                                                         ========    ========    ========
            Accumulated benefit obligation                                  7,723       7,283       7,025
                                                                         ========    ========    ========
            Projected benefit obligation                                   10,707       9,822       9,444
            Plan assets at fair value                                      13,220      11,718      11,036
                                                                         --------    --------    --------
            Plan assets in excess of projected
               benefit obligation                                           2,513       1,896       1,592
            Unrecognized net loss                                             134         841       1,175
            Unrecognized prior service cost                                   489         554         729
            Unamortized portion of net asset at January 1, 1987
               being amortized over approximately 17 years                   (783)       (909)     (1,035)
                                                                         --------    --------    --------
                    PREPAID PENSION COST (INCLUDED IN OTHER ASSETS)      $  2,353    $  2,382    $  2,461
                                                                         ========    ========    ========

         Net pension income includes the following (income)
            expense components:
            Service cost-benefits earned during the year                 $    629    $    700    $    459
            Interest cost on projected benefit obligation                     727         675         564
            Actual return on assets                                        (2,174)     (1,527)     (2,246)
            Net amortization and deferral                                   1,139         572       1,479
                                                                         --------    --------    --------
                   NET PENSION COST                                      $    321    $    420    $    256
                                                                         ========    ========    ========

         The discount rates used in determining the actuarial present value of the projected benefit obligation at December 31, 1997, 1996 and 1995 were 7.00%, 7.50% and 7.25%, respectively. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at December 31, 1997, 1996 and 1995 was 4.50%. The expected long term rate of return on plan assets utilized for the three years was 8.50%.

         Assets in the plan consist primarily of common stocks, mutual funds, U.S. Government obligations and municipal bonds.

         The Corporation sponsors a savings plan under Section 401(k) of the Internal Revenue Code, covering substantially all salaried employees. For 1997, 1996 and 1995 the Corporation's expense totaled approximately $533,000, $265,000, and $296,000, respectively.

18.      OTHER OPERATING EXPENSES

         Other operating expenses consist of the following:

         IN THOUSANDS                             1997      1996      1995
         Advertising and business development   $ 2,784   $ 2,789   $ 2,731
         Bank shares tax                          1,669     1,743     1,594
         Professional fees                        3,091     2,320     3,110
         Other                                   12,665    14,119    13,859
                                                -------   -------   -------
                   TOTALS                       $20,209   $20,971   $21,294
                                                =======   =======   =======

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

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

20.      OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

         Interest rates swap contracts are entered into as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount, which is an agreed-upon amount upon which calculations of interest payments to be exchanged are based, and is significantly greater than the amount at risk. The primary risk associated with swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract.

         Two of the banks have entered into interest rate swap contracts with notional amounts outstanding of $13,662,000 and $752,000 at December 31, 1997 and 1996, respectively. As of December 31, 1997, the banks are fixed-rate payors at a weighted average rate of 8.00% over the term of the contracts, and receive interest at prime less 1.12%, which was 7.38%. The market value of these interest rate swap contracts was $13,414,000 and $752,000 at December 31, 1997 and 1996, respectively.

21.      COMMITMENTS AND CONTINGENCIES

         The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These financial instruments involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

         The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of these instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit, excluding letters of credit, at December 31, 1997 and 1996 were approximately $344,309,000 and $282,940,000, respectively. Approximately $37,888,000 of these commitments were fixed rate and $306,421,000 were variable rate at December 31, 1997. The creditworthiness of the banks' customers is evaluated on a case-by-case basis.

         The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

         Letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that related to extending credit to customers. The Banks had approximately $15,817,000 and $20,824,000 in letters of credit outstanding at December 31, 1997 and 1996, respectively.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

         As of December 31, 1997, there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the consolidated financial position or results of operations of the Corporation.

22.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of the Corporation's financial instruments are as follows:

         IN THOUSANDS                                    DECEMBER 31, 1997           DECEMBER 31, 1996
                                                       CARRYING       FAIR         CARRYING         FAIR
                                                         VALUE        VALUE          VALUE          VALUE
         Financial Asset:
            Cash and short-term investments          $    90,182   $    90,182    $    96,454   $    96,454
            Trading account securities                    45,873        45,873         43,877        43,877
            Securities available for sale                342,513       342,513        320,413       320,413
            Securities held to maturity                  116,811       122,781         97,120       101,122
            Mortgage loans held for sale                   9,817         9,817         21,212        21,212
            Loans, net                                 1,207,420     1,212,342      1,128,397     1,133,821

         Financial Liabilities:
            Deposits                                   1,433,132     1,437,943      1,394,399     1,362,749
            Federal funds purchased and securities
              sold under agreements to repurchase        148,552       148,649        149,396       149,450
            Notes payable to the U.S. Treasury            19,581        19,581          8,883         8,883
            Advances from the Federal Home Loan
              Bank                                        84,336        84,726         49,313        50,605
            Other borrowings                                 397           397          6,324         6,324
            Commitments                                       --            --             --            --
            Interest rate swaps                               --          (248)            --            --

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

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

22.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

         Commitments

         The fair value of commitments to extend credit and stand-by letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. At the reporting date, no significant fair value differences exist on commitments to extend credit and standby letters of credit.

         Interest Rate Swaps

         The fair value of interest rate swaps used for hedging purposes is the estimated amount that the Corporation would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

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

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


23.      PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for Area Bancshares Corporation (Parent Company) are as follows:

                                                                              DECEMBER 31
         CONDENSED BALANCE SHEETS (IN THOUSANDS)                       1997                  1996
         ASSETS
         Cash on demand deposit with bank subsidiary                 $    911              $    709
         Securities available for sale                                 35,667                22,237
         Investments in:
           Bank and bank holding company subsidiaries                 166,476               145,829
           Nonbank subsidiaries                                           527                   494
         Other assets                                                   2,906                 4,137
                                                                     --------              --------
               TOTAL ASSETS                                          $206,487              $173,406
                                                                     ========              ========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         Other borrowings                                            $    336              $     --
         Other liabilities                                              9,602                 4,023
         Shareholders' equity                                         196,549               169,383
                                                                     --------              --------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $206,487              $173,406
                                                                     ========              ========

                                                                         YEAR ENDED DECEMBER 31
         CONDENSED INCOME STATEMENTS (IN THOUSANDS)                    1997       1996       1995
         INCOME
         Dividends from bank and bank holding company subsidiaries   $  8,450   $ 15,910   $ 10,425
         Interest from subsidiaries                                       191         95        207
         Securities gains, net                                             --      3,269         --
         Other                                                          4,288      4,609      2,125
                                                                     --------   --------   --------
            TOTAL INCOME                                               12,929     23,883     12,757
                                                                     --------   --------   --------

         EXPENSES
         Interest on short-term borrowed funds                              6        701        401
         Salaries and employee benefits                                 3,290      2,968      1,418
         Other                                                          2,858      2,160      1,253
                                                                     --------   --------   --------
            TOTAL EXPENSES                                              6,154      5,829      3,072
                                                                     --------   --------   --------

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

23.      PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                                                YEAR ENDED DECEMBER 31
                                                                             1997        1996        1995
      Income before income taxes and equity in undistributed
            earnings of subsidiaries                                         6,775      18,054       9,685
         Applicable income tax expense (benefit)                              (681)        735        (275)
                                                                          --------    --------    --------
         Income before equity in undistributed earnings of subsidiaries      7,456      17,319       9,960
         Equity in undistributed earnings of subsidiaries                   13,353       2,567       2,486
                                                                          --------    --------    --------

            NET INCOME                                                    $ 20,809    $ 19,886    $ 12,446
                                                                          ========    ========    ========

                                                                                YEAR ENDED DECEMBER 31
                                                                             1997        1996        1995
      CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

      Cash flows from operating activities:
         Net income                                                       $ 20,809    $ 19,886    $ 12,446
         Adjustments to reconcile net income to net cash provided
           by operating activities:
           Equity in undistributed earnings of subsidiaries                (13,353)     (2,567)     (2,486)
           Gain on sales of securities, net                                     --      (3,269)         --
           Other, net                                                         (655)       (694)        156
                                                                          --------    --------    --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                           6,801      13,356      10,116
                                                                          --------    --------    --------

      Cash flows from investing activities:
         Purchases of securities                                            (5,917)    (11,981)     (7,356)
         Sales and maturities of securities                                  1,155      15,591          30
         Net decrease (increase) in demand loans to nonbank
           subsidiaries                                                         --        (825)      1,905
         Investment in subsidiaries                                            400      (5,317)     (8,528)
                                                                          --------    --------    --------
         NET CASH USED IN INVESTING ACTIVITIES                              (4,362)     (2,532)    (13,949)
                                                                          --------    --------    --------

      Cash flows from financing activities:
         Increase (decrease) in other borrowings                          $     --    $ (9,740)   $  4,340
         Proceeds from stock options exercised                                 808       5,864       2,096
         Repurchase of common stock                                           (522)     (4,315)       (219)
         Cash dividends paid                                                (2,523)     (2,486)     (2,141)
                                                                          --------    --------    --------
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                (2,237)    (10,677)      4,076
                                                                          --------    --------    --------

      Increase in cash                                                         202         147         243
      Cash at beginning of year                                                709         562         319
                                                                          --------    --------    --------
      CASH AT END OF YEAR                                                 $    911    $    709    $    562
                                                                          ========    ========    ========

24.      RELATED PARTY TRANSACTIONS

         Loans to officers, directors, and entities of which these individuals are principal owners were approximately $55,249,000 and $53,031,000 at December 31, 1997 and 1996, respectively. During 1997, $46,757,000 of new loans or advances on existing loans were made to these related parties. Repayments from such persons totaled $44,539,000. These loans were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for other customers and do not in the opinion of management involve more than normal credit risk.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                              CORPORATE INFORMATION

         CORPORATION HEADQUARTERS
         230 Frederica Street
         Owensboro, Kentucky 42301

         AFFILIATED COMPANIES

Alliance Bank, FSB             The New Farmers National
124 N. Main Street             Bank of Glasgow
Somerset, KY 42501             701 Columbia, Box 248
                               Glasgow, KY 42142

Bowling Green Bank and         The Owensboro National Bank
Trust Company, N.A.            230 Frederica Street
902 College Street             Owensboro,KY 42301
Bowling Green, KY 42102

Citizens Deposit Bank          Southern Deposit Bank
100 Main Street                102 West Park Square, Box 130
Calhoun, KY 42327              Russellville, KY 42276

First City Bank and            The Vine Street Trust Company
Trust Company                  360 E. Vine Street
1002 South Virginia Street     Lexington,KY 40507
Hopkinsville, KY 42240

First & Peoples Bank           ABC Credit Corporation
110 E. Main Street             230 Frederica Street
Springfield, KY 40069          Owensboro, KY 42301

HNB Bank, N.A.                 Vine Street Financial, Inc.
101 N. Main Street             5901-C Peachtree-Dunwoody
Harlan,KY 40831                Suite 420
                               Atlanta, GA 30328

Jefferson Banking Company
4201 Shelbyville Road
Louisville, KY 40207

                               STOCK TRANSFER AND
                              DIVIDEND PAYING AGENT

UMB Bank, N.A.
Securities Transfer Division
928 Grand Ave.
Kansas City, Missouri 64141
(816)-860-7761

                              INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
Suite 2600
400 West Market Street
Louisville, Kentucky 40202

                                FINANCIAL REPORTS

Additional copies of this 1997 Annual Report and copies of Area Bancshares' Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by written request to Jack H. Brown, Senior Vice President, Chief Financial Officer at the Corporate Headquarters.

                                 ANNUAL MEETING

The annual meeting of shareholders of Area Bancshares Corporation will be held at the main office of Area Bancshares, 230 Frederica Street, Owensboro, Kentucky, at 11:00 a.m. Central time, on May 18, 1998.

                         NASDAQ STOCK MARKET INFORMATION

The NASDAQ Stock Market is a highly-regulated electronic securities market comprised of competing market makers whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution systems. This market also provides specialized automation services for screen-based negotiations of transactions, on-line comparison of transactions, and a range of informational services tailored to the needs of the securities industry, investors and issuers. The NASDAQ Stock Market consists of two distinct market tiers: The NASDAQ National Market and The NASDAQ Small-Cap Market. The NASDAQ stock market is operated by The NASDAQ Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

                              COMMON STOCK LISTING

NASDAQ National Market
Trading Symbol:  AREA


                          INFORMATION VIA THE INTERNET

The Securities and Exchange Commission maintains a web site which contains reports, proxy and information statements, and other information pertaining to registrants that file electronically with the Commission including Area Bancshares Corporation. The web site address is: (http://www.sec. gov).

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

         The table below lists the NASDAQ price quotes and dividend data for Area Bancshares Corporation over the past two years.

                         MARKET PRICES AND DIVIDENDS (1)

                              High             Low           Per Share Dividends
                              ----             ---           -------------------
1996:

         1st quarter         $16.83          $15.50                 $.023
         2nd quarter          18.33           15.67                  .027
         3rd quarter          18.33           17.00                  .027
         4th quarter          21.00           17.00                   .03

1997:

         1st quarter         $23.50          $20.50                  $.03
         2nd quarter          23.25           19.75                   .03
         3rd quarter          23.00           19.50                   .03
         4th quarter          25.00           18.87                  .035

(1)  Adjusted for all stock splits.

         The future payment of dividends is solely at the discretion of the Board of Directors of Area and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of Area and such other factors as the Area's Board of Directors may, from time to time, deem relevant. In particular, the prior approval of the Office of the Comptroller of the Currency or the Kentucky Department of Banking, as applicable, is required if the total of all dividends declared by any subsidiary bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the proceeding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock (the "net profits limitations"). In addition, both federal and state law impose capital limitations on the ability of Area and its subsidiaries to pay dividends. Management does not believe that these restrictions on the payment of dividends are likely to limit materially the future payment of dividends on Area's common stock, and currently expects that comparable cash dividends will continue to be paid in the future.

         There are approximately 1,017 holders of record of Area's No Par Value Common Stock as of December 31, 1997. The closing bid price on Area's common stock was $28.00 on March 3, 1998.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES



AREA BANCSHARES CORPORATION - OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS
C. M. Gatton                                               Chairman of the Board
Raymond C. McKinney                                                Vice Chairman
Thomas R. Brumley                            President & Chief Executive Officer
John S. Penn                                            Executive Vice President
Edward F. Johnson                              Senior Vice President, Operations
Donald A. Leibee                      Senior Vice President, Loan Administration
Jack H. Brown                     Senior Vice President, Chief Financial Officer
Timothy O. Shelburne                      Senior Vice President, General Counsel
John A. Ray                                                            Treasurer

PRESIDENTS' COUNCIL
Frank O. Bennett                             President & Chief Executive Officer
                                                     Vine Street Financial, Inc.
Larry Cheser                                 President & Chief Executive Officer
                                                            First & Peoples Bank
Danny J. Coffey                              President & Chief Executive Officer
                                                           Southern Deposit Bank
Darrell L. Gustafson                         President & Chief Executive Officer
                                                 First City Bank & Trust Company
F. Lee Hess                                  President & Chief Executive Officer
                                                   The Vine Street Trust Company
Darrell W. Higginbotham                      President & Chief Executive Officer
                                                              Alliance Bank, FSB
William W. James                             President & Chief Executive Officer
                                                   The New Farmers National Bank
Charles Mann, Jr.                            President & Chief Executive Officer
                                                           Citizens Deposit Bank
Randy Pauley                                 President & Chief Executive Officer
                                                          ABC Credit Corporation
John A. Ray                                  President & Chief Executive Officer
                                                     The Owensboro National Bank
James Clay Smith                             President & Chief Executive Officer
                                                       Jefferson Banking Company
Kenneth W. Thomas                            President & Chief Executive Officer
                                                                 HNB Bank, N. A.
Richard N. Wilson                            President & Chief Executive Officer
                                         Bowling Green Bank & Trust Company,N.A.

ADMINISTRATIVE OFFICERS
J. Glenn Babb                                                     Vice President
David Bowser                                              Chief Internal Auditor
Douglas J. Conkright                              Vice President, Special Assets
Tammy S. Jones                                Vice President, Accounting Manager
Brian A. Martin                              Vice President, Investments Officer
Joe C. Neff, Jr.                                     Vice President, Loan Review
Douglas G. Pace                   M&I Administrator/Information Security Officer
Thomas H. Pope                            Vice President, Operations Coordinator
Vikki W. Stephens                                        Human Resource Director
Gary R. White                                         Vice President, Controller
Judith R. Windle                                             Corporate Secretary

DIRECTORS
C. M. Gatton, Chairman                    John S. Penn              * Emeritus
Raymond C. McKinney, Vice Chairman        Allan R. Rhodes          ** Advisory
Anthony G. Bittel                         David W. Smith, Jr.
Samual A. B. Boone                        William H. Thompson
Thomas R. Brumley                         Don Vitale**
Cecile W. Garmon**                        Pollard White
Gary H. Latham                            Cy M. Williamson*

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


ALLIANCE BANK, FSB - OFFICERS AND DIRECTORS

OFFICERS
Darrell Higginbotham                          President, Chief Executive Officer
William E. Jasper                                         Senior Lending Officer


DIRECTORS
W. Clyde Ping, Chairman             Loyd G. Jasper
Dan Coomer                          Herman W. Schoolcraft
Talmadge V. Hayes                   Nelson Sizemore
J. C. Helton                        Leo Taylor
Darrell W. Higginbotham             Thomas M. Wilkerson

BOWLING GREEN BANK AND TRUST COMPANY, N.A. - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE OFFICERS
Thomas R. Brumley                                          Chairman of the Board
Richard N. Wilson                            President & Chief Executive Officer
Brad Howard                                                Senior Vice President
Ralph Barany                                               Senior Vice President
OFFICERS
Peggy P. Clark                                                    Vice President
Carol Kirkman                                                     Vice President
Joy Rogers                                                        Vice President
Betty Wyatt                                                       Vice President
V. Scott Gary                                                     Vice President

DIRECTORS
Thomas R. Brumley, Chairman       C. M. Gatton                      *Emeritus
Louis Berman                      Joe Meng*                        **Advisory
James W. Brite*                   Dr. William T. Moore
Henry Carlisle                    Allan R. Rhodes**
Michael E. Caudill                James P. Rogers
Harold S. Evans*                  Don Vitale
Bob R. Farley                     Richard N. Wilson
Vernon L. Gary

CITIZENS DEPOSIT BANK - OFFICERS AND DIRECTORS

OFFICERS
Thomas R. Brumley                                          Chairman of the Board
Charles Mann, Jr.                             President, Chief Executive Officer
Lawrence B. Robertson                                   Executive Vice President


DIRECTORS
Thomas R. Brumley, Chairman         Allan R. Rhodes**               *Emeritus
Billy H. Brenner                    Lawrence B. Robertson          **Advisory
Charles Mann, Jr.                   Joseph A. Stirsman*
William E. Quisenberry, Jr.         R. T. Tichenor, Jr.*

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


FIRST CITY BANK AND TRUST COMPANY - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE OFFICERS
Raymond C. McKinney                                       Chairman of the Board
Gary H. Latham                                       Vice Chairman of the Board
Darrell L. Gustafson                         President, Chief Executive Officer
ADMINISTRATIVE DIVISION
Wendell A. Lynch                           Senior Vice President, Administration
Kevin Atwood                                              Senior Vice President
Carolyn A. Cobb                                       Vice President, Marketing
Freeda Harrison                                         Vice President, Cashier
LENDING DIVISION
David Moore                               Vice President, Manager Consumer Loans
Daniel B. Mann                                  Vice President, Commercial Loans
Donald G. Marquess                              Vice President, Commercial Loans
Randy Newton                                        Vice President, Agribusiness
Judy C. Budias                                  Vice President, Commercial Loans
ASSET MANAGEMENT DIVISION
Brasher P. Mason                     Senior Vice President, Senior Trust Officer
Marjorie Thompson                                  Vice President, Trust Officer
Wanda P. Boyd                                      Vice President, Trust Officer
Bill McRae                                         Vice President, Trust Officer
Scott Hancock                                      Vice President, Trust Officer
Jeanette R. Settle                                 Vice President, Trust Officer
OPERATIONS DIVISION
Stephen R. Craig                               Senior Vice President, Operations
AUDUBON FINANCIAL SERVICES
Ken Hatzakorzian                                         Vice President, Manager


DIRECTORS
Cy M. Williamson, Senior Chairman*   Wilma C. Garnett**     Wynn L. Radford, III
Raymond C. McKinney, Chairman        C. M. Gatton           Allan R. Rhodes**
Gary H. Latham, Vice Chairman        Anna C. Guffey         William T. Scheid
J. Glenn Babb*                       Darrell L. Gustafson   Albert W. Sisk
Alan W. Beard                        Roger E. Jeffers       William T. Turner
Richard C. Brasher                   Jesse V. Keith*        Lee T. White
Thomas R. Brumley                    Edward L. Major        Pollard White*
Austin B. Carroll                    Sam Miles*             Frank A. Yost*
K.O. Cayce, Jr.*                     William H. Nichol

                                                            *Emeritus
                                                            **Advisory

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES



FIRST & PEOPLES BANK - OFFICERS AND DIRECTORS

OFFICERS
Larry Cheser                                  President, Chief Executive Officer


DIRECTORS
Fred Edelen, Chairman               Larry Cheser
Joe Carpenter                       Edwin Hamilton
Perry Carrico                       Hamilton Simms




HNB BANK, N. A. - OFFICERS AND DIRECTORS

OFFICERS
Kenneth W. Thomas                             President, Chief Executive Officer
Johnny Shepherd                                         Executive Vice President
John Morrissey                               Vice President, Senior Loan Officer


DIRECTORS
Kenneth W. Thomas, Chairman         Robert Frazier
Michael Allison                     James W. Greene, Jr.
Bruce Ayers                         Herbert Kelley
Willard Carmical                    Terry Loving
Vernon J. Cole                      Donald Parson
Edison Creech                       Paul Pratt




JEFFERSON BANKING COMPANY - OFFICERS AND DIRECTORS

OFFICERS
James Clay Smith                              President, Chief Executive Officer
Phillip Marshall                                        Executive Vice President
Phillip S. Poindexter                                     Senior Lending Officer


DIRECTORS
James Clay Smith, Chairman          Thomas O. Eifler, Sr.
Van Carlisle                        C. Barr Schuler
Brad Baumert                        Walter Wagner
John G. Beam, Jr.                   Robert Zoeller
Joe Conley

AREA BANCSHARES CORPORATION AND SUBSIDIARIES



THE NEW FARMERS NATIONAL BANK OF GLASGOW - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE OFFICERS
Thomas R. Brumley                                          Chairman of the Board
William W. James                              President, Chief Executive Officer
Tommy Ross                     Executive Vice President, Chief Operating Officer
                                                         & Chief Lending Officer
Victoria F. Pennycuff                       Vice President, Branch Administrator

OFFICERS
F. Gary Pierce                           Vice President, Commercial Loan Manager
Sandra E. Ross                  Vice President, Senior Agricultural Loan Officer

DIRECTORS
Thomas R. Brumley, Chairman         William W. James           **Advisory
A. Follis Crow, III                 Steven W. Newberry
Don R. Doty                         Allan R. Rhodes**
Cecile W. Garmon                    Bobby H. Richardson
C. M. Gatton                        Freddie L. Travis

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES



THE OWENSBORO NATIONAL BANK - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE
Thomas R. Brumley                                                               Chairman of the Board
C. M. Gatton                                                               Vice Chairman of the Board
John A. Ray                                                        President, Chief Executive Officer
Kelly O. Howard                                                                Secretary to the Board
COMMERCIAL SALES
Edward J. Schroeder                                                       First Senior Vice President
David C. Scott, Jr.                                                             Senior Vice President
David D. Toler                                                                  Senior Vice President
Rebecca J. Millay                                                                      Vice President
Scott H. McCain                                                                        Vice President
John L. Oberst, III                                                                    Vice President
RETAIL SALES
Noble E. Noel                                                             First Senior Vice President
Charles S. Brown                                                  Vice President, Retail Loan Manager
Edna C. Murphey                                            Vice President, Audubon Investment Manager
B. Sue Johnson                                                         Vice President, Branch Manager
Paula K. McIntyre                                                      Vice President, Branch Manager
TRUST ADMINISTRATION AND EMPLOYEE BENEFITS
Kenneth R. Cain                                                           First Senior Vice President
Gerald W. Saunders                                                              Senior Vice President
Jack M. Diamond                                                  Vice President, Senior Trust Officer
Amanda L. Emge                                                   Vice President, Senior Trust Officer
A. Daniel Oderkirk                                               Vice President, Senior Trust Officer
Patricia C. Drury                                                       Vice President, Trust Officer
Brian A. Martin                                                         Vice President, Trust Officer
Nina M. Wyatt                                                           Vice President, Trust Officer
David A. Leferink                                                                      Vice President
OPERATIONS SUPPORT DIVISION
Edward F. Johnson                                     First Senior Vice President, Operations Manager
ADMINISTRATIVE SUPPORT DIVISION
Sheri H. Plain                                                  Vice President, Director of Marketing
Vikki W. Stephens                                         Vice President, Director of Human Resources

DIRECTORS
Thomas R. Brumley, Chairman            Don Penn Moore, III             *Emeritus
Jack E. Darnell, Chairman, Emeritus    Helen W. Mountjoy              **Advisory
C. M. Gatton, Vice Chairman            John A. Ray
Anthony G. Bittel                      Allan R. Rhodes**
David E. Boswell                       David W. Smith, Jr.
Gary J. Braswell                       B. Dean Stanley
Jefferson B. Carpenter                 Mrs. Harry S. Sutton, Jr.
R. Earl Fischer                        Thomas N. Thompson
Jerry H. Haase                         William H. Thompson*
James T. Hines, Jr.                    Robert E. Watson
John W. Jones                          John A. Williams
William M. Kuegel, Jr.                 W. Terry Woodward
William B. Kurtz                       Patrick E. (Glenn) Wright

AREA BANCSHARES CORPORATION AND SUBSIDIARIES



SOUTHERN DEPOSIT BANK - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE OFFICERS
Thomas R. Brumley                                          Chairman of the Board
R. L. Kirkpatrick, Jr.                           Chairman of the Board, Emeritus
Danny Coffey                                  President, Chief Executive Officer
John Sheffield                                          Executive Vice President
OFFICERS
Patsy Poore                                                       Vice President

DIRECTORS
R. L. Kirkpatrick, Jr., Chairman    Jean Kirkpatrick                  *Emeritus
Thomas R. Brumley                   Bobbie Martin*                   **Advisory
Joe Gran Clark, Jr.                 William McGinnis
Danny Coffey                        Fred Mudge
William G. Fuqua                    Allan R. Rhodes**
C. M. Gatton                        Lee Robey III
Darrell L. Gustafson                John Sheffield

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES



THE VINE STREET TRUST COMPANY - OFFICERS AND DIRECTORS

OFFICERS
F. Lee Hess                                   President, Chief Executive Officer
Gregory M. Shewmaker                                     Private Banking Manager
Charles Verrette                                          Trust Division Manager
George Wallace                                             Senior Lender Officer

DIRECTORS
John D. Stewart, II, Chairman       Ardis Hoven
Van Alford, Jr.                     Greg Milward
Frank Cain                          Preston Nunnelley
William Chapman                     Gerald Psimer
F. Lee Hess                         Joe Rosenberg
Buckner Hinkle, Jr.                 Ronald C. Switzer
Lennie G. House                     Derek Vaughan

AREA BANCSHARES CORPORATION AND SUBSIDIARIES



ABC CREDIT CORPORATION - OFFICERS AND DIRECTORS

OFFICERS
Randy Pauley                                  President, Chief Executive Officer
John E. Stevenson                            Vice President, District Supervisor



DIRECTORS
Allan R. Rhodes, Chairman           Randy Pauley
J. Glenn Babb                       John A. Ray
Thomas R. Brumley                   Cy M. Williamson
Darrell L. Gustafson




VINE STREET FINANCIAL, INC. - OFFICERS AND DIRECTORS

OFFICERS
Frank Bennett                                 President, Chief Executive Officer



DIRECTORS
John S. Penn, Chairman
Jack H. Brown
F. Lee Hess