Form 10-K405, Exhibit 13
period 1998-12-31
AREA BANCSHARES CORP
filed 1999-03-29
CIK 357191

EXHIBIT 13.1
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


                                    CONTENTS

                             Letter to Shareholders
                                        1
                 Consolidated Five Year Selected Financial Data
                                        2
                                Financial Review
                                      3-30
                          Independent Auditors' Report
                                       31
                           Consolidated Balance Sheets
                                       32
                        Consolidated Statements of Income
                                       33
                 Consolidated Statements of Comprehensive Income
                                       34
                Consolidated Statements of Shareholders' Equity
                                      34-35
                      Consolidated Statements of Cash Flows
                                      36-37
                   Notes to Consolidated Financial Statements
                                      38-60
                              Corporate Information
                                       61
             Market for Common Stock and Related Shareholder Matters
                                       62
              Area Bancshares Corporation - Officers and Directors
                                       63
                   Alliance Bank, FSB - Officers and Directors
                                       64
      Bowling Green Bank and Trust Company, N.A. - Officers and Directors
                                       64
                Broadway Bank and Trust - Officers and Directors
                                       64
                 Citizens Deposit Bank - Officers and Directors
                                       65
           First City Bank and Trust Company - Officers and Directors
                                       65
                  First & Peoples Bank - Officers and Directors
                                       65
                     HNB Bank, N.A. - Officers and Directors
                                       66
               Jefferson Banking Company - Officers and Directors
                                       66
                Peoples Commercial Bank - Officers and Directors
                                       67
        The New Farmers National Bank of Glasgow - Officers and Directors
                                       68
              The Owensboro National Bank - Officers and Directors
                                       69
                 Southern Deposit Bank - Officers and Directors
                                       70
             The Vine Street Trust Company - Officers and Directors
                                       71
              Vine Street Financial, Inc. - Officers and Directors

   1
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


Dear Shareholder:

         We are pleased to present the following information reflecting net income for 1998 of $22,626,000 or $1.45 per share. The accompanying management's discussion provides a detailed analysis of each significant operating area for your review.

         A lot of time and effort has been directed at Y2K readiness. Area does not anticipate a material business interruption as a result of Year 2000. We encourage each of you to review your systems for possible glitches.

         The successful assimilation of NationsBank of Kentucky; the de novo start up of Broadway Bank and Trust in Paducah; the preparation for the merger with Peoples Commercial Bank, Winchester, were all accomplished because of the dedicated efforts of employees throughout the Company.

         Alliance Bank, Somerset has switched to a state chartered bank from a Federal Savings Bank effective January 1999. Area is now comprised of four nationally chartered banks and nine state chartered banks.

         Some of you may not realize that our Southern Deposit Bank, Russellville is the bank that Jesse James robbed, or that Owensboro National Bank's charter dates back to 1860.

         We were saddened this past year by the death of William H. Thompson, one of the founders of this Company. Bill was a dedicated director who gave his time and wisdom selflessly to the development of Area Bancshares Corporation. He is greatly missed.

         Thanks to all who have contributed to the successes of 1998.


                                                    Most sincerely,


                                                    /s/ Thomas R. Brumley


                                                    Thomas R. Brumley
                                                    President and
                                                    Chief Executive Officer

                                                                          2
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


Consolidated Five Year Selected Financial Data

(In thousands, Except Ratios
  and Per Share Data)                                  1998           1997           1996           1995            1994
--------------------------------------------------------------------------------------------------------------------------
Year-End Totals
  Assets                                            $2,132,365     $1,901,449     $1,796,290     $1,778,559     $1,622,509
  Securities available for sale                        340,874        342,513        320,413        355,217        310,991
  Securities held to maturity                          117,869        116,811         97,120         94,015        124,724
  Loans, net of unearned discount                    1,412,567      1,227,307      1,147,060      1,091,867        983,049
  Deposits                                           1,691,864      1,433,132      1,394,399      1,223,556      1,175,373
  Long-term debt and other borrowings                  170,726        252,866        213,916        232,756        258,939
  Shareholders' equity                                 238,213        196,549        169,383        149,724        128,373
--------------------------------------------------------------------------------------------------------------------------

Earnings
  Total interest income                             $  143,576     $  139,249     $  136,835     $  132,088     $  102,975
  Total interest expense                                67,890         63,643         64,410         64,330         42,452
  Provision for loan losses                              1,628          3,271          4,849          4,824          4,976
  Non-interest income                                   22,605         18,322         28,238         18,413         13,804
  Non-interest expenses                                 64,741         61,357         65,912         64,414         61,099
  Income taxes                                           9,296          8,491         10,016          4,487          1,278
  Net income                                            22,626         20,809         19,886         12,446          6,974
--------------------------------------------------------------------------------------------------------------------------

Per Share Data (1)
  Net income-basic                                  $     1.45     $     1.35     $     1.28     $      .81     $      .46
  Net income-diluted                                      1.42           1.33           1.26            .79            .45
  Cash dividends                                          .155           .125           .107            .09            .08
  Book value as of December 31                           15.20          12.62          10.92           9.68           8.43
--------------------------------------------------------------------------------------------------------------------------

Performance and Capital Measures
  Return on average total assets                          1.18%          1.18%          1.15%           .75%           .47%
  Return on average shareholders' equity                 10.62%         11.32%         12.38%          9.04%          5.27%
  Percentage of average shareholders' equity to
   average total assets                                  11.14%         10.39%          9.28%          8.26%          8.85%
  Dividend payout ratio                                  10.69%          9.26%          7.79%          8.88%         12.24%
--------------------------------------------------------------------------------------------------------------------------
Cash basis financial data (2)
  Net income-basic                                  $     1.61     $     1.48     $     1.42     $      .96     $      .61
  Net income-diluted                                      1.58           1.45           1.40            .95            .60
  Return on average tangible assets                       1.33%          1.30%          1.29%           .90%           .63%
  Return on average tangible shareholders' equity        13.17%         13.58%         15.54%         12.50%          8.22%
--------------------------------------------------------------------------------------------------------------------------

(1) Restated for all stock dividends and stock splits.
(2) Cash basis calculations exclude intangible assets and the related amortization expense.

      3
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                               CORPORATE OVERVIEW

Area Bancshares Corporation ("Area") is a multi-bank holding company headquartered in Owensboro, Kentucky. Area is comprised of eleven banks and one thrift ("banking affiliates") conducting business in offices throughout Kentucky. The banking affiliates provide a wide range of financial services, such as accepting demand and time deposits; providing checking and money market accounts; making commercial, consumer and mortgage loans; issuing and servicing credit cards; leasing; issuing credit life, accident and health, and property and casualty insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing alternative investments and brokerage services. Area has six active non-bank affiliates that provide services incidental to Area's operations.

The following information is management's analysis of the operations of Area for the years 1996 through 1998 and its financial condition as of December 31, 1997. It provides information which is not otherwise apparent from the consolidated financial statements and related footnotes and is intended to assist the reader in evaluating Area's performance. This analysis should be read with the accompanying Consolidated Financial Statements and related notes thereto beginning on page 32.

                            MERGERS AND ACQUISITIONS

During August 1998, Area acquired NationsBank of Kentucky, N.A., a wholly-owned subsidiary of NationsBank Corporation. NationsBank of Kentucky, N.A. had assets totaling $133.00 million, net of certain deposits that were retained by NationsBank of Kentucky, N.A., loans of $84.00 million and deposits amounting to $133.00 million. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of NationsBank of Kentucky, N.A. have been included in Area's consolidated statements since the date of acquisition. As a result of the acquisition, approximately $22.03 million of intangibles were recognized.

On August 25, 1998, Area announced plans to merge with Peoples Bancorp of Winchester ("Peoples") which is headquartered in Winchester, Kentucky. Peoples is a one-bank holding company for Peoples Commercial Bank. Total assets of Peoples are approximately $165.00 million. In January 1999 Area issued 1.30 million shares of its common stock in conjunction with the merger. The Peoples merger is not reflected in the accompanying financial statements since the merger closed in January 1999. This merger will be accounted for as a pooling-of-interests; however, Area's financial condition and results of operations will not be restarted.

During 1997 Area and Cardinal Bancshares, Inc. merged in a transaction accounted for as a pooling-of-interests. The financial information in this Annual Report has been restated to reflect this merger for all periods presented.

                                                                          4
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


                              RESULTS OF OPERATIONS
                                     SUMMARY

Area reported net income of $22.63 million for 1998 compared to $20.81 million during 1997 and $19.89 million in 1996. Basic earnings per share were $1.45 in 1998, $1.35 in 1997 and $1.28 in 1996. Diluted earnings per share increased 6.8% to $1.42 in 1998, compared to $1.33 in 1997 and $1.26 in 1996. The improvement in net income between 1998 and 1997 was attributable to three factors: (i) an increase in net interest income (on a taxable equivalent basis) totaling $0.73 million from $79.11 million in 1997 to $79.84 million in 1998 due primarily to earning asset growth; (ii) a reduction totaling $1.64 million in the provision for loan losses arising from an improvement in the quality of the loan portfolio; and (iii) an increase in non-interest income from $18.32 million during 1997 to $22.61 million for 1998 driven principally by increases in deposit and trust fees from $10.93 million in 1997 to $12.40 million in 1998 as well as a gain totaling $2.07 million on the sale of ABC Credit Corporation's (a wholly-owned consumer finance company) loan portfolio.

Area's 1997 net income increased $.92 million or 4.6% from 1996, however a number of nonrecurring items affected net income during 1996 and hence the comparability of 1997 to 1996. Substantially all of the assets of Cardinal Credit Corporation were sold providing an after-tax gain of $4.32 million, investment securities classified as available for sale were sold for an after-tax gain of $1.87 million, certain stock option plans were amended resulting in an after-tax charge to earnings totaling $1.12 million and a loss associated with Security First Network Bank and its spin-off amounting to $1.61 million on an after-tax basis were all recorded during 1996. After adjusting earnings for these items, Area would have reported net income of $16.43 million for 1996. On an adjusted basis, the increase in net income from 1996 to 1997 would have been $4.38 million or 26.7%.

  Results of Operations-Summary
  (In thousands,except percentages and per share data)            1998            1997            1996
  ----------------------------------------------------------------------------------------------------
  Net income after taxes                                     $  22,626       $  20,809       $  19,886
  Basic earnings per share                                        1.45            1.35            1.28
  Diluted earnings per share                                      1.42            1.33            1.26
  Return on average assets                                        1.18%           1.18%           1.15%
  Return on average shareholders' equity                         10.62%          11.32%          12.38%

                                    NET INTEREST INCOME

The largest source of Area's revenue is net interest income which is the difference between interest income and interest expense. Sources of interest income include interest on loans and investments while interest expense includes interest paid on deposits and borrowings. The amount of net interest income is the result of a number of factors, including the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid. In addition, the amount of interest-bearing assets funded by interest-free sources (largely shareholders' equity and non-interest bearing deposits) impacts net interest income.

Changes in net interest income are frequently measured by two percentages: net interest margin and net interest spread. Net interest margin is expressed as net interest income (on a tax equivalent basis) divided by average earning assets. Net interest spread is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Both of these percentages are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread as a result of interest income earned on interest-earning assets and funded by non-interest-bearing funds such as demand deposits and shareholders' equity.

   5
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


Net interest income increased 0.1% to $75.69 million in 1998 from $75.61 million in 1997. On a taxable equivalent basis, net interest income rose to $79.84 million in 1998 from $79.11 million in 1997, an increase of $0.73 million or 0.9%. The net interest margin declined 31 basis points (a basis point is equal to one hundredth of a percent) to 4.46% in 1998 from 4.77% in 1997. The average rate on earning assets declined from 8.62% in 1997 to 8.26% in 1998. This decrease was largely the result of a reduction in the yield of the loan portfolio caused by loan refinancings, strong competition for quality loans and a relatively flat yield curve. The cost of interest bearing deposits totaled 4.46% in 1998 compared to 4.47% in 1997. The cost of borrowed funds decreased 17 basis points to 5.32% during 1998 from 5.49% in 1997, primarily as a result of a decrease in the average rate paid on federal funds purchased and securities sold under agreements to repurchase from 5.14% in 1997 to 4.73% in 1998. The impact of non-interest bearing funds was constant at .75% in both 1998 and 1997.

Average interest-earning assets increased $131.68 million or 7.9% to $1.79 billion in 1998 from $1.66 billion in 1997, while the largest component, average loans, increased to $1.26 billion from $1.19 billion during the past year.

Average interest-bearing liabilities grew $107.05 million or 7.7% in 1998 to $1.49 billion from $1.38 billion. Increases in interest-bearing deposits accounted for all of this growth. As a result of the growth in average interest-bearing deposits during the year, Area reduced its average borrowings from $174.45 million in 1997 to $165.21 million in 1998.

Net interest income increased $3.35 million or 4.6% to $75.69 million in 1997 from $72.34 million in 1996. Taxable-equivalent net interest income was $79.11 million in 1997 and $75.68 million in 1996. The 1997 increase was largely due to a higher level of earning assets and an improvement in the net interest margin from 4.69% in 1996 to 4.77% in 1997. Average earning assets grew 2.7% or $43.41 million from 1996 to 1997 while average interest bearing liabilities increased $8.13 million or 0.6%. Increases in non-interest bearing deposits and shareholders' equity primarily funded the growth in earning assets. The net interest margin increased during 1997 as compared to 1996 primarily as a result of a reduction of 8 basis points (from 4.68% in 1996 to 4.60% in 1997) in the cost of interest bearing liabilities. In addition, the impact of non-interest bearing liabilities contributed 6 basis points to the improvement in the net interest margin.

     Net Interest Spread and Margin
     (Taxable-equivalent basis)                   1998            1997            1996
     ----------------------------------------------------------------------------------
     Yield on interest earning assets             8.26%           8.62%           8.68%
     Rate on interest bearing liabilities         4.55%           4.60%           4.68%
     ----------------------------------------------------------------------------------
     Net Interest Spread                          3.71%           4.02%           4.00%
     Non-interest bearing funds contribution       .75%            .75%            .69%
     ----------------------------------------------------------------------------------
     Net Interest Margin                          4.46%           4.77%           4.69%
     ==================================================================================

Table 1 on page 23 contains a summary of average balance sheets, net interest income and net interest margins for 1998, 1997 and 1996. Table 2 on page 24 provides the components of the change in net interest income for 1998 and 1997 when compared to 1997 and 1996, respectively.

                                                                          6
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


                               NON-INTEREST INCOME

Continuing non-interest income, which excludes gains on the sale of loans and securities, increased 12.8% to $19.09 million in 1998 from $16.93 million in 1997. Area's diverse sources of non-interest income generated largely from traditional banking activities was responsible for this growth. Significant growth occurred in several areas with commissions and fees on fiduciary activities, service charges on deposit accounts and other service charges, commissions and fees all reflecting double digit percentage increases during 1998. The table that follows shows the components of non-interest income for 1998, 1997 and 1996:

  Non-Interest Income                                                             Dollar Change
  (In thousands)                            1998         1997        1996     1998 vs      1997 vs
                                                                                 1997         1996
  ------------------------------------------------------------------------------------------------
  Commissions and fees on
     fiduciary activities                $ 4,852      $ 4,264     $ 3,634      $  588     $    630
  Service charges on deposit
     accounts                              7,548        6,675       6,400         873          275
  Other service charges,
     commissions and fees                  6,283        5,036       4,751       1,247          285
  Other income                               410          952       1,276        (542)        (324)
  ------------------------------------------------------------------------------------------------
  Continuing non-interest income          19,093       16,927      16,061       2,166          866
  Securities gains, net                      108           21       3,265          87       (3,244)
  Gains on the sales of loans, net         3,404        1,374       8,912       2,030       (7,538)
  ------------------------------------------------------------------------------------------------
  Total                                  $22,605      $18,322     $28,238      $4,283     $ (9,916)
  ================================================================================================


Commissions and fees on fiduciary activities were $4.85 million in 1998, an increase of 13.8% over $4.26 million earned in 1997. Successful new business development efforts and continued strength in the equity markets led to this revenue growth. The increase in 1997's commissions and fees on fiduciary activities over 1996 of 17.3% or $0.63 million was due largely to strong equity markets.

Service charges on deposit accounts reached $7.55 million in 1998, compared to $6.68 million in 1997, an increase of $0.87 million or 13.0%. The growth in 1998 was due to increases in deposits subject to service charges, added efforts to collect a greater percentage of fees assessed and higher activity fees. The increase during 1997 compared to 1996, which totaled $0.28 million, was due largely to growth in deposits subject to service charges.

Other service charges, commissions and fees totaled $6.28 million in 1998, an increase of $1.25 million or 24.8% from 1997. This increase was the result of commission income on security brokerage activity, growth in loan servicing fees as a result of increases in loans serviced and an increase in credit card interchange fees due to strong growth in customer credit card usage. During 1997 other service charges, commissions and fees increased $0.29 million or 6.0% to $5.04 million when compared to 1996. The increase during 1997 was largely the result of an increase in ATM fees which were implemented in 1997.

Security gains totaled $0.11 million in 1998 compared to $0.02 million in 1997 and $3.27 million in 1996.

   7
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


Gains on the sales of loans were $3.40 million in 1998 and $1.37 million in 1997. During 1998 Area recognized a gain in the amount of $2.07 million on the sale of approximately $11.50 million of loans from ABC Credit Corporation, a wholly-owned consumer finance company. The decrease from 1996 to 1997 was primarily the result of gains totaling $8.23 million that Area recognized during 1996 on the sale of loans from Cardinal Credit Corporation, a wholly-owned consumer finance company.

                              NON-INTEREST EXPENSE

Non-interest expense increased 5.5% to $64.74 million in 1998, compared to $61.36 million in 1997 and $58.93 million in 1996 (1996 has been adjusted for non-recurring items, see table 8 on page 30 for details). The increase in non-interest expense in 1998 was due in part to increased salary and employee benefits as well as enhancements to Area's data processing capabilities.

In 1998 Area incurred pre-tax non-interest expenses totaling $0.50 million related to the acquisition of NationsBank of Kentucky, N.A. Excluding these charges, non-interest expenses increased 4.6% or $2.84 million from 1997 to 1998.

Salaries and employee benefits is the largest component of non-interest expense, comprising 47.8% and 47.5% of total non-interest expense in 1998 and 1997, respectively. Salaries and employee benefits increased 6.2% in 1998, following a 3.5% increase in 1997. Salaries and employee benefits increased in 1998 due to higher staff levels, normal salary increases and severance benefits paid to employees whose positions were eliminated as a result of the acquisition of NationsBank of Kentucky, N.A. The increase in 1997 over 1996 was largely the result of merit increases.

Net occupancy expense increased 1.1% to $4.12 million after increasing 6.6% to $4.07 million in 1997. Net occupancy expense grew in 1998 largely as a result of higher lease expense. Increases in lease expense in 1998 and 1997 were a result of new branch offices.

Furniture and equipment expense decreased 4.8% in 1998, following a 14.5% increase in 1997. Furniture and equipment expense decreased in 1998 due to reduced maintenance and repair costs.

Data processing expense grew 26.3% to $4.06 million in 1998 following an increase of $0.20 million or 6.7% in 1997. The increase in both 1998 and 1997 was primarily the result of enhancements in Area's data processing capabilities to meet internal and customer needs as well as Year 2000 expenditures discussed in detail on the following page.

Advertising and community relations expense increased in 1998 to $3.01 million after a decline of $5 thousand in 1997. The increase in 1998 was related to new marketing programs and the implementation of a sales culture while the decline in 1997 was due to cost savings associated with the Cardinal Bancshares, Inc. merger.

Professional fees were up in both 1998 and 1997, increasing $0.33 million or 10.8% in 1998 and $0.77 million or 33.2% during 1997 compared to 1996. The increases in both years were primarily the result of legal, accounting and consulting fees incurred in merger and acquisition activities.

Amortization of intangibles increased $0.34 million or 13.6% to $2.86 million after decreasing $0.17 million or 6.4% in 1997. The increase in 1998 was the result of the acquisition of NationsBank of Kentucky, N.A. which was accounted for using the purchase method of accounting. See "Mergers and Acquisitions" on page 3 for details of this transaction.

                                                                          8
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


The following table provides a summary of changes in non-interest expense for the past three years:

   Non-Interest Expense                                                                 Dollar Change
  (In thousands)                               1998         1997      1996 (1)     1998 vs       1997 vs
                                                                         1997         1996
   -----------------------------------------------------------------------------------------------------
   Salaries and employee benefits           $30,935      $29,133      $28,138      $ 1,802       $   995
   Net occupancy expense                      4,117        4,074        3,821           43           253
   Furniture and equipment expense            4,273        4,488        3,921         (215)          567
   Federal deposit insurance                    253          238          508           15          (270)
   Data processing expense                    4,062        3,215        3,013          847           202
   Advertising and community relations        3,013        2,784        2,789          229            (5)
   Insurance and taxes                        2,497        2,452        2,672           45          (220)
   Professional fees                          3,424        3,091        2,320          333           771
   Amortization of intangibles                2,860        2,518        2,691          342          (173)
   Other                                      9,307        9,364        9,053          (57)          311
   -----------------------------------------------------------------------------------------------------
   Total                                    $64,741      $61,357      $58,926      $ 3,384       $ 2,431
   =====================================================================================================

   (1) Adjusted for sale of Cardinal Credit, Security First Network Bank spin-off, a one-time stock compensation expense and a payment of a special SAIF assessment on SAIF-insured deposits. See Table 8 on page 30 for a detailed schedule.

                                    YEAR 2000

What is commonly referred to as "Year 2000 or Y2K" presents potential problems that have received much publicity and may affect many computer systems currently in use. In these cases, the computer systems record years in a two-digit format which may lead to misinterpretation between year 2000 and year 1900. The result could lead to, among other things, errors in computations that use dates, lost transaction records, incorrect interest calculations, inaccessible funds and inoperable ATMs. The potential costs and uncertainties associated with Year 2000 will depend not only on the computer hardware and software currently in use at a specific company, but also the degree to which that company's suppliers and customers have addressed their individual Year 2000 issues.

In August 1997 management established a formal program to address Year 2000 issues. The program is comprised of five phases: 1) awareness; 2) assessment; 3) remediation; 4) testing; and 5) validation. Additionally, the program has full management support and has a project manager. The following is a brief discussion of each phase:

The awareness phase involved defining the Year 2000 problem(s) and establishing an overall strategy. Area defines Year 2000 compliance as accurately processing date/time data including calculations involving dates occurring in years 2000 and beyond. The awareness phase was began in August 1997 and is complete.

   9
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


The assessment phase defined the size and complexity of the problem(s) and the resources necessary to address Year 2000 issues. During this phase Area comprehensively reviewed of all computer systems and applications to determine which ones could be adversely affected by Year 2000. Area's data processing for its banking affiliates is performed primarily by a third party vendor. Consequently, Area dependents upon this vendor for its mission-critical data processing. As of December 31, 1998, this vendor had informed area that the vendor had made all reprogramming changes necessary to be Year 2000 ready. In addition, Area has reviewed Year 2000 issues with its other major business relationships, defined as those that may have a significant financial and/or operational impact on Area. Included with this review have been customers, vendors, counterparties, other non-Area banks, utilities and various intermediaries. Area has determined that there are two primary sources of third party risks within this group that may result in financial losses. The first is loan customers (primarily business related) of Area's affiliated banks that may experience financial difficulties as a result of not being Year 2000 compliant which increases the potential for delays in receiving payments and/or loan charge-offs. Major borrowers have been reviewed using a Year 2000 credit risk assessment and no material issues were noted. The other third party risk is from Area's vendors and non-information technology systems including alarm systems, elevators, HVAC and cash vaults. All mission-critical vendors have been contacted and have indicated that they were Year 2000 ready at December 31, 1998. The third parties that have been determined as not significant sources of risk have been requested to certify as to their Year 2000 readiness. As of December 31, 1998, the assessment phase was completed.

The purpose of the remediation phase is to ensure all date routines have been corrected to properly address Year 2000 issues. As a result of Area's reliance upon third party vendors for a portion of its mission-critical functions, Area is working closely with these vendors. As of December 31, 1998, the remediation phase was approximately 90% complete and is expected to be finished during the first quarter of 1999.

The testing phase encompasses actual testing of the new/renovated systems to ensure compliance. An independent consultant will assist management in conducting this phase. The testing phase was approximately 20% completed as of December 31, 1998, and is expected to be completed by June 30, 1999.

The final phase, validation, involves testing the new/renovated software and systems with actual data. This phase was approximately 15% complete as of December 31, 1998, and is expected to be completed by June 30, 1999.

Total cost to date, which includes consultants, software and hardware, has been approximately $2.70 million. Management estimates that the remaining cost to ensure Year 2000 readiness should not exceed $0.90 million. A significant portion of these costs are not incremental, but represent the redeployment of existing staff and information technology. However, there has been an opportunity cost associated with Year 2000 readiness because the staff involved would normally be spending their time on other projects. Finally, approximately $2.00 million of the estimated total cost of $3.6 million is for capital expenditures that will be depreciated over their useful lives.

Management is currently completing a detailed contingency plan which will address the most reasonably likely scenarios of disruptions caused by Year 2000. The precise plans utilized will depend upon the exact problems which develop. Disruptions could range from discrete application-specific problems which can be easily resolved to systematic failures affecting the banking industry (or other industries) as a whole. Area cannot identify every disruption that may affect it but has identified certain critical problems that may arise.

                                                                          10
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


Currently Area does not anticipate a material business interruption as a result of Year 2000 and does not expect costs to exceed those discussed above; however, there could be additional risks associated with Year 2000 issues that are not currently apparent. Such risks could have a material adverse impact on Area and may cause, among other things, broad-based system failures, errors in computations using dates, and inability to reconcile internal and customer records. Moreover, the failure of Area's third parties, as defined above, to become Year 2000 ready could result in a material financial risk to Area. If these risks materialize, Area could experience business interruptions, adverse action from regulatory authorities, legal liability, significant financial losses and damage to Area's public relations resulting in lost future business.

                                  INCOME TAXES

Income tax expense was $9.30 million in 1998 and $8.49 million in 1997. The increase during 1998 reflects a higher level of taxable income. The effective tax rate during 1998 was 29.1% compared to 29.0% in 1997. The effective tax rate differs from the marginal tax rate of 35.0% in both 1998 and 1997, primarily as a result of tax-exempt income. Income tax expense decreased $1.53 million from 1996 to 1997. This decrease reflected a higher level of tax-exempt interest income in 1997 ($6.90 million compared to $5.83 million in 1996) and a slightly lower income before income taxes. The effective tax rate was 33.5% during 1996.

                             INTERIM FINANCIAL DATA

The following table provides unaudited summary quarterly financial results of operations for the years ended December 31, 1998 and 1997. These results of operations contain all normal and recurring adjustments necessary for a fair and consistent presentation.

  Unaudited Summary Quarterly Financial Information
  (In thousands, except per share data)

                                                1998 Quarter Ended                                    1997 Quarter Ended
                                    Mar. 31     June 30    Sept. 30     Dec. 31     Mar. 31     June 30    Sept. 30     Dec. 31
   ----------------------------------------------------------------------------------------------------------------------------
   Interest income                  $35,395     $35,275     $35,622     $37,284     $33,454     $34,384     $35,493     $35,918
   Interest expense                  16,493      16,821      16,944      17,632      15,328      15,328      16,243      16,744
   ----------------------------------------------------------------------------------------------------------------------------
   Net interest income               18,902      18,454      18,678      19,652      18,126      19,056      19,250      19,174
   Provision for loan losses            612         101         534         381         711         574       1,130         856
   Non-interest income                4,951       7,254       4,805       5,595       4,583       4,591       4,654       4,494
   Non-interest expenses             14,926      15,700      16,699      17,416      14,536      15,219      16,128      15,474
   Income tax expense                 2,444       3,020       1,730       2,102       2,242       2,302       1,857       2,090
   ----------------------------------------------------------------------------------------------------------------------------
   Net income                       $ 5,871     $ 6,887     $ 4,520     $ 5,348     $ 5,220     $ 5,552     $ 4,789     $ 5,248
   ============================================================================================================================
   Net income per common share:
      Basic                         $  0.38     $  0.44     $  0.29     $  0.34     $  0.34     $  0.36     $  0.31     $  0.34
      Diluted                          0.37        0.43        0.28        0.34        0.34        0.36        0.30        0.33
   Dividends per share                0.035       0.035        0.04       0.045        0.03        0.03        0.03       0.035

   11
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


                             BALANCE SHEET ANALYSIS

Area's financial condition as of December 31, 1998 and 1997, is presented in the comparative balance sheets of the Consolidated Financial Statements. The following discussion addresses securities, loans, deposits, borrowings, capital resources, liquidity and interest rate risk. This discussion is provided to assist the reader in evaluating Area's financial condition.

                                  Total Assets
                                 At December 31
                              (Amounts in Millions)


ANNUAL REPORT           GRAPH          YEAR OR            AMOUNTS OR
 PAGE NUMBER            NAME           CATEGORY           PERCENTAGES
-------------           -----          --------           -----------
     11              Total Assets        1994              $1,622.5
                                         1995               1,778.6
                                         1996               1,796.3
                                         1997               1,901.4
                                         1998               2,132.4


                                   SECURITIES

Average total securities available for sale and held to maturity represented 26.1%, 26.7% and 28.3% of average earning assets during 1998, 1997 and 1996, respectively. The portfolio continues to be weighted heavily towards U.S. Treasury and Federal agency securities as the table below indicates. During 1998 the securities portfolio decreased $0.58 million or 0.13% to $458.74 million. Table 3 on page 25 provides the carrying amounts, maturities and average yields as of December 31, 1998, of the securities portfolio.

     Securities (Percent of total carrying amounts)
                                                                         December 31
                                                             1998           1997           1996
     -------------------------------------------------------------------------------------------
     U.S. Treasury and Federal Agencies                      41.3%          50.8%          56.6%
     Mortgage-backed securities                              15.0%          12.3%          14.7%
     Obligations of states and political subdivisions        30.0%          29.1%          24.2%
     Equity and other securities                             13.7%           7.8%           4.5%
     -------------------------------------------------------------------------------------------
        Total                                               100.0%         100.0%         100.0%
     ===========================================================================================

As of December 31, 1998, Area's securities portfolio included $340.87 million of securities classified as available-for-sale and $117.87 million of securities classified as held-to-maturity. Net unrealized gains related to securities available for sale (which is reported in accumulated other comprehensive income in the shareholders' equity section of the Consolidated Balance Sheet) on December 31, 1998 were $31.54 million (net of taxes), compared to $11.51 million (net of taxes) on December 31, 1997 and $3.60 million (net of taxes) on December 31, 1996. The increase in market value during all three years can primarily be attributed to increases in the market value of equity securities. The equity and other securities portfolio is largely comprised of the common stock of bank holding companies which operate within the Commonwealth of Kentucky.

                                                                          12
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


The carrying amounts of the securities portfolio at the dates indicated are summarized as follows:

  Available for sale securities                                         December 31
  (In thousands)                                       1998                 1997               1996
  ----------------------------------------------------------------------------------------------------
  U.S. Treasury and Federal agencies                 $189,464             $233,353            $236,505
  Mortgage-backed securities                           68,859               56,568              61,336
  Obligations of states and political subdivisions     19,756               16,867               3,944
  Equity and other securities                          62,795               35,725              18,628
  ----------------------------------------------------------------------------------------------------
     Total                                           $340,874             $342,513            $320,413
  ====================================================================================================

  Held to maturity securities
  Obligations of states and political subdivisions   $117,869             $116,811            $ 97,120
  ----------------------------------------------------------------------------------------------------
     Total                                           $117,869             $116,811            $ 97,120
  ====================================================================================================
     Total Securities                                $458,743             $459,324            $417,533
  ====================================================================================================

                                      LOANS

Total loans, excluding loans held for sale, increased $185.26 million or 15.1% to $1.41 billion in 1998 and $80.25 million or 7.0% to $1.23 billion in 1997. Excluding loans acquired as a result of the acquisition of NationsBank of Kentucky, loans grew $101.33 million in 1998. In both 1998 and 1997, the growth in outstanding loans was significantly impacted by the sale of fixed-rate long-term loans which were originated largely as a result of the refinancing boom experienced during these years. The servicing of these fixed-rate loans has been retained, providing Area with a stable and significant source of non-interest income. Loans comprise the largest portion of Area's earning assets, representing 70.2% and 71.8% of average earning assets in 1998 and 1997, respectively.

Area's affiliated banks lend to customers within their geographic markets. In addition to loans made to individuals for personal needs, the affiliated banks loan funds to commercial customers in various businesses including agribusiness, manufacturing, retailing and wholesaling. The loans originated by the affiliated banks are reviewed by Area. The review process ensures that loan administration, credit quality and loan documentation are in compliance with corporate loan standards and policies.

   13
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


The composition of the loan portfolio as of December 31 is presented in the table below:

   Loan Portfolio
   (In thousands, except percentages)                                           December 31
                                                         1998          1997          1996          1995        1994
   ------------------------------------------------------------------------------------------------------------------
   Commercial                                        $  503,173    $  357,133    $  313,104    $  311,309    $294,705
   Real estate-construction                              43,055        49,979        39,484        20,467      23,296
   Real estate-mortgage                                 674,357       610,846       577,266       503,168     468,408
   Consumer installment
   and other loans                                      191,982       209,349       217,206       256,923     196,640
   ------------------------------------------------------------------------------------------------------------------
      Total loans                                    $1,412,567    $1,227,307    $1,147,060    $1,091,867    $983,049
   ==================================================================================================================
   Percentage of loans by category to total loans:
                                                                                December 31
                                                         1998          1997          1996          1995        1994
   ------------------------------------------------------------------------------------------------------------------
   Commercial                                             35.62%        29.10%        27.30%        28.51%      29.98%
   Real estate-construction                                3.05%         4.07%         3.44%         1.88%       2.37%
   Real estate-mortgage                                   47.74%        49.77%        50.32%        46.08%      47.65%
   Consumer installment
   and other loans                                        13.59%        17.06%        18.94%        23.53%      20.00%
   ------------------------------------------------------------------------------------------------------------------
      Total loans                                        100.00%       100.00%       100.00%       100.00%     100.00%
   ==================================================================================================================

Commercial loans increased $146.04 million or 40.9% to $503.17 million during 1998 and $44.03 million or 14.1% in 1997 to $357.13 million. In addition to $12.87 million of commercial loans added through the acquisition of NationsBank of Kentucky, N.A., $63.19 million were purchased from a correspondent bank. Excluding these two transactions, commercial loans grew $69.98 million or 19.6% during 1998 as a result of Area's efforts to attract small-to-medium-sized businesses in various industries within its primary markets. The loan mix within the commercial loan portfolio is diverse and covers a broad range of borrowers. The portfolio includes loans secured by real estate as well as other business assets. As a matter of policy, loan concentrations within a particular industry or borrower are continuously monitored and controlled.

The real estate loan portfolio consists largely of loans secured by residential real estate. As of December 31, 1998 and 1997 the real estate portfolio totaled $717.41 million or 50.8% of total loans and $660.83 million or 53.8% of total loans, respectively. Excluding $58.75 million of real estate loans acquired from NationsBank of Kentucky, N.A., total real estate loans declined $2.17 million from year-end 1997 to year-end 1998 largely as a result of a significant increase in refinancings and the desire of residential real estate customers to obtain long-term fixed rate loans. These fixed rate loans were then sold to secondary investors with the servicing retained by Area.

Consumer loans decreased $17.37 million or 8.3% to $191.98 million in 1998 and $7.86 million or 3.6% to $209.35 million in 1997. Excluding $12.31 million of consumer loans acquired as a result of the NationsBank of Kentucky, N.A. acquisition and ABC Credit Corporation's sale of $11.50 million of consumer loans (as previously discussed), consumer loans declined $18.18 million. Consumer loans represented 13.59% of total loans as of December 31, 1998 and 17.06% as of December 31, 1997. The decline experienced over the past three years has largely been the result of competitive pressures which reduced rates and the credit quality of new loans to levels Area chose not to meet. The consumer loan portfolio consists of loans made to individuals for automobiles, personal needs and second mortgages.

In addition to the loan portfolio discussed above, Area serviced loans for others of approximately $247.9 million, $149.2 million and $123.1 million at December 31, 1998, 1997 and 1996, respectively.

                                                                          14
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


                              Loans by Type
                          (At December 31, 1998)

ANNUAL REPORT           GRAPH           YEAR OR              AMOUNTS OR
 PAGE NUMBER            NAME            CATEGORY             PERCENTAGES
-------------           -----           --------             -----------
      14            Loans by Type       Consumer                13.6%
                                        Commercial              35.6%
                                        Real Estate             50.8%


             ALLOWANCE FOR LOAN LOSSES AND PROVISION FOR LOAN LOSSES

Each of Area's affiliate banks expenses an amount for possible loan losses. This amount is called the provision for loan losses and increases the allowance for loan losses. Actual losses on loans are charged against the allowance for loan losses. The allowance for loan losses at December 31, 1998 was $21.65 million or 1.53% of loans outstanding compared to $19.89 million or 1.62% of loans outstanding at the end of 1997. The allowance for loan losses equaled 851.1% and 501.9% of nonperforming loans as of December 31, 1998 and 1997, respectively. As a percentage of underperforming assets (defined and discussed in the following section), the allowance for loan losses totaled 513.2% on December 31, 1998 and 371.9% as of December 31, 1997. This increase was the result of an increase in the allowance for loan losses and a reduction in underperforming assets. The adequacy of the allowance for loan losses is monitored on a quarterly basis and is based on management's evaluation of several key factors, including: the quality of the current portfolio, current national and local economic conditions, concentrations in loan types, evaluation of problem loans, and a review of historical charge-off and recovery experience.

The provision for loan losses during 1998 was $1.63 million compared to $3.27 million in 1997 and $4.85 million in 1996. The decrease in the provision over the past three years reflects the improvement in the loan portfolio, as indicated by the reduction in total underperforming assets shown in the table included with the discussion of underperforming assets in the following section.

Charge-offs, net of recoveries, decreased $1.05 million during 1998 to $1.00 million due to a reduced level of loans charged-off. Net charge-offs as a percent of average loans outstanding were 0.08%, 0.17% and 0.24% during 1998, 1997 and 1996, respectively.

   15
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


The table below presents a summary analysis of loan loss experience for the most recent five years with details found in Table 4 on page 26. Additionally, Table 5 on page 27 shows the allocation of the allowance for loan losses.

   Loan Loss Experience
   (In thousands, except percentages)                            Year Ended December 31
                                          1998            1997            1996            1995          1994
   ------------------------------------------------------------------------------------------------------------
   Beginning allowance for loan
      losses                          $    19,887     $    18,663     $    17,814     $    16,370     $  13,770
   Additions through acquisitions           1,137              --              --             554            --
   Reduction through divestiture               --              --          (1,334)             --            --
   Losses charged off                      (2,679)         (3,647)         (4,611)         (5,396)       (3,203)
   Recoveries of losses charged off         1,678           1,600           1,945           1,462           827
   Provision for loan losses                1,628           3,271           4,849           4,824         4,976
   ------------------------------------------------------------------------------------------------------------
   Ending allowance for loan losses   $    21,651     $    19,887     $    18,663     $    17,814     $  16,370
   ============================================================================================================
   Loans outstanding at
      December 31                     $ 1,412,567     $ 1,227,307     $ 1,147,060     $ 1,091,867     $ 983,049
   Average loans for the year         $ 1,256,499     $ 1,189,975     $ 1,123,900     $ 1,048,093     $ 922,374
   Allowance as a percentage of
      year-end loans                         1.53%           1.62%           1.63%           1.63%         1.66%
   Allowance as a percentage of
      average loans                          1.72%           1.67%           1.66%           1.70%         1.77%
   Net charge-offs as a percentage
      of average loans                       0.08%           0.17%           0.24%           0.38%         0.26%
   Allowance as a percentage of
      underperforming assets                513.2%          371.9%          364.9%          315.7%        203.1%

                             UNDERPERFORMING ASSETS

Underperforming assets consist of: (1) nonaccrual loans on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans past due 90 days or more as to principal or interest, and (3) other real estate owned. A summary of underperforming assets at December 31 follows:

   Underperforming Assets
   (In thousands)                                      December 31
                                         1998     1997     1996     1995     1994
   ------------------------------------------------------------------------------
   Nonaccrual loans                    $1,787   $2,173   $2,727   $3,559   $4,316
   Loans contractually past due 90
      days or more as to interest or
      principal payments and still
      accruing                            757    1,789    1,217      899    1,585
   ------------------------------------------------------------------------------
      Total nonperforming loans         2,544    3,962    3,944    4,458    5,901
   Other real estate owned              1,675    1,386    1,171    1,185    2,158
   ------------------------------------------------------------------------------
      Total underperforming assets     $4,219   $5,348   $5,115   $5,643   $8,059
   ==============================================================================

                                                                        16
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


Underperforming assets as a percentage of total loans and other real estate owned were 0.30% on December 31, 1998, a decrease from 0.44% on December 31, 1997. The decrease in underperforming assets during 1998 was led by a $1.03 million reduction in loans past due 90 days or more as to principal or interest.

Other real estate owned, which is carried at the lower of cost or fair market value, represents real estate acquired by Area or one of its affiliated banks in partial or total satisfaction of loans. Other real estate owned increased slightly to $1.68 million as of December 31, 1998 from $1.39 million as of December 31, 1997. Over the past five years, other real estate owned has remained relatively constant ranging from a low of approximately $1.17 million to a high of $2.16 million.

Management is not aware of any material amounts of loans outstanding where there is significant uncertainty as to the ability of the borrower to comply with the terms of the loan that have not been included in the table above. In addition, as of December 31, 1998, there were no significant other interest-earning assets classified as nonperforming or past due 90 days or more.

                                    DEPOSITS

Total deposits increased $258.73 million to $1.69 billion at December 31, 1998, compared to $1.43 billion a year earlier. Excluding deposits acquired as a result of the acquisition of NationsBank of Kentucky, N.A., deposits grew $146.14 million or 10.2%. The increase in 1998 was the result of increases totaling $203.56 million in interest-bearing deposits and $55.17 million increase in non-interest-bearing deposits.

All categories of interest-bearing deposits grew during 1998. Interest-bearing demand deposits grew $61.28 million or 27.4% to $285.10 million, savings deposits increased $64.93 million or 22.1% to $358.51 million, certificates of deposits of $100 thousand or more grew $16.41 million to $154.97 million and other time deposits ended the year at $641.34 million, reflecting an increase of $60.93 million or 10.5%. The growth experienced in all of Area's interest-bearing deposit categories was the result of a concentrated effort to attract core deposits. In addition, as a result of the declining rate environment experienced over the past several years, many customers have increased their liquidity by shifting funds into immediately accessible deposits (interest bearing transaction deposits).

Interest-earning assets are funded primarily by core deposits which serve as the principal source of funds available for lending and investing activities. Total deposits averaged $1.51 billion in 1998 and represented 84.4% of average earning assets compared to $1.39 billion and 83.6% in 1997.

The average amount and average rate paid on deposits classified as to non-interest bearing demand, interest bearing demand, savings and other time deposits is presented in table 6 on page 28.

                                Deposits by Type
                              (At December 31, 1998)


ANNUAL REPORT           GRAPH           YEAR OR              AMOUNTS OR
 PAGE NUMBER            NAME            CATEGORY             PERCENTAGES
-------------           -----           --------             -----------
      16          Deposits by Type      Non-int Bearing          14.9%
                                        Int Bearing Dem          16.9%
                                        Savings                  21.2%
                                        CD's>100,000              9.2%
                                        Time                     37.8%

   17
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


                                OTHER BORROWINGS

Area's primary source of funding for earning assets is customers' deposits; however, outside sources are also used. These outside sources include: federal funds purchased and securities sold under agreement to repurchase which include short-term borrowings from commercial customers as part of a cash management service, notes payable to the U.S. Treasury that are short-term borrowings in connection with treasury, tax and loan deposits, Federal Home Loan Bank advances which generally include intermediate-term borrowings by Area's affiliate banks that are members of the Federal Home Loan Bank, and other borrowings. Other borrowings totaled $170.73 million on December 31, 1998 and $252.87 million on December 31, 1997, a decrease of $82.14 million or 32.5%. Average other borrowings as a percentage of average earning assets decreased from 10.5% in 1997 to 9.24% in 1998. Area decreased its reliance on other borrowings during 1998 as deposit and equity growth outpaced loan and security growth. Management does not rely on any one source of liquidity and has managed other borrowings in response to different factors such as cost, term and conditions of the loan. The table below presents the average borrowings for 1998 and 1997. Table 7 on page 29 provides additional information for 1998 and 1997 relative to year-end balances, average balances, maximum amount outstanding and weighted average interest rates paid on other borrowings.

  Average Other Borrowings
  (In thousands)                                      1998            1997            Change
  -------------------------------------------------------------------------------------------
  Federal funds purchased and securities sold
     under agreements to repurchase                 $96,310         $107,324         $(11,014)
  Notes payable to U.S. Treasury                      7,002           10,990           (3,988)
  Advances from the Federal Home Loan Bank
     and other borrowings                            61,893           56,137            5,756
  -------------------------------------------------------------------------------------------
     Total                                         $165,205         $174,451          $(9,246)
  ===========================================================================================

                                CAPITAL RESOURCES

Area's total shareholders' equity increased $41.66 million or 21.2% to $238.21 million at December 31, 1998, compared to $196.55 million at December 31, 1997. The growth was due to the retention of $20.21 million of net income after paying dividends totaling $2.42 million. Additionally, an increase in accumulated other comprehensive income of $20.03 million contributed to the growth of shareholders' equity during 1998. Net unrealized gains on securities available for sale accounted for all of the increase in accumulated other comprehensive income.

During the fourth quarter of 1998, Area repurchased 3 thousand shares of its common stock in the open market for an average price of $26.88 per share. These shares represent the total shares repurchased under the 100 thousand share repurchase program approved by the Board of Directors in 1998.

                                                                          18
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


Banking industry regulators have defined capital requirements for banks and bank holding companies. Area's tier 1 and total risk-based capital ratios as of December 31, 1998 totaled 11.82% and 13.08%, respectively, which were well above the minimum requirements of 4.00% for tier 1 and 8.00% for total risk-based capital. Comparative percentages for tier 1 and total risk-based capital ratios as of December 31, 1997 were 13.24% and 14.50%. Regulatory authorities have also established a minimum "leverage" ratio of 4.00%, which has been defined as tier 1 equity to average quarterly assets. At December 31, 1998, Area's leverage ratio was 8.29%, compared to 9.54% a year earlier. The slight decrease from year-end 1997 to year-end 1998 in Area's regulatory capital ratios was largely the result of an increase in goodwill related to the acquisition of NationsBank of Kentucky, N.A. For purposes of regulatory capital computations, goodwill is deducted from capital.

Area's subsidiary banks maintain risk-based capital and leverage ratios above the "well-capitalized" category as defined by the FDIC. The "well capitalized" category requires tier 1 and total risk-based ratios of at least 6.00% and 10.00%, respectively, and a minimum leverage ratio of 5.00%. Note 14 to the Consolidated Financial Statements provides information concerning the capital ratios of Area's most significant subsidiary.

The following table provides information regarding Area's capital ratios and regulatory requirements as of December 31, 1998 and 1997:

 Capital Ratios

                                        December 31              Regulatory
                                     1998        1997      Capital Requirements
                                                             Well        Minimum
                                                         Capitalized   Requirements
 -----------------------------------------------------------------------------------
 Leverage ratio                      8.29%        9.54%       5.00%        4.00%
 Tier 1 risk-based capital ratio    11.82%       13.24%       6.00%        4.00%
 Total risk-based capital ratio     13.08%       14.50%      10.00%        8.00%

At December 31, 1998 the book value per share was $15.20, an increase of $2.58 or 20.4% from $12.62 at December 31, 1997. The increase was primarily the result of the retention of 1998 earnings less dividends paid ($1.29 of book value per share) and the increase in accumulated other income ($1.28 of book value per share). Net unrealized gains on securities available for sale comprised all of the accumulated other income as of December 31, 1998 and 1997.

During January 1999, Area completed its merger with Peoples Bancorp of Winchester by exchanging 1,300,000 shares of common stock for all 75,000 shares of Peoples Bancorp. The transaction was accounted for using the pooling-of-interests method of accounting.

On September 30, 1997, in connection with the merger with Cardinal Bancshares, Area increased its authorized shares from 16,000,000 to 50,000,000. In connection with the merger, Area issued 4,205,722 shares of common stock.

                              Shareholder's Equity
                                 At December 31
                              (Amounts in Millions)



ANNUAL REPORT           GRAPH              YEAR OR              AMOUNTS OR
 PAGE NUMBER            NAME               CATEGORY             PERCENTAGES
-------------           -----              --------             -----------
     18          Shareholder's Equity        1994                  $128.4
                                             1995                   149.7
                                             1996                   169.4
                                             1997                   196.5
                                             1998                   238.2

   19
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


                           ASSET-LIABILITY MANAGEMENT

Asset-liability management encompasses both the maintenance of adequate liquidity and the management of interest rate risk. The goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. This goal is accomplished by consistent core deposit growth, holding adequate liquid assets in the form of securities and maintaining unused capacity to borrow funds. The objective of interest rate risk management is to provide the optimal level of net interest income, while managing exposure to risks associated with interest rate movements. This objective is accomplished through management of Area's balance sheet during changing interest rate environments.

                                    LIQUIDITY

At December 31, 1998, Area had approximately $244.99 million of cash and due from banks, securities and other short-term investments maturing or repricing within one year compared to $262.30 million as of a year earlier.

Core deposits have historically provided Area with a major source of stable and relatively low-cost funding. Secondary sources include federal funds purchased, securities sold under agreements to repurchase, notes payable to the U.S. Treasury, advances from the Federal Home Loan Bank and other borrowings. Average core deposits funded 84.4% of average earning assets during 1998 and 83.6% during 1997. When average shareholders' equity is added to core deposits, the percentage of average earning assets funded with stable sources increases to 96.3% during 1998 and 94.7% in 1997.

In the normal course of business, the affiliated banks as well as Area have established lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 1998, the unused lines of credit aggregated $268.06 million.

                               INTEREST RATE RISK

For financial institutions, interest rate movements can have a critical impact on net interest income, and hence net income. The primary objective of interest rate risk management is to control and monitor the effects of those fluctuations and their impact on net income. Management considers interest rate risk to be the most significant market risk.

Management views computer simulations as a more relevant measurement of the impact of changes in interest rates on net interest income than other techniques that use interest rate sensitivity gap analysis. Area uses a net interest income simulation model to measure near-term (next 12 months) risk due to changes in interest rates. The model incorporates substantially all of Area's assets and liabilities together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment. Balance sheet changes are based on forecasted changes in loans, securities and deposits as well as historical pricing spreads. The model is updated at least quarterly with the current balance sheet structure and the current forecast of expected balance sheet changes. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or exactly predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing and amount of interest rate changes as well as changes in market conditions and management strategies. Management uses the model to simulate the effect of immediate and sustained parallel shifts upward and downward in the yield curve of 50 basis points (0.50%) and 100 basis points (1.00%).

                                                                          20
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


Area's interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. Area's management monitors and manages interest rate risk to maintain an acceptable level of change in net interest income as a result of changes in interest rates.

The following table illustrates the simulation analysis, using the methodology described above, of the impact of a 50 and 100 basis point upward and downward movement in interest rates on net interest income and earnings per share.

  Interest Rate Simulation Sensitivity Analysis
  (In thousands except per share data)                        Movements in interest rates from
                                                                   December 31, 1998 rates
  Simulated impact in the next 12 months                       Increase                 Decrease
     compared with December 31, 1998                    +100 bp       +50 bp       -50 bp     -100 bp
                                                        -------       ------       ------     -------
  Net interest income increase (decrease)               $(2,225)      $(1,325)     $  626      $1,612
  Net income per share-basic increase (decrease)          (0.09)        (0.06)       0.03        0.07
  Net income per share-diluted increase (decrease)        (0.09)        (0.05)       0.03        0.07

Given an immediate and sustained parallel shift upward of 100 basis points to the yield curve used in the simulation model, Area estimates that its net interest income for Area would decrease by $2.23 million or 2.9% over the next year. Estimated earnings per share would decrease by $0.09 or 6.3% over this same period. A 100 basis point immediate and sustained parallel shift downward in the yield curve would increase net interest income by an estimated $1.61 million or 2.1% over one year while increasing earnings per share $0.07 or 5.0%. All of the above changes in net interest income are within the policy guidelines established by the Board of Directors.

In order to assist in reducing the exposure to interest rate fluctuations and to manage liquidity, Area sells virtually all long-term fixed-rate, single-family residential mortgages that are originated. These loans are underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines and are sold upon origination. In addition to the use of core deposits, which fund the primary portion of earning assets, Area's affiliate banks borrow long-term from the Federal Home Loan Bank to provide funds within time frames that are not available or are only available at higher costs through retail sources. Finally, management continually evaluates other interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore minimizes the use of derivatives except in limited circumstances. As of December 31, 1998, Area had entered into interest rate swap contracts with notional amounts outstanding of $54 million.
Note 19 to the Consolidated Financial Statements provides additional details of off-balance sheet financial instruments.

   21
--------------------------------------------
Area Bancshares Corporation and Subsidiaries


                           IMPACT OF NEW ACCOUNTING STANDARDS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designed and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge against exposure to changes in fair values, cash flows or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Area must adopt SFAS No. 133 by January 1, 2000, however early adoption is permitted. On adoption, the provisions of SFAS No. 133 must be applied prospectively. Area has not determined the impact that SFAS No. 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of adoption.

                           FORWARD LOOKING STATEMENTS

Certain statements contained in this Annual Report are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). In addition, certain statements in future filings by Area with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Area that are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; (2) statements of plans and objectives of Area or its management or Board of Directors, including those relating to products or services; (3) statements of future economic performance; and (4) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

                                                                          22
                                    --------------------------------------------
                                    Area Bancshares Corporation and Subsidiaries


Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Facts that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (2) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users;
(5) changes in consumer spending, borrowing and saving habits; (6) technological changes; (7) acquisitions; (8) the ability to increase market share and control expenses; (9) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Area and its subsidiaries must comply; (10) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; (11) changes in Area's organization, compensation and benefit plans; (12) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and (13) the success of Area at managing the risks involved in the foregoing. Such forward-looking statements speak only as of the date on which such statements are made, and Area undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

     23
------------------------------------------------
    Area Bancshares Corporation and Subsidiaries

Table 1

SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME, AND INTEREST RATES

         The following summarizes the average consolidated balance sheets by major type of account, the interest earned and interest paid, and the average yields and average rates paid for each of the three years ended December 31:

                                               1998                          1997                            1996
                                             Interest                      Interest                         Interest
(In thousands, except             Average     Income    Yield/  Average     Income     Yield/   Average      Income    Yield/
 percentages)                     Balance   Or Expense  Rate    Balance   Or Expense   Rate     Balance    Or Expense  Rate
                                  -------   ----------  ------  --------- ----------   ------   --------   ----------  ------
Earning assets:
  Interest bearing
   deposits with banks           $    7,441  $    398   5.35%  $    5,296   $    293     5.53%  $    7,086  $    369  5.21%
  Federal funds sold                 58,258     3,070   5.27%      19,296      1,034     5.36%      26,608     1,435  5.39%
  Securities (1)
   Taxable                          333,951    18,652   5.59%     321,888     19,533     6.07%     358,390    22,710  6.34%
   Tax exempt                       132,508    11,757   8.87%     120,524     10,407     8.63%      97,590     9,082  9.31%
  Loans (2) and (3)               1,256,499   113,857   9.06%   1,189,975    111,486     9.37%   1,123,900   106,491  9.48%
-----------------------------------------------------------------------------------------------------------------------------
  Total earning assets            1,788,657   147,734   8.26%   1,656,979    142,753     8.62%   1,613,574   140,087  8.68%
=============================================================================================================================
Non-earning assets
  net of allowance for
  loan losses                       123,329        --     --      112,384         --       --      117,157        --    --
-----------------------------------------------------------------------------------------------------------------------------
  Total assets                   $1,911,986  $147,734     --   $1,769,363   $142,753       --   $1,730,731        --    --
=============================================================================================================================
  Interest bearing liabilities:
  Interest bearing demand
   deposits                      $  237,753  $  7,424   3.12%  $  241,637   $  6,817     2.82%  $  314,542  $  9,385  2.98%
  Savings deposits                  327,687     9,908   3.02%     258,859      8,383     3.24%     159,904     4,548  2.84%
  Time deposits                     759,503    41,767   5.50%     708,155     38,862     5.49%     724,305    40,520  5.59%
-----------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
  deposits                        1,324,943    59,099   4.46%   1,208,651     54,062     4.47%   1,198,751    54,453  4.54%
=============================================================================================================================
  Federal funds purchased
   and securities sold under
   agreements to repurchase          96,310     4,637   4.81%     107,324      5,520     5.14%     104,534     5,494  5.26%
  Notes payable to the U.S.
   Treasury                           7,002       390   5.57%      10,990        607     5.52%       7,486       383  5.12%
  Advances from the Federal
   Home Loan Bank and
   other borrowings                  61,893     3,764   6.08%      56,137      3,454     6.15%      64,205     4,080  6.35%
-----------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
   liabilities                    1,490,148    67,890   4.55%   1,383,102     63,643     4.60%   1,374,976    64,410  4.68%
-----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  liabilities:
  Demand deposits                   185,391        --     --      176,438         --       --      174,568        --    --
  Other liabilities                  23,410        --     --       26,039         --       --       20,559        --    --
Shareholders' equity                213,037        --     --      183,784         --       --      160,628        --    --
-----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
  shareholders'
  equity                         $1,911,986        --     --   $1,769,363         --       --   $1,730,731        --    --
=============================================================================================================================
Net interest spread (4)                            --   3.71%                     --     4.02%                    --  4.00%
Impact of non-interest
 bearing sources and other
 changes in balance sheet
 composition                                       --    .75%                     --      .75%                    --   .69%

Net interest income and
 margin (5)                                  $ 79,844   4.46%               $ 79,110     4.77%              $ 75,677  4.69%
=============================================================================================================================


(1) Yields on municipal securities have been computed on a tax equivalent basis. The federal income tax rate used was 35% for all years.

(2) Nonaccrual loan balances are included. Loan interest income computed on a tax equivalent basis using 35% for all years.

(3)  Loan fees are not material.

(4) Net interest spread is the difference between the average rate of interest earned on interest-earning assets and the average rate of interest expense on interest bearing liabilities.

(5) Net interest margin is net interest income divided by interest-earning assets.

                                                                       24
                                 -----------------------------------------------
                                 Area Bancshares Corporation and Subsidiaries


Table 2

SUMMARY OF CHANGES IN NET INTEREST INCOME

       The following shows the changes in interest income and interest expense due to changes in volume and changes in rate for each of the two years ended December 31, 1998 and 1997:

                                                       1998 vs 1997                       1997 vs 1996
                                            --------------------------------     -------------------------------
                                             Total         Variance due to:      Total         Variance due to:
(In thousands)                               Change      Volume       Rate(*)    Change       Volume      Rate(*)
                                            -------     -------      -------     -------     -------     -------
Interest Income:
  Loans (1)                                 $ 2,371     $  6,106     $(3,735)    $ 4,995     $ 6,202     $(1,207)
  Investment securities (1)                     469        1,769      (1,300)     (1,852)       (366)     (1,486)
  Federal funds sold                          2,036        2,053         (17)       (401)       (397)         (4)
  Interest bearing deposits with banks          105          115         (10)        (76)        (89)         13
----------------------------------------------------------------------------------------------------------------
     Total interest income                    4,981       10,043      (5,062)      2,666       5,350      (2,684)
================================================================================================================
Interest Expense:
  Interest bearing demand deposits              607         (111)        718      (2,568)     (2,079)       (489)
  Savings deposits                            1,525        2,111        (586)      3,835       3,133         702
  Time deposits                               2,905        2,824          81      (1,658)       (913)       (745)
  Federal funds purchased and securities
   sold under an agreement to repurchase       (880)        (456)       (424)         26         148        (122)
  Notes payable to the U.S. Treasury           (217)        (222)          5         224         167          57
  Advances from the Federal Home
   Loan Bank and other borrowings               307          249          58        (626)       (526)       (100)
================================================================================================================
     Total interest expense                   4,247        4,395        (148)       (767)        (70)       (697)
================================================================================================================

     Net interest income                    $   734     $  5,648     $(4,914)    $ 3,433     $ 5,420     $(1,987)
================================================================================================================

(1)  Taxable equivalent basis.
  (*)Changes in interest income and interest expense not arising solely from rate or volume variances are allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

       25
------------------------------------------------
    Area Bancshares Corporation and Subsidiaries

Table 3

MATURITIES AND AVERAGE YIELDS OF SECURITIES AS OF DECEMBER 31, 1998

       The carrying amount, maturities, and average yields are summarized as follows:

Available for sale securities

                                                         December 31, 1998
                        --------------------------------------------------------------------------------------------
                                              After One         After Five
(In thousands,           Within One Year  Through Five Years Through Ten Years  After Ten Years         Total
 except percentages)     Amount   Yield    Amount    Yield    Amount   Yield    Amount   Yield    Amount      Yield
U.S. Treasury           $30,282   6.35%   $ 10,185   6.26%        --     --         --     --    $ 40,467      6.33%
U.S. Government
  agencies               59,375   6.00%     89,622   5.72%        --     --         --     --     148,997      5.83%
Obligations of states
  and political
  subdivisions              209   7.79%         81   6.21%     3,312   7.36%    16,154   7.85%     19,756      7.76%
Mortgage-backed
  securities              1,877   6.12%      4,563   6.22%    46,163   6.12%    16,256   7.14%     68,859      6.37%
Other securities             97   4.30%         --     --         --     --         --     --          97      4.30%
Equity securities            --     --          --     --         --     --     62,698   1.26%     62,698      1.26%
-------------------------------------------------------------------------------------------------------------------
   Total                $91,840   6.12%   $104,451   5.79%   $49,475   6.20%   $95,108   3.38%   $340,874      5.27%
===================================================================================================================

Held to maturity securities

                                                          December 31, 1998
                      -------------------------------------------------------------------------------------------
                                             After One          After Five
(In thousands,         Within One Year   Through Five Years  Through Ten Years  After Ten Years       Total
 except percentages)   Amount   Yield     Amount    Yield     Amount   Yield    Amount   Yield    Amount   Yield
Obligations of
  states and
  political
  subdivisions(1)     $3,713    10.35%    $8,820    9.82%    $45,367    9.18%   $59,970   8.32%   $117,869  8.83%
----------------------------------------------------------------------------------------------------------------

   Total              $3,713    10.35%    $8,820    9.82%    $45,367    9.18%   $59,970   8.32%   $117,869  8.83%
================================================================================================================

(1) Yield on tax-exempt securities are computed on a fully taxable-equivalent basis using a marginal income tax rate of 35%.

                                                                       26
                                 -----------------------------------------------
                                 Area Bancshares Corporation and Subsidiaries

Table 4

 SUMMARY OF LOAN LOSS EXPERIENCE

       The following is an analysis of the allowance for loan losses for the years ended December 31:

                                                         Year Ended December 31
                                 ------------------------------------------------------------------------
(In thousands, except
 percentages)                           1998            1997            1996            1995         1994

Beginning allowance
  for loan losses                $    19,887      $   18,663     $    17,814      $   16,370     $ 13,770
Additions through
  acquisitions                         1,137              --              --             554           --
Reduction through
  divestiture                             --              --          (1,334)             --           --
Charge offs:
  Commercial                             589             909           1,124           2,452        1,700
  Real estate                            132             210              72             385          603
  Consumer                             1,958           2,528           3,415           2,559          900
---------------------------------------------------------------------------------------------------------
   Total charge offs                   2,679           3,647           4,611           5,396        3,203
=========================================================================================================
Recoveries:
  Commercial                             804             721           1,017             937          338
  Real estate                            174             182             117             104          152
  Consumer                               700             697             811             421          337
---------------------------------------------------------------------------------------------------------
   Total recoveries                    1,678           1,600           1,945           1,462          827
=========================================================================================================
Net charge offs (recoveries):
  Commercial                            (215)            188             107           1,515        1,362
  Real estate                            (42)             28             (45)            281          451
  Consumer                             1,258           1,831           2,604           2,138          563
---------------------------------------------------------------------------------------------------------
   Total net charge offs               1,001           2,047           2,666           3,934        2,376
=========================================================================================================
Provision for loan losses              1,628           3,271           4,849           4,824        4,976
---------------------------------------------------------------------------------------------------------
Ending allowance for
  loan losses                    $    21,651      $   19,887     $    18,663      $   17,814     $ 16,370
=========================================================================================================

Average loans for the
  year                           $ 1,256,499      $1,189,975     $ 1,123,900      $1,048,093     $922,374
Allowance as a percentage
  of year-end loans                     1.53%           1.62%           1.63%           1.63%        1.66%
Allowance as a percentage
  of average loans                      1.72%           1.67%           1.66%           1.70%        1.77%
Net charge-offs as a
  percentage of average
  loans                                  .08%            .17%            .24%            .38%         .26%
Allowance as a percentage
  of non-performing assets             513.2%          371.9%          364.9%          315.7%       203.1%

       27
------------------------------------------------
    Area Bancshares Corporation and Subsidiaries


Table 5

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

(In thousands, except percentages)                            Year Ended December 31
              ---------------------------------------------------------------------------------------------------------------------
                      1998                  1997                    1996                   1995                     1994
              ---------------------  ---------------------  ----------------------  ---------------------   -----------------------
              Allowance   Percent    Allowance  Percent     Allowance    Percent    Allowance  Percent      Allowance     Percent
              for loan  of loans to  for loan  of loans to  for loan   of loans to  for loan  of loans to   for loan    of loans to
               losses   total loans   losses   total loans   losses    total loans   losses   total loans     losses    total loans
              --------- -----------  --------- -----------  ---------  -----------  --------- -----------   ---------  ------------
Commercial    $ 6,553      35.62%    $ 6,226     29.10%     $ 4,212      27.30%     $ 4,461     28.51%      $ 3,771        29.98%
Real estate     6,459      50.79%      5,460     53.84%       5,160      53.76%       3,134     47.96%        3,981        50.02%
Consumer        3,850      13.59%      5,873     17.06%       5,546      18.94%       6,088     23.53%        3,285        20.00%
Unallocated     4,789        N/A       2,328       N/A        3,745        N/A        4,131       N/A         5,333          N/A
----------------------------------------------------------------------------------------------------------------------------------
              $21,651     100.00%    $19,887    100.00%     $18,663     100.00%     $17,814    100.00%      $16,370       100.00%
==================================================================================================================================

                                                                       28
                                 -----------------------------------------------
                                 Area Bancshares Corporation and Subsidiaries


Table 6

DEPOSIT INFORMATION

       Information relative to the average balances, average rates, year-end balances, and the changes from 1997 to 1998 are presented below:

                                                                   Amount/Rate
(In thousands, except percentages)      1998            1997         Change
Non-Interest Bearing Demand
    Average Balance                 $  185,391      $  176,438      $   8,953
    Average Rate                            --              --             --
    Year-End Balance                   251,950         196,776         55,174
Interest Bearing Demand
    Average Balance                    237,753         241,637         (3,884)
    Average Rate                          3.12%           2.82%          0.30%
    Year-End Balance                   285,102         223,820         61,282
Savings Deposits
    Average Balance                    327,687         258,859         68,828
    Average Rate                          3.02%           3.24%         (0.22%)
    Year-End Balance                   358,511         293,578         64,933
Time Deposits
    Average Balance                    759,503         708,155         51,348
    Average Rate                          5.50%           5.49%          0.01%
    Year-End Balance                   796,301         718,958         77,343
Total Deposits
    Average Balance                  1,510,334       1,385,089        125,245
    Average Rate                          3.91%           3.90%          0.01%
    Year-End Balance                 1,691,864       1,433,132        258,732

       The maturity of time deposits of $100,000 or more issued by Area at December 31, 1998 is summarized in the following table:

                                         Time Deposits of $100,000
                                                 or more
                                            December 31, 1998
(In thousands)                           -------------------------

Three months or less                            $ 61,338
Over three through twelve months                  69,057
Over twelve months                                24,570
                                                --------
     Total                                      $154,965
                                                ========

       29
------------------------------------------------
    Area Bancshares Corporation and Subsidiaries


Table 7

OTHER BORROWING INFORMATION

       Information relative to federal funds purchased and securities sold under agreements to repurchase, notes payable to the U.S. Treasury, advances from the Federal Home Loan Bank, and other borrowings is presented below:

(In thousands, except percentages)

                                                                                                 Amount/Rate
                                                       1998                 1997                   Change
Federal Funds Purchased and Securities
Sold Under Agreements to Repurchase
--------------------------------------
Amount outstanding at December 31                    $112,548               $148,552              $(36,004)
Maximum amount outstanding at any month-end           142,847                149,151                (6,304)
Average amount outstanding during the year             98,065                107,324                (9,259)
Weighted average interest rate during the year           4.73%                  5.14%                (0.41%)

Notes Payable to the U.S. Treasury
----------------------------------
Amount outstanding at December 31                      1,054                 19,581                (18,527)
Maximum amount outstanding at any month-end           22,497                 24,415                 (1,918)
Average amount outstanding during the year             7,002                 10,990                 (3,988)
Weighted average interest rate during the year          5.57%                  5.52%                  0.05%

Advances from the Federal Home Loan Bank
And Other Borrowings
----------------------------------------
Amount outstanding at December 31                     57,124                 84,733                (27,609)
Maximum amount outstanding at any month-end           93,346                101,948                 (8,602)
Average amount outstanding during the year            61,893                 56,137                  5,756
Weighted average interest rate during the year          6.08%                  6.15%                 (0.07%)

                                                                       30
                                 -----------------------------------------------
                                 Area Bancshares Corporation and Subsidiaries


Table 8

ANALYSIS OF NON-INTEREST EXPENSE

       Non-interest expenses as reported adjusted for the sale of Cardinal Credit Corporation, Security First Network Bank spin-off to shareholders, a one-time stock compensation expense incurred in connection with amendments to certain stock options plans and a payment of a special SAIF assessment on SAIF-insured deposits.

                                1996                    Security         Stock         SAIF        1996
                                 As        Cardinal   First Network   Compensation    Special       As
                              Reported      Credit        Bank          Expense     Assessment    Adjusted
       (In thousands)
Salaries and employee
  benefits                    $31,907     $(1,321)     $  (729)       $(1,719)       $   --      $28,138
Net occupancy expense           4,139        (266)         (52)            --            --        3,821
Furniture and equipment
  expense                       4,438         (91)        (426)            --            --        3,921
Federal deposit insurance       1,264          --          (30)            --          (726)         508
Data processing expense         3,193         (22)        (158)            --            --        3,013
Other                          20,971        (856)        (590)            --            --       19,525
--------------------------------------------------------------------------------------------------------
     Total                    $65,912     $(2,556)     $(1,985)       $(1,719)        $(726)     $58,926
========================================================================================================

     31
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


Independent Auditors' Report

The Board of Directors and Shareholders
Area Bancshares Corporation:

We have audited the accompanying consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Area Bancshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/KPMG LLP

Louisville, Kentucky
March 2, 1999

                                                                         32
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


                           Consolidated Balance Sheets
                           December 31, 1998 and 1997
                    (Amount in thousands, except share data)

                                                                                 December 31         December 31
                                                                                     1998                1997

ASSETS
Cash and due from banks                                                          $   122,654         $    84,378
Interest bearing deposits with banks                                                   8,434               5,804
Federal funds sold                                                                    14,000                  --
Trading account securities                                                                --              45,873
Securities:
  Available for sale (amortized cost $292,394 and $324,731, respectively)            340,874             342,513
  Held to maturity (fair value $124,553 and $122,781, respectively)                  117,869             116,811
                                                                                 -----------         -----------
       Total securities                                                              458,743             459,324
                                                                                 -----------         -----------

Mortgage loans held for sale                                                          14,208               9,817

Loans, net of unearned discount                                                    1,412,567           1,227,307
  Less allowance for loan losses                                                      21,651              19,887
                                                                                 -----------         -----------
       Net loans                                                                   1,390,916           1,207,420
                                                                                 -----------         -----------

Premises and equipment, net                                                           41,267              29,710
Goodwill and other intangible assets                                                  34,342              15,312
Other assets                                                                          47,801              43,811
                                                                                 -----------         -----------
       Total assets                                                              $ 2,132,365         $ 1,901,449
                                                                                 ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing deposits                                                  $   251,950         $   196,776
  Interest bearing demand                                                            285,102             223,820
  Savings                                                                            358,511             293,578
  Certificates of deposit of $100,000 or more                                        154,965             138,555
  Other time                                                                         641,336             580,403
                                                                                 -----------         -----------
       Total deposits                                                              1,691,864           1,433,132
                                                                                 -----------         -----------

Federal funds purchased                                                                1,107              38,691
Securities sold under agreements to repurchase                                       111,441             109,861
Notes payable to the U.S. Treasury                                                     1,054              19,581
Advances from the Federal Home Loan Bank                                              41,309              84,336
Other borrowings                                                                      15,815                 397
Accrued expenses and other liabilities                                                31,562              18,902
                                                                                 -----------         -----------
       Total liabilities                                                           1,894,152           1,704,900
                                                                                 -----------         -----------

SHAREHOLDERS' EQUITY
Preferred stock, no par value; authorized 500,000 shares; none issued                     --                  --
Common stock, no par value; authorized 50,000,000 shares; issued and
  outstanding: 1998, 15,669,729; 1997, 15,576,916                                     24,397              24,254
Paid-in capital                                                                       35,632              35,632
Retained earnings                                                                    147,474             126,104
Deferred compensation on restricted stock                                               (612)               (612)
ESOP and MRP loan obligations                                                           (216)               (337)
Accumulated other comprehensive income                                                31,538              11,508
                                                                                 -----------         -----------
       Total shareholders' equity                                                    238,213             196,549

Commitments and contingent liabilities                                           -----------         -----------
       Total liabilities and shareholders' equity                                $ 2,132,365         $ 1,901,449
                                                                                 ===========         ===========

See notes to consolidated financial statements.

     33
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


                        Consolidated Statements of Income
                  Years Ended December 31, 1998, 1997, and 1996
                  (Amounts in thousands, except per share data)

                                                              1998           1997           1996

Interest income:
  Loans, including fees                                     $113,857       $111,486       $106,491
  Interest bearing deposits with banks                           398            293            369
  Federal funds sold                                           3,070          1,034          1,435
  Taxable securities                                          18,652         19,533         22,710
  Tax exempt securities                                        7,599          6,903          5,830
                                                            --------       --------       --------
    Total interest income                                    143,576        139,249        136,835
                                                            --------       --------       --------

Interest expense:
  Deposits                                                    59,099         54,062         54,453
  Federal funds purchased and securities sold under
    agreements to repurchase                                   4,640          5,520          5,494
  Advances from the Federal Home Loan Bank                     3,517          3,090          3,348
  Other borrowings                                               634            971          1,115
                                                            --------       --------       --------
    Total interest expense                                    67,890         63,643         64,410
                                                            --------       --------       --------

    Net interest income                                       75,686         75,606         72,425

  Provision for loan losses                                    1,628          3,271          4,849
                                                            --------       --------       --------
    Net interest income after provision for loan losses       74,058         72,335         67,576
                                                            --------       --------       --------

Non-interest income:
  Commissions and fees on fiduciary activities                 4,852          4,264          3,634
  Service charges on deposit accounts                          7,548          6,675          6,400
  Other service charges, commissions and fees                  6,283          5,036          4,751
  Securities gains (losses), net                                 108             21          3,265
  Gains on sales of loans, net                                 3,404          1,374          8,912
  Other income                                                   410            952          1,276
                                                            --------       --------       --------
    Total non-interest income                                 22,605         18,322         28,238
                                                            --------       --------       --------

Non-interest expenses:
  Salaries and employee benefits                              30,935         29,133         31,907
  Net occupancy expense                                        4,117          4,074          4,139
  Furniture and equipment expense                              4,273          4,488          4,438
  Federal deposit insurance                                      253            238          1,264
  Data processing expense                                      4,062          3,215          3,193
  Other                                                       21,101         20,209         20,971
                                                            --------       --------       --------
    Total non-interest expenses                               64,741         61,357         65,912
                                                            --------       --------       --------

  Income before income tax expense                            31,922         29,300         29,902
  Income tax expense                                           9,296          8,491         10,016
                                                            --------       --------       --------
    Net income                                              $ 22,626       $ 20,809       $ 19,886
                                                            ========       ========       ========

  Net income per common share:
              Basic                                         $   1.45       $   1.35       $   1.28
                                                            ========       ========       ========
              Diluted                                       $   1.42       $   1.33       $   1.26
                                                            ========       ========       ========

See notes to consolidated financial statements.

                                                                         34
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


                 Consolidated Statements of Comprehensive Income
                  Years Ended December 31, 1998, 1997 and 1996
                             (Amounts in thousands)

                                                             1998          1997           1996

Net income                                                 $22,626       $20,809       $ 19,886

Other Comprehensive income, net of tax:
    Unrealized gains (losses) on securities
       available for sale:
           Unrealized holding gains (losses) arising
               during the period                            20,100         7,962          1,639
           Less reclassification adjustment for
               gains included in net income                     70            14          2,122
                                                           -------       -------       --------

Other comprehensive income                                  20,030         7,948           (483)
                                                           -------       -------       --------
Comprehensive income                                       $42,656       $28,757       $ 19,403
                                                           =======       =======       ========


                 Consolidated Statements of Shareholders' Equity
                  Years Ended December 31, 1998, 1997 and 1996
             (Amounts in thousands, except share and per share data)

                                                                            Deferred     ESOP
                                                                          Compensation    and     Accumulated
                                                                               on         MRP        Other
                                 Common Stock        Paid-in    Retained   Restricted    Loan    Comprehensive
                             Shares       Amount     Capital    Earnings     Stock    Obligations   Income       Total

Balance, December 31,
  1995                     10,314,140     24,130     $32,611     $90,292     $(509)     $(843)      $4,043     $149,724
Net income                                                        19,886                                         19,886
Cash dividends declared
  ($.107 per share)                                               (2,461)                                        (2,461)
Issuance of common stock      156,106        364       4,632                                                      4,996
Repurchase of common
  stock                      (190,906)      (445)     (2,804)     (1,066)                                        (4,315)
Stock options exercised,
  including tax benefits       64,211        148         703         292                                          1,143
3-for-2 stock split         5,170,671                                                                                --
Spin-off of subsidiary                                               638                                            638
Amortization of deferred
  compensation on
  restricted stock                                                              40                                   40
Repayment of ESOP and
  MRP loan obligations                                                                    215                       215
Change in accumulated
  other comprehensive
  income                                                                                              (483)        (483)
Balance, December 31,      ----------     ------      ------     -------      ----       ----        -----      -------
  1996                     15,514,222     24,197      35,142     107,581      (469)      (628)       3,560      169,383

                                   (continued)

See accompanying notes to consolidated financial statements.

     35
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


           Consolidated Statements of Shareholders' Equity (continued)
                  Years Ended December 31, 1998, 1997 and 1996
                 (In thousands, except share and per share data)




                                                                           Deferred      ESOP
                                                                         Compensation    and      Accumulated
                                                                              on         MRP         Other
                                  Common Stock       Paid-in    Retained  Restricted     Loan    Comprehensive
                                Shares     Amount    Capital    Earnings     Stock    Obligations    Income        Total

Net income                                                        20,809                                          20,809
Cash dividends declared
  ($.125 per share)                                               (2,523)                                         (2,523)
Repurchase of common
  stock                         (24,674)      (39)                  (483)                                           (522)
Stock options exercised,
  including tax benefits         81,938        87        490         503                                           1,080
Net restricted stock issued       5,430         9                    217      (226)                                   --
Amortization of deferred
  compensation on
  restricted stock                                                              83                                    83
Repayment of ESOP and
  MRP loan obligations                                                                     291                       291
Change in accumulated
  other comprehensive
  income                                                                                              7,948        7,948
                             ----------   -------    -------    --------     -----       -----      -------     --------
Balance, December 31,
  1997                       15,576,916    24,254     35,632     126,104      (612)       (337)      11,508      196,549

Net income                                                        22,626                                          22.626
Cash dividends declared
  ($.155 per share)                                               (2,420)                                         (2,420)
Repurchase of common
  stock                          (3,000)       (5)                   (76)                                            (81)
Stock options exercised,
  including tax benefits         92,238       143                  1,145                                           1,288
Net restricted stock issued       3,575         5                     95      (100)                                   --
Amortization of deferred
  compensation on
  restricted stock                                                             100                                   100
Repayment of ESOP and
  MRP loan obligations                                                         121         121
Change in  accumulated
  other comprehensive
  income                                                                                             20,030       20,030
                             ----------   -------    -------    --------     -----       -----      -------     --------
Balance, December 31,
  1998                       15,669,729   $24,397    $35,632    $147,474     $(612)      $(216)     $31,538     $238,213
                             ==========   =======    =======    ========     =====       =====      =======     ========

See accompanying notes to consolidated financial statements.

                                                                         36
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


                      Consolidated Statements of Cash Flows
                    Years Ended December 31, 1998, 1997, 1996
                                 (In thousands)

                                                                               1998             1997             1996

Cash flows from operating activities:
Net income                                                                  $  22,626        $  20,809        $  19,886
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses                                                     1,628            3,271            4,849
  Depreciation, amortization and accretion, net                                 6,921            4,826            6,458
  Gain on sales of securities, net                                               (108)             (21)          (3,265)
  Gain on sales of loans, net                                                  (3,404)          (1,374)          (8,912)
  Deferred income taxes                                                           225             (160)            (339)
  Proceeds from sales of trading account securities                            19,760           39,510           85,954
  Proceeds from maturities of trading account securities                       99,994          157,000           98,000
  Purchases of trading account securities                                     (73,870)        (198,461)        (177,367)
  Purchase and origination of mortgage loans held for sale                   (172,047)        (110,268)        (128,817)
  Proceeds from sales of mortgage loans held for sale                         168,473          123,037          132,447
  Other, net                                                                   (1,559)          (2,123)           4,011
                                                                            ---------        ---------        ---------
       Net cash provided by operating activities                               68,639           36,046           32,905
                                                                            ---------        ---------        ---------

Cash flows from investing activities:
  Net (increase) decrease in interest bearing deposits with banks              (2,630)              80           (1,278)
  Net (increase) decrease in federal funds sold                                27,780           13,647           (3,472)
  Proceeds from sales of securities available for sale                         15,934           37,068           75,726
  Proceeds from maturities and calls of securities available for sale         296,322          114,642          109,079
  Proceeds from maturities and calls of securities held to maturity             9,439            6,019            4,882
  Purchases of securities available for sale                                 (275,905)        (160,893)        (162,791)
  Purchases of securities held to maturity                                     (8,475)         (25,414)         (10,885)
  Loans originated, net of principal collected                               (114,765)         (85,674)        (107,571)
  Purchases of premises and equipment                                         (14,648)          (4,767)          (7,770)
  Proceeds from sales of other real estate owned                                  905              841              376
  Proceeds from sales of premises and equipment                                    79              123              149
  Proceeds from sales of loans                                                 13,568               --           33,551
  Purchase of Nations Bank of Kentucky, N.A., net of cash and
   due from banks                                                             (32,663)              --               --
  Spin-off of subsidiary                                                           --               --             (764)
                                                                            ---------        ---------        ---------
       Net cash used in investing activities                                  (85,059)        (104,328)         (70,768)
                                                                            ---------        ---------        ---------

                                   (continued)

See accompanying notes to consolidated financial statements.

     37
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


                Consolidated Statements of Cash Flows (continued)
                    Years Ended December 31, 1998, 1997, 1996
                                 (In thousands)

                                                                                 1998            1997            1996

Cash flows from financing activities:
  Increase  in deposits                                                       $ 146,138        $ 38,733        $ 58,208
  Increase (decrease) in federal funds purchased                                (37,584)        (10,795)         19,311
  Increase (decrease) in securities sold under agreements to repurchase          (6,630)          9,951         (27,985)
  Increase (decrease) in notes payable to the U.S. Treasury                     (18,527)         10,698           4,282
  Increase (decrease) in advances from the Federal Home Loan Bank               (43,027)         35,023          19,924
  Increase (decrease) in other borrowings                                        15,539          (5,636)        (32,927)
  Proceeds from stock options exercised and issuance of common stock              1,288             808           5,864
  Repurchase of common stock                                                        (81)           (522)         (4,315)
  Cash dividends paid                                                            (2,420)         (2,523)         (2,486)
                                                                              ---------        --------        --------
       Net cash provided by financing activities                                 54,696          75,737          39,876
                                                                              ---------        --------        --------

Increase in cash and due from banks                                              38,276           7,455           2,013
Cash and due from banks, beginning of year                                       84,378          76,923          74,910
                                                                              ---------        --------        --------
Cash and due from banks, end of year                                          $ 122,654        $ 84,378        $ 76,923
                                                                              =========        ========        ========

Supplemental cash flow information:
  Income tax payments                                                         $   9,900        $  6,050        $  8,183
  Interest payments                                                           $  68,838        $ 63,213        $ 64,079

Non-cash transactions:
  Loans transferred to other assets                                           $     483        $  2,029        $  1,038

See accompanying notes to consolidated statements.

                                                                         38
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


                   Notes to Consolidated Financial Statements

1.       Summary of Significant Accounting Policies

         Basis of Presentation
         The consolidated financial statements include the accounts of Area Bancshares Corporation (the "Corporation") and its wholly owned subsidiaries, The Owensboro National Bank and subsidiary, First City Bank and Trust Company and its subsidiary, ABC Credit Corporation, Broadway Bank and Trust, Southern Deposit Bank, Commonwealth Bancorp of Glasgow and subsidiaries, a wholly owned bank holding company which includes Bowling Green Bank and Trust Company, N.A., and The New Farmers National Bank of Glasgow, Citizens Deposit Bancshares and subsidiary, a wholly owned bank holding company which includes Citizens Deposit Bank, and Area Services, Inc., a wholly owned non-bank subsidiary. Also included is Cardinal Bancshares, Inc., a bank and thrift holding company whose subsidiaries include: The Vine Street Trust Company and its principal subsidiary, Vine Street Financial; HNB Bank, N.A., Alliance Bank, FSB, First & Peoples Bank, Jefferson Banking Company and Cardinal Data Services Corporation. The Corporation and its subsidiaries are primarily engaged in commercial and personal banking services and the consumer finance business throughout the Commonwealth of Kentucky. Significant intercompany accounts and transactions have been eliminated in consolidation.

         Use of Estimates
         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and revenues and expenses for the periods. Actual results could differ from those estimates. Generally accepted accounting principles also require disclosure of contingent assets and liabilities at the date of the financial statements. Material estimates that are particularly susceptible to significant change in the near-term are related to the determination of the allowance for loan losses.

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

     39
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

1.       Summary of Significant Accounting Policies (continued)

         Loans
         Loans are stated at unpaid principal, reduced by unearned discount. Interest income on discount-basis loans is recognized using a method which approximates the interest method. Interest on all other loans is recognized using the interest method on principal amounts outstanding during the period. The recognition of interest income on loans is discontinued at the earlier of 90 days or when in the opinion of management the collection of principal or interest is doubtful. Interest received on non-accrual loans is either applied to principal or recorded as interest income according to management's judgment as to collectability of principal. A non-accrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. Loan fees are not significant.

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

         Goodwill and Other Intangible Assets
         The excess cost over fair value of net assets acquired in purchase business combinations (goodwill) of $30,564,000 and $10,704,000 net of accumulated amortization as of December 31, 1998 and 1997, respectively, is being amortized over a 10-20 year period on a straight-line basis. Other intangible assets consist of the value of core deposits purchased of approximately $2,915,000 and $3,595,000, net of accumulated amortization, as of December 31, 1998 and 1997, respectively, which is being amortized by an accelerated method over ten years and a purchased bank charter of $863,000 and $1,013,000, net of accumulated amortization as of December 31, 1998 and 1997, respectively, which is being amortized over a ten-year period on a straight-line basis. The Corporation assesses impairment of goodwill and other intangible assets by comparing the carrying amounts with the projected undiscounted future net cash flows. Based on this assessment, the Corporation determined that there was no impairment of these intangible assets as of December 31, 1998.

         Other Assets
         Included in other assets is real estate acquired in settlement of loans, which is carried at the lower of cost or fair value, net of selling costs. Fair value is the amount that the Corporation could reasonably expect to receive for these assets in a sale between a willing buyer and a willing seller. Any write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Costs relating to holding real estate acquired in settlement of loans are charged to expense as incurred.

                                                                         40
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


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

         Net Income Per Common Share
         Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is determined by dividing net income by the weighted average number of shares of common stock outstanding plus the weighted average number of shares that would be issued upon exercise of dilutive options assuming proceeds are used to repurchase shares pursuant to the treasury stock method.

         Statements of Cash Flows
         For purposes of the consolidated statements of cash flows, the Corporation considers all cash and non-interest bearing deposits with banks to be cash equivalents.

         Segment Information
         Area provides a broad range of financial services to individuals, corporations and others through its thirteen banks located throughout Kentucky. These services include receiving deposits, making various types of loans, providing trust and brokerage services, and safe deposit facilities. Operations are managed and financial performance reviewed and evaluated by the President, Chief Executive Officer at the subsidiary bank level. All subsidiary banks are considered by management to comprise only one operating segment.

2.       Business Combinations and Asset Dispositions

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

     41
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


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

                                                                            42
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

2.       Business Combinations and Asset Dispositions (continued)

         The following table presents a restatement of net interest income, net income, and net income per share to reflect this pooling-of-interests transaction:

         (In thousands, except per share data)
                                                     Area
                                                  Bancshares      Cardinal
                                                  Corporation  Bancshares, Inc. Combined

         Nine months ended September 30, 1997
            (unaudited)
           Net interest income                      $34,884        $21,548       $56,432
           Net income                                11,169          4,392        15,561
           Net income per share - basic                                             1.01
           Net income per share - diluted                                            .97

         Year Ended December 31, 1996
           Net interest income                      $44,201        $28,224       $72,425
           Net income                                15,555          4,331        19,886
           Net income per share - basic                                             1.28
           Net Income per share - diluted                                           1.26

         On August 23, 1998, the Corporation acquired certain assets and liabilities from NationsBank of Kentucky, N.A. for cash of approximately $36,833,000. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of the Corporation include the income and expense from these assets and liabilities from the date of acquisition.

         The aggregate fair value of net assets acquired from NationsBank of Kentucky, N.A. included the following:

         Cash and due from banks                      $   4,170
         Federal funds sold                              41,780
         Securities                                       1,627
         Loans, net                                      83,932
         Premises and equipment                           1,382
         Other assets                                       449
         Deposits                                      (112,594)
         Other liabilities                               (8,638)
                                                      ---------

            Net assets acquired                       $  12,108
                                                      =========

         During April 1998, the Corporation completed the sale of substantially all of the assets of ABC Credit Corporation, a wholly-owned consumer finance company. The Corporation recorded a pre-tax gain of approximately $2,068,000 in connection with this sale which is included in gains on sales of loans in the accompanying Consolidated Statements of Income.

     43
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

3.       Securities

         Trading Account Securities

         Gross realized losses on the sales of trading account securities were approximately $0, $15,000 and $24,000 in 1998, 1997, and 1996,
         respectively. There were no realized gains on the sales of trading account securities in 1998, 1997 or 1996.

         Securities Available for Sale

         The amortized cost, gross unrealized gains and losses, and approximate fair value of securities available for sale at December 31, 1998 and 1997, are shown as follows:

         In thousands

         December 31, 1998                                     Amortized       Unrealized        Unrealized         Fair
                                                                  Cost            Gains            Losses           Value

         U.S. Treasury and Federal agencies                     $187,993         $ 1,697            $226          $189,464
         Mortgage-backed securities                               68,094             836              71            68,859
         Obligations of states and political subdivisions         18,694           1,075              13            19,756
         Equity and other securities                              17,613          45,413             231            62,795
                                                                --------         -------            ----          --------

             Totals                                             $292,394         $49,021            $541          $340,874
                                                                ========         =======            ====          ========


         December 31, 1997                                     Amortized       Unrealized        Unrealized         Fair
                                                                  Cost            Gains            Losses           Value

         U.S. Treasury and Federal agencies                     $232,694         $ 1,095            $436          $233,353
         Mortgage-backed securities                               55,959             719             110            56,568
         Obligations of states and political subdivisions         16,115             752              --            16,867
         Equity and other securities                              19,963          15,824              62            35,725
                                                                --------         -------            ----          --------

             Totals                                             $324,731         $18,390            $608          $342,513
                                                                ========         =======            ====          ========

         Gross gains of approximately $113,000, $80,000 and $3,395,000 and gross losses of approximately $15,000, $44,000 and $106,000 were realized on sales of securities available for sale in 1998, 1997, and 1996, respectively.

         Securities Held to Maturity

         The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held to maturity at December 31, 1998 and 1997, are as follows:

         In thousands
                                                                Amortized      Unrealized     Unrealized      Fair
         December 31, 1998                                         Cost           Gains         Losses        Value

         Obligations of states and political subdivisions        $117,869         $6,863         $179       $124,553
                                                                 ========         ======         ====       ========

         December 31, 1997


         Obligations of states and political subdivisions        $116,811         $6,485         $515       $122,781
                                                                 ========         ======         ====       ========

                                                                         44
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

3.       Securities (continued)

         Contractual Maturities

         The amortized cost and approximate fair value of securities at December 31, 1998, by contractual maturity, are shown on the following page. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities                   Securities
                                                          Available for Sale            Held to Maturity
                                                     Amortized         Fair        Amortized         Fair
         In thousands                                   Cost           Value          Cost           Value


         Due in one year or less                      $ 89,293       $ 89,866       $  7,855       $  8,162
         Due after one year through five years          98,986         99,888         19,154         20,556
         Due after five years through ten years          3,150          3,312         32,091         34,228
         Due after ten years                            15,258         16,154         58,769         61,607
         Equity securities                              17,613         62,795             --             --
                                                      --------       --------       --------       --------
                                                       224,300        272,015        117,869        124,553
         Mortgage-backed securities                     68,094         68,859             --             --
                                                      --------       --------       --------       --------
              Totals                                  $292,394       $340,874       $117,869       $124,553
                                                      ========       ========       ========       ========

         Securities with a par value of approximately $276,184,000 and $223,373,000 at December 31, 1998 and 1997, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

4.       Loans

         Loans are summarized as follows:

                                                                        December 31
         In thousands                                              1998             1997

         Commercial, financial and agricultural                $  503,173       $  357,133
         Real estate-construction                                  43,055           49,979
         Real estate-mortgage                                     674,357          610,846
         Installment and other, net of unearned discount          191,982          209,349
                                                               ----------       ----------

            Totals                                             $1,412,567       $1,227,307
                                                               ==========       ==========

The maturity dates of loans are as follows:

            In thousands
                                                     Due after one
            December 31, 1998           Due in one    year through    Due after
                                       year or less    five years     five years         Total


         Commercial, financial and
           agricultural                  $363,816       $ 93,447       $ 45,910       $  503,173
         Real estate-construction          43,055             --             --           43,055
         All other loans                  432,100        298,013        136,226          866,339
                                         --------       --------       --------       ----------

           Totals                        $838,971       $391,460       $182,136       $1,412,567
                                         ========       ========       ========       ==========

     45
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

4.       Loans, (continued)

         Commercial, financial and agricultural loans with maturities over one year at December 31, 1998 are summarized below based on contractual rates of interest:

                                                                                     December 31, 1998

         Maturities over one year with variable rates of interest                         $ 43,306
         Maturities over one year with fixed rates of interest                              96,051
                                                                                          --------

              Total                                                                       $139,357
                                                                                          ========

         The principal amount of loans serviced for the benefit of others at December 31, 1998 and 1997 totaled approximately $247,933,000 and $149,216,000, respectively.

         The principal amount of nonaccrual loans at December 31, 1998, 1997 and 1996 totaled approximately $1,787,000, $2,173,000 and $2,727,000, respectively. Interest that would have been recorded if all such loans were on a current status in accordance with original terms was approximately $153,000, $155,000 and $342,000 in 1998, 1997, and 1996,
         respectively. The amount of interest income that was recorded for such loans was approximately $17,000, $13,000 and $118,000 in 1998, 1997 and
         1996, respectively.

   Information regarding impaired loans follows:

                                                                     1998         1997         1996


         In thousands

         Recorded investment                                        $5,283       $6,248       $6,398
         Impaired loans with valuation allowance                     3,368        5,133        3,549
         Amount of valuation allowance                                 598          977          903
         Amount of impaired loans without valuation allowance        1,914        1,115        2,849
         Average recorded investment                                 5,765        6,176        7,635
         Interest recognized during impairment                         541          740          459

         The Corporation recognized interest income on impaired loans using two methods of accounting. Interest received on non accrual loans is either applied to principal or recorded as interest income according to management's judgement as to collectability of principal while all other impaired loans use the accrual basis method. Under the cash basis method, cash interest payments are recorded as income, limited to that amount that would have been recognized on the recorded investment at the contractual interest rate.

5.       Allowance for Loan Losses

         An analysis of changes in the allowance for loan losses follows:


                                                                             Year Ended December 31
         In thousands                                                   1998          1997          1996

         Balance at beginning of year                                 $19,887       $18,663       $17,814
         Effect of business combinations and asset dispositions         1,137            --        (1,334)
         Provision for loan losses                                      1,628         3,271         4,849
         Loans charged off                                              2,679         3,647        (4,611)
         Recoveries of loans previously charged off                     1,678         1,600         1,945
                                                                      -------       -------       -------
               Balance at end of year                                 $21,651       $19,887       $18,663
                                                                      =======       =======       =======

                                                                         46
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

6.       Premises and Equipment

         A summary of premises and equipment follows:

                                                                         December 31
                                                                1998                       1997

         In thousands

         Bank premises                                        $39,885                    $31,404
         Furniture and equipment                               32,456                     25,351
         Leasehold improvements                                 3,512                      3,513
                                                              -------                    -------
                                                               75,853                     60,268
         Less accumulated depreciation and amortization        34,586                     30,558
                                                              -------                    -------
            Totals                                            $41,267                    $29,710
                                                              =======                    =======

7.       Other Real Estate Owned

         Other real estate owned (OREO) includes properties that the Corporation's subsidiaries have taken title in full or partial satisfaction of repayment obligations. At December 31, 1998 and 1997, OREO aggregated approximately $1,675,000 and $1,386,000, respectively.

8.       Deposits

         Interest expense on certificates of deposit of $100,000 or more was approximately $8,269,000, $7,482,000 and $7,462,000 for 1998, 1997 and
         1996, respectively.

         At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

         In thousands

         Year of maturity
            1999                                $601,500
            2000                                 140,088
            2001                                  26,179
            2002                                  15,111
            2003                                   9,746
            2004 and thereafter                    3,677
                                                --------
               Total                            $796,301
                                                ========

     47
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

9.       Securities Sold Under Agreements to Repurchase

         Information pertaining to securities sold under agreements to repurchase follows:

                                                                         December 31
                                                             1998            1997            1996

         Dollars in thousands

         Amount outstanding at December 31                 $111,441        $109,861        $ 99,910
         Average amount outstanding during the year          93,067          86,528          90,050
         Maximum amount outstanding at any month-end        111,441         109,861         115,814
         Weighted average interest rate:
          As of year-end                                       3.11%           4.99%           4.54%
          Paid during year                                     4.80%           5.06%           4.95%

         The Corporation has repurchase agreements where the collateral remains under its control as well as agreements where the counterparty maintains control of the collateral.

10.      Advances from the Federal Home Loan Bank

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

         In thousands                      December 31, 1998         December 31, 1997
                                                       Weighted                  Weighted
                                                       Average                   Average
                                                       Interest                  Interest
         Year of maturity               Amount           Rate     Amount           Rate

         1998                           $    --            --     $42,105          6.28%
         1999                             4,101          6.27%      4,206          6.11%
         2000                            10,124          6.74%     10,171          6.71%
         2001                             2,502          7.19%      2,842          6.33%
         2002                             4,695          6.56%      4,962          6.20%
         2003-2007                        7,701          6.99%      8,213          6.55%
         2008-2012                        9,976          7.50%      9,801          7.63%
         2013 and thereafter              2,210          6.37%      2,036          6.92%
                                        -------          ----     -------          ----
               Totals                   $41,309          6.52%    $84,336          6.52%
                                        =======          ====     =======          ====

         Scheduled principal repayments on advances from the FHLB at December 31, 1998 are approximately $5,221,000, $11,177,000, $2,972,000,
         $4,972,000, $2,763,000 for 1999 through 2003, respectively, and
         $14,204,000 thereafter.

                                                                         48
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

11.       Other Borrowings

          Other borrowings consist of the following:


                                                                                                  December 31
         In thousands                                                                  1998                         1997

         Revolving credit $50,000,000 promissory note dated April 1, 1993 at a varying rate of interest equal to the lesser of prime or the adjusted
         LIBOR rate plus .50% with a final maturity of June 30, 2000. The
         interest rate at December 31, 1998 was 6.07%.                               $15,550                        $ --

         Promissory note, dated March 27, 1991, at a varying rate of interest equal to The Owensboro National Bank's one-year certificate of deposit rate adjusted annually, payable in annual installments of $10,269 plus interest with a final maturity of April 1, 2003. The interest rate at
         December 31, 1998 was 4.62%.                                                     50                          61

         Cardinal Bancshares, Inc. Affiliates' Employee Stock Ownership Plan
         (ESOP) note payable to a bank in annual principal installments of
         $26,015 through December 1999. Interest is payable quarterly at the
         prime rate.                                                                      26                          52

         Cardinal Bancshares, Inc. Affiliates' Employee Stock Ownership Plan
         (ESOP) note payable to a bank in annual principal installments of
         $94,875 through December 2000.  Interest is payable quarterly at the
         prime rate.                                                                     189                         284
                                                                                     -------                        ----

            Totals                                                                   $15,815                        $397
                                                                                     =======                        ====

         Scheduled principal repayments on other borrowings at December 31, 1998 are approximately $131,000, $15,654,000, $10,000, $10,000, and $10,000
         for 1999 through 2003, respectively, and $0 thereafter.

12.      Income Taxes

         The components of income tax expense (benefit) are as follows:


                                                                             Year Ended December 31
         In thousands                                             1998                1997               1996

         Income taxes applicable to operations:

         Current                                                 $9,071              $8,651            $10,355
         Deferred                                                   225                (160)              (339)
                                                                 ------              ------            -------

                 Total applicable to operations                   9,296               8,491             10,016

    49
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

12.      Income Taxes (continued)

                                                                            1998                 1997               1996

         Charged (credited) to components of shareholders' equity:

         Accumulated other comprehensive income                            10,744                4,280                856
         Income tax benefit of stock options and grants                        --                 (272)              (275)
                                                                          -------              -------            -------

         Total income taxes                                               $20,040              $12,499            $10,597
                                                                          =======              =======            =======

         The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income with that which would be computed by applying the statutory federal income tax rate of 35% to income taxes.

         In thousands                                          1998            1997            1996

         Tax expense at statutory rates                     $ 11,173        $ 10,257        $ 10,381

         Increase (decrease) in taxes resulting from:
           Tax-exempt interest and dividends (net of
            non-deductible interest)                          (2,570)         (2,366)         (1,938)
           Amortization of intangibles                           639             584             587
           Dividend in excess of tax basis of SFNB                --              --             789
           Other, net                                             54              16             197
                                                            --------        --------        --------

             Totals                                         $  9,296        $  8,491        $ 10,016
                                                            ========        ========        ========

         The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and deferred tax liabilities at December 31, 1998 and December 31, 1997, are as follows:

         In thousands                                               1998          1997

         Deferred tax assets
           Allowance for loan losses                              $ 6,429       $ 6,265
           Deferred compensation                                    1,111         1,076
           Other                                                       55            60
                                                                  -------       -------
             Total gross deferred tax assets                        7,595         7,401
                                                                  -------       -------

         Deferred tax liabilities
           Purchase accounting adjustments                          2,209         2,599
           Unrealized gain on securities available for sale        17,093         6,349
           Pension expense                                            815           640
           Depreciation                                               706           429
           Accounting differences on securities                       810           586
           Leasing operations                                         589           865
           FHLB stock dividends                                     1,518         1,109
           Other                                                      384           384
                                                                  -------       -------
             Total gross deferred tax liabilities                  24,124        12,961
                                                                  -------       -------
             Net deferred tax liability                           $16,529       $ 5,560
                                                                  =======       =======

         Based upon historical and projected levels of taxable income, management believes it is more likely than not that the Corporation will realize the income tax benefits of its deductible temporary differences. Accordingly, no valuation allowance for deferred tax assets was recorded at December 31, 1998 and 1997.

                                                                         50
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

13.      Stock Option and Restricted Stock Plans

         The Corporation has stock option and restricted stock plans for key employees. As of December 31, 1998, the Corporation had 92,864 shares available for issuance under these plans.

         Stock options granted under the option program are at the market price on the date of grant except for certain limited stock options discussed below. Each option is for one share of common stock. All options become exercisable over five-to-ten-year periods from the date of grant.

         During 1996 through 1998 the Corporation issued shares of restricted common stock to certain key employees. The vesting periods range from 1997 to 2005. The amount recorded for the restricted stock issued is based on the market value of the Corporation's common stock on the award dates and the unearned portion is shown as deferred compensation in the consolidated balance sheets in shareholders' equity.

         The Corporation applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, except for certain limited stock options, no compensation cost has been recognized. Compensation cost related to limited stock options was $0, $0 and $1,969,000 during 1998, 1997, and 1996. Compensation cost related to the restricted stock plan was $100,000, $83,000 and $40,000 during 1998, 1997, and 1996, respectively.

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

         A summary of the status of the Corporation's stock option plan as of December 31, 1998, 1997, 1996 and changes during the years ended on those dates is presented below:

                                                      1998                      1997                      1996
                                            ----------------------    ----------------------     ---------------------
                                                          Weighted                  Weighted                  Weighted
                                                           Average                   Average                   Average
                                                          Exercise                  Exercise                  Exercise
                                             Shares         Price      Shares         Price      Shares         Price
                                             ------         -----      ------         -----      ------         -----

         Outstanding at beginning
           of year                          509,054        $ 6.86     564,553        $ 6.88     557,138        $ 5.92
         Granted                                 --            --      41,223         16.19      98,197         14.53
         Exercised                          (92,243)        11.22     (87,302)        10.60     (57,585)         8.13
         Forfeited                             (466)         6.39      (9,420)        14.48     (33,197)        11.21
                                            -------        ------     -------        ------     -------        ------
         Outstanding at end
           of year                          416,345        $ 5.89     509,054        $ 6.86     564,553        $ 6.88
                                            -------        ------     -------        ------     -------        ------

         Options exercisable at
           year-end                         408,691        $ 5.70     500,156        $ 6.70      45,197        $ 8.29

         Weighted-average fair value
           of options granted during
           the year                                           N/A                    $ 6.21                    $ 7.79

     51
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

13.      Stock Option and Restricted Stock Plans (continued)

         Had compensation cost for the Corporation's stock option plan been determined consistent with the fair value method described in FASB Statement No. 123, the Corporation's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                             1997           1996              1996

         Net income:
           As reported                $22,626,000       $20,809,000       $19,886,000
           Proforma                   $22,626,000       $20,145,000       $19,718,000

         Net income per share:
           As reported - basic        $      1.45       $      1.35       $      1.28
                       - diluted             1.42              1.33              1.26
           Proforma - basic                  1.45              1.31              1.27
                    - diluted                1.42              1.29              1.25

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No options were granted in 1998. The following weighted-average assumptions used for grants in 1997 and 1996, respectively: dividend yield of .75% for both years; expected volatility of 20% for both years; a risk-free interest rate of 6.53% for 1997 and 5.43% for 1996.

         The following table summarizes information about stock options outstanding at December 31, 1998:

                                 Options Outstanding                                     Options Exercisable
         --------------------------------------------------------------------     ---------------------------------
                                        Weighted Average                                           Weighted Average
             Range of        Number         Remaining        Weighted Average        Number            Exercise
         Exercise Prices  Outstanding   Contractual Life      Exercise Price      Exercisable            Price
         ---------------  -----------   ----------------      --------------      -----------            -----

         $1.83 - $9.13      278,342           7.95                $ 1.90            278,342             $ 1.90
         10.08 - 11.59       44,911           7.44                 10.92             44,911              10.82
         14.48 - 16.11       93,092           7.20                 15.22             85,438              15.16
                            -------           ----                ------            -------             ------

                            416,345           7.73                $ 5.89            408,691             $ 5.70
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

                                                                         52
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

13.      Stock Option and Restricted Stock Plans (continued)

         A summary of the status of the Corporation's restricted stock award plan as of December 31, 1998, 1997, and 1996 and changes during the years ended on those dates is presented below:

                                           1998         1997         1996
                                          Shares       Shares       Shares
                                          ------       ------       ------

         Outstanding at beginning
           of year                        40,030       34,600       39,000
         Granted                           3,575       18,180           --
         Vested                            5,427           --        4,400
         Forfeited                            --       12,750           --
                                          ------       ------       ------

         Outstanding at end of year       38,178       40,030       34,600
                                          ======       ======       ======

14.      Regulatory Matters

         Bank regulations require depository institutions to maintain cash reserves relating to customer deposits. At December 31, 1998 the Bank's cash reserve requirements were approximately $19,781,000.

         The Corporation's principal source of funds is dividends received from the Banks. Payments of dividends by the Banks are restricted by national and state banking laws and regulations. At December 31, 1998, retained earnings of the Banks were approximately $54,380,000. At January 1, 1999, there was approximately $21,267,000 of these retained earnings available for the payment of dividends without prior approval by regulatory authorities.

         The Corporation and the Banks are required to maintain minimum rates of capital to risk-weighted assets and a minimum leverage ratio, as defined by banking regulators. At December 31, 1998, the Corporation's Tier 1 and total risk-based capital ratios were 11.82% and 13.08%, respectively. The leverage ratio was 8.29% at December 31, 1998. At December 31, 1998, the Corporation and the Banks exceeded the minimum regulatory capital requirements.

         As of December 31, 1998 and 1997, the most recent notifications from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum leverage, Tier 1 risk-based capital, and total risk-based capital ratios as set forth in the table on the following page. There are no conditions or events since that notification that management believes have changed the Corporation's category.

     53
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

14.      Regulatory Matters (continued)

         The Corporation and its most significant subsidiary's actual capital amounts and ratios are presented in the following table:

                                                                          December 31, 1998
                                               -------------------------------------------------------------------------
                                                                                                 To Be Well Capitalized
                                                                             For Capital         Under Prompt Corrective
         In thousands, except percentages             Actual              Adequacy Purposes         Action Provisions
                                                Amount       Ratio       Amount        Ratio       Amount        Ratio

         Leverage Ratio:
         (Tier 1 Capital to Average Assets)
          Consolidated                         $171,088      8.29%      $ 82,553       4.00%      $103,192       5.00%
          The Owensboro National Bank            38,198      7.29%        20,970       4.00%        26,213       5.00%

         Tier 1 Risk-Based Capital Ratio:
         (Tier 1 Capital to Risk Weighted
            Assets)
          Consolidated                         $171,088     11.82%      $ 57,874       4.00%      $ 86,811       6.00%
          The Owensboro National Bank            38,198     11.61%        13,162       4.00%        19,744       6.00%

         Total Risk-Based Capital Ratio:
         (Risk Based Capital to Risk
           Weighted Assets)
          Consolidated                         $189,218     13.08%      $115,748       8.00%      $144,685      10.00%
          The Owensboro National Bank            42,188     12.83%        26,325       8.00%        32,906      10.00%


                                                                          December 31, 1997
                                               -------------------------------------------------------------------------
                                                                                                 To Be Well Capitalized
                                                                             For Capital         Under Prompt Corrective
         In thousands, except percentages             Actual              Adequacy Purposes         Action Provisions
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

                                                                         54
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

15.      Net Income Per Common Share and Shareholders' Equity Changes

         The following table presents the numerators (net income) and denominators (average shares outstanding) for the basic and diluted net income per share computations:

         In thousands, except per share data          1998          1997          1996


         Net income, basic and diluted              $22,626       $20,809       $19,886
                                                    -------       -------       -------

         Average shares outstanding                  15,639        15,366        15,521
         Effect of dilutive securities                  276           282           262
                                                    -------       -------       -------
         Average shares outstanding including
           dilutive securities                       15,915        15,648        15,783
                                                    -------       -------       -------

         Net income per share -  basic              $  1.45       $  1.35       $  1.28
         Net income per share -  diluted            $  1.42       $  1.33       $  1.26

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

16.      Retirement Plans

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

         The following tables set forth the aforementioned plan's change in benefit obligation and change in plan assets for the years ended December 31, 1998 and 1997, the weighted-average assumptions as of December 31, 1998, 1997 and 1996, and the components of net periodic benefit cost for the years ended December 31, 1998, 1997 and 1996:

                                                              1998            1997

         Change in benefit obligation (in thousands)
         Benefit obligation at beginning of year           $ 10,707        $  9,822
         Service cost                                           751             629
         Interest cost                                          742             727
         Actuarial gain                                         529             493
         Benefits paid                                         (867)           (964)
                                                           --------        --------
         Benefit obligation at end of year                   11,862          10,707
                                                           --------        --------

     55
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

16.      Retirement Plans (continued)

                                                                   1998               1997
         Change in plan assets (in thousands)
         Fair value of plan assets at beginning of year            13,220             11,718
         Actual return on plan assets                               1,428              2,174
         Employer contribution                                        524                292
         Benefits paid                                               (867)              (964)
                                                                 --------           --------
         Fair value of plan assets at end of year                  14,305             13,220
                                                                 --------           --------

         Funded status                                              2,443              2,513
         Unrecognized net actuarial loss                             (657)              (783)
         Unrecognized prior service cost                              425                489
         Prepaid (accrued) benefit cost                               349                134
                                                                 --------           --------
                                                                 $  2,560           $  2,353
                                                                 ========           ========

                                                                           1998              1997             1996
         Weighted-average assumptions as of December 31
         Discount rate                                                      6.75%            7.00%            7.50%
         Expected return on plan assets                                     8.50%            8.42%            8.43%
         Rate of compensation increases                                     5.00%            5.00%            5.00%

         Components of net periodic benefit cost (in thousands)
         Service cost                                                    $   751            $ 629            $ 700
         Interest cost                                                       742              728              675
         Expected return on plan assets                                    1,114              976              928
         Amortization of transition obligations/(asset)                     (126)            (126)            (126)
         Amortization of prior service cost                                   64               64               75
         Recognized net actuarial loss                                        --                2               23
                                                                         -------            -----            -----
         Net periodic benefit cost                                       $   317            $ 321            $ 420
                                                                         =======            =====            =====

         Assets in the plan consist primarily of common stocks, mutual funds, U.S. Government obligations and municipal bonds.

         The Corporation sponsors a savings plan under Section 401(k) of the Internal Revenue Code, covering substantially all salaried employees. For 1998, 1997 and 1996 the Corporation's expense totaled approximately $504,000, $533,000 and $265,000, respectively.

17.      Other Operating Expenses

         Other operating expenses consist of the following:

         In thousands                                   1998              1997             1996
         Advertising and business development          $ 3,013          $ 2,784          $ 2,789
         Bank shares tax                                 1,885            1,669            1,743
         Professional fees                               3,424            3,091            2,320
         Other                                          12,779           12,665           14,119
                                                       -------          -------          -------
              Totals                                   $21,101          $20,209          $20,971
                                                       =======          =======          =======

                                                                         56
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

18.      Concentrations of Credit Risk

         The Banks actively engage in lending, primarily in home counties and adjacent areas, except for mortgage loans held for sale which are widely dispersed across the United States. The credit exposure is diversified with secured and unsecured loans to consumers, small businesses, farmers and corporations. Collateral is received to support these loans when collateral is deemed necessary. The most significant categories of collateral include cash on deposit with the Banks, marketable securities, income producing property, home mortgages, and consumer durables. Although the Banks have diversified loan portfolios, a customer's ability to honor loan contracts is reliant upon the economic stability of the geographic region and/or industry in which he or she does business. No single industry exceeds 10% of loans.

19.      Off-Balance Sheet Financial Instruments

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

         There were interest rate swap contracts with notional amounts outstanding of $54,000,000 and $13,662,000 at December 31, 1998 and 1997, respectively. As of December 31, 1998, the corporation pays fixed-rates at a weighted average rate of 7.63% over the term of the contracts, and received interest at certain variable rates, which was 7.07%. The market value of these interest rate swap contracts was ($764,000) and ($248,000) at December 31, 1998 and 1997, respectively.

20.      Commitments and Contingencies

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

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit, excluding letters of credit, at December 31, 1998 and 1997 were approximately $355,234,000 and $344,309,000, respectively. The creditworthiness of the banks' customers is evaluated on a case-by-case basis.

         The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

         Letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that related to extending credit to customers. The Banks had approximately $14,250,000 and $15,817,000 in letters of credit outstanding at December 31, 1998 and 1997, respectively.

      57
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

20.      Commitments and Contingencies (continued)

         As of December 31, 1998, there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the consolidated financial position or results of operations of the Corporation.

21.      Disclosures About Fair Value of Financial Instruments

         The estimated fair value of the Corporation's financial instruments are as follows:

         In thousands                                         December 31, 1998                      December 31, 1997
                                                          Carrying            Fair              Carrying            Fair
                                                           Value             Value                Value             Value
         Financial Asset:
           Cash and short-term investments               $  145,088        $   145,088         $   90,182        $    90,182
           Trading account securities                            --                 --             45,873             45,873
           Securities available for sale                    340,874            340,874            342,513            342,513
           Securities held to maturity                      117,869            124,553            116,811            122,781
           Mortgage loans held for sale                      14,208             14,208              9,817              9,817
           Loans, net                                     1,390,916          1,385,070          1,207,420          1,212,342

         Financial Liabilities:
           Deposits                                       1,691,864          1,698,339          1,433,132          1,437,943
           Federal funds purchased and securities
            sold under agreements to repurchase             112,548            113,054            148,552            148,649
           Notes payable to the U.S. Treasury                 1,054              1,054             19,581             19,581
           Advances from the Federal Home Loan
            Bank                                             41,309             42,437             84,336             85,726
           Other borrowings                                  15,815             15,826                397                397
           Commitments                                           --                 --                 --                 --
           Interest rate swaps                                   --               (764)                --               (248)

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

                                                                          58
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


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

         Limitations
         The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The fair value estimates are based on financial instruments without attempting to estimate the value of assets and liabilities that are not financial instruments, such as premises and equipment and other assets and liabilities. Accordingly, the fair value estimates are not intended to represent the Corporation's underlying value in the instruments.

      59
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

22.      Parent Company Financial Information

         Condensed financial information for Area Bancshares Corporation (Parent Company) are as follows:


                                                                         December 31
         Condensed Balance Sheets (in thousands)                   1998                1997
         ASSETS
         Cash on demand deposit with bank subsidiary             $    277           $    911
         Securities available for sale                             62,744             35,667
         Investments in:
           Bank and bank holding company subsidiaries             201,169            166,476
           Nonbank subsidiaries                                     1,870                527
         Other assets                                               7,938              2,906
                                                                 --------           --------
              Total assets                                       $273,998           $206,487
                                                                 ========           ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         Other borrowings                                        $ 16,106           $    336
         Other liabilities                                         19,679              9,602
         Shareholders' equity                                     238,213            196,549
                                                                 --------           --------
              Total liabilities and shareholders' equity         $273,998           $206,487
                                                                 ========           ========

                                                                                            Year Ended December 31
         Condensed Income Statements (in thousands)                                1998               1997               1996
         Income
         Dividends from bank and bank holding company subsidiaries:
            Dividends                                                            $ 14,686           $  8,450           $15,910
            Interest                                                                  141                191                95
            Management and service fees                                             6,044              3,618             2,934
         Interest and dividends on securities available for sale                      801                622             1,603
         Securities gains, net                                                        113                 --             3,269
         Other                                                                         56                 48                72
                                                                                 --------           --------           -------
            Total income                                                           21,841             12,929            23,883
                                                                                 --------           --------           -------
         Expenses
         Interest on short-term borrowed funds                                        243                  6               701
         Salaries and employee benefits                                             5,624              3,290             2,968
         Other                                                                      3,755              2,858             2,160
                                                                                 --------           --------           -------
            Total expenses                                                          9,622              6,154             5,829
                                                                                 --------           --------           -------

         Income before income taxes and equity in undistributed
           earnings of subsidiaries                                                12,219              6,775            18,054
         Applicable income tax expense (benefit)                                   (1,022)              (681)              735
         Income before equity in undistributed earnings of subsidiaries            13,241              7,456            17,319
         Equity in undistributed earnings of subsidiaries                           9,385             13,353             2,567
                                                                                 --------           --------           -------
            Net income                                                           $ 22,626           $ 20,809           $19,886
                                                                                 ========           ========           =======

                                                                          60
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             Notes to Consolidated Financial Statements (continued)

22.      Parent Company Financial Information (continued)

                                                                                          Year Ended December 31
                                                                               1998                1997              1996
         Condensed Statements of Cash Flows (in thousands)

         Cash flows from operating activities:
           Net income                                                        $ 22,626           $ 20,809           $ 19,886
           Adjustments to reconcile net income to net cash provided
            by operating activities:
            Equity in undistributed earnings of subsidiaries                   (9,385)           (13,353)            (2,567)
            Gain on sales of securities, net                                     (113)                --             (3,269)
            Other, net                                                         (5,062)              (655)              (694)
                                                                             --------           --------           --------
            Net cash provided by operating activities                           8,066              6,801             13,356
                                                                             --------           --------           --------

         Cash flows from investing activities:
           Purchases of securities                                               (268)            (5,917)           (11,981)
           Sales and maturities of securities                                   2,754              1,155             15,591
           Net decrease (increase) in demand loans to nonbank
            subsidiaries                                                          636                 --               (825)
           Investment in subsidiaries                                         (26,500)               400             (5,317)
                                                                             --------           --------           --------
            Net cash used in investing activities                             (23,378)            (4,362)            (2,532)
                                                                             --------           --------           --------

         Cash flows from financing activities:
           Increase (decrease) in other borrowings                             15,891                 --             (9,740)
           Proceeds from stock options exercised                                1,288                808              5,864
           Repurchase of common stock                                             (81)              (522)            (4,315)
           Cash dividends paid                                                 (2,420)            (2,523)            (2,486)
                                                                             --------           --------           --------
            Net cash provided by (used in) financing activities                14,678             (2,237)           (10,677)
                                                                             --------           --------           --------

         Increase in cash                                                        (634)               202                147
         Cash at beginning of year                                                911                709                562
                                                                             --------           --------           --------
         Cash at end of year                                                 $    277           $    911           $    709
                                                                             ========           ========           ========

23.      Related Party Transactions

         Loans to officers, directors, and entities of which these individuals are principal owners were approximately $71,714,000 and $55,249,000 at December 31, 1998 and 1997, respectively. During 1998, $55,548,000 of new loans or advances on existing loans were made to these related parties. Repayments from such persons totaled $39,083,000. These loans were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for other customers and do not in the opinion of management involve more than normal credit risk.

     61
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries

                              CORPORATE INFORMATION

                            CORPORATION HEADQUARTERS
                            230 Frederica Street
                            Owensboro, Kentucky 42301

                              AFFILIATED COMPANIES

Alliance Bank, FSB                           Jefferson Banking Company
124 N. Main Street                           4201 Shelbyville Road
Somerset, KY 42501                           Louisville, KY 40207

Broadway Bank and Trust                      Peoples Commercial Bank
1601 Broadway                                Maple & Broadway
Paducah, KY 42001                            Winchester, KY 40391

Bowling Green Bank and Trust                 The New Farmers National
Company, N.A                                 Bank of Glasgow
902 College Street                           701 Columbia, Box 248
Bowling Green, KY 42102                      Glasgow, KY 42142

Citizens Deposit Bank                        The Owensboro National Bank
100 Main Street                              230 Frederica Street
Calhoun, KY 42327                            Owensboro, KY 42301

First City Bank and                          Southern Deposit Bank
Trust Company                                102 West Park Square, Box
1002 South Virginia Street                   130
Hopkinsville, KY 42240                       Russellville, KY 42276

First & Peoples Bank                         The Vine Street Trust Company
110 E. Main Street                           360 E. Vine Street
Springfield, KY 40069                        Lexington,KY 40507

HNB Bank, N.A.                               Vine Street Financial, Inc.
101 N. Main Street                           5901-C Peachtree-Dunwoody
Harlan,KY 40831                              Suite 420
                                             Atlanta, GA 30328

                               STOCK TRANSFER AND
                              DIVIDEND PAYING AGENT

 UMB Bank, N.A.
 Securities Transfer Division
 928 Grand Ave.
 Kansas City, Missouri 64141
 (816)-860-7761


                              INDEPENDENT AUDITORS

KPMG LLP
Suite 2600
400 West Market Street
Louisville, Kentucky 40202

                                FINANCIAL REPORTS

Additional copies of this 1998 Annual Report and copies of Area Bancshares' Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by written request to John A. Ray, Executive Vice President, Chief Financial Officer at the Corporate Headquarters.

                                 ANNUAL MEETING

The annual meeting of shareholders of Area Bancshares Corporation will be held at the main office of Area Bancshares, 230 Frederica Street, Owensboro, Kentucky, at 11:00 a.m. Central Daylight Saving Time, on May 17, 1998.

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

                              COMMON STOCK LISTING

NASDAQ National Market
Trading Symbol:  AREA

                          INFORMATION VIA THE INTERNET

The Securities and Exchange Commission maintains a web site which contains reports, proxy and information statements, and other information pertaining to registrants that file electronically with the Commission including Area Bancshares Corporation. The web site address is: (http://www.sec.gov).

Area Bancshares maintains a web site which contains a message from the president, the web site addresses and information on Area affiliates, Area's most recent annual report, company news, analyst information and Area stock quotes. The web site address is: (http://www.abcbank.com).

                                                                          62
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

         The table below lists the NASDAQ price quotes and dividend data for Area Bancshares Corporation over the past two years.

                         Market Prices and Dividends (1)

                               High         Low   Per Share Dividends
                               ----         ---   -------------------
1997:

            1st quarter       $23.50       $20.50       $ .03
            2nd quarter        23.25        19.75         .03
            3rd quarter        23.00        19.50         .03
            4th quarter        25.00        18.87         .035

1998:

            1st quarter       $30.50       $22.38       $ .035
            2nd quarter        37.88        28.00         .035
            3rd quarter        33.88        24.50         .04
            4th quarter        29.50        22.75         .045

(1)      Adjusted for all stock splits.

         The future payment of dividends is solely at the discretion of the Board of Directors of Area and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of Area and such other factors as Area's Board of Directors may, from time to time, deem relevant. In particular, the prior approval of the Office of the Comptroller of the Currency or the Kentucky Department of Banking, as applicable, is required if the total of all dividends declared by any subsidiary bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the proceeding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock (the "net profits limitations"). In addition, both federal and state law impose capital limitations on the ability of Area and its subsidiaries to pay dividends. Management does not believe that these restrictions on the payment of dividends are likely to limit materially the future payment of dividends on Area's common stock, and currently expects that comparable cash dividends will continue to be paid in the future.

         There are approximately 962 holders of record of Area's No Par Value Common Stock as of December 31, 1998. The closing bid price on Area's common stock was $27.44 on March 3, 1999.

     63
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


Area Bancshares Corporation - Officers and Directors

EXECUTIVE OFFICERS
C. M. Gatton                                                              Chairman of the Board
Raymond C. McKinney                                                               Vice Chairman
Thomas R. Brumley                                           President & Chief Executive Officer
John S. Penn                                                           Executive Vice President
Edward F. Johnson                                             Senior Vice President, Operations
Donald A. Leibee                                     Senior Vice President, Loan Administration
Timothy O. Shelburne                                     Senior Vice President, General Counsel
John A. Ray                                  Executive Vice President & Chief Financial Officer

PRESIDENTS' COUNCIL
Vince Dailey                                                President & Chief Executive Officer
                                                                     Vine Street Financial, In.
Larry Cheser                                                President & Chief Executive Officer
                                                                           First & Peoples Bank
Danny J. Coffey                                             President & Chief Executive Officer
                                                                          Southern Deposit Bank
Scott Cvengros                                              President & Chief Executive Officer
                                                                             Alliance Bank, FSB
Darrell Gustafson                                           President & Chief Executive Officer
                                                                First City Bank & Trust Company
F. Lee Hess                                                 President & Chief Executive Officer
                                                                  The Vine Street Trust Company
Darrell Higginbotham                                        President & Chief Executive Officer
                                                                    The Owensboro National Bank
William W. James                                            President & Chief Executive Officer
                                                                  The New Farmers National Bank
Charles Mann, Jr.                                           President & Chief Executive Officer
                                                                          Citizens Deposit Bank
William H. Pitt, Jr.                                        President & Chief Executive Officer
                                                                        Peoples Commercial Bank
James Clay Smith                                            President & Chief Executive Officer
                                                                      Jefferson Banking Company
Kenneth W. Thomas                                           President & Chief Executive Officer
                                                                                HNB Bank, N. A.
Richard N. Wilson                                           President & Chief Executive Officer
                                                       Bowling Green Bank & Trust Company, N.A.
ADMINISTRATIVE OFFICERS
J. Glenn Babb                                                                    Vice President
David Bowser                                                             Chief Internal Auditor
Cynthia Carlton                        Senior Vice President, Director of Retail Administration
Douglas J. Conkright                                             Vice President, Special Assets
Janna DeMarsh                                  Vice President, Director of Corporate Compliance
Mark duBarry                                   Vice President, Director of Information Services
Tammy S. Jones                                               Vice President, Accounting Manager
Brian A. Martin                                             Vice President, Investments Officer
Joe C. Neff, Jr.                                                    Vice President, Loan Review
Douglas G. Pace                                  M&I Administrator/Information Security Officer
Thomas H. Pope                                           Vice President, Operations Coordinator
Vikki W. Stephens                                       Vice President, Human Resource Director
Gary R. White                                                        Vice President, Controller
Judith R. Windle                                                            Corporate Secretary


DIRECTORS
C. M. Gatton, Chairman                  Cecile W. Garmon     Jimmy R. Shelby          *Emeritus
Raymond C. McKinney, Vice Chairman      Gary H. Latham       David W. Smith, Jr.
Anthony G. Bittel                       Ralph L. Oliver      Don Vitale
Samuel A. B. Boone                      John S. Penn         Pollard White
Thomas R. Brumley                       Allan R. Rhodes      Cy M. Williamson*

                                                                          64
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


Alliance Bank, FSB - Officers and Directors

OFFICERS
Scott P. Cvengros                                                  President, Chief Executive Officer
William E. Jasper                                                  Senior Lending Officer

DIRECTORS
W. Clyde Ping, Chairman    C. M. Gatton         Nelson Sizemore    (**) Advisory
Thomas R. Brumley          Talmadge V. Hayes    Leo Taylor
Dan Coomer                 J. C. Helton         Thomas M. Wilkerson
Scott P. Cvengros          Allan R. Rhodes(**)

Bowling Green Bank and Trust Company, N.A. - Officers and Directors
OFFICERS
Executive Officers                                         Chairman of the Board
Thomas R. Brumley                            President & Chief Executive Officer
Richard N. Wilson                                          Senior Vice President
Brad Howard                                                Senior Vice President
Ralph Barany
OFFICERS
Peggy P. Clark                                                    Vice President
Sue Frericks                                                      Vice President
V. Scott Gary                                                     Vice President
Darin Kellett                                                     Vice President
Carol Kirkman                                                     Vice President
Treva Mitchell                                                    Vice President
Joy Rogers                                                        Vice President
Kevin D. Simpson                                                  Vice President
Patricia R. Smith                                                 Vice President
Betty Wyatt                                                       Vice President

DIRECTORS
Thomas R. Brumley, Chairman   Harold S. Evans(*)   Dr. William T. Moore   (*)Emeritus
Louis Berman                  Bob R. Farley        Allan R. Rhodes(**)   (**)Advisory
James W. Brite(*)             Vernon L. Gary       James P. Rogers
Henry Carlisle                C. M. Gatton         Don Vitale
Thomas A. Donnelly            Joe Meng(*)          Richard N. Wilson

Broadway Bank & Trust - Officers and Directors

OFFICERS
Brent Gregory                                      President, Chief Executive Officer
Frank V. Ramsey III                                          Executive Vice President
Michael W. Gish                            Vice President, Senior Trust Administrator
Dan Knowles                                          Vice President, Asset Management
Mindi Whitworth                              Vice President, Trust Operations Manager

DIRECTORS
Allan Rhodes, Chairman              Buddy Smith
Juliette Grumley                    Brent Gregory
Carney Allen                        Tom Brumley
Jim Paxton

     65
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


Citizens Deposit Bank - Officers and Directors

OFFICERS
Thomas R. Brumley                                                           Chairman of the Board
Charles Mann, Jr.                                              President, Chief Executive Officer
Lawrence B. Robertson                                                    Executive Vice President

DIRECTORS
Thomas R. Brumley, Chairman             Allan R. Rhodes(**)                           (*)Emeritus
Billy H. Brenner                        Lawrence B. Robertson                        (**)Advisory
Charles Mann, Jr.                       Joseph A. Stirsman(*)
William E. Quisenberry, Jr.             R. T. Tichenor, Jr.(*)


First City Bank and Trust Company - Officers and Directors

OFFICERS
Executive Officers                                                         Chairman of the Board
Raymond C. McKinney, Jr.                                              Vice Chairman of the Board
Gary H. Latham                                             President and Chief Executive Officer
Darrell L. Gustafson                                                          Compliance Officer
Janella Kisselbaugh
Administrative Division
Stephen R. Craig                                                  Senior Vice President, Finance
Wendell A. Lynch                                           Senior Vice President, Administration
Percy Belt                                              Senior Vice President, Branch Operations
Roy Campbell                                        Vice President, Business Development Officer
Carolyn A. Cobb                                                        Vice President, Marketing
Freeda Harrison                                                   Vice President, Administration
Ken Hatzakorzian                                      Vice President, Audubon Financial Services
Sandy Blake                                           Vice President, Electronic Banking Officer
Sue Hill                                                          Vice President, Branch Manager
Lending Division
Kevin Atwood                                          Senior Vice President, Senior Loan Officer
Judy C. Budias                                           Vice President, Manager Loan Operations
Janet Calhoun                                              Vice President, Manager Mortgage Loan
Steve Greenwell                                       Vice President, Agri Business Loan Officer
Daniel B. Mann                                           Vice President, Commercial Loan Officer
Donald G. Marquess                                       Vice President, Commercial Loan Officer
David Moore                                                Vice President, Manager Consumer Loan
Bill Swinney                                             Vice President, Commercial Loan Officer
Asset Management Division
Brasher P. Mason                                     Senior Vice President, Senior Trust Officer
Wanda P. Boyd                                               Vice President, Senior Trust Officer
Scott Hancock                                                      Vice President, Trust Officer
Jeanette R. Settle                                                 Vice President, Trust Officer
Marjorie Thompson                                           Vice President, Senior Trust Officer


DIRECTORS
Cy M. Williamson, Senior Chairman(*)    Austin B. Carroll               Edward L. Major            Albert W. Sisk        (*)Emeritus
Raymond C. McKinney, Chairman           K.O. Cayce, Jr.(*)              Bruce McInnis              William T. Turner    (**)Advisory
Gary H. Latham, Vice Chairman           C. M. Gatton                    Sam Miles(*)               Loran Wagoner
J. Glenn Babb(*)                        Anna C. Guffey                  William H. Nichol          Lee T. White
Alan W. Beard                           Darrell L. Gustafson            Wynn L. Radford, III       Pollard White(*)
Richard C. Brasher                      Roger E. Jeffers                Allan R. Rhodes(**)
Thomas R. Brumley                       Jesse V. Keith(*)               William T. Scheid


                                                                          66
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


First & Peoples Bank - Officers and Directors
OFFICERS
Larry Cheser                                                   President, Chief Executive Officer

DIRECTORS
Fred Edelen, Chairman               C. M. Gatton                                    (**) Advisory
Samuel A. B. Boone                  Edwin Hamilton
Thomas R. Brumley                   Allan R. Rhodes(**)
Joe Carpenter                       Hamilton Simms
Perry Carrico                       Susan M. Spalding
Larry Cheser

HNB Bank, N. A. - Officers and Directors
OFFICERS
Kenneth W. Thomas                                              President, Chief Executive Officer
Johnny Shepherd                                                          Executive Vice President

DIRECTORS
Kenneth W. Thomas, Chairman         C. M. Gatton                                     (*) Emeritus
Michael Allison                     James W. Greene, Jr.(*)                         (**) Advisory
W. Bruce Ayers                      Herbert Kelley
Donald Brandenburg(**)              Wendell Combs(**)
Fred Brown(**)                      Terry Loving
Thomas R. Brumley                   Donald Parsons
Vernon J. Cole(*)                   Paul Pratt
Edison Creech(*)                    Allan R. Rhodes(**)
Robert Frazier(*)                   Marvin Wilson, Jr.(**)


Jefferson Banking Company - Officers and Directors
OFFICERS
James Clay Smith                                               President, Chief Executive Officer
Phillip S. Poindexter                                                      Senior Lending Officer
Arthur L. Turcotte, III                                            Senior Private Banking Officer

DIRECTORS
James Clay Smith, Chairman          Frank L. Jones, Jr.
John G. Beam, Jr.                   C. Barr Schuler
Joe G. Conley                       Walter C. Wagner, Jr.
Thomas O. Eifler, Sr.

      67
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


Peoples Commercial Bank - Officers and Directors
EXECUTIVE OFFICERS
Ralph L. Oliver                                                            Chairman of the Board
William H. Pitt, Jr.                                          President, Chief Executive Officer
William P. Shearer                                 Executive Vice President, Senior Loan Officer
Randy L. Todd                                Executive Vice President, Senior Operations Officer
S. Dudley Taylor                                  Senior Vice President, Chief Financial Officer
                                                                                 & Trust Officer
OFFICERS
Phyllis Blanton                                                   Vice President, Branch Officer
Gloria Branham                                             Vice President, Mortgage Loan Officer
Brenda Eads                                                              Vice President, Cashier
Tracy Trimble                                            Vice President, Commercial Loan Officer
Michael Walters                                     Vice President, Senior Mortgage Loan Officer

DIRECTORS
John T. Bowser, IV                  Alvin Pasley, Jr.
Eugene Culton, III                  William H. Pitt, Jr.
David H. Ginter                     B. Lynn Skaggs
Exie D. Minton                      S. Dudley Taylor
Richard Monohan                     Arthur M. Walson
David Oliver                        John R. Wheatley
Ralph Oliver                        Eugene T. Woestman
Fred W. Pace

                                                                          68
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


The New Farmers National Bank of Glasgow - Officers and Directors
OFFICERS
EXECUTIVE OFFICERS
Thomas R. Brumley                                                                    Chairman of the Board
William W. James                                                        President, Chief Executive Officer
Tommy K. Ross                                              Executive Vice President, Chief Lending Officer
                                                                                   & Chief Lending Officer
Victoria F. Pennycuff                                                 Vice President, Branch Administrator

OFFICERS                                                           Vice President, Commercial Loan Manager
Owen D. Lambert                                                         Vice President, Operations Manager
Debbie K. Livingston                                               Vice President, Commercial Loan Manager
F. Gary Pierce                                            Vice President, Senior Agricultural Loan Officer
Sandra E. Ross                                                    Vice President, Real Estate Loan Manager
Sue H. Young

DIRECTORS
Thomas R. Brumley, Chairman                  William W. James           (**)Advisory
A. Follis Crow, III                          Steven W. Newberry
Don R. Doty                                  Allan R. Rhodes(**)
Cecile W. Garmon                             Bobby H. Richardson
C. M. Gatton                                 Freddie L. Travis


     69
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


The Owensboro National Bank - Officers and Directors
OFFICERS
Executive
Thomas R. Brumley                                                          Chairman of the Board
C. M. Gatton                                                          Vice Chairman of the Board
Darrell W. Higginbotham                                       President, Chief Executive Officer
Kelly O. Howard                                                           Secretary to the Board
COMMERCIAL SALES
Edward H. Schroeder                                                  First Senior Vice President
Randy Pauley                                                               Senior Vice President
David C. Scott, Jr.                                                        Senior Vice President
David D. Toler                                                       First Senior Vice President
Jay H. Bell                                                                       Vice President
Scott H. McCain                                                                   Vice President
John L. Oberst, III                                                               Vice President
RETAIL SALES
Noble E. Noel                                                        First Senior Vice President
Charles S. Brown                                             Vice President, Retail Loan Manager
Edna C. Murphey                                       Vice President, Audubon Investment Manager
B. Sue Johnson                                                    Vice President, Branch Manager
Paula K. McIntyre                                                 Vice President, Branch Manager
TRUST ADMINISTRATION AND EMPLOYEE BENEFITS
Kenneth R. Cain                                                      First Senior Vice President
Gerald W. Saunders                                                         Senior Vice President
Amanda L. Emge                                              Vice President, Senior Trust Officer
A. Daniel Oderkirk                                          Vice President, Senior Trust Officer
Patricia C. Drury                                                  Vice President, Trust Officer
Brian A. Martin                                             Vice President, Senior Trust Officer
Todd L. Rust                                                       Vice President, Trust Officer
Susan R. Culver                                             Vice President, Senior Trust Officer

DIRECTORS
Thomas R. Brumley, Chairman                  William B. Kurtz                       (**)Advisory
Jack E. Darnell, Chairman, Emeritus          Don Penn Moore, III
C. M. Gatton, Vice Chairman                  Helen W. Mountjoy
Anthony G. Bittel                            Allan R. Rhodes(**)
David E. Boswell                             David W. Smith, Jr.
Gary J. Braswell                             B. Dean Stanley
Jefferson B. Carpenter                       Mrs. Harry S. Sutton, Jr.
R. Earl Fischer                              Thomas N. Thompson
Jerry H. Haase                               Robert E. Watson
Darrell W. Higginbotham                      John A. Williams
James T. Hines, Jr.                          W. Terry Woodward
John W. Jones                                Patrick E. (Glenn) Wright
William M. Kuegel, Jr.

                                                                          70
                                ------------------------------------------------
                                  Area Bancshares Corporation and Subsidiaries


Southern Deposit Bank - Officers and Directors
OFFICERS
Executive Officers                                                                   Chairman of the Board
Thomas R. Brumley                                                          Chairman of the Board, Emeritus
R. L. Kirkpatrick, Jr.                                                  President, Chief Executive Officer
Danny Coffey                                                                      Executive Vice President
John Sheffield
Officers                                                                                    Vice President
Allison Fuqua                                                                               Vice President
Patsy Poore                                                                                 Vice President
Trent Spurlock

DIRECTORS
Thomas R. Brumley, Chairman                  Jean Kirkpatrick                                  (*)Emeritus
R. L. Kirkpatrick, Jr.(*), Chairman          Bobbie Martin(*)                                 (**)Advisory
Joe Gran Clark, Jr.                          William McGinnis
Danny Coffey                                 Fred Mudge
William G. Fuqua                             Allan R. Rhodes(**)
C. M. Gatton                                 Lee Robey III
Darrell L. Gustafson                         John Sheffield


     71
------------------------------------------------
  Area Bancshares Corporation and Subsidiaries


The Vine Street Trust Company - Officers and Directors
OFFICERS
F. Lee Hess                                                           President, Chief Executive Officer
Gregory M. Shewmaker                                                             Private Banking Manager
J. Barry Hickey                                                                   Trust Division Manager
George E. Wallace                                                                 Senior Lending Officer

DIRECTORS
John D. Stewart, II, Chairman                Ardis Hoven              (**)Advisory
W. Van Alford, Jr.                           Ryan R. Mahan
Thomas R. Brumley                            Greg Milward
Frank Cain                                   Preston Nunnelley
William Chapman                              Gerald Psimer
Joe Coons                                    Allan R. Rhodes(**)
C. M. Gatton                                 Joe Rosenberg
F. Lee Hess                                  Ronald C. Switzer
Buckner Hinkle, Jr.                          Derek Vaughan
Lennie G. House

Vine Street Financial, Inc. - Officers and Directors
Vincet C. Dailey                             President, Chief Executive Officer

DIRECTORS
John S. Penn, Chairman
F. Lee Hess