Form 10-K405, Exhibit 13
period 1999-12-31
AREA BANCSHARES CORP
filed 2000-03-27
CIK 357191

                                                                      EXHIBIT 13

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                                    CONTENTS

                             Letter to Shareholders
                                        1
                 Consolidated Five Year Selected Financial Data
                                        2
                                Financial Review
                                      3-30
                           Independent Auditors'Report
                                       31
                           Consolidated Balance Sheets
                                       32
                        Consolidated Statements of Income
                                       33
                 Consolidated Statements of Comprehensive Income
                                       34
                 Consolidated Statements of Shareholders' Equity
                                       35
                      Consolidated Statements of Cash Flows
                                      36-37
                   Notes to Consolidated Financial Statements
                                      38-59
                              Corporate Information
                                       60
             Market for Common Stock and Related Shareholder Matters
                                       61
              Area Bancshares Corporation - Officers and Directors
                                       62
                     Alliance Bank - Officers and Directors
                                       63
               Bank of Livingston County - Officers and Directors
                                       63
                  Bank of Lyon County - Officers and Directors
                                       63
      Bowling Green Bank and Trust Company, N.A. - Officers and Directors
                                       64
                Broadway Bank and Trust - Officers and Directors
                                       64
                 Citizens Deposit Bank - Officers and Directors
                                       64
                   Dees Bank of Hazel - Officers and Directors
                                       65
           First City Bank and Trust Company - Officers and Directors
                                       65
                  First & Peoples Bank - Officers and Directors
                                       66
                     HNB Bank, N.A. - Officers and Directors
                                       66
               Jefferson Banking Company - Officers and Directors
                                       66
                 Peoples Bank of Murray - Officers and Directors
                                       67
                Peoples Commercial Bank - Officers and Directors
                                       67
        The New Farmers National Bank of Glasgow - Officers and Directors
                                       68
              The Owensboro National Bank - Officers and Directors
                                       69
                 Southern Deposit Bank - Officers and Directors
                                       70
             The Vine Street Trust Company - Officers and Directors
                                       71
              Vine Street Financial, Inc. - Officers and Directors
                                       71

Dear Shareholder:

The past year was one of many challenges: Y2K preparation, technology enhancements, acquisitions, and volatile interest rates. Despite these challenges, Area produced the highest core operating earnings in its history.

Net income for 1999 totaled $25.58 million, representing a 17.2% increase over the $21.82 million in l998. These earnings were augmented by security gains, an insurance settlement and gains on sale of assets, net of merger-related charges, to total reported earnings of $38.26 million. Also important to recognize are cash-based earnings, which include the amortization of intangible assets, because this type of earnings is more indicative of cash flows and thus Area's ability to support growth. In 1999, cash-based core operating net income was $28.49 million.

Area's growth in 1999, both internally and through acquisitions, has made it the largest bank-holding company headquartered in Kentucky. This growth continues in 2000. On January 31, Area welcomed Peoples Bank, Murray; Dees Bank, Hazel; Bank of Livingston County; and Bank of Lyon County; adding $376 million in assets.

For 2000 and beyond, Area has launched a strategic initiative that will allow us to better serve the changing needs of our customers, and will clearly identify our company to customers across the state. Affiliate banks - with the exception of Vine Street Trust, Lexington, which will maintain its charter as a "private-banking company" - will combine into a single, recognizable name: "Area Bank." Though the signage will change, the high quality of services, employees, and locations will remain the same. Decisions by local presidents, loan officers and directors will also continue, as in the past. Most importantly, this strategic initiative reinforces our unwavering commitment to deliver exceptional and innovative customer benefits tempered by a credit quality culture - the outgrowth of which is Area's future success and added value to shareholders, employees and communities.

This new millennium offers many opportunities, especially with the passage of Financial Modernization Legislation, which allows banks to offer a broader array of products and services. It is with great confidence and optimism that we go forward.


Sincerely,



Thomas R. Brumley
President and Chief Executive Officer
Area Bancshares Corporation

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED FIVE YEAR SELECTED FINANCIAL DATA


(In Thousands, Except Ratios
  and Per Share Data)                                      1999            1998         1997         1996             1995
----------------------------------------------------------------------------------------------------------------------------
YEAR-END TOTALS
  Assets                                            $  2,340,521      $ 2,132,365    1,901,449  $ 1,796,290    $  1,778,559
  Securities available for sale                          363,627          340,874      342,513      320,413         355,217
  Securities held to maturity                            129,089          117,869      116,811       97,120          94,015
  Loans, net of unearned discount                      1,631,396        1,412,567    1,227,307    1,147,060       1,091,867
  Deposits                                             1,711,782        1,691,864    1,433,132    1,394,399       1,223,556
  Long-term debt and other borrowings                    338,049          170,726      252,866      213,916         232,756
  Shareholders' equity                                   266,964          238,213      196,549      169,383         149,724
----------------------------------------------------------------------------------------------------------------------------

EARNINGS
  Total interest income                             $    159,245      $   143,576      139,249  $   136,835    $    132,088
  Total interest expense                                  70,338           67,890       63,643       64,410          64,330
  Provision for loan losses                                  736            1,628        3,271        4,849           4,824
  Non-interest income                                     46,045           22,605       18,322       28,238          18,413
  Non-interest expenses                                   79,128           64,741       61,357       65,912          64,414
  Income taxes                                            16,829            9,296        8,491       10,016           4,487
  Net income                                              38,259           22,626       20,809       19,886          12,446

PER SHARE DATA (1)
  Net income-basic                                  $       2.28      $      1.45         1.35  $      1.28    $        .81
  Net income-diluted                                        2.24             1.42         1.33         1.26             .79
  Core operating net income-basic (2)                       1.52             1.40         1.35         1.09            1.08
  Core operating net income-diluted (2)                     1.50             1.37         1.33         1.07            1.06
  Cash dividends                                             .20             .155         .125         .107             .09
  Book value as of December 31                             16.17            15.20        12.62        10.92            9.68

PERFORMANCE AND CAPITAL MEASURES
  Return on average assets                                  1.69%            1.18%        1.18%        1.15%            .75%
  Core operating return on average assets (2)               1.13%            1.14%        1.18%         .98%           1.00%
  Return on average equity                                 14.40%           10.62%       11.32%       12.38%           9.04%
  Core operating return on average equity (2)               9.62%           10.24%       11.31%       10.55%          12.10%
  Percentage of average shareholders'
   equity to average assets                                11.77%           11.14%       10.39%        9.28%           8.26%
  Dividend payout ratio                                     8.77%           10.69%        9.26%        7.79%           8.88%

CASH BASIS CORE OPERATING FINANCIAL DATA (3)
  Cash-based core operating net income-basic $              1.69      $      1.55         1.48  $      1.23    $       1.24
  Cash-based core operating net income-diluted              1.67             1.53         1.45         1.21            1.22
  Cash-based return on tangible assets                      1.28%            1.29%        1.30%        1.12%           1.15%
  Cash-based return on tangible equity                     12.32%           12.75%       13.57%       13.48%          16.03%

(1) Restated for all stock dividends and stock splits.

(2) Net income excluding certain non-recurring income and expense items. (See summary on page 4.)

(3) Cash basis calculations exclude certain non-recurring income and expense items in addition to intangible assets and the related amortization expense.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                               CORPORATE OVERVIEW

Area Bancshares Corporation ("Area") is a multi-bank holding company headquartered in Owensboro, Kentucky. As of December 31, 1999, Area was comprised of thirteen banks ("banking affiliates") conducting business in offices throughout Kentucky. During January 2000 Area acquired four additional banks as discussed in "Mergers and Acquisitions" below. The banking affiliates provide a wide range of financial services, such as accepting demand and time deposits; providing checking and money market accounts; making commercial, consumer and mortgage loans; issuing and servicing credit cards; leasing; issuing credit life, accident and health, and property and casualty insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing alternative investments and brokerage services. Area has six active non-bank affiliates which provide services incidental to Area's operations.

The following information is management's analysis of the operations of Area for the years 1997 through 1999 and its financial condition as of December 31, 1999 and 1998. It provides information that is not otherwise apparent from the consolidated financial statements and related footnotes and is intended to assist the reader in evaluating Area's performance. This analysis should be read in conjunction with the accompanying Consolidated Financial Statements and notes thereto beginning on page 32, which include the acquisition of NationsBank of Kentucky, N.A. since August 1998, the merger with Peoples Bancorp of Winchester since January 1999 and the acquisition of The Eifler Group since October 1999 (see "Mergers and Acquisitions" below for details). Where considered significant, the impact of these transactions on Area's results of operations and financial condition is discussed.

                            MERGERS AND ACQUISITIONS

On August 25, 1999, Area announced the signing of definitive agreements providing for the cash purchase of Peoples Bank of Murray, Murray, Kentucky; Dees Bank of Hazel, Hazel, Kentucky; Bank of Lyon County, Eddyville, Kentucky; and Bank of Livingston County, Tiline, Kentucky. Total assets on December 31, 1999 of these banks were approximately $384.00 million. In January 2000 Area paid a total of $77.75 million in conjunction with these acquisitions. These acquisitions are not reflected in the accompanying financial statements since the transaction closed in January 2000. These transactions will be accounted for under the purchase method of accounting and will result in the recording of approximately $33.39 million of intangible assets.

During October 1999, Area acquired the investment business of The Eifler Group of Louisville, Kentucky. This group is managing Area's non-deposit investment product line under the name of Area Investment Services.

In January 1999, Area merged with Peoples Bancorp of Winchester ("Peoples") which is headquartered in Winchester, Kentucky. Peoples was a one-bank holding company for Peoples Commercial Bank. Total assets of Peoples were approximately $165.00 million on the date of merger. Area issued 1.30 million shares of its common stock in conjunction with this merger. The Peoples' merger was accounted for as pooling-of-interests. However, the accompanying financial statements were not restated as a result of Peoples' relative size to that of Area.

In August 1998, Area acquired NationsBank of Kentucky, N.A. ("NationsBank"), a wholly-owned subsidiary of NationsBank Corporation (now known as Bank America Corporation). NationsBank had assets totaling $133.00 million, net of certain deposits that were retained by NationsBank, loans of $84.00 million and deposits amounting to $113.00 million. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of NationsBank have been included in Area's consolidated statements since the date of acquisition. In conjunction with the acquisition, approximately $22.03 million of intangibles were recorded.

In 1997 Area and Cardinal Bancshares, Inc. merged in a transaction accounted for as a pooling-of-interests. The financial information in this Annual Report has been restated to reflect this merger for all periods presented.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                              RESULTS OF OPERATIONS
                                     SUMMARY

Management believes that the most meaningful comparison of financial performance for Area is its core operating net income which excludes security gains and certain non-recurring income and expense items from the results of operations for the years of 1999, 1998 and 1997. During 1999, Area recorded several non-recurring items that enhanced its reported net income. These include after-tax gains totaling $13.83 million on the sale of available for sale securities as a result of Area's ongoing strategy to improve the performance of the investment portfolio through repositioning portions of the portfolio as market conditions change, a favorable insurance settlement related to a loss occurring in 1994 which amounted to $615 thousand after-taxes and a gain totaling $710 thousand after-taxes on the sale of other real estate owned. The positive impact of these items was partially off-set by after-tax merger and acquisition charges of $2.48 million in 1999. The years of 1998 and 1997 also included after-tax gains on the sale of securities available for sale totaling $70 thousand and $14 thousand, respectively, while 1998 included $604 thousand of after-tax merger and acquisition charges in addition to an after-tax gain of $1.34 million on the sale of a subsidiary's loan portfolio.

The following table summarizes net income as reported and "core operating" or recurring net income, which excludes the non-recurring items discussed above.


-----------------------------------------------------------------------------------------------------------------------------
  CORE OPERATING NET INCOME
                                              Year Ended                      Year Ended                    Year Ended
(In thousands, except percentages       December 31, 1999              December 31, 1998             December 31, 1997
and per share data)                                 Diluted                      Diluted                         Diluted
                                         Net           Earnings       Net           Earnings            Net         Earnings
                                        Income         per Share     Income         per Share         Income        per Share
-----------------------------------------------------------------------------------------------------------------------------
Net income as reported                $ 38,259        $    2.24     $ 22,626        $    1.42     $   20,809        $    1.33
Add or (deduct) net of taxes:
 Security gains                        (13,834)           (0.81)         (70)           (0.01)           (14)              --
 Insurance settlement                     (615)           (0.04)          --               --             --               --
 Gain on sale of assets                   (710)           (0.04)      (1,344)           (0.08)            --               --
 Merger and acquisition charges          2,478             0.15          604             0.04             --               --
-----------------------------------------------------------------------------------------------------------------------------
CORE OPERATING NET INCOME             $ 25,578        $    1.50     $ 21,816        $    1.37     $   20,795        $    1.33
=============================================================================================================================
Performance ratios:
 Reported return on assets                1.69%                         1.18%                           1.18%
 Core operating return on assets          1.13%                         1.14%                           1.18%
 Reported return on equity               14.40%                        10.62%                          11.32%
 Core operating return on equity          9.62%                        10.24%                          11.31%

After eliminating the non-recurring items, core operating net income for 1999 was the highest in Area's history, totaling $25.58 million. This represents a 17.2% increase over the $21.82 million earned in 1998, which in turn was up 4.9% from 1997. Core operating diluted earnings per share, also the highest in Area's history, were $1.50 in 1999, 9.5% higher than the $1.37 reported in 1998. Core operating earnings per share in 1998 were 3.0% above 1997 which totaled $1.33.

The improvement in core operating net income between 1999 and 1998 was attributable to three factors: (1) an increase totaling $13.48 million to $93.33 million in net interest income (on a taxable equivalent basis) primarily as a result of loan growth; (2) a decrease in the provision for loan losses from $1.63 million during 1998 to $736 thousand in 1999 due to improvement in the quality of the loan portfolio; and (3) an increase in continuing non-interest income (see the Noninterest Income Table on page 8 for details) from $20.43 million in 1998 to $21.99 million in 1999 as a result of growth in deposit and trust fees.

Area's 1998 core operating net income increased $1.02 million or 4.9% from 1997. The improvement in core operating net income between 1998 and 1997 was largely attributable to a reduction totaling $1.64 million in the provision for loan losses

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

arising from an improvement in the quality of the loan portfolio and an increase in continuing non-interest income which was driven principally by increases in deposit and trust fees.

Area's reported net income, which includes the non-recurring items detailed above, totaled $38.26 million for 1999 compared to $22.63 million in 1998 and $20.81 million for 1997. Diluted earnings per share totaled $2.24 in 1999, compared to $1.42 in 1998 and $1.33 in 1997. The increase in reported net income from 1998 to 1999 was $15.63 million or 69.1% while reported diluted earnings per share increased $0.82 or 57.7%. Reported net income grew $1.82 million or 8.7% from 1997 to 1998 and reported diluted earnings per share rose $0.09 or 6.8%.

It is also important to review cash-based earnings, which exclude intangible asset amortization, since it is more indicative of cash flows and thus Area's ability to support growth. In 1999 cash-based core operating net income was $28.49 million, compared to $24.31 in 1998 and $22.71 million in 1997. The increase from 1998 to 1999 was $4.18 million or 17.2% while the increase from 1997 to 1998 was $1.60 million or 7.1%. Cash-based core operating diluted earnings per share were $1.67 in 1999, $1.53 in 1998 and $1.45 in 1997.

The following table presents Area's cash-based core operating net income along with other cash-based performance ratios:

--------------------------------------------------------------------------------------------------------
CASH-BASED CORE OPERATING NET INCOME
(In thousands, except percentages                                         YEAR ENDING DECEMBER 31
  and per share data)                                             1999             1998             1997
--------------------------------------------------------------------------------------------------------
Core operating net income                                   $   25,578       $   21,816       $   20,795
Add back (net of taxes):
  Intangible amortization                                        2,916            2,498            1,917
--------------------------------------------------------------------------------------------------------
CASH-BASED CORE OPERATING NET INCOME                        $   28,494       $   24,314       $   22,712
========================================================================================================
Cash-based performance ratios:
  Cash-based core operating diluted earnings per share      $     1.67       $     1.53       $     1.45
  Cash-based return on tangible assets                            1.28%            1.29%            1.30%
  Cash-based return on tangible equity                           12.32%           12.75%           13.57%

                               NET INTEREST INCOME

The largest source of Area's revenue is net interest income which is the difference between interest income and interest expense. Sources of interest income include interest on loans and investments while interest expense includes interest paid on deposits and borrowings. The amount of net interest income is the result of a number of factors, including the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid. In addition, the amount of interest-bearing assets funded by interest-free sources (largely shareholders' equity and non-interest bearing deposits) impacts net interest income.

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

Net interest income increased $13.22 million or 17.5% to $88.91 million in 1999 from $75.69 million in 1998 (excluding Peoples, the increase would have been $7.17 million or 9.6%). On a taxable equivalent basis (all tax-free interest income restated on a taxable basis), net interest income rose to $93.33 million from $79.84 million in 1998, an increase of $13.49 million or 16.9% (excluding Peoples, the increase would have been $7.34 million or 9.2%). The net interest margin during 1999 remained unchanged from 1998 at 4.46%. The average rate on earning assets declined from 8.26% in 1998 to 7.83% in 1999. This decrease was largely the result of competitive pressures on loan pricing and a relatively flat yield curve. The

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

cost of interest bearing deposits decreased 51 basis points (a basis point is equal to one hundredth of a percent) in 1999 to 3.95% from 4.46% in 1998 primarily as a result of the maturity of higher-priced certificates of deposits issued three-to-five years ago. The cost of borrowed funds decreased 31 basis points to 5.01% from 5.32% in 1998 primarily as a result of a general decline in rates during the first half of 1999. The impact of non-interest bearing funds was at 0.75% in 1998 and 0.72% in 1999.

Average interest-earning assets increased $302.13 million or 16.9% to $2.09 billion in 1999 from $1.79 billion in 1998, while the largest component, average loans, increased to $1.54 billion from $1.26 billion during 1998.

Average interest-bearing liabilities grew $229.91 million or 15.4% in 1999 to $1.72 billion from $1.49 billion. Increases in borrowings accounted for $60.53 million while increases in interest bearing deposits totaled $169.38 million. Area's retail customers are continuing to seek higher yields for their interest bearing accounts, thus moving funds into alternative investments. This trend has limited Area's ability to increase its interest bearing deposits.

Net interest income increased 0.1% to $75.69 million in 1998 from $75.61 million in 1997. On a taxable equivalent basis, net interest income rose to $79.84 million in 1998 from $79.11 million in 1997, an increase of $73 thousand or 0.9%. The net interest margin declined 31 basis points to 4.46% in 1998 from 4.77% in 1997. The average rate on earning assets declined from 8.62% in 1997 to 8.26% in 1998. This decrease was largely the result of a reduction in the yield of the loan portfolio caused by loan refinancings, strong competition for quality loans and a relatively flat yield curve. The cost of interest bearing deposits totaled 4.46% in 1998 compared to 4.47% in 1997. The cost of borrowed funds decreased 17 basis points to 5.32% from 5.49% in 1997, primarily as a result of a decrease in the average rate paid on Federal funds purchased and securities sold under agreements to repurchase from 5.14% in 1997 to 4.81% in 1998. The impact of non-interest bearing funds was constant at .75% in both 1998 and 1997.


        NET INTEREST SPREAD AND MARGIN
        (Taxable-equivalent basis)                             1999         1998         1997
        --------------------------------------------------------------------------------------
        Yield on interest earning assets                       7.83%        8.26%        8.62%
        Rate on interest bearing liabilities                   4.09%        4.55%        4.60%
        --------------------------------------------------------------------------------------
        NET INTEREST SPREAD                                    3.74%        3.71%        4.02%
        Non-interest bearing funds contribution                0.72%         .75%         .75%
        --------------------------------------------------------------------------------------
        NET INTEREST MARGIN                                    4.46%        4.46%        4.77%
        ======================================================================================

Table 1 on page 23 contains a summary of average balance sheets, net interest income and margins for 1999, 1998 and 1997. Table 2 on page 24 provides the components of the change in net interest income for 1999 and 1998 when compared to 1998 and 1997, respectively.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                               NON-INTEREST INCOME

Continuing non-interest income, which excludes gains on the sales of securities, non-recurring items and non-interest income attributable to Peoples increased $1.56 million or 7.6% in 1999 to $21.99 million from $20.43 million in 1998. Area's diverse sources of non-interest income generated largely from traditional banking activities were responsible for this growth. Significant growth occurred in commissions and fees on fiduciary activities and service charges on deposit accounts during 1999.

Commissions and fees on fiduciary activities were $5.32 million in 1999, an increase of $467 thousand, or 9.6%, over $4.85 million earned in 1998. Successful new business development efforts along with strong equity markets led to this revenue growth. The increase in 1998's commissions and fees on fiduciary activities over 1997, which totaled $588 thousand or 13.8%, was due largely to strong equity markets and new business.

Service charges on deposit accounts reached $8.94 million in 1999, compared to $7.55 million in 1998, an increase of $1.39 million or 18.4%. The growth in 1999 was due to added efforts to collect a greater percentage of fees assessed and higher activity fees. The increase in 1998 compared to 1997, which totaled $873 thousand or 13.1%, was due largely to growth in deposits subject to service charges.

Other service charges, commissions and fees totaled $5.66 million in 1999, a decrease of $621 thousand or 9.9% from 1998. This decrease was the result of changes in the method of reporting income and expenses by Area's credit card service provider. Excluding this change, commission income on security brokerage activity increased and loan servicing fees grew as a result of increases in loans serviced. During 1998 other service charges, commissions and fees increased $1.25 million or 24.8% to $6.28 million when compared to 1997. The increase during 1998 was the result of growth in loan servicing fees and increases in credit card interchange fees.

Gains on the sales of loans were $1.22 million in 1999 compared to $1.34 million in 1998. The decrease from 1998 to 1999 was the result of slightly less activity due to rising rates in the second half of 1999. Gains on the sales of loans remained virtually unchanged from 1997 to 1998, totaling $1.34 million in 1998 and $1.37 million in 1997.

Security gains totaled $21.28 million in 1999 compared to $108 thousand in 1998. The increase in security gains in 1999 reflect Area's ongoing strategy to improve the performance of its investment portfolio through repositioning portions of the portfolio as market conditions change.

Non-recurring non-interest income items totaled $2.04 million in 1999 compared to $2.07 million in 1998. During 1999 Area recorded a gain of $1.09 million on the sale of other real estate owned and received an insurance settlement of $945 thousand from a loss occurring in 1994. During 1998 a subsidiary sold its loan portfolio for a gain of $2.07 million.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


The table that follows shows the components of non-interest income for 1999,
1998 and 1997:
-------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME (1)                                                                          DOLLAR CHANGE
(IN THOUSANDS)                                      1999 (1)        1998        1997         1999 VS       1998 VS
                                                                                              1998          1997
-------------------------------------------------------------------------------------------------------------------
Commissions and fees on
 fiduciary activities                                $ 5,319      $ 4,852     $ 4,264       $    467       $   588
Service charges on deposit
 accounts                                              8,938        7,548       6,675          1,390           873
Other service charges,
 commissions and fees                                  5,662        6,283       5,036           (621)        1,247
Gains on the sales of loans, net                       1,221        1,336       1,374           (115)          (38)
Other income                                             847          410         952            437          (542)
------------------------------------------------------------------------------------------------------------------
CONTINUING NON-INTEREST INCOME                        21,987       20,429      18,301          1,558         2,128
Securities gains, net                                 21,280          108          21         21,172            87
Non-recurring items (2)                                2,038        2,068          --            (30)        2,068
Non-interest income attributable to Peoples (1)          740           --          --            740            --
------------------------------------------------------------------------------------------------------------------
TOTAL                                                $46,045      $22,605     $18,322       $ 23,440       $ 4,283
==================================================================================================================
(1) See Table 8 on page 30 for details
(2) Non-recurring items in 1999 include a gain on the sale of OREO totaling
    $1,093 and an insurance settlement of $945. In 1998 the non-recurring item was a gain on the sale of a subsidiary's loan portfolio.

                              NON-INTEREST EXPENSE

Non-interest expense, adjusted for non-recurring items and non-interest expenses attributable to Peoples, increased 11.4% to $71.09 million in 1999, compared to $63.81 million in 1998 and $61.36 million in 1997. The increase in non-interest expenses in 1999 was primarily the result of increased salary and employee benefits, furniture and equipment expenses and net occupancy expenses. The increase in non-interest expenses in 1998 compared to 1997 was due in part to increased salary and employee benefits as well as enhancements to Area's data processing capabilities.

Salaries and employee benefits, which is the largest component of non-interest expenses, comprised 47.1% of adjusted non-interest expenses in both 1999 and 1998. Salaries and employee benefits increased 11.5% in 1999, following a 3.1% increase in 1998. Salaries and employee benefits increased in both 1999 and 1998 due to higher staff levels and normal salary increases.

Net occupancy expense increased $1.13 million or 27.1% to $5.25 million after increasing 1.1% to $4.12 million in 1998. Net occupancy expense grew in 1999 largely as a result of the addition of new facilities and the modernization of existing facilities. The increase in 1998 was due to increases in lease expense as a result of new branch offices.

Furniture and equipment expense increased $1.48 million or 34.7% to $5.76 million in 1999, following a 4.8% decrease in 1998. Furniture and equipment expense increased in 1999 due largely to increases in depreciation of equipment acquired to become Year 2000 ready, while the decrease in 1998 was the result of reduced maintenance and repair costs.

Data processing expense grew $735 thousand or 18.1% to $4.79 million in 1999 following an increase of $839 thousand or 26.1% in 1998. The increases in both 1999 and 1998 were primarily the result of enhancements in Area's data processing capabilities to meet internal and customer needs as well as Year 2000 expenditures.

Advertising and community relations increased $152 thousand in 1999 to $3.17 million after an increase of $229 thousand

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

in 1998. The rise in 1999 was primarily the result of increases in radio advertising while the increase in 1998 was related to new marketing programs and training expenses.

Professional fees were up in both 1999 and 1998, increasing $251 thousand or 7.4% in 1999 and $315 thousand or 10.2% during 1998 compared to 1997. The increases in both years were primarily the result of consulting fees to outside third parties incurred to become Year 2000 ready and professional fees incurred in connection with merger and acquisition activity.

Amortization of intangibles increased $702 thousand or 24.5% to $3.56 million and increased $342 thousand or 13.6% in 1998. The increases in both 1999 and 1998 were the result of the acquisition of NationsBank of Kentucky, N.A. which was accounted for using the purchase method of accounting. See "Mergers and Acquisitions" on page 3 for details of this transaction.

Other non-interest expenses decreased $580 thousand or 6.2% to $8.73 million, following a decrease of $57 thousand or 0.6% in 1998. The decrease during 1999 was largely the result of changes in the method of reporting income and expenses by Area's credit card service provider.

Non-recurring non-interest expense items totaled $4.32 million in 1999 and $929 thousand in 1998. Merger and acquisition costs accounted for all of these amounts in both years.

The following table provides a summary of changes in non-interest expenses for the past three years:

------------------------------------------------------------------------------------------------------------
  Non-Interest Expense (1)                                                              DOLLAR CHANGE
  (In thousands)                             1999 (1)      1998         1997        1999 vs          1998 vs
                                                                                      1998            1997
------------------------------------------------------------------------------------------------------------
Salaries and employee benefits               $33,482      $30,032      $29,133      $  3,450       $   899
Net occupancy expense                          5,248        4,117        4,074         1,131            43
Furniture and equipment expense                5,756        4,273        4,488         1,483          (215)
Federal deposit insurance                        303          253          238            50            15
Data processing expense                        4,789        4,054        3,215           735           839
Advertising and community relations            3,165        3,013        2,784           152           229
Insurance and taxes                            2,404        2,497        2,452           (93)           45
Professional fees                              3,657        3,406        3,091           251           315
Amortization of intangibles                    3,562        2,860        2,518           702           342
Other                                          8,727        9,307        9,364          (580)          (57)
-------------------------------------------------------------------------------------------------------------------
ADJUSTED NON-INTEREST EXPENSE                 71,093       63,812       61,357         7,281         2,455
Merger and acquisition costs                   4,320          929           --         3,391           929
Non-interest expense attributable to
 Peoples (1)                                   3,715           --           --         3,715            --
-------------------------------------------------------------------------------------------------------------------
TOTAL                                        $79,128      $64,741      $61,357      $ 14,387       $ 3,384
(1) See Table 9 on page 30 for details

                                  INCOME TAXES

Income tax expense was $16.83 million in 1999 and $9.30 million in 1998. The increase during 1999 reflects a higher level of taxable income. The effective tax rate during 1999 was 30.5% compared to 29.1% in 1998. The effective tax rate differs from the marginal tax rate of 35.0% in both 1999 and 1998, primarily as a result of tax-exempt income and amortization of goodwill. Income tax expense increased $805 thousand from 1997 to 1998. The effective tax rate was 29.0% during 1997.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                              INTERIM FINANCIAL DATA

The following table provides unaudited quarterly summary financial results of operations for the years ended December 31, 1999 and 1998. These results of operations contain all normal and recurring adjustments necessary for a fair and consistent presentation.


UNAUDITED QUARTERLY SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)
                                   1999 QUARTER ENDED                                1998 QUARTER ENDED
                               MAR. 31   JUNE 30   SEPT. 30  DEC. 31   MAR. 31  JUNE 30   SEPT. 30   DEC. 31
------------------------------------------------------------------------------------------------------------
Interest income                $38,768   $38,721   $40,167   $41,589   $35,395   $35,275   $35,622   $37,284
Interest expense                18,033    17,097    17,355    17,853    16,493    16,821    16,944    17,632
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME             20,735    21,624    22,812    23,736    18,902    18,454    18,678    19,652
Provision for loan losses          164       192       145       235       612       101       534       381
Non-interest income              8,975    23,313     6,713     7,044     4,951     7,254     4,805     5,595
Non-interest expenses           18,291    18,401    18,272    24,164    14,926    15,700    16,699    17,416
Income tax expense               2,977     8,846     3,354     1,652     2,444     3,020     1,730     2,102
============================================================================================================
NET INCOME                     $ 8,278   $17,498   $ 7,754   $ 4,729   $ 5,871   $ 6,887   $ 4,520   $ 5,348
============================================================================================================
Net income per common share:
   Basic                       $  0.50   $  1.03   $  0.46   $  0.29   $  0.38   $  0.44   $  0.29   $  0.34
   Diluted                        0.49      1.02      0.45      0.28      0.37      0.43      0.28      0.34
Dividends per share              0.045      0.05      0.05     0.055     0.035     0.035      0.04     0.045
------------------------------------------------------------------------------------------------------------

                             FOURTH QUARTER RESULTS

Area's fourth quarter core operating earnings, net income less securities gains and certain nonrecurring items, were $6.62 million or $0.39 per diluted share compared to $5.60 million and $0.35 per diluted share during the fourth quarter of 1998. This is an increase of $1.02 million or 18.2% and a per share increase of $0.04 or 11.4%. Cash-based core operating earnings, core earnings adjusted for amortization of intangibles, during the fourth quarter of 1999 grew $1.12 million or 17.9% to $7.39 million and $0.05 or 12.8% to $0.44 per diluted share compared to the fourth quarter of 1998 amounts of $6.27 million or $0.39 per diluted share.

Net income for the fourth quarter was $4.73 million, a decrease of $620 thousand or 11.6% from the $5.35 million reported in the fourth quarter of 1998. On a per diluted share basis net income was $0.28, compared to $0.34, a reduction of $0.06 or 17.6%, from the same quarter of 1998.

Net interest income, on a tax equivalent basis, was $24.89 million during the current quarter compared to $20.68 million during the fourth quarter of 1998. The increase was $4.21 million or 20.4%. Strong average loan growth generated both internally and as a result of the acquisitions discussed earlier and a decrease in the average rate on interest bearing liabilities compared to the same period in 1998 were the primary factors for the improvement in net interest income.

Recurring non-interest income during the fourth quarter of 1999 was $5.95 million, an increase of $352 thousand over 1998. Recurring non-interest expenses totaled $20.16 million during the fourth quarter of 1999, an increase of $2.75 million from the same period in 1998.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                                  BALANCE SHEET ANALYSIS

The financial condition of Area as of December 31, 1999 and 1998, is presented in the comparative balance sheets of the Consolidated Financial Statements which include the acquisition of NationsBank since August 1998 and the merger with Peoples since January 1999 (see "Mergers and Acquisitions" on page 3 for details of these transactions). Where appropriate, the impact of these transactions on Area's financial condition will be discussed, otherwise it can be assumed they were not significant. The following discussion addresses securities, loans, deposits, borrowings, capital resources, liquidity and interest rate risk and is provided to assist the reader in evaluating Area's financial condition.


                                    [GRAPH]
                                  Total Assets
                                 At December 31
                              (Amounts in Millions)

                                   SECURITIES

Average total securities available for sale and held to maturity represented 24.9%, 26.1% and 26.7% of average earning assets during 1999, 1998 and 1997, respectively. The portfolio continues to be weighted heavily towards U.S. Treasury and Federal agency securities as the table below indicates. During 1999 the securities portfolio increased $33.97 million or 7.4% to $492.72 million. Excluding $31.18 million of securities acquired in the Peoples merger, the securities portfolio increased $2.79 million or 0.6%. Table 3 on page 25 provides the carrying amounts, maturities and average yields as of December 31, 1999, of the securities portfolio.


     ----------------------------------------------------------------------------------
     SECURITIES (PERCENT OF TOTAL CARRYING AMOUNTS)
                                                                    DECEMBER 31
                                                             1999       1998     1997
     ----------------------------------------------------------------------------------
     U.S. Treasury and Federal Agencies                      41.5%      41.3%     50.8%
     Mortgage-backed securities                              14.6%      15.0%     12.3%
     Obligations of states and political subdivisions        31.0%      30.0%     29.1%
     Equity and other securities                             12.9%      13.7%      7.8%
     ----------------------------------------------------------------------------------
        Total                                               100.0%     100.0%    100.0%
     ==================================================================================

As of December 31, 1999, Area's securities portfolio included $363.63 million of securities classified as available for sale and $129.09 million of securities classified as held to maturity. Net unrealized gains on December 31, 1999 related to securities available for sale (which is reported in accumulated other comprehensive income in the shareholders' equity section of the Consolidated Balance Sheet) were $24.52 million (net of taxes), compared to $31.54 million (net of taxes) on December 31, 1998 and $11.51 million (net of taxes) on December 31, 1997. The decrease from December 31, 1998 to December 31, 1999 was largely the result of the sale of securities. The increase from December 31, 1997 to December 31,

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

1998 can primarily be attributed to increases in the market value of equity securities. The equity and other securities portfolio is comprised primarily of the common stock of bank holding companies which operate within the Commonwealth of Kentucky.

The carrying amounts of the securities portfolio at the dates indicated are summarized as follows:


------------------------------------------------------------------------------------------
Available for sale securities                                     December 31
(In thousands)                                          1999          1998          1997
------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies                    $204,447      $189,464      $233,353
Mortgage-backed securities                              72,136        68,859        56,568
Obligations of states and political subdivisions        23,819        19,756        16,867
Equity and other securities                             63,225        62,795        35,725
------------------------------------------------------------------------------------------
   TOTAL                                              $363,627      $340,874      $342,513
==========================================================================================
HELD TO MATURITY SECURITIES
Obligations of states and political subdivisions      $129,089      $117,869      $116,811
------------------------------------------------------------------------------------------
   TOTAL                                              $129,089      $117,869      $116,811
==========================================================================================
   TOTAL SECURITIES                                   $492,716      $458,743      $459,324
==========================================================================================

                                      LOANS

Total loans, excluding loans held for sale, increased $218.83 million or 15.5% to $1.63 billion in 1999 and $185.26 million or 15.1% to $1.41 billion in 1998. Excluding loans acquired as a result of the merger with Peoples, loans grew $119.61 million in 1999, or 8.5%. In both 1999 and 1998, the growth in loans was significantly impacted by the sale of fixed-rate long-term loans which were originated largely as a result of the refinancing boom experienced during these years. The servicing of these fixed-rate loans has been retained, thus providing Area with a stable and significant source of non-interest income. Loans comprised the largest portion of Area's earning assets, representing 73.8% and 70.2% of average earning assets in 1999 and 1998, respectively.

Each of Area's affiliated banks lend to customers within their geographic markets. In addition to loans made to individuals for personal needs, the affiliated banks lend funds to commercial customers in various businesses including agribusiness, manufacturing, retailing and wholesaling. The loans originated by the affiliated banks are reviewed by Area. The review process ensures loan administration, credit quality and loan documentation are in compliance with corporate loan standards and policies.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

The composition of the loan portfolio as of December 31 is presented in the table below:



-------------------------------------------------------------------------------------------------------------------
LOAN PORTFOLIO
(In thousands, except percentages)                                     December 31
                                                1999            1998            1997            1996           1995
-------------------------------------------------------------------------------------------------------------------
Commercial                                $  580,521      $  503,173      $  357,133      $  313,104      $  311,309
Real estate-construction                      64,798          43,055          49,979          39,484          20,467
Real estate-mortgage                         747,515         674,357         610,846         577,266         503,168
Consumer installment and other loans         238,562         191,982         209,349         217,206         256,923
--------------------------------------------------------------------------------------------------------------------
   TOTAL LOANS                            $1,631,396      $1,412,567      $1,227,307      $1,147,060      $1,091,867
====================================================================================================================

Percentage of loans by category to
 total loans:                                                            December 31
                                                1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------
Commercial                                     35.58%          35.62%          29.10%          27.30%          28.51%
Real estate-construction                        3.97%           3.05%           4.07%           3.44%           1.88%
Real estate-mortgage                           45.83%          47.74%          49.77%          50.32%          46.08%
Consumer installment and other loans           14.62%          13.59%          17.06%          18.94%          23.53%
---------------------------------------------------------------------------------------------------------------------
   TOTAL LOANS                                100.00%         100.00%         100.00%         100.00%         100.00%
=====================================================================================================================

Commercial loans increased $77.35 million or 15.4% to $580.52 million during 1999 and $146.04 million or 40.9% in 1998 to $503.17 million. In addition to $11.09 million of commercial loans added through the merger with Peoples, the growth in 1999 was the result of Area's effort to attract small to medium-sized businesses in various industries within its primary market area. The loan mix within the commercial loan portfolio is diverse and covers a broad range of borrowers. The portfolio includes loans secured by real estate as well as other business assets. As a matter of policy, loan concentrations within a particular industry or borrower are continuously monitored and controlled.

The real estate loan portfolio consists largely of loans secured by residential real estate. As of December 31, 1999 and 1998 the real estate portfolio totaled $812.31 million or 49.8% of total loans and $717.41 million or 50.8% of total loans, respectively. Excluding $76.23 million of real estate loans added through the merger with Peoples, total real estate loans grew $18.67 million, or 2.6%, from year-end 1998 to 1999, largely as a result of Area's effort to attract high-quality real estate loans. During both 1999 and 1998 Area experienced a significant increase in refinancings as a result of the desire of residential real estate customers to obtain long-term fixed rate loans. Area was able to meet this demand by selling these fixed rate loans and retaining the servicing, thus providing a stable source of non-interest income.

Consumer loans increased $46.58 million or 24.3% to $238.56 million in 1999 after decreasing $17.37 million or 8.3% in 1998 to $191.98 million. Excluding $11.90 million of consumer loans added through the merger with Peoples, consumer loans increased $34.68 million, or 18.1%. Consumer loans represented 14.6% of total loans on December 31, 1999 and 13.6% as of December 31, 1998. The increase during 1999 was the result of Area's effort to expand its consumer lending into markets within the Commonwealth of Kentucky that had not previously been serviced by one of the affiliated banks. The consumer loan portfolio consists of loans made to individuals for automobiles, personal needs and second mortgages.

In addition to the loan portfolio discussed above, Area serviced loans for others of approximately $318.55 million, $247.93 million and $149.20 million at December 31, 1999, 1998 and 1997, respectively.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                                    [CHART]
                                  Loans by Type
                             (At December 31, 1999)


             ALLOWANCE FOR LOAN LOSSES AND PROVISION FOR LOAN LOSSES

Each of Area's affiliate banks provide an amount for expected loan losses as an expense. This amount is called the provision for loan losses and increases the allowance for loan losses. Actual losses on loans are charged against the allowance for loan losses. The allowance for loan losses at December 31, 1999, was $23.06 million or 1.41% of loans outstanding compared to $21.65 million and 1.53% of loans outstanding at the end of 1998. The allowance for loan losses equaled 1,114.8% and 851.1% of nonperforming loans as of December 31, 1999 and 1998, respectively. As a percentage of under performing assets (defined and discussed in the following section), the allowance for loan losses totaled 1,015.2% on December 31, 1999 and 513.2% as of December 31, 1998. This increase was largely the result of $1.86 million added to Area's allowance for loan losses as a result of the merger with Peoples and a reduction in underperforming assets from $4.22 million on December 31, 1998 to $2.27 million on December 31, 1999. The adequacy of the allowance for loan losses is monitored on a quarterly basis and is based on management's evaluation of several key factors, including: the quality of the current portfolio, current national and local economic conditions, concentrations in loan types, evaluation of problem loans, and a review of historical charge-off and recovery experience.

The provision for loan losses during 1999 was $736 thousand compared to $1.63 million in 1998 and $3.27 million in 1997. The decrease in the provision over the past three years reflects the improvement in the loan portfolio, as indicated by the reduction in total underperforming assets shown in the table included with the discussion of underperforming assets in the following section.

Charge-offs, net of recoveries, increased slightly to $1.19 million during 1999 from $1.00 million in 1998. Net charge-offs as a percent of average loans outstanding were 0.08%, 0.08% and 0.17% during 1999, 1998 and 1997, respectively. This ratio during 1999 was at an historically low level and may increase in the future.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

The table below presents a summary analysis of loan loss experience for the most recent five years with details found in Table 4 on page 26. Additionally, Table 5 on page 27 shows the allocation of the allowance for loan losses.


  LOAN LOSS EXPERIENCE
  (In thousands, except percentages)                              Year Ended December 31
                                            1999            1998            1997            1996            1995
----------------------------------------------------------------------------------------------------------------
  Beginning allowance for loan
     losses                          $    21,651     $    19,887     $    18,663     $    17,814     $    16,370
  Additions through acquisitions           1,857           1,137              --              --             554
  Reduction through divestiture               --              --              --         (1,334)              --
  Losses charged off                      (2,509)         (2,679)         (3,647)         (4,611)         (5,396)
  Recoveries of losses charged off         1,320           1,678           1,600           1,945           1,462
  Provision for loan losses                  736           1,628           3,271           4,849           4,824
----------------------------------------------------------------------------------------------------------------
  ENDING ALLOWANCE FOR LOAN LOSSES   $    23,055     $    21,651     $    19,887     $    18,663     $    17,814
================================================================================================================
  Loans outstanding at
     December 31                     $ 1,631,396     $ 1,412,567     $ 1,227,307     $ 1,147,060     $ 1,091,867
  Average loans for the year           1,543,221       1,256,499     $ 1,189,975     $ 1,123,900     $ 1,048,093
  Allowance as a percentage of
     year-end loans                         1.41%           1.53%           1.62%           1.63%           1.63%
  Allowance as a percentage of
     average loans                          1.49%           1.72%           1.67%           1.66%           1.70%
  Net charge-offs as a percentage
     of average loans                       0.08%           0.08%           0.17%           0.24%           0.38%
  Provision as a percentage
     of average loans                       0.05%           0.13%           0.27%           0.43%           0.46%
  Allowance as a percentage of
     underperforming assets              1,015.2%          513.2%          371.9%          364.9%          315.7%
-----------------------------------------------------------------------------------------------------------------

                             UNDERPERFORMING ASSETS

Underperforming assets consist of: 1) nonaccrual loans on which the ultimate collectibility of the full amount of interest is uncertain, 2) loans past due 90 days or more as to principal or interest, and 3) other real estate owned.
A summary of underperforming assets at December 31 follows:

  Underperforming Assets
  (In thousands)                                              December 31
                                          1999        1998        1997        1996        1995
----------------------------------------------------------------------------------------------
  Nonaccrual loans                      $1,078      $1,787      $2,173      $2,727      $3,559
  Loans contractually past due 90
     days or more as to interest or
     principal payments and still
     accruing                              990         757       1,789       1,217         899
----------------------------------------------------------------------------------------------
     Total nonperforming loans           2,068       2,544       3,962       3,944       4,458
  Other real estate owned                  203       1,675       1,386       1,171       1,185
----------------------------------------------------------------------------------------------
     Total underperforming assets       $2,271      $4,219      $5,348      $5,115      $5,643
==============================================================================================


Underperforming assets as a percentage of total loans and other real estate owned were 0.14% on December 31, 1999, a decrease from 0.30% on December 31, 1998. The decrease in underperforming assets during 1999 reflects the strong local economies of the affiliated banks. The ratio of underperforming assets to total loans was at an historically low level on December 31, 1999 and may increase in the future.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

Other real estate owned, which is carried at the lower of cost or fair market value, represents real estate which Area or one of its affiliated banks has acquired in partial or total satisfaction of loans. Other real estate owned decreased to $203 thousand on December 31, 1999 from $1.68 million as of December 31, 1998.

Management is not aware of any material amounts of loans outstanding where there is significant uncertainty as to the ability of the borrower to comply with the terms of the loan that have not been included in the table above. In addition, as of December 31, 1999, there were no significant other interest-earning assets classified as nonperforming or past due 90 days or more.

                                    DEPOSITS

Total deposits increased $19.92 million to $1.71 billion at December 31, 1999, compared to $1.69 billion a year earlier. Excluding deposits added as a result of the merger with Peoples, deposits declined $126.28 million or 7.5%. Non-interest-bearing deposits, excluding deposits acquired through the merger with Peoples, declined $2.94 million or 1.2% to $264.95 million during the year. The desire by Area's customers to receive interest on excess non-interest-bearing deposits has resulted in funds being moved into alternative investments. Interest-bearing deposits, excluding deposits acquired through the merger with Peoples, declined $123.34 million or 8.6% to $1.45 billion during 1999. Area chose not to aggressively bid for interest-bearing deposits as rates moved up in the second half of 1999. This strategy had a positive impact on Area's net interest margin, but resulted in interest-bearing deposit outflows.

In 1998, total deposits increased $258.73 million to $1.69 billion compared to $1.43 billion at year-end 1997. Excluding deposits acquired as a result of the acquisition of NationsBank, deposits grew $146.14 million or 10.2%. The increase in 1998 was the result of increases totaling $203.56 million in interest-bearing and $55.17 million increase in non-interest-bearing deposits.

Interest-earning assets are funded primarily by core deposits which serve as the principal source of funds available for lending and investing activities. Total deposits averaged $1.74 billion in 1999 and represented 83.1% of average earning assets compared to $1.51 billion and 84.4% in 1998.

The average amount and average rate paid on deposits classified as non-interest-bearing demand, interest-bearing demand, savings and time deposits is presented on table 6 on page 28.

                            [CHART] Deposits by Type

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                                OTHER BORROWINGS

Area's primary source of funding for earning assets is customers' deposits; however outside sources are also used. These outside sources include: federal funds purchased and securities sold under agreements to repurchase which include short-term borrowings from commercial customers as part of a cash management service, notes payable to the U.S. Treasury that are short-term borrowings in connection with treasury, tax and loan deposits, Federal Home Loan Bank advances which generally include intermediate-term borrowings by Area's affiliate banks that are members of the Federal Home Loan Bank, and other borrowings. These other borrowings totaled $338.05 million on December 31, 1999 and $170.72 million on December 31, 1998, an increase of $167.33 million or 98.0%. Average other borrowings as a percentage of average earning assets increased from 9.24% in 1998 to 10.8% in 1999. Management does not rely on any one source of liquidity and has managed other borrowings in response to different factors such as cost, term and conditions of the loan. The table below presents the average borrowings for 1999 and 1998. Table 7 on page 29 provides additional information for 1999 and 1998 relative to year-end balances, average balances, maximum amount outstanding and weighted average interest rates paid on other borrowings.


  AVERAGE OTHER BORROWINGS
  (In thousands)                                    1999            1998          CHANGE
--------------------------------------------------------------------------------------------
  Federal funds purchased and securities sold
     under agreements to repurchase            $  150,639      $    96,310       $    54,329
  Advances from the Federal Home Loan Bank         63,833           53,998             9,835
  Notes payable to U.S. Treasury                    6,875            7,002             (127)
  Other borrowings                                  4,384            7,895           (3,511)
--------------------------------------------------------------------------------------------
     TOTAL                                     $  225,731      $   165,205       $    60,526
============================================================================================

                                CAPITAL RESOURCES

Area maintains a level of capital that provides a solid foundation for anticipated future asset growth while promoting depositor and investor confidence. Capital management is a continuous process. This process has enabled Area to profitably expand its balance sheet while maintaining capital ratios that exceed minimum requirements.

Area's total shareholders' equity increased $28.75 million or 12.1% to $266.96 million at December 31, 1999, compared to $238.21 million at December 31, 1998. The growth was due largely to the retention of $34.90 million of net income after paying dividends totaling $3.36 million and the issuance of 1.30 million shares of common stock in conjunction with the merger with Peoples which increased shareholders' equity by $13.63 million. As an offset, accumulated other comprehensive income declined $7.02 million during 1999 primarily as a result of the sale of available for sale securities.

During 1999, Area repurchased 565 thousand shares of its common stock at an average price of $25.57 per share in the open market and through unsolicited negotiated transactions. These shares represent the total shares repurchased under the 100 thousand-share and the 5% repurchase programs approved by the Board of Directors in 1998 and 1999, respectively.

                                    Area Bancshares Corporation and Subsidiaries

Banking industry regulators have defined capital requirements for banks and bank holding companies. Area's tier 1 and total risk-based capital ratios as of December 31, 1999 totaled 12.60% and 13.86%, respectively, which were well above the minimum requirements of 4.00% for tier 1 and 8.00% for total risk-based capital. Comparative percentages for tier 1 and total risk-based capital ratios as of December 31, 1998 were 11.82%. and 13.08% Regulatory authorities have also established a minimum "leverage" ratio of 4.00%, which has been defined as tier 1 equity to average quarterly assets. At December 31, 1999, Area's leverage ratio was 9.32%, compared to 8.29% a year earlier.

Note 14 to the Consolidated Financial Statements provides information concerning the capital ratios of Area's most significant subsidiary.

The following table provides Area's capital ratios and regulatory requirements as of December 31, 1999 and 1998:



----------------------------------------------------------------------------------------------------
     CAPITAL RATIOS                             DECEMBER 31                     REGULATORY
                                             1999         1998             CAPITAL REQUIREMENTS
----------------------------------------------------------------------------------------------------
                                                                            Well          Minimum
                                                                         Capitalized    Requirements
----------------------------------------------------------------------------------------------------

     Leverage ratio                          9.32%        8.29%            5.00%          4.00%
     Tier 1 risk-based capital ratio        12.60%       11.82%            6.00%          4.00%
     Total risk-based capital ratio         13.86%       13.08%           10.00%          8.00%
----------------------------------------------------------------------------------------------------

At December 31, 1999 Area's book value per share was $16.17, an increase of $0.97 or 6.4% from $15.20 at December 31, 1998. The increase was primarily the result of the retention of 1999 earnings less dividends paid which was partially off-set by a decrease in accumulated other comprehensive income. Net unrealized gains on securities available for sale comprised all of the accumulated other comprehensive income as of December 31, 1999 and 1998 which decreased largely as a result of the sale of securities in 1999.

During January 1999, Area completed its merger with Peoples Bancorp of Winchester by exchanging 1.30 million common shares for all 75 thousand shares of Peoples. The transaction was accounted for using the pooling-of-interests method of accounting.

                                    [GRAPH]

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                           ASSET-LIABILITY MANAGEMENT

Asset-liability management encompasses both the maintenance of adequate liquidity and the management of interest rate risk. The goal of liquidity management is to provide adequate funds to meet loan demand and any potential unexpected deposit withdrawals. This goal is accomplished by consistent core deposit growth, holding adequate liquid assets in the form of securities, and maintaining unused capacity to borrow funds. The objective of interest rate risk management is to provide the optimal level of net interest income, while managing exposure to risks associated with interest rate movements. This objective is accomplished through management of Area's balance sheet during changing interest rate environments.

                                    LIQUIDITY

At December 31, 1999, Area had approximately $182.00 million of cash and due from banks, securities and other short-term investments maturing or repricing within one year compared to $244.99 million as of a year earlier.

Core deposits have historically provided Area with a major source of stable and relatively low-cost funding. Secondary sources include federal funds purchased, securities sold under agreements to repurchase, notes payable to the U.S. Treasury, advances from the Federal Home Loan Bank and other borrowings. Average core deposits funded 83.1% of average earning assets during 1999 and 84.4% during 1998. When average shareholders' equity is added to core deposits, the percentage of average earning assets funded with stable sources totaled 95.8% during 1999 and 96.3% in 1998.

In the normal course of business, the affiliated banks as well as Area establish lines of credit for short-term borrowings for the management of daily liquidity needs. At December 31, 1999, the unused lines of credit aggregated $325.00 million.

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

Management views computer simulations as a more relevant measurement of the impact of changes in interest rates on net interest income, and hence net income, than other techniques that use interest rate sensitivity gap analysis. Area uses a net income simulation model to measure near-term (next 12 months) risk due to changes in interest rates. The model incorporates substantially all of Area's assets and liabilities, together with forecasted changes in the balance sheet mix and assumptions that reflect the current interest rate environment. Balance sheet changes are based on forecasted changes in loans, securities and deposits as well as historical pricing spreads. The model is updated at least quarterly with the current balance sheet structure and the current forecast of expected balance sheet changes. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or exactly predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing and amount of interest rate changes as well as changes in market conditions and management strategies. Management uses the model to simulate the effect of immediate and sustained parallel shifts upward and downward in the yield curve of 100 basis points (1.00%) and 200 basis points (2.00%).

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES


Area's interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. Area's management monitors and manages interest rate risk to maintain an acceptable level of change to net interest income as a result of changes in interest rates.

The following table illustrates the simulation analysis, using the methodology described above, of the impact of a 100 and 200 basis point upward and downward movement in interest rates on net income and earnings per share.


INTEREST RATE SIMULATION SENSITIVITY ANALYSIS
(In thousands, except per share data)

                                                                                  MOVEMENTS IN INTEREST RATES FROM
                                                                                       DECEMBER 31, 1999 RATES
                                                                               INCREASE                      DECREASE
Simulated impact in the next 12 months                                         --------                      --------
   compared with December 31, 1999                                     +200 bp        +100 bp        -100 bp        -200 bp
                                                                     -----------    -----------    -----------    -----------
Net income increase (decrease)                                       $     4,611    $     2,633    $    (2,970)   $    (6,089)
Net income per share-basic increase (decrease)                       $      0.27    $      0.16    $     (0.18)   $     (0.36)
Net income per share-diluted increase (decrease)                     $      0.27    $      0.15    $     (0.17)   $     (0.36)

Given an immediate and sustained parallel shift upward of 200 basis points to the yield curve used in the simulation model, it is estimated that Area's net income would increase by $4.61 million or 12.1% over the next year. Estimated earnings per share would increase by $0.27 or 12.1% over this same period. A 200 basis point immediate and sustained parallel shift downward in the yield curve would decrease net income by an estimated $6.09 million or 8.1% over one year while decreasing earnings per share $0.36 or 16.1%. All of the above changes in net income are within the policy guidelines established by the Board of Directors.

In order to assist in reducing the exposure to interest rate fluctuations and manage liquidity, Area sells virtually all long-term fixed-rate, single-family residential mortgages that it originates. These loans are underwritten according to Federal Home Loan Mortgage Corporation or Fannie Mae guidelines and are sold upon origination. In addition to the use of core deposits, which fund the primary portion of earning assets, Area's affiliate banks borrow from the Federal Home Loan Bank to provide funds within time frames that are not available or are only available at higher costs through retail sources. Finally, management continually evaluates other interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective, and therefore minimizes the use of derivatives except in limited circumstances. As of December 31, 1999, Area had entered into interest rate swap contracts with notional amounts outstanding of $53.46 million. Note 19 to the Consolidated Financial Statements provides additional details of off-balance sheet financial instruments.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                       IMPACT OF NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge against exposure to changes in fair values, cash flows or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Area must adopt SFAS No. 133 (as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133") by January 1, 2001, however early adoption is permitted. On adoption, the provisions of SFAS No. 133 must be applied prospectively. Area has not determined the impact that SFAS No. 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of adoption.

                           FORWARD-LOOKING STATEMENTS

Statements contained in this Annual Report and the exhibits hereto which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). In addition, statements in future filings by Area with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Area which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; (2) statements of plans and objectives of Area or its management or Board of Directors, including those relating to products or services; (3) statements of future economic performance; and (4) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

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

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 1

SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME, AND INTEREST RATES

      The following summarizes the average consolidated balance sheets by major type of account, the interest earned and interest paid, and the average yields and average rates paid for each of the three years ended December 31:


                                                       1999                         1998                           1997
                                                     INTEREST                     INTEREST                       INTEREST
(IN THOUSANDS, EXCEPT                     AVERAGE     INCOME   YIELD/  AVERAGE     INCOME   YIELD/    AVERAGE     INCOME     YIELD/
 PERCENTAGES)                             BALANCE   OR EXPENSE  RATE   BALANCE   OR EXPENSE  RATE     BALANCE   OR EXPENSE    RATE
                                          -------   ---------- -----   -------   ---------- -----     -------   ----------   -----
Earning assets:
  Interest-bearing
   deposits with banks                  $    6,878   $    363  5.28%  $    7,441  $    398     5.35%    $ 5,296    $  293     5.53%
  Federal funds sold                        20,858        980  4.70%      58,258     3,070     5.27%     19,296     1,034     5.36%
  Securities (1)
   Taxable                                 373,905     19,221  5.14%     333,951    18,652     5.59%    321,888    19,533     6.07%
   Tax exempt                              145,922     12,418  8.51%     132,508    11,757     8.87%    120,524    10,407     8.63%
  Loans (2) and (3)                      1,543,221    130,683  8.47%   1,256,499   113,857     9.06%  1,189,975   111,486     9.37%
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL EARNING ASSETS                   2,090,784    163,665  7.83%   1,788,657   147,734     8.26%  1,656,979   142,753     8.62%
----------------------------------------------------------------------------------------------------------------------------------
Non-earning assets
  net of allowance for
  loan losses                              167,636         --    --      123,329        --       --     112,384        --       --
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL ASSETS                          $2,258,420   $163,665    --   $1,911,986  $147,734       --  $1,769,363  $142,753       --
==================================================================================================================================

  Interest-bearing liabilities:
  Interest-bearing demand
   deposits                               $296,464     $7,886  2.66%    $237,753    $7,424     3.12% $  241,637  $  6,817     2.82%
  Savings deposits                         402,240     11,374  2.83%     327,687     9,908     3.02%    258,859     8,383     3.24%
  Time deposits                            795,624     39,775  5.00%     759,503    41,767     5.50%    708,155    38,862     5.49%
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL INTEREST-BEARING
  DEPOSITS                               1,494,328     59,035  3.95%   1,324,943    59,099     4.46%  1,208,651    54,062     4.47%
----------------------------------------------------------------------------------------------------------------------------------
  Federal funds purchased
   and securities sold under
   agreements to repurchase                150,639      6,632  4.40%      96,310     4,637     4.81%    107,324     5,520     5.14%
  Notes payable to the U.S.
   Treasury                                  6,875        329  4.79%       7,002       390     5.57%     10,990       607     5.52%
  Advances from the Federal
   Home Loan Bank and
   other borrowings                         68,217      4,342  6.36%      61,893     3,764     6.08%     56,137     3,454     6.15%
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL INTEREST-BEARING
  LIABILITIES                            1,720,059     70,338  4.09%   1,490,148    67,890     4.55%  1,383,102    63,643     4.60%
----------------------------------------------------------------------------------------------------------------------------------
Non-Interest-bearing
  liabilities:
  Demand deposits                          243,277         --    --      185,391        --       --     176,438        --       --
  Other liabilities                         29,315         --    --       23,410        --       --      26,039        --       --
Shareholders' equity                       265,769         --    --      213,037        --       --     183,784        --       --
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND
  SHAREHOLDERS'
  EQUITY                                $2,258,420         --    --   $1,911,986        --       --  $1,769,363        --       --
==================================================================================================================================

Net interest spread (4)                                    --  3.74%                    --     3.71%                   --     4.02%
Impact of non-interest
 bearing sources and other
 changes in balance sheet
 composition                                               --  0.72%                    --     0.75%                   --     0.75%

NET INTEREST INCOME AND
 MARGIN (5)                                           $93,327  4.46%               $79,844     4.46%             $ 79,110     4.77%
==================================================================================================================================

(1) Yields on municipal securities have been computed on a tax equivalent basis. The federal income tax rate used was 35% for all years.
(2) Nonaccrual loan balances are included. Loan interest income computed on a tax equivalent basis using 35% for all years. (3) Includes loan fees which are not material. (4) Net interest spread is the difference between the average rate of interest earned on interest-earning assets and the average rate of interest expense on interest-bearing liabilities. (5) Net interest margin is net interest income divided by interest-earning assets.

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES

Table 2

SUMMARY OF CHANGES IN NET INTEREST INCOME

       The following table shows the changes in interest income and interest expense due to changes in volume and changes in rate for each of the two years ended December 31, 1999 and 1998:

                                                                1999 vs 1998                              1998 vs 1997
                                                   -------------------------------------       ------------------------------------
                                                    TOTAL            VARIANCE DUE TO:          TOTAL            VARIANCE DUE TO:
(In thousands)                                      CHANGE         VOLUME         RATE*        CHANGE         VOLUME         RATE*
                                                   --------       --------       -------       -------       --------       -------

Interest Income:
  Loans (1)                                        $ 16,827       $ 24,658       $(7,831)      $ 2,371       $  6,106       $(3,735)
  Investment securities (1)                           1,229          3,281        (2,052)          469          1,769        (1,300)
  Federal funds sold                                 (2,090)        (2,154)           64         2,036          2,053           (17)
  Interest-bearing deposits with banks                  (35)           (30)           (5)          105            115           (10)
                                                   --------       --------       -------       -------       --------       -------
     TOTAL INTEREST INCOME                           15,931         25,755        (9,824)        4,981         10,043        (5,062)
                                                   --------       --------       -------       -------       --------       -------
Interest Expense:
  Interest-bearing demand deposits                      462          2,003        (1,541)          607           (111)          718
  Savings deposits                                    1,466          2,140          (674)        1,525          2,111          (586)
  Time deposits                                      (1,995)         1,924        (3,916)        2,905          2,824            81
  Federal funds purchased and securities
   sold under an agreement to repurchase              1,992          2,641          (646)         (880)          (456)         (424)
  Notes payable to the U.S. Treasury                    (61)            (7)          (54)         (217)          (222)            5
  Advances from the Federal Home
   Loan Bank and other borrowings                       578            513            65           307            249            58
                                                   --------       --------       -------       -------       --------       -------
     TOTAL INTEREST EXPENSE                           2,448          9,214        (6,766)        4,247          4,395          (148)
                                                   --------       --------       -------       -------       --------       -------

     NET INTEREST INCOME                           $ 13,483       $ 16,541       $(3,058)      $   734       $  5,648       $(4,914)
                                                   ========       ========       =======       =======       ========       =======

(1)      Taxable equivalent basis.
         *Changes in interest income and interest expense not arising solely from rate or volume variances are allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


TABLE 3

MATURITIES AND AVERAGE YIELDS OF SECURITIES AS OF DECEMBER 31, 1999

         The carrying amount, maturities, and average yields are summarized as follows:

AVAILABLE FOR SALE SECURITIES


                                                                DECEMBER 31, 1999
                          ---------------------------------------------------------------------------------------------------------
                                                   AFTER ONE             AFTER FIVE
(In thousands,             WITHIN ONE YEAR      THROUGH FIVE YEARS     THROUGH TEN YEARS     AFTER TEN YEARS            TOTAL
except percentages)        AMOUNT    YIELD       AMOUNT     YIELD      AMOUNT     YIELD       AMOUNT    YIELD     AMOUNT     YIELD
U.S. Treasury             $ 9,511     6.08%     $  4,956     5.71%     $    --       --     $    --        --     $ 14,467    5.95%
U.S. Government
  agencies                 57,108     5.54%      127,879     5.82%       4,993     7.12%         --        --      189,980    5.77%
Obligations of states
  and political
  subdivisions (1)             --       --           895     6.62%       4,389     7.56%     18,536      7.73%      23,820    7.66%
Mortgage-backed
  securities                2,031     6.06%        8,944     6.39%      53,458     6.38%      7,703      5.49%      72,136    6.28%
Other securities            5,045     5.01%           --       --           --       --          --        --        5,045    5.01%
Equity securities              --       --            --       --           --       --      58,179      0.91%      58,179    0.91%
----------------------------------------------------------------------------------------------------------------------------------
       Total              $73,695     5.59%     $142,674     5.86%     $62,840     6.52%    $84,418      2.83%    $363,627    5.22%
==================================================================================================================================


HELD TO MATURITY SECURITIES

                                                                DECEMBER 31, 1999
                          -------------------------------------------------------------------------------------------------------
                                                 AFTER ONE             AFTER FIVE
(In thousands,             WITHIN ONE YEAR    THROUGH FIVE YEARS     THROUGH TEN YEARS     AFTER TEN YEARS            TOTAL
except percentages)        AMOUNT    YIELD     AMOUNT     YIELD      AMOUNT     YIELD       AMOUNT    YIELD     AMOUNT     YIELD
Obligations of
  states and
  political
  subdivisions (1)         $3,701     9.75%    $19,045    9.47%      $38,743    8.77%      $67,600    8.03%     $129,089   8.51%
-------------------------------------------------------------------------------------------------------------------------------
     TOTAL                 $3,701     9.75%    $19,045    9.47%      $38,743    8.77%      $67,600    8.03%     $129,089   8.51%
===============================================================================================================================

(1) Yield on tax-exempt securities is computed on a fully taxable-equivalent basis using a marginal income tax rate of 35%.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

TABLE 4

SUMMARY OF LOAN LOSS EXPERIENCE

         The following is an analysis of the allowance for loan losses for the years ended December 31:

                                                                YEAR ENDED DECEMBER 31
                                  -------------------------------------------------------------------------------
(In thousands, except
    percentages)                      1999            1998             1997              1996             1995
Beginning allowance
    for loan losses               $   21,651      $    19,887       $   18,663      $    17,814       $   16,370
Additions through
    acquisitions                       1,857            1,137               --               --              554
Reduction through
    divestiture                           --               --               --           (1,334)              --
Charge-offs:
    Commercial                           635              589              909            1,124            2,452
    Real estate                          314              132              210               72              385
    Consumer                           1,560            1,958            2,528            3,415            2,559
----------------------------------------------------------------------------------------------------------------

      TOTAL CHARGE-OFFS                2,509            2,679            3,647            4,611            5,396
================================================================================================================

Recoveries:
    Commercial                           387              804              721            1,017              937
    Real estate                          204              174              182              117              104
    Consumer                             729              700              697              811              421
----------------------------------------------------------------------------------------------------------------

      TOTAL RECOVERIES                 1,320            1,678            1,600            1,945            1,462
================================================================================================================

Net charge-offs (recoveries):
    Commercial                           248             (215)             188              107            1,515
    Real estate                          110              (42)              28              (45)             281
    Consumer                             831            1,258            1,831            2,604            2,138
----------------------------------------------------------------------------------------------------------------

      TOTAL NET CHARGE-OFFS            1,189            1,001            2,047            2,666            3,934
================================================================================================================

PROVISION FORLOAN LOSSES                 736            1,628            3,271            4,849            4,824
================================================================================================================
ENDING ALLOWANCE FOR
    LOAN LOSSES                   $   23,055      $    21,651       $   19,887      $    18,663       $   17,814
================================================================================================================

Average loans for the
     year                         $1,543,221      $ 1,256,499       $1,189,975      $ 1,123,900       $1,048,093
Allowance as a percentage
    of year-end loans                   1.41%            1.53%            1.62%            1.63%            1.63%
Allowance as a percentage
    of average loans                    1.49%            1.72%            1.67%            1.66%            1.70%
Net charge-offs as a
    percentage of average
    loans                               0.08%            0.08%            0.17%            0.24%            0.38%
Allowance as a percentage
    of underperforming assets        1,015.2%           513.2%           371.9%           364.9%           315.7%

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


(In thousands, except percentages)                            YEAR ENDED DECEMBER 31
                 -----------------------------------------------------------------------------------------------------------------
                         1999                   1998                    1997                   1996                   1995
                 ----------------------  ---------------------  ---------------------- ---------------------- --------------------
                 ALLOWANCE    PERCENT    ALLOWANCE   PERCENT    ALLOWANCE    PERCENT   ALLOWANCE    PERCENT    ALLOWANCE   PERCENT
                  FOR LOAN  OF LOANS TO  FOR LOAN  OF LOANS TO   FOR LOAN  OF LOANS TO  FOR LOAN  OF LOANS TO  FOR LOAN  OF LOANS TO
                  LOSSES    TOTAL LOANS   LOSSES   TOTAL LOANS    LOSSES   TOTAL LOANS   LOSSES   TOTAL LOANS   LOSSES   TOTAL LOANS
Commercial        $ 6,567      35.58%    $ 6,553     35.62%     $ 6,226      29.10%    $ 4,212      27.30%    $ 4,461       28.51%
Real estate         6,716      49.80%      6,459     50.79        5,460      53.84       5,160      53.76       3,134       47.96
Consumer            3,126      14.62%      3,850     13.59        5,873      17.06       5,546      18.94       6,088       23.53
Unallocated         6,646        N/A       4,789       N/A        2,328        N/A       3,745        N/A       4,131         N/A
---------------------------------------------------------------------------------------------------------------------------------
ENDING ALLOWANCE
FOR LOAN LOSSES   $23,055     100.00%    $21,651    100.00%     $19,887     100.00%    $18,663     100.00%    $17,814      100.00%
=================================================================================================================================

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

TABLE 6

DEPOSIT INFORMATION

         Information relative to the average balances, average rates, year-end balances, and the changes from 1998 to 1999 are presented below:


                                                                                AMOUNT/RATE
(In thousands, except percentages)      1999                 1998                 CHANGE
                                     ----------           ----------           -------------
Non-Interest-Bearing Demand
         Average Balance             $  243,277           $  185,391           $  57,886
         Average Rate                        --                   --                  --
         Year-End Balance               264,951              251,950              13,001

Interest-Bearing Demand
         Average Balance                296,464              237,753              58,711
         Average Rate                      2.66%                3.12%              (0.46)%
         Year-End Balance               294,705              285,102               9,603

Savings Deposits
         Average Balance                402,240              327,687              74,553
         Average Rate                      2.83%                3.02%              (0.19)%
         Year-End Balance               397,927              358,511              39,416

Time Deposits
         Average Balance                795,624              759,503              36,121
         Average Rate                      5.00%                5.50%              (0.50)%
         Year-End Balance               754,199              796,301             (42,102)

Total Deposits
         Average Balance              1,737,605            1,510,334             227,271
         Average Rate                      3.40%                3.91%              (0.51)%
         Year-End Balance             1,711,782            1,691,864              19,918

         The maturity of time deposits of $100,000 or more issued by Area at December 31, 1999 is summarized in the following table:



                                     TIME DEPOSITS OF $100,000
                                              OR MORE
                                         DECEMBER 31, 1999
                                     -------------------------
(IN THOUSANDS)
Three months or less                         $ 78,169
Over three through twelve months               74,236
Over twelve months                             28,559
                                             --------
             TOTAL                           $180,964
                                             ========

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

TABLE 7

OTHER BORROWING INFORMATION

         Information relative to federal funds purchased and securities sold under agreements to repurchase, notes payable to the U.S. Treasury, advances from the Federal Home Loan Bank, and other borrowings is presented below:

(In thousands, except percentages)

                                                                                            AMOUNT/RATE
                                                          1999              1998              CHANGE
Federal Funds Purchased and Securities
Sold Under Agreements to Repurchase

Amount outstanding at December 31                       $192,770           $112,548           $ 80,222
Maximum amount outstanding at any month-end              195,921            142,847             53,074
Average amount outstanding during the year               150,639             96,310             54,329
Weighted average interest rate during the year              4.40%              4.81%             (0.41)%

Notes Payable to the U.S. Treasury

Amount outstanding at December 31                         14,934              1,054             13,880
Maximum amount outstanding at any month-end               22,878             22,497                381
Average amount outstanding during the year                 6,875              7,002               (127)
Weighted average interest rate during the year              4.79%              5.57%             (0.78)%

Advances from the Federal Home Loan Bank and Other Borrowings

Amount outstanding at December 31                        130,345             57,124             73,221
Maximum amount outstanding at any month-end              130,345             93,346             36,999
Average amount outstanding during the year                68,217             61,893              6,324
Weighted average interest rate during the year              6.36%              6.08%              0.28%

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

TABLE 8

NON-INTEREST INCOME

Non-interest income as reported, adjusted for non-recurring items and non-interest income attributable to Peoples Bancorp of Winchester.

NON-INTEREST INCOME                                                                             TOTAL EXCLUDING
(In Thousands)                                                    TOTAL          PEOPLES            PEOPLES
                                                                  1999           1999 (2)            1999
---------------------------------------------------------------------------------------------------------------
Commissions and fees on
         fiduciary activities                                   $ 5,322          $     3           $ 5,319
Service charges on deposit
         accounts                                                 9,374              436             8,938
Other service charges,
         commissions and fees                                     5,916              254             5,662
Gains on the sales of loans, net                                  1,266               45             1,221
Other income                                                        846               (1)              847
---------------------------------------------------------------------------------------------------------------
CONTINUING NON-INTEREST INCOME                                   22,724              737            21,987
Securities gains, net                                            21,283                3            21,280
Non-recurring items (1)                                           2,038               --             2,038
---------------------------------------------------------------------------------------------------------------
TOTAL                                                           $46,045          $   740           $45,305
===============================================================================================================


(1) Non-recurring items include a gain on the sale of OREO totaling $1,093 and an insurance settlement of $945.

(2) Includes Peoples which merged with Area in January 1999. See "Mergers and Acquisitions" on page 3 for details



TABLE 9

NON-INTEREST EXPENSE

Non-interest income as reported, adjusted for non-recurring items and non-interest expense attributable to Peoples Bancorp of Winchester.

NON-INTEREST EXPENSE                                                                          TOTAL EXCLUDING
(In thousands)                                                   TOTAL           PEOPLES          PEOPLES
                                                                  1999            1999 (2)          1999
-------------------------------------------------------------------------------------------------------------
Salaries and employee benefits (1)                              $35,276          $1,794          $33,482
Net occupancy expense                                             5,390             142            5,248
Furniture and equipment expense                                   6,162             406            5,756
Federal deposit insurance                                           303             303
Data processing expense (1)                                       5,037             248            4,789
Advertising and community relations                               3,269             104            3,165
Insurance and taxes                                               2,578             174            2,404
Professional fees                                                 3,771             114            3,657
Amortization of intangibles                                       3,562           3,562
Other                                                             9,460             733            8,727
-------------------------------------------------------------------------------------------------------------
SUB-TOTAL                                                        74,808           3,715           71,093
Non-recurring items (1)                                           4,320           4,320
-------------------------------------------------------------------------------------------------------------
TOTAL                                                           $79,128          $3,715          $75,413
=============================================================================================================

(1)      Non-recurring items include merger and acquisition costs.
(2) Includes Peoples which merged with Area in January 1999. See "Mergers and Acquisitions" on page 3 for details.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Area Bancshares Corporation:

We have audited the accompanying consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Area Bancshares Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                        /s/     KPMG LLP
                                        ----------------------
                                                KPMG LLP


Louisville, Kentucky
February 22, 2000

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
                            DECEMBER 31, 1999 AND 1998
                    (AMOUNT IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         1999                  1998
                                                                                     -----------           -----------
ASSETS
Cash and due from banks                                                              $    98,598           $   122,654
Interest bearing deposits with banks                                                       6,010                 8,434
Federal funds sold                                                                            --                14,000
Securities:
    Available for sale (amortized cost $325,884 and $292,394, respectively)              363,627               340,874
    Held to maturity (fair value $129,028 and $124,553, respectively)                    129,089               117,869
                                                                                     -----------           -----------
                  TOTAL SECURITIES                                                       492,716               458,743
                                                                                     -----------           -----------

Mortgage loans held for sale                                                               8,682                14,208

Loans, net of unearned discount                                                        1,631,396             1,412,567
    Less allowance for loan losses                                                        23,055                21,651
                                                                                     -----------           -----------
                  NET LOANS                                                            1,608,341             1,390,916
                                                                                     ===========           ===========

Premises and equipment, net                                                               44,986                41,267
Goodwill and other intangible assets                                                      32,969                34,342
Other assets                                                                              48,219                47,801
                                                                                     -----------           -----------
                  TOTAL ASSETS                                                       $ 2,340,521           $ 2,132,365
                                                                                     ===========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Non-interest-bearing demand                                                    $   264,951           $   251,950
      Interest-bearing demand                                                            294,705               285,102
      Savings                                                                            397,927               358,511
      Certificates of deposit of $100,000 or more                                        180,964               154,965
      Other time                                                                         573,235               641,336
                                                                                     -----------           -----------
                 TOTAL DEPOSITS                                                        1,711,782             1,691,864
                                                                                     ===========           ===========

Federal funds purchased                                                                   74,362                 1,107
Securities sold under agreements to repurchase                                           118,408               111,441
Notes payable to the U.S. Treasury                                                        14,934                 1,054
Advances from the Federal Home Loan Bank                                                 130,210                41,309
Other borrowings                                                                             135                15,815
Accrued expenses and other liabilities                                                    23,726                31,562
                                                                                     -----------           -----------
                  TOTAL LIABILITIES                                                    2,073,557             1,894,152
                                                                                     ===========           ===========

SHAREHOLDERS' EQUITY
Preferred stock, no par value; authorized 500,000 shares; none issued                                               --
Common stock, no par value; authorized 50,000,000 shares; issued and
outstanding: 1999, 16,512,809; 1998, 15,669,729                                           28,449                24,397
Paid-in capital                                                                           35,632                35,632
Retained earnings                                                                        178,911               147,474
Deferred compensation on restricted stock                                                   (455)                 (612)
ESOP and MRP loan obligations                                                                (95)                 (216)
Accumulated other comprehensive income                                                    24,522                31,538
                                                                                     -----------           -----------
                  TOTAL SHAREHOLDERS' EQUITY                                             266,964               238,213

Commitments and contingent liabilities
                                                                                     -----------           -----------
                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 2,340,521           $ 2,132,365
                                                                                     ===========           ===========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                  (AMOUNTS IN THOUSANDS, EXCEPT PERSHARE DATA)

                                                                        1999              1998              1997
                                                                      --------          --------          --------
INTEREST INCOME:
    Loans, including fees                                             $130,682          $113,857          $111,486
    Interest bearing deposits with banks                                   363               398               293
    Federal funds sold                                                     980             3,070             1,034
    Taxable securities                                                  19,221            18,652            19,533
    Tax exempt securities                                                7,999             7,599             6,903
                                                                      --------          --------          --------
           TOTAL INTEREST INCOME                                       159,245           143,576           139,249
                                                                      ========          ========          ========

INTEREST EXPENSE:
    Deposits                                                            59,035            59,099            54,062
    Federal funds purchased and securities sold under
           agreements to repurchase                                      6,632             4,640             5,520
    Advances from the Federal Home Loan Bank                             3,927             3,517             3,090
    Other borrowings                                                       744               634               971
                                                                      --------          --------          --------
           TOTAL INTEREST EXPENSE                                       70,338            67,890            63,643
                                                                      ========          ========          ========

           NET INTEREST INCOME                                          88,907            75,686            75,606

    Provision for loan losses                                              736             1,628             3,271
                                                                      --------          --------          --------
           NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          88,171            74,058            72,335
                                                                      ========          ========          ========

NON-INTEREST INCOME:
    Commissions and fees on fiduciary activities                         5,322             4,852             4,264
    Service charges on deposit accounts                                  9,374             7,548             6,675
    Other service charges, commissions and fees                          5,916             6,283             5,036
    Securities gains (losses), net                                      21,283               108                21
    Gains on sales of loans, net                                         1,266             3,404             1,374
    Other income                                                         2,884               410               952
                                                                      --------          --------          --------
           TOTAL NON-INTEREST INCOME                                    46,045            22,605            18,322
                                                                      ========          ========          ========

NON-INTEREST EXPENSES:
    Salaries and employee benefits                                      35,340            30,935            29,133
    Net occupancy expense                                                5,390             4,117             4,074
    Furniture and equipment expense                                      6,162             4,273             4,488
    Federal deposit insurance                                              303               253               238
    Data processing expense                                              5,293             4,062             3,215
    Other                                                               26,640            21,101            20,209
                                                                      --------          --------          --------
           TOTAL NON-INTEREST EXPENSES                                  79,128            64,741            61,357
                                                                      ========          ========          ========

    Income before income tax expense                                    55,088            31,922            29,300
    Income tax expense                                                  16,829             9,296             8,491
                                                                      --------          --------          --------
           NET INCOME                                                 $ 38,259          $ 22,626          $ 20,809
                                                                      ========          ========          ========

NET INCOME PER COMMON SHARE:
                       BASIC                                          $   2.28          $   1.45          $   1.35
                                                                      ========          ========          ========
                       DILUTED                                        $   2.24          $   1.42          $   1.33
                                                                      ========          ========          ========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                   YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                        1999              1998              1997

Net income                                                            $38,259            $22,626          $20,809

Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities
      available for sale:
      Unrealized holding gains (losses) arising
          during the period                                             6,818             20,100            7,962
      Less reclassification adjustment for
          gains included in net income                                 13,834                 70               14
                                                                      -------            -------          -------

Other comprehensive income                                             (7,016)            20,030            7,948
                                                                      -------            -------          -------

COMPREHENSIVE INCOME                                                  $31,243            $42,656          $28,757
                                                                      =======            =======          =======

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PERSHARE DATA)

                                                                                      DEFERRED      ESOP
                                                                                    COMPENSATION    AND       ACCUMULATED
                                                                                         ON         MRP          OTHER
                                      COMMON STOCK          PAID-IN       RETAINED   RESTRICTED     LOAN     COMPREHENSIVE
                                  SHARES        AMOUNT      CAPITAL       EARNINGS      STOCK    OBLIGATIONS     INCOME      TOTAL

Balance, December 31, 1996      15,514,222     $24,197      $ 35,142     $ 107,581     $  (469)      $(628)    $ 3,560    $ 169,383
Net income                                                                  20,809                                           20,809
Cash dividends declared
   ($.125 per share)                                                        (2,523)                                          (2,523)
Repurchase of common stock         (24,674)        (39)                       (483)                                            (522)
Stock options exercised,
   including tax benefits           81,938          87           490           503                                            1,080
Net restricted stock issued          5,430           9                         217        (226)                                  --
Amortization of deferred
   compensation on
   restricted stock                                                                         83                                   83
Repayment of ESOP and
   MRP loan obligations                                                                                291                      291
Change in accumulated
   other comprehensive
   income                                                                                                        7,948        7,948
                                ----------     -------        ------       -------        ----        ----      ------     --------
Balance, December 31,
  1997                          15,576,916      24,254        35,632       126,104        (612)       (337)     11,508      196,549

Net income                                                                  22,626                                           22,626
Cash dividends declared
  ($.155 per share)                                                         (2,420)                                          (2,420)
Repurchase of common
  stock                             (3,000)         (5)                        (76)                                             (81)
Stock options exercised,
  including tax benefits            92,238         143                       1,145                                            1,288
Net restricted stock issued          3,575           5                          95        (100)                                  --
Amortization of deferred
  compensation on
  restricted stock                                                                         100                                  100
Repayment of ESOP and
  MRP loan obligations                                                                                 121                      121
Change in accumulated
  other comprehensive
  income                                                                                                        20,030       20,030
Balance, December 31,
  1998                          ----------      ------        ------       -------        ----        ----      ------      -------
                                15,669,729      24,397        35,632       147,474        (612)       (216)     31,538      238,213


Net income                                                                  38,259                                           38,259
Cash dividends declared
       ($0.20 per share)                                                    (3,355)                                          (3,355)
Common stock issued
    in acquisition of
    Peoples Bancorp              1,299,969       4,845                       8,784                                           13,629
Repurchase of common
    stock                         (564,994)       (979)                    (13,468)                                         (14,447)
Stock options exercised,
    including tax benefits         110,832         190                       1,270                                            1,460
Net restricted stock
    forfeited                       (2,727)         (4)                        (53)         57                                   --
Amortization of deferred
    compensation on
    restricted stock                                                                       100                                  100
Repayment of ESOP and
    MRP loan obligations                                                                               121                      121
Change in accumulated
    other comprehensive
    income                                                                                                      (7,016)      (7,016)
                                ----------    --------      --------     ---------     -------      ------     -------    ---------
Balance, December 31,
  1999                          16,512,809    $ 28,449      $ 35,632     $ 178,911     $  (455)     $  (95)    $24,522    $ 266,964
  ====                          ==========    ========      ========     =========     =======      ======     =======    =========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1999, 1998, 1997
                                 (IN THOUSANDS)


                                                                                   1999               1998               1997
                                                                                   ----               ----               ----
Cash flows from operating activities:
Net income                                                                       $  38,259         $  22,626         $  20,809
Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses                                                          736             1,628             3,271
    Depreciation, amortization and accretion, net                                    6,345             6,921             4,826
    Gain on sales of securities, net                                               (21,273)             (108)              (21)
    Gain on sales of loans, net                                                     (1,266)           (3,404)           (1,374)
    Deferred income taxes                                                           (1,737)              225              (160)
    Proceeds from sales of trading account securities                                   --            19,760            39,510
    Proceeds from maturities of trading account securities                              --            99,994           157,000
    Purchases of trading account securities                                             --           (73,870)         (198,461)
    Purchase and origination of mortgage loans held for sale                        (6,983)         (172,047)         (110,268)
    Proceeds from sales of mortgage loans held for sale                            113,038           168,473           123,037
    Other, net                                                                       3,505            (1,559)           (2,123)
                                                                                 ---------         ---------         ---------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES                        130,624            68,639            36,046
                                                                                 =========         =========         =========

Cash flows from investing activities:
    Net (increase) decrease in interest bearing deposits with banks                  2,424            (2,630)               80
    Net (increase) decrease in federal funds sold                                   36,128            27,780            13,647
    Proceeds from sales of securities available for sale                            14,371            15,934            37,068
    Proceeds from maturities and calls of securities available for sale            301,958           296,322           114,642
    Proceeds from maturities and calls of securities held to maturity                9,983             9,439             6,019
    Purchases of securities available for sale                                    (301,031)         (275,905)         (160,893)
    Purchases of securities held to maturity                                       (16,782)           (8,475)          (25,414)
    Loans originated, net of principal collected                                  (223,553)         (114,765)          (85,674)
    Purchases of premises and equipment                                             (8,967)          (14,648)           (4,767)
    Proceeds from sales of other real estate owned                                   3,119               905               841
    Proceeds from sales of premises and equipment                                      531                79               123
    Proceeds from sales of loans                                                        --            13,568                --
    Purchase of Nations Bank of Kentucky, N.A., net of cash and
      due from banks                                                                    --           (32,663)               --
    Purchase of Peoples Bancorp of Winchester                                        7,249                --                --
                                                                                 ---------         ---------         ---------
                  NET CASH USED IN INVESTING ACTIVITIES                           (174,570)          (85,059)         (104,328)
                                                                                 =========         =========         =========
Cash flows from financing activities:
    Increase (decrease) in deposits                                              $(126,281)        $ 146,138         $  38,733
    Increase (decrease) in federal funds purchased                                  73,255           (37,584)          (10,795)
    Increase (decrease) in securities sold under agreements to repurchase            4,917            (6,630)            9,951
    Increase (decrease) in notes payable to the U.S. Treasury                       13,880           (18,527)           10,698
    Increase (decrease) in advances from the Federal Home Loan Bank                 87,075           (43,027)           35,023
    Increase (decrease) in other borrowings                                        (15,559)           15,539            (5,636)
    Proceeds from stock options exercised and issuance of common stock                 405             1,288               808
    Repurchase of common stock                                                     (14,447)              (81)             (522)
    Cash dividends paid                                                             (3,355)           (2,420)           (2,523)
                                                                                 ---------         ---------         ---------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES                         19,890            54,696            75,737
                                                                                 =========         =========         =========

Increase in cash and due from banks                                                (24,056)           38,276             7,455
Cash and due from banks, beginning of year                                         122,654            84,378            76,923
                                                                                 ---------         ---------         ---------
CASH AND DUE FROM BANKS, END OF YEAR                                             $  98,598         $ 122,654         $  84,378
                                                                                 =========         =========         =========

Supplemental cash flow information:
    Income tax payments                                                          $  17,779         $   9,900         $   6,050
    Interest payments                                                            $  70,384         $  68,838         $  63,213

Non-cash transactions:
    Loans transferred to other assets                                            $   1,563         $     483         $   2,029


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Area Bancshares Corporation (the "Corporation") and its wholly owned subsidiaries, The Owensboro National Bank and subsidiary, First City Bank and Trust Company and subsidiary, ABC Credit Corporation, Broadway Bank and Trust, Peoples Commercial Bank, Southern Deposit Bank, Commonwealth Bancorp of Glasgow and subsidiaries, a wholly owned bank holding company which includes Bowling Green Bank and Trust Company, N.A., and The New Farmers National Bank of Glasgow, Citizens Deposit Bancshares and subsidiary, a wholly owned bank holding company which includes Citizens Deposit Bank, and Area Services, Inc., a wholly owned non-bank subsidiary. Also included is Cardinal Bancshares, Inc., a bank and thrift holding company whose subsidiaries include: The Vine Street Trust Company and its principal subsidiary, Vine Street Financial; HNB Bank, N.A., Alliance Bank, FSB, First & Peoples Bank, Jefferson Banking Company and Cardinal Data Services Corporation. The Corporation and its subsidiaries are primarily engaged in commercial and personal banking services and the consumer finance business throughout the Commonwealth of Kentucky. Significant intercompany accounts and transactions have been eliminated in consolidation.

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

         GOODWILL AND OTHER INTANGIBLE ASSETS

         The excess cost over fair value of net assets acquired in purchase business combinations (goodwill) of $30,007,000 and $30,564,000 net of accumulated amortization as of December 31, 1999 and 1998, respectively, is being amortized over a 10-20 year period on a straight-line basis. Other intangible assets consist of the value of core deposits purchased of approximately $2,249,000 and $2,915,000, net of accumulated amortization as of December 31, 1999 and 1998, respectively, which is being amortized by an accelerated method over ten years and a purchased bank charter of $713,000 and $863,000, net of accumulated amortization as of December 31, 1999 and 1998, respectively, which is being amortized over a ten-year period on a straight-line basis. The Corporation assesses impairment of goodwill and other intangible assets by comparing the carrying amounts with the projected undiscounted future net cash flows. Based on this assessment, the Corporation determined that there was no impairment of intangible assets as of December 31, 1999 and 1998.

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

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES

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

         The following table presents a restatement of net interest income, net income, and net income per share to reflect this pooling-of-interests transaction:

                                                  AREA
                                               BANCSHARES               CARDINAL
                                               CORPORATION          BANCSHARES, INC.        COMBINED
                                               -----------          ----------------        --------
    IN THOUSANDS, EXCEPT PER SHARE DATA
    Nine months ended September 30, 1997
       (unaudited)
      Net interest income                       $34,884                $21,548               $56,432
      Net income                                 11,169                  4,392                15,561
      Net income per share - basic                                                              1.01
      Net income per share - diluted                                                             .97

AREA BANCSHARES CORPORATION AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.       BUSINESS COMBINATIONS (CONTINUED)

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

         IN THOUSANDS
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

         On January 4, 1999, Area consummated a merger with Peoples Bancorp of Winchester, Inc. of Winchester, Kentucky. This transaction was accounted for as a pooling-of-interests, however prior years financial statements were not restated as a result of Peoples' relative size to that of Area.

         The following table presents a restatement of net interest income, net income, and net income per share to reflect this pooling-of-interests transaction.

                                              AREA                   PEOPLES
                                            BANCSHARES              BANCORP OF
                                           CORPORATION              WINCHESTER             COMBINED
                                           -----------              ----------             --------
    IN THOUSANDS, EXCEPT PER SHARE DATA
    Year ended December 31, 1999
      Net interest income                      $ 82,881               $  6,026             $ 88,907
      Net income                                 35,674                  2,585               38,259
      Net income per share - basic                                                             2.28
      Net income per share - diluted                                                           2.24

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES

3.       SECURITIES


         TRADING ACCOUNT SECURITIES

         Gross realized losses on the sales of trading account securities were approximately $15,000 in 1997. There were no realized gains on the sales of trading account securities in 1997. No trading account securities were owned in 1999 and 1998.

         SECURITIES AVAILABLE FOR SALE

         The amortized cost, gross unrealized gains and losses, and approximate fair value of securities available for sale at December 31, 1998 and 1997, are shown as follows:




         IN THOUSANDS
                                                               AMORTIZED     UNREALIZED    UNREALIZED      FAIR
         DECEMBER 31, 1999                                        COST          GAINS        LOSSES       VALUE
         -----------------                                     ---------     -----------   -----------   --------
         U.S. Treasury and Federal agencies                    $206,729      $     43      $  2,325      $204,447
         Mortgage-backed securities                              72,941           221         1,026        72,136
         Obligations of states and political subdivisions        24,083           115           379        23,819
         Equity and other securities                             22,131        41,435           341        63,225
                                                               --------      --------      --------      --------
           TOTALS                                              $325,884      $ 41,814      $  4,071      $363,627
                                                               ========      ========      ========      ========

                                                              AMORTIZED      UNREALIZED    UNREALIZED     FAIR
         DECEMBER 31, 1998                                       COST          GAINS         LOSSES       VALUE
         ----------------                                     ---------     -----------   -----------   ---------

         U.S. Treasury and Federal agencies                    $187,993      $  1,697      $    226      $189,464
         Mortgage-backed securities                              68,094           836            71        68,859
         Obligations of states and political subdivisions        18,694         1,075            13        19,756
         Equity and other securities                             17,613        45,413           231        62,795
                                                               --------      --------      --------      --------
            TOTALS                                             $292,394      $ 49,021      $    541      $340,874
                                                               ========      ========      ========      ========

         Gross gains of approximately $21,306,000, $113,000, and $80,000 and gross losses of approximately $23,000, $15,000 and $44,000 were realized on sales of securities available for sale in 1999, 1998, and 1997, respectively.

         SECURITIES HELD TO MATURITY

         The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held to maturity at December 31, 1999 and 1998, are as follows:


         IN THOUSANDS
                                                             AMORTIZED      UNREALIZED    UNREALIZED      FAIR
         DECEMBER 31, 1999                                      COST          GAINS         LOSSES        VALUE
         -----------------                                   ----------     ----------    ----------    ---------
         Obligations of states and political subdivisions      $129,089      $  2,015      $  2,076      $129,028
                                                               ========      ========      ========      ========

         DECEMBER 31, 1998

         Obligations of states and political subdivisions      $117,869      $  6,863      $    179      $124,553
                                                               ========      ========      ========      ========

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.       SECURITIES (CONTINUED)

         CONTRACTUAL MATURITIES

         The amortized cost and approximate fair value of securities at December 31, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           SECURITIES                  SECURITIES
                                                       AVAILABLE FOR SALE           HELD TO MATURITY
                                                     ----------------------       ---------------------
                                                     AMORTIZED       FAIR        AMORTIZED       FAIR
         IN THOUSANDS                                  COST          VALUE          COST         VALUE
         ------------                                ---------     --------      ----------    --------
         Due in one year or less                     $ 71,846      $ 71,664      $  3,701      $  3,748
         Due after one year through five years        135,844       133,730        19,045        19,688
         Due after five years through ten years         9,383         9,382        38,743        39,503
         Due after ten years                           18,783        18,536        67,600        66,089
         Equity securities                             17,086        58,179            --            --
                                                     --------      --------      --------      --------
                                                      252,942       291,491       129,089       129,028
         Mortgage-backed securities                    72,942        72,136            --            --
                                                     --------      --------      --------      --------
              TOTALS                                 $325,884      $363,627      $129,089      $129,028
                                                     ========      ========      ========      ========

         Securities with a par value of approximately $244,627,000 and $276,184,000 at December 31, 1999 and 1998, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

4.       LOANS

         Loans are summarized as follows:

                                                                      DECEMBER 31
         IN THOUSANDS                                            1999            1998
         ------------                                         -----------     ----------
         Commercial, financial and agricultural               $  580,521      $  503,173
         Real estate-construction                                 64,798          43,055
         Real estate-mortgage                                    747,515         674,357
         Installment and other, net of unearned discount         238,562         191,982
                                                              ----------      ----------
             TOTALS                                           $1,631,396      $1,412,567
                                                              ==========      ==========

         The maturity dates of loans are as follows:


           IN THOUSANDS
                                                                  DUE AFTER ONE
         DECEMBER 31, 1999                          DUE IN ONE     YEAR THROUGH   DUE AFTER
         ----------------                          YEAR OR LESS     FIVE YEARS    FIVE YEARS      TOTAL
                                                   ------------   -------------   ----------    ----------
         Commercial, financial and agricultural      $  459,142      $107,994      $13,385      $  580,521
         Real estate-construction                        48,098        10,311        6,389          64,798
         All other loans                                566,350       383,353       36,374         986,077
                                                     ----------      --------      -------      ----------
            TOTALS                                   $1,073,590      $501,658      $56,148      $1,631,396
                                                     ==========      ========      =======      ==========

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES

4.       LOANS (CONTINUED)

         Commercial, financial, real estate construction and agricultural loans with maturities over one year at December 31, 1999 are summarized below based on contractual rates of interest:

                                                                                DECEMBER 31, 1999
                                                                                -----------------


         Maturities over one year with variable rates of interest                    $ 32,636
         Maturities over one year with fixed rates of interest                        106,232
                                                                                     --------
           TOTAL                                                                     $138,868
                                                                                     ========

         The principal amount of loans serviced for the benefit of others at December 31, 1999 and 1998 totaled approximately $318,548,000 and $247,933,000, respectively.

         The principal amount of nonaccrual loans at December 31, 1999, 1998 and 1997 totaled approximately $1,078,000, $1,787,000 and $2,173,000, respectively. Interest that would have been recorded if all such loans were current in accordance with their original terms was approximately $103,000, $153,000 and $155,000 in 1999, 1998, and 1997, respectively.
         The amount of interest income that was recorded for such loans was approximately $22,000, $17,000 and $13,000 in 1999, 1998, and 1997,
         respectively.

         Information regarding impaired loans follows:

         IN THOUSANDS                                               1999       1998         1997
         ------------                                               ----       ----         ----

         Recorded investment                                       $3,794      $5,283      $6,248
         Impaired loans with valuation allowance                    3,039       3,368       5,133
         Amount of valuation allowance                              1,062         598         977
         Amount of impaired loans without valuation allowance         755       1,914       1,115
         Average recorded investment                                4,211       5,765       6,176
         Interest recognized during impairment                        357         541         740


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

5.       ALLOWANCE FOR LOAN LOSSES

         An analysis of changes in the allowance for loan losses follows:

                                                                          YEAR ENDED DECEMBER 31
                                                                     --------------------------------
         IN THOUSANDS                                                  1999         1998        1997
         ------------                                                -------      -------      -------
         Balance at beginning of year                                $21,651      $19,887      $18,663
         Effect of business combinations and asset dispositions        1,857        1,137           --
         Provision for loan losses                                       736        1,628        3,271
         Loans charged off                                             2,509        2,679        3,647
         Recoveries of loans previously charged off                    1,320        1,678        1,600
                                                                     -------      -------      -------
               BALANCE AT END OF YEAR                                $23,055      $21,651      $19,887
                                                                     =======      =======      =======

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.       PREMISES AND EQUIPMENT

         A summary of premises and equipment follows:

                                                                    DECEMBER 31
                                                              ------------------------
                                                                1999           1998
                                                              ---------      ---------
IN THOUSANDS

Bank premises                                                 $  41,090      $  39,885
Furniture and equipment                                          38,522         32,456
Leasehold improvements                                            3,890          3,512
                                                              ---------      ---------
                                                                 83,502         75,853
Less accumulated depreciation and amortization                   38,516         34,586
                                                              ---------      ---------
       TOTALS                                                 $  44,986      $  41,267
                                                              =========      =========

7.       OTHER REAL ESTATE OWNED

         Other real estate owned (OREO) includes properties that the Corporation's subsidiaries have taken title in full or partial satisfaction of repayment obligations. At December 31, 1999 and 1998, OREO aggregated approximately $203,000 and $1,675,000, respectively. During 1999 gains on the sale of OREO totaled $1,093,000 and losses of $57,000 were recognized in 1998.

8.       DEPOSITS

         Interest expense on certificates of deposit of $100,000 or more was approximately $8,605,000, $8,269,000, and $7,482,000 for 1999, 1998 and
         1997, respectively.

         At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

         IN THOUSANDS

         Year of maturity
              2000                       $ 563,849
              2001                         139,636
              2002                          25,955
              2003                          14,046
              2004                           6,147
                                         ---------
              2005 and thereafter            4,566
                                         =========
                TOTAL                    $ 754,199

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

9.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Information pertaining to securities sold under agreements to repurchase follows:


                                                                               DECEMBER 31
                                                                               ----------

         DOLLARS IN THOUSANDS                                   1999               1998               1997
                                                                ----               ----               ----
         Amount outstanding at December 31                    $118,408          $ 111,441           $109,861
         Average amount outstanding during the year            114,374             93,067             86,528
         Maximum amount outstanding at any month-end           125,008            111,441            109,861
         Weighted average interest rate:
            As of year-end                                        2.89%              3.11%              4.99%
            Paid during year                                      4.20%              4.80%              5.06%


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

         IN THOUSANDS, EXCEPT PERCENTAGES         DECEMBER 31, 1999              DECEMBER 31, 1998
                                                                WEIGHTED                         WEIGHTED
                                                                AVERAGE                          AVERAGE
                                                                INTEREST                         INTEREST
         YEAR OF MATURITY                         AMOUNT          RATE         AMOUNT              RATE
                                                 --------       --------      -------            ---------
         1999                                    $     --           --        $ 4,101              6.12%
         2000                                      94,725         5.84%        10,124              6.71%
         2001                                      12,323         6.44%         2,502              6.34%
         2002                                       4,434         6.18%         4,695              6.19%
         2003                                       2,765         6.31%         2,594              6.41%
         2004-2008                                  6,132         6.61%         7,005              6.61%
         2009-2013                                  8,662         7.73%         8,990              7.20%
         2014 and thereafter                        1,169         7.03%         1,298              7.11%
                                                 --------         ----        -------              ----
                      TOTALS                     $130,210         6.09%       $41,309              6.76%
                                                 ========         ====        =======              ====

         Scheduled principal repayments on advances from the FHLB at December 31, 1999 are approximately $95,938,000, $1,809,000, $2,711,000,
         $4,810,000, $2,569,000 for 2000 through 2004, respectively, and
         $22,373,000 thereafter.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.      OTHER BORROWINGS


         Other borrowings consist of the following:                                       DECEMBER 31
                                                                                          -----------
         IN THOUSANDS                                                                 1999           1998
                                                                                      ----           ----
         Revolving credit $50,000,000 promissory note dated
         April 1, 1993 at a varying rate of interest equal
         to the lesser of prime or the adjusted LIBOR rate
         plus .50% with a final maturity of June 30, 2000                            $  --          $15,550

         Promissory note, dated March 27, 1991, at a
         varying rate of interest equal to The Owensboro
         National Bank's one-year certificate of deposit
         rate adjusted annually, payable in annual
         installments of $10,269 plus interest with a final
         maturity of April 1, 2003. The interest rate at
         December 31, 1999 was 4.15%                                                    40               50

         Cardinal Bancshares, Inc. Affiliates' Employee Stock
         Ownership Plan (ESOP) note payable to a bank in annual
         principal installments of $26,015 through December
         1999. Interest is payable quarterly at the prime rate                         --               26

         Cardinal Bancshares, Inc. Affiliates' Employee Stock
         Ownership Plan (ESOP) note payable to a bank in annual
         principal installments of $94,875 through December
         2000. Interest is payable quarterly at the prime rate                          95              189
                                                                                    ------          -------
               TOTALS                                                               $  135          $15,815
                                                                                    ======          =======

         Scheduled principal repayments on other borrowings at December 31, 1999 are approximately $105,000, $10,000, $10,000, $10,000, and $0 for 2000
         through 2004, respectively, and $0 thereafter.

12.      INCOME TAXES

         The components of income tax expense (benefit) are as follows:

                                                                               YEAR ENDED DECEMBER 31
                                                                               ----------------------

         IN THOUSANDS                                                  1999              1998            1997
                                                                       ----              ----            ----
         Income taxes applicable to operations:

         Current                                                     $ 18,566          $ 9,071          $ 8,651
         Deferred                                                      (1,737)             225             (160)
                                                                     --------          -------          -------

                  Total applicable to operations                       16,829            9,296            8,491

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

12.      INCOME TAXES (CONTINUED)


                                                                             1999               1998              1997
                                                                             ----               ----              ----
         Charged (credited) to components of shareholders' equity:

         Accumulated other comprehensive income                              (3,778)           10,744             4,280
         Income tax benefit of stock options and grants                        (639)               --              (272)
                                                                           --------           -------          --------

         TOTAL INCOME TAXES                                                $ 12,412           $20,040          $ 12,499
                                                                           ========           =======          ========

         The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income with that which would be computed by applying the statutory federal income tax rate of 35% to income taxes.

         IN THOUSANDS                                             1999               1998              1997
                                                                  ----               ----              ----
         Tax expense at statutory rates                         $ 19,281           $ 11,173           $ 10,257

         Increase (decrease) in taxes resulting from:
             Tax-exempt interest and dividends (net of
                non-deductible interest)                          (2,842)            (2,570)            (2,366)
             Amortization of intangibles                             601                639                584
             Other, net                                             (211)                54                 16
                                                                --------           --------           --------
                   TOTALS                                       $ 16,829           $  9,296           $  8,491
                                                                ========           ========           ========

         The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and deferred tax liabilities at December 31, 1999 and December 31, 1998, are as follows:


         IN THOUSANDS                                                    1999             1998
                                                                         ----             ----
         Deferred tax assets
             Allowance for loan losses                                 $ 6,875          $ 6,429
             Deferred compensation                                       2,308            1,111
             Other                                                         186               55
                                                                       -------          -------
                   Total gross deferred tax assets                       9,369            7,595
                                                                       =======          =======

         Deferred tax liabilities
             Purchase accounting adjustments                             1,716            2,209
             Unrealized gain on securities available for sale           13,315           17,093
             Pension expense                                               905              815
             Depreciation                                                  734              706
             Accounting differences on securities                          980              810
             Leasing operations                                            363              589
             FHLB stock dividends                                        1,962            1,518
             Other                                                         408              384
                   Total gross deferred tax liabilities                 20,383           24,124
                                                                       -------          -------
                   NET DEFERRED TAX LIABILITY                          $11,014          $16,529
                                                                       =======          =======

         Based upon historical and projected levels of taxable income, management believes it is more likely than not that the Corporation will realize the income tax benefits of its deductible temporary differences. Accordingly, no valuation allowance for deferred tax assets was recorded at December 31, 1999 and 1998.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.      STOCK OPTION AND RESTRICTED STOCK PLANS

         The Corporation has stock option and restricted stock plans for key employees. As of December 31, 1999, the Corporation had 91,591 shares available for issuance under these plans.

         Stock options granted under the option program are at the market price on the date of grant except for certain limited stock options discussed below. Each option is for one share of common stock. All options become exercisable over five-to-ten-year periods from the date of grant.

         During 1997 through 1999 the Corporation issued shares of restricted common stock to certain key employees. The vesting periods range from 1998 to 2006. The amount recorded for the restricted stock issued is based on the market value of the Corporation's common stock on the award dates and the unearned portion is shown as deferred compensation in the consolidated balance sheets in shareholders' equity.

         The Corporation applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in the accompanying Consolidated Statements of Income. Compensation cost related to the restricted stock plan was $100,000, $100,000 and $83,000 during 1999, 1998, and 1997, respectively.

         STOCK OPTION PLAN

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

         A summary of the status of the Corporation's stock option plans as of December 31, 1999, 1998, 1997 and changes during the years ended on those dates is presented below:

                                                        1999                    1998                          1997
                                                            WEIGHTED                   WEIGHTED                     WEIGHTED
                                                            AVERAGE                    AVERAGE                      AVERAGE
                                                            EXERCISE                   EXERCISE                     EXERCISE
                                                 SHARES      PRICE       SHARES         PRICE           SHARES       PRICE
                                                 ------      -----       ------        --------         ------      --------
         Outstanding at beginning
             of year                             440,460    $ 5.89       533,169       $ 6.86           588,668      $ 6.88
         Granted                                   4,000     25.00            --           --            41,223       16.19
         Exercised                              (110,832)     3.65       (92,243)       11.22           (87,302)      10.60
         Forfeited                                    --        --          (466)        6.39            (9,420)      14.48
                                                --------    ------       -------       ------           -------      ------
         OUTSTANDING AT END
             OF YEAR                             333,628      7.30       440,460       $ 5.89           533,169      $ 6.86
                                                ========    ======      ========       ======           =======      ======

         Options exercisable at
             year-end                            315,983    $ 6.56       408,691       $ 5.70           500,156      $ 6.70

         Weighted-average fair value
             of options granted during
             the year                                       $13.21                        N/A                        $ 6.21

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

13.      STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

         The following table summarizes information about stock options outstanding at December 31, 1999:

                                    OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
         --------------------------------------------------------------------------   ------------------------------
                                              WEIGHTED AVERAGE                                      WEIGHTED AVERAGE
            RANGE OF             NUMBER           REMAINING        WEIGHTED AVERAGE     NUMBER          EXERCISE
         EXERCISE PRICES       OUTSTANDING    CONTRACTUAL LIFE      EXERCISE PRICE    EXERCISABLE        PRICE
         ---------------       -----------    ----------------      ---------------   -----------   ----------------
         $ 1.83 - $9.13          198,993             6.7                $ 2.35          198,993          $ 2.35
          10.08 - 11.59           36,333             4.7                 10.75           36,333           10.75
          14.48 - 25.00           98,302             6.5                 16.06           80,657           15.09
                                 -------             ---                ------          -------          ------

                                 333,628             6.4                $ 7.30          315,983          $ 6.56
                                 =======             ===                ======          =======          ======

         Had compensation cost for the Corporation's stock option plan been determined consistent with the fair value method described in FASB Statement No. 123, the Corporation's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                             1999               1998                 1997
                                                             ---                ----                 ----
         Net income:
             As reported                                 $   38,259          $   22,626          $   20,809
             Proforma                                    $   38,254          $   22,626          $   20,145

         Net income per share:
             As reported - basic                         $     2.28          $     1.45          $     1.35
                         - diluted                             2.24                1.42                1.33
             Proforma - basic                                  2.28                1.45                1.31
                      - diluted                                2.24                1.42                1.29

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. 4,000 options were granted in 1999. The following weighted-average assumptions used for grants in 1999 and 1997 (no options were granted in 1998), respectively: dividend yield of 0.90% in 1999 and 0.75% in 1997; expected volatility of 39.52% in 1999 and 20.00% in 1997; a risk-free interest rate of 5.11% for 1999 and 6.53% for 1997.

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

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.      STOCK OPTION AND RESTRICTED STOCK PLANS (CONTINUED)

         A summary of the status of the Corporation's restricted stock award plan as of December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:

                                              1999            1998            1997
                                             SHARES          SHARES          SHARES
                                             ------          ------          ------
         Outstanding at beginning
             of year                         38,178          40,030          34,600
         Granted                                 --           3,575          18,180
         Vested                               6,892           5,427              --
         Forfeited                            2,727              --          12,750
                                              -----          ------          ------

         OUTSTANDING AT END OF YEAR          34,013          38,178          40,030
                                             ======          ======          ======

14.      REGULATORY MATTERS

         Bank regulations require depository institutions to maintain cash reserves relating to customer deposits. At December 31, 1999 the Bank's cash reserve requirements were approximately $27,151,000.

         The Corporation's principal source of funds is dividends received from the Banks. Payments of dividends by the Banks are restricted by national and state banking laws and regulations. At December 31, 1999, retained earnings of the Banks were approximately $47,986,000. At January 1, 2000, approximately $9,887,000 of these retained earnings were available for the payment of dividends without prior approval by regulatory authorities.

         The Corporation and the Banks are required to maintain minimum ratios of capital to risk-weighted assets and a minimum leverage ratio, as defined by banking regulators. At December 31, 1999, the Corporation's Tier 1 and total risk-based capital ratios were 12.60% and 13.86%, respectively. The leverage ratio was 9.32% at December 31, 1999. At December 31, 1999, the Corporation and the Banks exceeded the minimum regulatory capital requirements.

         As of December 31, 1999 and 1998, the most recent notifications from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum leverage, Tier 1 risk-based capital, and total risk-based capital ratios as set forth in the table on the following page. There are no conditions or events since that notification that management believes have changed the Corporation's category.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

14.  REGULATORY MATTERS (CONTINUED)

     The Corporation's and its most significant subsidiary's actual capital amounts and ratios are presented in the following table:

                                                                   DECEMBER 31, 1999
                                          ---------------------------------------------------------------------
                                                                                        TO BE WELL CAPITALIZED
                                                                        FOR CAPITAL    UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL              ADEQUACY PURPOSES     ACTION PROVISIONS
                                           AMOUNT      RATIO        AMOUNT       RATIO     AMOUNT       RATIO

     LEVERAGE RATIO:
     (Tier 1 Capital to Average Assets)
      CONSOLIDATED                       $208,946        9.32%     $ 89,652      4.00%     $112,065      5.00%
      The Owensboro National Bank          36,318        7.36%       19,740      4.00%       24,675      5.00%

     TIER 1 RISK-BASED CAPITAL RATIO:
     (Tier 1 Capital to Risk Weighted
       Assets)
      CONSOLIDATED                       $208,946       12.60%     $ 66,308      4.00%     $ 99,462      6.00%
      The Owensboro National Bank          36,318       10.71%       13,570      4.00%       20,354      6.00%

     TOTAL RISK-BASED CAPITAL RATIO:
     (Risk Based Capital to Risk
       Weighted Assets)
      CONSOLIDATED                       $229,696       13.86%     $132,616      8.00%     $165,770      10.00%
      The Owensboro National Bank          40,157       11.83%       27,139      8.00%       33,924      10.00%

                                                                   DECEMBER 31, 1998
                                          ---------------------------------------------------------------------
                                                                                         TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL       UNDER PROMPT CORRECTIVE
     IN THOUSANDS, EXCEPT PERCENTAGES            ACTUAL             ADEQUACY PURPOSES       ACTION PROVISIONS
                                           AMOUNT       RATIO       AMOUNT       RATIO      AMOUNT       RATIO
     LEVERAGE RATIO:
     (Tier 1 Capital to Average Assets)
      CONSOLIDATED                       $171,088        8.29%     $ 82,553      4.00%     $103,192       5.00%
      The Owensboro National Bank          38,198        7.29        20,970      4.00        26,213       5.00

     TIER 1 RISK-BASED CAPITAL RATIO:
     (Tier 1 Capital to Risk Weighted
        Assets)
      CONSOLIDATED                       $171,088       11.82%     $ 57,874      4.00%     $ 86,811       6.00%
      The Owensboro National Bank          38,198       11.61        13,162      4.00        19,744       6.00

     TOTAL RISK-BASED CAPITAL RATIO:
     (Risk Based Capital to Risk
        Weighted Assets)
      CONSOLIDATED                       $189,218       13.08%     $115,748      8.00%     $144,685      10.00%
      The Owensboro National Bank          42,188       12.83        26,325      8.00        32,906      10.00


AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  NET INCOME PERCOMMON SHARE AND SHAREHOLDERS' EQUITY CHANGES

     The following table presents the numerators (net income) and denominators (average shares outstanding) for the basic and diluted net income per share computations:


     IN THOUSANDS, EXCEPT PER SHARE DATA          1999         1998         1997

     Net income, basic and diluted             $38,259      $22,626      $20,809
                                               =======      =======      =======
     Average shares outstanding                 16,813       15,639       15,366
     Effect of dilutive securities                 231          276          282
                                               -------      -------      -------
     Average shares outstanding including
       dilutive securities                      17,044       15,915       15,648
                                               =======      =======      =======
     NET INCOME PER SHARE -  BASIC             $  2.28      $  1.45      $  1.35
     NET INCOME PER SHARE -  DILUTED              2.24      $  1.42      $  1.33

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

     The following tables set forth the aforementioned plan's change in benefit obligation and change in plan assets for the years ended December 31, 1999 and 1998, the weighted-average assumptions as of December 31, 1998, 1997 and 1996, and the components of net periodic benefit cost for the years ended December 31, 1999, 1998 and 1997:


     IN THOUSANDS                                          1999           1998
     CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at beginning of year             $ 11,862       $ 10,707
     Service cost                                             886            751
     Interest cost                                            791            742
     Actuarial (gain)/loss                                 (2,030)           529
     Benefits paid                                           (645)          (867)
                                                         --------       --------
     Benefit obligation at end of year                     10,864         11,862
                                                         --------       --------
     CHANGE IN PLAN ASSETS
     Fair value of plan assets at beginning of year        14,305          13,220
     Actual return on plan assets                              83           1,428
     Employer contribution                                    679             524
     Benefits paid                                           (645)           (867)
                                                         --------        --------
     Fair value of plan assets at end of year              14,422          14,305
                                                         --------        --------
     Funded status                                          3,558           2,443
     Unrecognized net actuarial loss                         (531)           (657)
     Unrecognized prior service cost                          361             425
     Prepaid benefit cost                                    (560)            349
                                                         --------        --------
                                                         $  2,828        $  2,560
                                                         ========        ========

     IN THOUSANDS, EXCEPT PERCENTAGES                       1999            1998           1997
     WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
     Discount rate                                           7.75%           6.75%          7.00%
     Expected return on plan assets                          8.50            8.50           8.42
     Rate of compensation increases                          5.00            5.00           5.00

     COMPONENTS OF NET PERIODIC BENEFIT COST
     Service cost                                        $    886        $    751        $   629
     Interest cost                                            791             742            728
     Expected return on plan assets                         1,204           1,114            976
     Amortization of transition obligations/(asset)          (126)           (126)          (126)
     Amortization of prior service cost                        64              64             64
     Recognized net actuarial loss                             --              --              2
                                                         --------        --------        -------
     NET PERIODIC BENEFIT COST                           $    411        $    317        $   321
                                                         ========        ========        =======

     Assets in the plan consist primarily of common stocks, mutual funds, U.S. Government obligations and municipal bonds.

     The Corporation sponsors a savings plan under Section 401(k) of the Internal Revenue Code, covering substantially all salaried employees. For 1999, 1998 and 1997 the Corporation's expense totaled approximately $675,000, $504,000 and $533,000, respectively.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

17.  OTHER OPERATING EXPENSES

     Other operating expenses consist of the following:


     IN THOUSANDS                                1999         1998         1997

     Advertising and business development      $ 3,269      $ 3,013      $ 2,784
     Bank shares tax                             1,952        1,885        1,669
     Professional fees                           3,771        3,424        3,091
     Merger and acquisition expenses             4,320          929           --
     Other                                      13,328       11,850       12,665
                                               -------      -------      -------
          TOTALS                               $26,640      $21,101      $20,209
                                               =======      =======      =======


AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


18.      CONCENTRATIONS OF CREDIT RISK

         The Banks actively engage in lending, primarily in their home counties and adjacent areas, except for mortgage loans held for sale which are widely dispersed across the United States. The credit exposure is diversified with secured and unsecured loans to consumers, small businesses, farmers and corporations. Collateral is received to support these loans when collateral is deemed necessary. The most significant categories of collateral include cash on deposit with the Banks, marketable securities, income producing property, home mortgages, and consumer durables. Although the Banks have diversified loan portfolios, a customer's ability to honor loan contracts relies upon the economic stability of the geographic region and/or industry in which he or she does business. No single industry exceeds 10% of loans.

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

         There were interest rate swap contracts with notional amounts outstanding of $53,464,000 and $54,000,000 at December 31, 1999 and 1998, respectively. As of December 31, 1999, the Corporation paid fixed-rates at a weighted average rate of 7.63% over the term of the contracts, and received interest at certain variable rates, which averaged 8.04%. The market value of these interest rate swap contracts was $1,917,000 and ($764,000) at December 31, 1999 and 1998,
         respectively.

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

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit, excluding letters of credit, at December 31, 1999 and 1998 were approximately $421,007,000 and $355,234,000, respectively. The credit worthiness of the banks' customers is evaluated on a case-by-case basis.

         The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, marketable securities, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

         Letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that related to extending credit to customers. The Banks had approximately $16,915,000 and $14,250,000 in letters of credit outstanding at December 31, 1999 and 1998, respectively.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

20.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

         As of December 31, 1999, there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the consolidated financial position or results of operations of the Corporation.

21.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of the Corporation's financial instruments are as follows:

         IN THOUSANDS                                       DECEMBER 31, 1999             DECEMBER 31, 1998
                                                        CARRYING          FAIR          CARRYING           FAIR
                                                          VALUE           VALUE           VALUE           VALUE
         Financial Assets:
           Cash and short-term investments             $  104,608      $  104,608      $  145,088      $   145,088
           Securities available for sale                  363,627         363,627         340,874          340,874
           Securities held to maturity                    129,089         129,028         117,869          124,553
           Mortgage loans held for sale                     8,682           8,682          14,208           14,208
           Loans, net                                   1,608,341       1,602,236       1,390,916        1,385,070

         Financial Liabilities:
           Deposits                                     1,711,782       1,948,412       1,691,864        1,698,339
           Federal funds purchased and securities
              sold under agreements to repurchase         192,770         192,700         112,548          113,054
           Notes payable to the U.S. Treasury              14,934          14,935           1,054            1,054
           Advances from the Federal Home Loan
              Bank                                        130,210         133,635          41,309           42,437
           Other borrowings                                   135             135          15,815           15,826

         Off-Balance sheet Financial Instruments:
           Commitments                                         --              --              --               --
           Interest rate swaps                                 --           1,917              --             (764)

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

         DEPOSITS
         The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-rate certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
         The fair value of short-term Federal funds purchased and securities sold under agreements to repurchase is the amount payable on demand at the reporting date. The fair value of fixed-rate Federal funds purchased and securities sold under agreements to repurchase is estimated by discounting the future cash flows using the rates currently offered for instruments of similar remaining maturities.


         NOTES PAYABLE TO THE U.S. TREASURY
         The fair value of the notes payable to the U.S. Treasury is the carrying amount at the reporting date, due to variable interest rates.

         ADVANCES FROM THE FEDERAL HOME LOAN BANK
         The fair value of the advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the rates currently offered for instruments of similar remaining maturities.

         OTHER BORROWINGS
         The fair value of other borrowings is the carrying amount at the reporting date, due to variable interest rates.

         COMMITMENTS
         The fair value of commitments to extend credit and stand-by letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. At the reporting date, no significant fair value differences exist on commitments to extend credit and standby letters of credit.

         INTEREST RATE SWAPS
         The fair value of interest rate swaps used for hedging purposes is the estimated amount that the Corporation would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the swap counterparties.

         LIMITATIONS
         The fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The fair value estimates are based on financial instruments without attempting to estimate the value of assets and liabilities that are not financial instruments, such as premises and equipment and other assets and liabilities. Accordingly, the fair value estimates are not intended to represent the Corporation's underlying value.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

22.      PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for Area Bancshares Corporation (Parent Company) follows:

                                                                                        DECEMBER 31
         IN THOUSANDS                                                               1999            1998
         CONDENSED BALANCE SHEETS

         ASSETS
         Cash demand deposit with bank subsidiary                                $   5,986       $     277
         Securities available for sale                                              63,154          62,744
         Investments in:
           Bank and bank holding company subsidiaries                              208,309         201,169
           Nonbank subsidiaries                                                      5,014           1,870
         Other assets                                                                2,858           7,938
                                                                                 ---------       ---------
                TOTAL ASSETS                                                     $ 285,321       $ 273,998
                                                                                 =========       =========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         Other borrowings                                                        $      95       $  16,106
         Other liabilities                                                          18,262          19,679
         Shareholders' equity                                                      266,964         238,213
                                                                                 ---------       ---------
                TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $ 285,321       $ 273,998
                                                                                 =========       =========

                                                                                          YEAR ENDED DECEMBER 31
         IN THOUSANDS                                                               1999            1998           1997
         CONDENSED STATEMENTS OF INCOME

         INCOME
         From bank and bank holding company subsidiaries:
            Dividends                                                            $  35,831       $  14,686       $  8,450
            Interest                                                                    --             141            191
            Management and service fees                                              6,727           6,044          3,618
         Interest and dividends on securities available for sale                     1,221             801            622
         Securities gains, net                                                      21,268             113             --
         Other                                                                         326              56             48
                                                                                 ---------       ---------       --------
                TOTAL INCOME                                                        65,373          21,841         12,929
                                                                                 ---------       ---------       --------

         EXPENSES
         Interest on short-term borrowed funds                                         515             243              6
         Salaries and employee benefits                                              2,693           5,624          3,290
         Other                                                                      17,854           3,755          2,858
                                                                                 ---------       ---------       --------
                TOTAL EXPENSES                                                      21,062           9,622          6,154
                                                                                 ---------       ---------       --------

         Income before income taxes and equity in undistributed
           earnings of subsidiaries                                                 44,311          12,219          6,775
         Applicable income tax expense (benefit)                                     3,054          (1,022)          (681)
                                                                                 ---------       ---------       --------
         Income before equity in undistributed earnings of subsidiaries             41,257          13,241          7,456
         Equity in undistributed earnings of subsidiaries                           (2,998)          9,385         13,353
                                                                                 ---------       ---------       --------

                NET INCOME                                                       $  38,259       $  22,626       $ 20,809
                                                                                 =========       =========       ========

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


22.      PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                                                 YEAR ENDED DECEMBER 31
          IN THOUSANDS                                                     1999            1998           1997

          CONDENSED STATEMENTS OF CASH FLOWS

          Cash flows from operating activities:
            Net income                                                    $ 38,259       $ 22,626       $ 20,809
            Adjustments to reconcile net income to net cash provided
             by operating activities:
             Equity in undistributed earnings of subsidiaries                2,998         (9,385)       (13,353)
             Gain on sales of securities, net                              (21,268)          (113)            --
             Other, net                                                      1,574         (5,062)          (655)
                                                                          --------       --------       --------
               NET CASH PROVIDED BY OPERATING ACTIVITIES                    21,563          8,066          6,801
                                                                          ========       ========       ========

          Cash flows from investing activities:
            Purchases of securities                                         (4,948)          (268)        (5,917)
            Sales and maturities of securities                              21,695          2,754          1,155
            Net decrease (increase) in demand loans to nonbank
             subsidiaries                                                    1,386            636             --
            Investment in subsidiaries                                        (700)       (26,500)           400
                                                                          --------       --------       --------
               NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          17,433        (23,378)        (4,362)
                                                                          ========       ========       ========

         Cash flows from financing activities:
            Increase (decrease) in other borrowings                        (15,890)        15,891             --
            Proceeds from stock options exercised                              405          1,288            808
            Repurchase of common stock                                     (14,447)           (81)          (522)
            Cash dividends paid                                             (3,355)        (2,420)        (2,523)
                                                                          --------       --------       --------
               NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES         (33,287)        14,678         (2,237)
                                                                          ========       ========       ========

          Increase (decrease) in cash                                        5,709           (634)           202
          Cash at beginning of year                                            277            911            709
                                                                          --------       --------       --------
          CASH AT END OF YEAR                                             $  5,986       $    277       $    911
                                                                          ========       ========       ========

23.      RELATED PARTY TRANSACTIONS

         Loans to officers and directors of the Corporation and the affiliated banks and entities of which these individuals are principal owners were approximately $96,418,000 and $80,035,000 at December 31, 1999 and 1998, respectively. During 1999, $65,366,000 of new loans or advances on existing loans were made to these related parties. Repayments totaled $49,983,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other customers and do not in the opinion of management involve more than normal credit risk.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


                             CORPORATE INFORMATION


         CORPORATION HEADQUARTERS
         230 Frederica Street
         Owensboro, Kentucky 42301

                              AFFILIATED COMPANIES

Alliance Bank                                      HNB Bank, N.A.
124 N. Main Street                                 101 N. Main Street
Somerset, KY 42501                                 Harlan, KY 40831

Bank of Livingston County                          Jefferson Banking Company
900 U.S. Highway 62                                4201 Shelbyville Road
Tiline, KY 42083                                   Louisville, KY 40207

Bank of Lyon County                                Peoples Bank of Murray
153 W. Main Street                                 500 Main Street
Eddyville, KY 42038                                Murray, KY 42071

Bowling Green Bank and Trust                       Peoples Commercial Bank
Company, N.A                                       Maple & Broadway
902 College Street                                 Winchester, KY 40391
Bowling Green, KY 42102

                                                   The New Farmers National
Broadway Bank and Trust                            Bank of Glasgow
1601 Broadway                                      301 West Main
Paducah, KY 42001                                  Glasgow, KY 42142

Citizens Deposit Bank                              The Owensboro National Bank
100 Main Street                                    230 Frederica Street
Calhoun, KY 42327                                  Owensboro, KY 42301

Dees Bank of Hazel                                 Southern Deposit Bank
405 Main Street                                    102 West Park Square, Box
Hazel, KY 42049                                    130
                                                   Russellville, KY 42276
First City Bank and
Trust Company                                      The Vine Street Trust Company
1002 South Virginia Street                         360 E. Vine Street
Hopkinsville, KY 42240                             Lexington, KY 40507

First & Peoples Bank                               Vine Street Financial, Inc.
110 E. Main Street                                 5901-C Peachtree-Dunwoody
Springfield, KY 40069                              Suite 420
                                                   Atlanta, GA 30328



                               STOCK TRANSFER AND
                              DIVIDEND PAYING AGENT


UMB Bank, N.A.
Securities Transfer Division
928 Grand Ave.
Kansas City, Missouri 64141
(816)-860-7761


                              INDEPENDENT AUDITORS

KPMG LLP
Suite 2600
400 West Market Street
Louisville, Kentucky 40202



FINANCIAL REPORTS

Additional copies of this 1999 Annual Report and copies of Area Bancshares' Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by written request to Edward J. Vega, Chief Financial Officer at the Corporate Headquarters.

                                 ANNUAL MEETING

The annual meeting of shareholders of Area Bancshares Corporation will be held at the main office of Area Bancshares, 230 Frederica Street, Owensboro, Kentucky, at 11:00 a.m. Central Daylight Saving Time, on May 15, 2000.

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

Area Bancshares maintains a web site which contains a message from the president, the web site addresses for and information on Area affiliates, Area's most recent annual report, company news and Area stock quotes. The web site address is: (http://www.abcbank.com).

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


         The table below lists the NASDAQ price quotes and dividend data for Area Bancshares Corporation over the past two years.

                         MARKET PRICES AND DIVIDENDS (1)

                               High           Low       Per Share Dividends
                               ----           ---       -------------------

1998:

     1st quarter              $30.50         $22.38           $0.035
     2nd quarter               37.88          28.00            0.035
     3rd quarter               33.88          24.50            0.04
     4th quarter               29.50          22.75            0.045

1999:

     1st quarter              $28.75         $23.38           $0.045
     2nd quarter               27.38          23.50            0.05
     3rd quarter               28.81          23.75            0.05
     4th quarter               28.06          24.50            0.055

(1) Adjusted for all stock splits.

         The future payment of dividends is solely at the discretion of the Board of Directors of Area and depends upon legal and regulatory considerations and upon the earnings and financial condition of Area and such other factors as Area's Board of Directors may, from time to time, deem relevant. In particular, the prior approval of the Office of the Comptroller of the Currency or the Kentucky Department of Banking, as applicable, is required if the total of all dividends declared by any subsidiary bank in any calendar year exceeds the bank's net profits, as defined, for that year combined with its retained net profits for the proceeding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, both federal and state law impose capital limitations on the ability of Area and its subsidiaries to pay dividends. Management does not believe that these restrictions on the payment of dividends are likely to limit materially the future payment of dividends on Area's common stock, and currently expects that comparable cash dividends will continue to be paid in the future.

         There are approximately 954 holders of record of Area's No Par Value Common Stock as of December 31, 1999. The closing price on Area's common stock was $20.38 on March 3, 2000.

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


AREA BANCSHARES CORPORATION - OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS
C. M. Gatton                                                                                                  Chairman of the Board
Raymond C. McKinney                                                                                                   Vice Chairman
Thomas R. Brumley                                                                               President & Chief Executive Officer
John A. Ray                                                                      Executive Vice President & Chief Operating Officer
Cynthia W. Carlton                                                         Senior Vice President, Director of Retail Administration
Kevin M. Gallagher                                                                                Senior Vice President, Operations
Brian R. Griesbach                                                                       Senior Vice President, Loan Administration
Edward F. Johnson                                                                             Senior Vice President, Administration
Timothy O. Shelburne                                                                         Senior Vice President, General Counsel
Edward J. Vega                                                                      Senior Vice President & Chief Financial Officer

PRESIDENTS COUNCIL
Larry D. Cheser                                                                                 President & Chief Executive Officer
                                                                                                               First & Peoples Bank
Danny J. Coffey                                                                                 President & Chief Executive Officer
                                                                                                              Southern Deposit Bank
Scott P. Cvengros                                                                               President & Chief Executive Officer
                                                                                                                      Alliance Bank
Brent A. Gregory                                                                                President & Chief Executive Officer
                                                                                                              Broadway Bank & Trust
Charles E. Griffin                                                                              President & Chief Executive Officer
                                                                                                          Bank of Livingston County
Darrell L. Gustafson                                                                            President & Chief Executive Officer
                                                                                                    First City Bank & Trust Company
Dwayne E. Fulkerson                                                                             President & Chief Executive Officer
                                                                                                                 Dees Bank of Hazel
Robert W. Hargrove                                                                              President & Chief Executive Officer
                                                                                                             Peoples Bank of Murray
Harold D. Henderson                                                                             President & Chief Executive Officer
                                                                                                                Bank of Lyon County
F. Lee Hess                                                                                     President & Chief Executive Officer
                                                                                                      The Vine Street Trust Company
Darrell H. Higginbotham                                                                         President & Chief Executive Officer
                                                                                                        The Owensboro National Bank
William W. James                                                                                President & Chief Executive Officer
                                                                                                      The New Farmers National Bank
Charles Mann, Jr.                                                                               President & Chief Executive Officer
                                                                                                              Citizens Deposit Bank
William H. Pitt, Jr.                                                                            President & Chief Executive Officer
                                                                                                            Peoples Commercial Bank
James Clay Smith                                                                                President & Chief Executive Officer
                                                                                                          Jefferson Banking Company
Kenneth W. Thomas                                                                               President & Chief Executive Officer
                                                                                                                     HNB Bank, N.A.
Richard N. Wilson                                                                               President & Chief Executive Officer
                                                                                                   Bowling Green Bank & Trust, N.A.

ADMINISTRATIVE OFFICERS
David T. Bowser                                                                                              Chief Internal Auditor
Steven R. Craig                                                                          Vice President, Asset Liability Management
Janna L. DeMarsh                                                                            Vice President, Human Resource Director
Mark R. duBarry                                                                    Vice President, Director of Information Services
Sarona M. Grant                                                                             Vice President, Loan Operations Manager
Tammy S. Jones                                                                                   Vice President, Accounting Manager
Douglas G. Pace                                                                    M & I Administrator/Information Security Officer
Thomas H. Pope                                                                                           Vice President, E-Commerce
Frank V. Ramsey                                                                                       Vice President, Credit Review
Gary R. White                                                                                            Vice President, Controller
Judith R. Windle                                                                                                Corporate Secretary

DIRECTORS
C. M. Gatton, Chairman                             Cecile W. Garmon               David W. Smith, Jr.                      *Emeritus
Raymond C. McKinney, Vice Chairman                 Gary H. Latham                 Thomas N. Thompson
Anthony G. Bittel                                  Ralph L. Oliver                Damon S. Vitale
Samuel A. B. Boone                                 Allan R. Rhodes                Pollard White
Thomas R. Brumley                                  Jim R. Shelby                  Cy M. Williamson*

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


ALLIANCE BANK - OFFICERS AND DIRECTORS


OFFICERS
Scott P. Cvengros                                                                                President, Chief Executive Officer
William E. Jasper                                                                                            Senior Lending Officer

DIRECTORS
Thomas M. Wilkerson, Chairman          Bill James
Dan Coomer                             Brian K. Priddle
Scott P. Cvengros

BANK OF LIVINGSTON COUNTY - OFFICERS & DIRECTORS

OFFICERS
Charles Griffin                                                                                  President & Chief Executive Officer
J. L. DeWeese                                                                                                         Vice President
David W. Reed                                                                                                         Vice President
Carroll D. Walker                                                                                           Vice President & Cashier

DIRECTORS
Marilyn Reed Buchanon, Chairman        J. L. DeWeese                     Robert W. (Bob) Hargrove
Thomas F. Edmonds, Vice Chairman       C. M. Gatton                      David W. Reed
Thomas R. Brumley                      Charles Griffin                   Allan R. Rhodes**                                **Advisory

BANK OF LYON COUNTY - OFFICERS AND DIRECTORS

OFFICERS
Harold Henderson                                                                                  President, Chief Executive Officer

DIRECTORS
Thomas R. Brumley, Chairman            Harold Henderson                  Allan R. Rhodes**
C. M. Gatton                           William G. McConnell
Robert W. (Bob) Hargrove               David W. Reed                                                                      **Advisory

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES

BOWLING GREEN BANK AND TRUST COMPANY, N.A. - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE OFFICERS
Damon S. Vitale                                                                             Chairman of the Board
Richard N. Wilson                                                             President & Chief Executive Officer
Brad Howard                                                                                 Senior Vice President

OFFICERS
Peggy P. Clark                                                                                     Vice President
Sue Frericks                                                                                       Vice President
V. Scott Gary                                                                                      Vice President
Garry Hammer                                                                                       Vice President
Carol Kirkman                                                                                      Vice President
Treva Mitchell                                                                                     Vice President
Joy Rogers                                                                                         Vice President
Kevin D. Simpson                                                                                   Vice President
Patricia R. Smith                                                                                  Vice President
Scott M. Turner                                                                                    Vice President
Betty Wyatt                                                                                        Vice President

DIRECTORS
Damon S. Vitale, Chairman      Thomas A. Donnelly                      Joe Meng*                        *Emeritus
Thomas R. Brumley              Harold S. Evans*                        Dr. William T. Moore            **Advisory
Louis Berman                   Bob R. Farley                           Allan R. Rhodes**
James W. Brite*                Vernon L. Gary                          James P. Rogers
Henry Carlisle                 C. M. Gatton                            Richard N. Wilson

BROADWAY BANK & TRUST - OFFICERS AND DIRECTORS

OFFICERS
Brent Gregory                                                                  President, Chief Executive Officer
Terry Little                                                                                Senior Vice President
Michael W. Gish                                                        Vice President, Senior Trust Administrator
Dan Knowles                                                                      Vice President, Asset Management
Mindi Whitworth                                                          Vice President, Trust Operations Manager

DIRECTORS
Allan R. Rhodes, Chairman                      Juliette Grumley
Carney Allen                                   Jim Paxton
Brent Gregory                                  Buddy Smith

CITIZENS DEPOSIT BANK - OFFICERS AND DIRECTORS

OFFICERS
William E. Quisenberry, Jr.                                                                 Chairman of the Board
Charles Mann, Jr.                                                              President, Chief Executive Officer

DIRECTORS
William E. Quisenberry, Jr., Chairman          Timothy O. Shelburne            *Emeritus
Billy H. Brenner                               Joseph A. Stirsman*
Edward F. Johnson                              R. T. Tichenor, Jr.*
Charles Mann, Jr.

AREA BANCSHARES CORPORATION AND SUBSIDIARIES


DEES BANK OF HAZEL - OFFICERS AND DIRECTORS


OFFICERS
Dwayne Fulkerson                                                                                  President, Chief Executive Officer
Larry T. Wyatt                                                                                                        Vice President

DIRECTORS
Dwayne Fulkerson, Chairman            Robert W. (Bob) Hargrove
Thomas R. Brumley                     Allan R. Rhodes**
C. M. Gatton                          Larry T. Wyatt                                                   **Advisory

FIRST CITY BANK AND TRUST COMPANY - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE OFFICERS
Raymond C. McKinney, Jr.                                                                                       Chairman of the Board
Gary H. Latham                                                                                            Vice Chairman of the Board
Darrell L. Gustafson                                                                           President and Chief Executive Officer
Janella Kisselbaugh                                                                               Vice President, Compliance Officer
ADMINISTRATIVE DIVISION
Wendell A. Lynch                                                                               Senior Vice President, Administration
Percy Belt                                                                                  Senior Vice President, Branch Operations
Roy Campbell                                                                            Vice President, Business Development Officer
Carolyn A. Cobb                                                                                            Vice President, Marketing
Sandy Blake                                                                               Vice President, Electronic Banking Officer
Sue Hill                                                                                              Vice President, Branch Manager
LENDING DIVISION
Kevin Atwood                                                                              Senior Vice President, Senior Loan Officer
Judy C. Budias                                                                               Vice President, Manager Loan Operations
Janet Calhoun                                                                                  Vice President, Manager Mortgage Loan
Daniel B. Mann                                                                               Vice President, Commercial Loan Officer
Donald G. Marquess                                                                           Vice President, Commercial Loan Officer
Tina Owen                                                                                      Vice President, Manager Consumer Loan
Bill Swinney                                                                          Vice President, Senior Commercial Loan Officer
ASSET MANAGEMENT DIVISION
Scott Hancock                                                                            Senior Vice President, Senior Trust Officer
Wanda P. Boyd                                                                                   Vice President, Senior Trust Officer
Ken Hatzakorzian                                                           Vice President, Audubon Financial Services, Trust Officer
Jeanette R. Settle                                                                                     Vice President, Trust Officer
Marjorie Thompson                                                                               Vice President, Senior Trust Officer

DIRECTORS
Cy M. Williamson, Senior Chairman*    Austin B. Carroll           Edward L. Major                Albert W. Sisk
Raymond C. McKinney, Chairman         K.O. Cayce, Jr.*            Bruce McInnis                  William T. Turner
Gary H. Latham, Vice Chairman         Anna C. Guffey              Sam Miles*                     Loran Wagoner
J. Glenn Babb*                        Darrell L. Gustafson        William H. Nichol              Lee T. White
Alan W. Beard                         Roger E. Jeffers            Wynn L. Radford, III           Pollard White*
Richard C. Brasher                    Jesse V. Keith*             William T. Scheid                                        *Emeritus

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES


FIRST & PEOPLES BANK - OFFICERS AND DIRECTORS


OFFICERS
Larry Cheser                                                                     President, Chief Executive Officer

DIRECTORS
Fred Edelen, Chairman                             Edwin Hamilton
Joe Carpenter                                     Hamilton Simms
Perry Carrico                                     Susan M. Spalding
Larry Cheser

HNB BANK, N. A. - OFFICERS AND DIRECTORS

OFFICERS
Kenneth W. Thomas                                                                President, Chief Executive Officer
Johnny Shepherd                                                                            Executive Vice President

DIRECTORS
W. Bruce Ayers, Chairman                          James W. Greene, Jr.*                                  * Emeritus
Michael Allison                                   Herbert Kelley                                        ** Advisory
Donald Brandenburg**                              Terry Loving
Fred Brown**                                      Donald Parsons
Vernon J. Cole*                                   Paul Pratt
Wendell Combs**                                   Kenneth W. Thomas
Edison Creech*                                    Marvin Wilson, Jr.**
Robert Frazier*

JEFFERSON BANKING COMPANY - OFFICERS AND DIRECTORS

OFFICERS
James Clay Smith                                                                 President, Chief Executive Officer
Phillip S. Poindexter                                                                        Senior Lending Officer
William R. Precious                                                                                   Trust Manager
Arthur L. Turcotte, III                                                              Senior Private Banking Officer
Rebecca J. Millay                                                                           Commercial Loan Officer
Matthew T. Holmes                                                                           Commercial Loan Officer
Mary Ellen Powers                                                                           Private Banking Officer
Elizabeth C. Poindexter                                                                     Private Banking Officer
Terry L. Stratman                                                                                Compliance Officer

DIRECTORS
Thomas O. Eifler, Sr., Chairman                   Frank L. Jones, Jr.                                    **Advisory
Nolen C. Allen**                                  Allan R. Rhodes**
John G. Beam, Jr.                                 C. Barr Schuler
Thomas R. Brumley                                 James Clay Smith
Joe G. Conley                                     Walter C. Wagner, Jr.
C. M. Gatton

AREA BANCSHARES CORPORATION AND SUBSIDIARIES

PEOPLES BANK OF MURRAY - OFFICERS AND DIRECTORS

OFFICERS
Robert W. (Bob) Hargrove                                                            President & Chief Executive Officer
Dennis O. Lane                                                                                 Executive Vice President
Anna S. Bailey                                                                                 Vice President & Cashier
Joe W. Gupton                                                                                            Vice President
Richard Price                                                                                            Vice President
Heidi K. Schultz                                                                                         Vice President
Howard Steely                                                                                            Vice President
Ross Wilder                                                                                    Assistant Vice President

DIRECTORS

H. Glenn Doran, Chairman          Frank Doran              Robert W. (Bob) Hargrove                        **Advisory
William M. Boyd                   Harold G. Doran, Jr.     Conrad H. Jones
Thomas R. Brumley                 Harvey Ellis             Lynwood Morris
Anne F. Doran                     C. M. Gatton             Allan R. Rhodes**



PEOPLES COMMERCIAL BANK - OFFICERS AND DIRECTORS



EXECUTIVE OFFICERS
Ralph L. Oliver                                                                                   Chairman of the Board
William H. Pitt, Jr                                                                  President, Chief Executive Officer
William P. Shearer                                                      Executive Vice President, Chief Lending Officer
Randy L. Todd                                                         Executive Vice President, Chief Operating Officer
S. Dudley Taylor                                                         Senior Vice President, Commercial Loan Officer

OFFICERS
Phyllis Blanton                                                                   Vice President, Mortgage Loan Officer
Gloria Branham                                                                    Vice President, Mortgage Loan Officer
Crystal Branson                                                         Vice President, Operations Manager & Compliance
Brenda Eads                                            Vice President, Human Resources Director & Retail Administration
Sarah Sledd Glenn                                                            Retail Loan Officer & Business Development
Celeste C. Shultz                                                Assistant Vice President & Assistant Operation Manager
Debbie Tipton                                                                       Retail Loan Officer, By Pass Branch

DIRECTORS

Ralph L. Oliver, Chairman              Alvin Pasley, Jr.
John T. Bowser, IV                     William H. Pitt, Jr.
Eugene Culton, III                     B. Lynn Skaggs
David H. Ginter                        S. Dudley Taylor
Exie D. Minton                         Arthur M. Walson
Richard Monohan                        John R. Wheatley
David Oliver                           Eugene T. Woestman
Fred W. Pace

                                    AREA BANCSHARES CORPORATION AND SUBSIDIARIES



THE NEW FARMERS NATIONAL BANK OF GLASGOW - OFFICERS AND DIRECTORS

OFFICERS

EXECUTIVE OFFICERS
Thomas R. Brumley                                                                                 Chairman of the Board
William W. James                                                                     President, Chief Executive Officer
Tommy K. Ross                                                           Executive Vice President, Chief Lending Officer
Victoria F. Pennycuff                                                              Vice President, Branch Administrator

OFFICERS
Owen D. Lambert                                                                 Vice President, Commercial Loan Manager
Debbie K. Livingston                                                                 Vice President, Operations Manager
Sue H. Young                                                                   Vice President, Real Estate Loan Manager

DIRECTORS

Freddie L. Travis, Chairman                William W. James                 **Advisory
Thomas R. Brumley                          M. Mark Myers
A. Follis Crow, III                        Steven W. Newberry
Don R. Doty                                Allan R. Rhodes**
Cecile W. Garmon                           Bobby H. Richardson
C. M. Gatton

AREA BANCSHARES CORPORATION AND SUBSIDIARIES



THE OWENSBORO NATIONAL BANK - OFFICERS AND DIRECTORS

OFFICERS
EXECUTIVE
Thomas R. Brumley                                                                                 Chairman of the Board
C. M. Gatton                                                                                 Vice Chairman of the Board
Darrell W. Higginbotham                                                              President, Chief Executive Officer
Kelly O. Howard                                                                                  Secretary to the Board
COMMERCIAL SALES
Edward H. Schroeder                                                                         First Senior Vice President
Randy Pauley                                                                                      Senior Vice President
David C. Scott, Jr.                                                                               Senior Vice President
David D. Toler                                                                              First Senior Vice President
Jay H. Bell                                                                                              Vice President
Scott H. McCain                                                                                          Vice President
John L. Oberst, III                                                                                      Vice President
RETAIL SALES
Noble E. Noel                                                                               First Senior Vice President
Charles S. Brown                                                                    Vice President, Retail Loan Manager
Edna C. Murphey                                                              Vice President, Audubon Investment Manager
B. Sue Johnson                                                                           Vice President, Branch Manager
Paula K. McIntyre                                                                        Vice President, Branch Manager
TRUST ADMINISTRATION AND EMPLOYEE BENEFITS
Ralph Barany                                                                 First Senior Vice President, Trust Manager
Gerald W. Saunders                                                                                Senior Vice President
A. Daniel Oderkirk                                                                 Vice President, Senior Trust Officer
Patricia C. Drury                                                                  Vice President, Senior Trust Officer
Brian A. Martin                                                                    Vice President, Senior Trust Officer
Todd L. Rust                                                                              Vice President, Trust Officer
Susan R. Culver                                                                    Vice President, Senior Trust Officer

DIRECTORS

Thomas R. Brumley, Chairman                            William B. Kurtz                                    **Advisory
Jack E. Darnell, Chairman, Emeritus                    Don Penn Moore, III
C. M. Gatton, Vice Chairman                            Helen W. Mountjoy
Anthony G. Bittel                                      Allan R. Rhodes**
David E. Boswell                                       David W. Smith, Jr.
Gary J. Braswell                                       B. Dean Stanley
Jefferson B. Carpenter                                 Mrs. Harry S. Sutton, Jr.
Jerry H. Haase                                         Thomas N. Thompson
Darrell W. Higginbotham                                Robert E. Watson
James T. Hines, Jr.                                    John A. Williams
John W. Jones                                          W. Terry Woodward
Charles J. Kamuf                                       Patrick E. (Glenn) Wright
William M. Kuegel, Jr.

                                   AREA BANCSHARES CORPORATION AND SUBSIDIARIES



SOUTHERN DEPOSIT BANK - OFFICERS AND DIRECTORS

OFFICERS
Executive Officers
Joe Gran Clark                                                                                    Chairman of the Board
R. L. Kirkpatrick, Jr.                                                                  Chairman of the Board, Emeritus
Danny Coffey                                                                         President, Chief Executive Officer
John Sheffield                                                                                 Executive Vice President
Officers
Allison Fuqua                                                                                            Vice President
Patsy Poore                                                                                              Vice President
Trent Spurlock                                                                                           Vice President

DIRECTORS

Joe Gran Clark, Jr., Chairman                         Bobbie Martin*                 *Emeritus
Danny Coffey                                          William McGinnis
William G. Fuqua                                      Fred Mudge
Darrell L. Gustafson                                  Lee Robey III
Jean Kirkpatrick                                      John Sheffield
R. L. Kirkpatrick, Jr.

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

DIRECTORS

John D. Stewart, II, Chairman                                  Lennie G. House                             **Advisory
Robert M. Beck, Jr.                                            Ardis Hoven
Thomas R. Brumley                                              Ryan R. Mahan
Frank Cain                                                     Greg Milward
William Chapman                                                Preston Nunnelley
Joe Coons                                                      Gerald Psimer
C. M. Gatton                                                   Allan R. Rhodes**
Ralph E. Hacker                                                Joe Rosenberg
F. Lee Hess                                                    Ronald C. Switzer
Buckner Hinkle, Jr.


VINE STREET FINANCIAL, INC. - OFFICERS AND DIRECTORS

OFFICERS

Vincent C. Dailey                                                                    President, Chief Executive Officer



DIRECTORS
F. Lee Hess
Vincent C. Dailey